ANNEX B

ACCOUNT AUDITOR'S REPORT, ANNUAL ACCOUNTS AND MANAGEMENT REPORT OF THE "CONSOLIDATED GROUP" OF COMPANIES, ALL FOR THE 2004 FINANCIAL YEAR

TELEFÓNICA, S.A.
and Subsidiaries

Auditors' Report

Deloitte.

Raimundo Fdez. Villaverde, 65
28003 Madrid
España

Tel.: +34 915 14 50 00
Fax: +34 915 14 51 80
+34 915 56 74 30
www.deloitte.es

Translation of a report originally issued in Spanish based on our work performed in accordance with generally accepted auditing standards in Spain. In the event of a discrepancy, the Spanish-language version prevails.

AUDITORS' REPORT ON CONSOLIDATED FINANCIAL STATEMENTS

To the Stockholders of Telefónica, S.A.:

1. We have audited the consolidated financial statements of Telefónica, S.A. and companies composing the Telefónica Group (see Note 1) comprising the consolidated balance sheet as of December 31, 2004, and the related consolidated statement of income and notes to consolidated financial statements for the year then ended. The preparation of these consolidated financial statements is the responsibility of the Parent Company's directors. Our responsibility is to express an opinion on the consolidated financial statements taken as a whole based on our audit work performed in accordance with generally accepted auditing standards, which require examination, by means of selective tests, of the documentation supporting the consolidated financial statements and evaluation of their presentation, of the accounting principles applied and of the estimates made.

2. As required by Spanish corporate law, for comparison purposes the directors present, in addition to the 2004 figures for each item in the consolidated balance sheet and consolidated statements of income and of changes in financial position, the figures for 2003. Our opinion refers only to the 2004 consolidated financial statements. Our auditors' report dated February 26, 2004, on the 2003 consolidated financial statements contained an unqualified opinion.

3. In our opinion, the consolidated financial statements for 2004 referred to above present, in all material respects, a true and fair view of the net worth and financial position of Telefónica, S.A. and companies composing the Telefónica Group as of December 31, 2004, and of the results of their operations and of the funds obtained and applied by them in the year then ended, and contain the required information, sufficient for their proper interpretation and comprehension, in conformity with generally accepted accounting principles and standards in Spain applied on a basis consistent with that of the preceding year.

4. The accompanying consolidated management report for 2004 contains the explanations which the directors of Telefónica, S.A. consider appropriate about the Group's situation, the evolution of its business and other matters, but is not an integral part of the consolidated financial statements. We have checked that the accounting information in the consolidated management report is consistent with that contained in the consolidated financial statements for 2004. Our work as auditors was confined to checking the consolidated management report with the aforementioned scope, and did not include a review of any information other than that drawn directly from the accounting records of the consolidated companies.

DELOITTE, S.L.
Registered in ROAC under no. S0692

Javier Ares San Miguel
March 4, 2005

Deloitte, S.L. Inscrita en el Registro Mercantil de Madrid, Tomo 13.650, folio 188, sección 8, hoja M-54414, inscripción 96, C.I.F.: B-79104469. Domicilio Social: Raimundo Fernández Villaverde, 65. 28003 Madrid

Member of
Deloitte Touche Tohmatsu

TELEFÓNICA, S.A. AND SUBSIDIARIES

COMPOSING THE TELEFÓNICA GROUP

CONSOLIDATED FINANCIAL STATEMENTS AND MANAGEMENT REPORT FOR 2004

Translation of consolidated financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 25). In the event of a discrepancy, the Spanish-language version prevails.

TELEFÓNICA GROUP

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31

ASSETS (Millions of euros)	2004	2003

A) FIXED AND OTHER NONCURRENT ASSETS	43,982.13	45,003.93

I. Start-up expenses	409.18	543.59

II. Intangible assets (Note 6)	8,430.02	7,673.16
Research and development expenses	1,256.97	1,189.92
Administrative concessions	7,872.63	6,603.09
Rights on leased assets	55.51	92.77
Other intangible assets	5,184.70	4,306.95
Accumulated amortization and allowances	(5,939.79)	(4,519.57)

III. Property, plant and equipment (Note 7)	23,348.14	24,315.78
Land and structures	6,626.27	6,071.16
Plant and machinery	2,089.89	2,385.42
Telephone installations	59,094.46	55,885.32
Furniture, tools and other items	3,067.04	2,831.18
Construction in progress	1,242.40	1,074.00
Advances on property, plant and equipment	9.05	7.21
Installation materials	264.91	185.66
Accumulated depreciation and allowances	(49,045.88)	(44,124.17)

IV. Long-term investments (Note 8)	11,794.79	12,471.40
Investments in associated companies	1,159.08	1,507.40
Other investments	518.52	492.37
Other loans	1,331.57	1,212.53
Long-term deposits and guarantees given	558.85	582.39
Tax receivables (Note 18)	8,567.17	9,029.48
Allowances	(340.40)	(352.77)

B) CONSOLIDATION GOODWILL (Note 5)	7,409.36	6,053.87
C) DEFERRED CHARGES (Note 9)	432.23	535.04
D) CURRENT ASSETS	11,642.62	10,482.36

I. Inventories	669.62	400.97
Inventories	704.05	451.17
Advances	23.42	1.38
Allowances	(57.85)	(51.58)

II. Accounts receivable	6,935.79	6,218.26
Trade receivables (Note 10)	6,383.30	6,266.17
Due from associated companies	77.68	80.37
Sundry accounts receivable	563.93	393.67
Employee receivables	45.80	48.90
Tax receivables (Note 18)	1,424.23	1,122.84
Allowances for bad debts (Note 10)	(1,546.68)	(1,685.75)
Allowances for sundry accounts receivable	(12.47)	(7.94)

III. Short-term investments (Note 8)	2,288.35	3,199.64
Loans to associated companies	344.44	316.14
Short-term investment securities	1,054.22	2,205.05
Other loans	1,005.43	692.18
Allowances	(115.74)	(13.73)

IV. Short-term treasury stock (Note 11)	690.18	133.46
V. Cash	855.02	336.42
VI. Accrual accounts	203.66	193.61

TOTAL ASSETS (A+B+C+D)	63,466.34	62,075.20

The accompanying Notes 1 to 25 and Exhibits I to VI are an integral part of these consolidated balance sheets.

Translation of consolidated financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 25). In the event of a discrepancy, the Spanish-language version prevails.

TELEFÓNICA GROUP

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31

STOCKHOLDERS’ EQUITY AND LIABILITIES (Millions of euros)	2004	2003

A) STOCKHOLDERS’ EQUITY (Note 11)	16,225.12	16,756.56

I. Capital stock	4,955.89	4,955.89
II. Additional paid-in capital	5,287.68	7,987.14
III. Revaluation reserves	1,357.86	1,357.86
IV. Other reserves of the Parent Company	9,326.14	9,204.69
Unrestricted reserves	7,840.62	8,413.26
Restricted reserves	1,485.52	791.43

V. Reserves at fully or proportionally consolidated companies	(591.88)	(1,956.68)
VI Reserves at companies accounted for by the equity method	(835.89)	(599.93)
VII.Translation differences in consolidation	(6,151.97)	(6,395.99)
VIII. Income for the year	2,877.29	2,203.58
Income of the Parent Company and subsidiaries	3,258.30	2,449.07

Income attributable to minority interests (Note 12)	(381.01)	(245.49)

B) MINORITY INTERESTS (Note 12)	3,775.58	4,426.22
C) NEGATIVE CONSOLIDATION GOODWILL	4.97	11.42
D) DEFERRED REVENUES (Note 13)	328.97	657.97
E) PROVISIONS FOR CONTINGENCIES AND EXPENSES (Note 14)	7,574.21	7,688.23
F) LONG-TERM DEBT	16,003.71	18,495.42

I. Debentures, bonds and other marketable debt securities (Note 15)	9,319.47	12,408.71
Nonconvertible debentures and bonds	9,221.20	12,408.71
Other marketable debt securities	98.27	-
II. Payable to credit institutions (Note 16)	5,450.37	4,932.56

III. Other payables	373.55	346.57
Other payables	256.69	225.80
Notes payable	116.86	120.77

IV. Taxes payable (Note 18)	855.82	801.63
V. Uncalled capital payments payable	4.50	5.95

G) CURRENT LIABILITIES	19,344.92	13,848.86

I. Debentures, bonds and other marketable debt securities (Note 15)	5,539.67	3,242.54
Debentures	3,350.95	1,652.51
Other marketable debt securities	1,892.65	1,275.39
Interest on debentures and other debt securities	296.07	314.64

II. Payable to credit institutions	4,244.53	2,721.06
Loans and other accounts payable (Note 16)	4,169.80	2,659.20
Accrued interest payable	74.73	61.86

III. Payable to associated companies (Note 8)	36.20	41.47
IV. Trade accounts payable	5,665.41	5,308.60
Advances received on orders	78.31	53.86
Accounts payable for purchases and services	5,569.60	5,235.06
Notes payable	17.50	19.68

V. Other nontrade payables	3,314.55	2,117.02
Taxes payable (Note 18)	1,859.40	1,181.09
Other nontrade payables (Note 19)	1,455.15	935.93

VI. Accrual accounts	544.56	418.17
H) SHORT-TERM PROVISIONS FOR CONTINGENCIES AND EXPENSES (Note 14)	208.86	190.52
1. TOTAL STOCKHOLDERS’ EQUITY AND LIABILITIES (A+B+C+D+E+F+G+H)	63,466.34	62,075.20

The accompanying Notes 1 to 25 and Exhibits I to VI are an integral part of these consolidated balance sheets.

Translation of consolidated financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 25). In the event of a discrepancy, the Spanish-language version prevails.

TELEFÓNICA GROUP

CONSOLIDATED STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31

DEBIT (Millions of euros)	2004	2003

A) EXPENSES

Decrease in inventories	(32.97)	136.29
Procurements and other external expenses	7,558.69	6,276.61
Purchases	3,384.22	2,482.46
Work performed by other companies	4,174.47	3,794.15
Personnel expenses (Note 20)	4,411.81	4,641.32
Depreciation and amortization expense	5,980.15	6,274.22
Property, plant and equipment (Note 7)	4,629.92	4,941.97
Intangible assets (Note 6)	1,187.04	1,205.41
Deferred charges	163.19	126.84
Variation in operating allowances	336.16	420.60
Variation in allowances for inventories	8.07	(1.01)
Variation in allowances for bad debts (Note 10)	318.98	380.82
Variation in other allowances	9.11	40.79
Other operating expenses	5,688.83	5,142.96
Outside services	5,082.47	4,558.45
Taxes other than income tax	519.16	524.23
Other operating expenses	87.20	60.28

I. OPERATING INCOME	7,235.25	6,327.90
Interest on payables to associated companies	0.01	0.01
Interest on accounts payable and similar expenses (Note 20)	1,619.10	1,946.50
Amortization of deferred interest expenses	39.71	41.70
Variation in investment valuation allowances	0.41	(47.99)
Exchange losses (Note 20)	111.98	339.74

II. FINANCIAL INCOME	-	-
Share in losses of companies accounted for by the equity method	104.34	246.98
Amortization of consolidation goodwill (Note 5)	433.53	444.11

III. INCOME FROM ORDINARY ACTIVITIES	5,562.75	4,612.16
Variation in fixed asset and investment valuation allowances (Notes 7 and 8)	32.71	100.29
Losses on fixed assets (Note 20)	49.71	55.27
Losses on disposal of investments in consolidated companies (Note 8)	33.23	39.66
Extraordinary expenses and losses (Note 20)	1,459.11	2,221.60

IV. EXTRAORDINARY INCOME	-	-
V. CONSOLIDATED INCOME BEFORE TAXES	4,397.01	3,362.50
Corporate income tax (Note 18)	653.03	(2.07)
Foreign taxes (Note 18)	485.68	915.50

VI. CONSOLIDATED INCOME FOR THE YEAR	3,258.30	2,449.07
Income attributed to minority interests (Note 12)	472.82	420.25

VII. INCOME FOR THE YEAR ATTRIBUTED TO THE PARENT COMPANY	2,877.29	2,203.58

The accompanying Notes 1 to 25 and Exhibits I to VI are an integral part of these consolidated statements of income.

Translation of consolidated financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 25). In the event of a discrepancy, the Spanish-language version prevails.

TELEFÓNICA GROUP

CONSOLIDATED STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31

CREDIT (Millions of euros)	2004	2003

B) REVENUES
Net sales and services (Note 20)	30,321.90	28,399.84
Variation in work-in-process	-	0.80
Capitalized expenses of Group work on fixed assets	474.31	530.32
Other operating revenues	381.71	288.94
Non-core and other current operating revenues	173.09	192.21
Subsidies	16.95	12.93
Overprovision for contingencies and expenses	191.67	83.80

I. OPERATING LOSS	-	-
Revenues from equity investments	29.17	14.58
Other companies	29.17	14.58
Other financial revenues (Note 20)	389.85	369.77
Associated companies	49.52	33.00
Other companies	340.33	336.77
Exchange gains (Note 20)	168.39	834.91

II. FINANCIAL LOSS	1,183.80	1,060.70
Share in the income of companies accounted for by the equity method	48.23	34.40
Reversal of negative consolidation goodwill	0.94	1.65

III. LOSS ON ORDINARY ACTIVITIES	-	-
Gains on fixed asset disposals (Note 20)	81.50	224.22
Gains on disposals of investments in consolidated companies (Note 8)	65.39	407.96
Capital subsidies transferred to income for the year (Note 13)	94.90	53.78
Extraordinary revenues and income (Note 20)	167.23	481.20

IV. EXTRAORDINARY LOSS	1,165.74	1,249.66
V. CONSOLIDATED LOSS BEFORE TAXES	-	-
VI. CONSOLIDATED LOSS FOR THE YEAR	-	-
Loss attributed to minority interests (Note 12)	91.81	174.76

VII. LOSS FOR THE YEAR ATTRIBUTED TO THE PARENT COMPANY	-	-

The accompanying Notes 1 to 25 and Exhibits I to VI are an integral part of these consolidated statements of income.

Translation of consolidated financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 25).

In the event of a discrepancy, the Spanish-language version prevails.

TELEFÓNICA, S.A. AND SUBSIDIARIES
COMPOSING THE TELEFÓNICA GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THEN YEAR ENDED DECEMBER31, 2004

 (1) INTRODUCTION AND GENERAL INFORMATION

Telefónica Group companies

Telefónica, S.A. and its subsidiaries and investees make up an integrated group of companies (“the Telefónica Group”) operating mainly in the telecommunications, media and entertainment industries.

The Parent Company of this Group is Telefónica, S.A. (“Telefónica”), a corporation that was incorporated for an indefinite period of time on April 19, 1924. Its registered office is at calle Gran Vía 28, Madrid (Spain).

Exhibit I hereto lists the subsidiaries, associated companies and investees in which the Telefónica Group has direct or indirect holdings, their lines of business, their registered offices, their net worth and results at year-end, their gross book value, their contribution to the reserves of the Consolidated Group and the consolidation method used.

Corporate structure of the Group

Telefónica’s basic corporate purpose, per Article 4 of its bylaws, is the provision of all manner of public and private telecommunications services, and all manner of ancillary or supplementary telecommunications services or the services derived therefrom. All the business activities that constitute the corporate purpose may be performed either in Spain or abroad and may be carried on either wholly or partially by the Company, or through stockholdings or other equity interests in other companies or legal entities with an identical or a similar corporate purpose.

The main groups of subsidiaries through which Telefónica carries on its corporate purpose and manages its business areas or basic lines of business are as follows:

-        The wireline telephony business and the related supplementary services provided in Spain, centered at the Telefónica de España Group.

-        The cellular telephony business is centralized in Spain and abroad at the Telefónica Móviles Group.

-        The main business activity of the Telefónica Internacional Group is to make and manage investments in the wireline telephony industry in the Americas.

-        Other businesses in the Telefónica Group are those headed up by Telefónica Publicidad e Información-TPI (the directories business), Terra Networks, S.A. (provider of services, content and portals for Internet access), Atento, N.V. (call center services) and Telefónica de Contenidos, S.A. (media, entertainment and content).

The business activities carried on by most of the Telefónica Group companies are regulated by various pieces of legislation, under which authorizations, concessions or licenses must be obtained in certain circumstances in order to be able to provide the various services.

Also, certain wireline and wireless telephony services are provided under regulated rate and price systems.

(2) BASIS OF PRESENTATION OF THE CONSOLIDATED FINANCIAL STATEMENTS

a) True and fair view

The accompanying consolidated financial statements of the Telefónica Group were prepared from the accounting records of Telefónica, S.A. and of each of the companies composing the Telefónica Group. The respective individual financial statements were prepared in accordance with the accounting principles and standards regulated in Spain by the Commercial Code as implemented by the Spanish National Chart of Accounts and in the applicable regulations in the various countries in which the companies composing the Consolidated Group are located. The accompanying consolidated financial statements are presented in accordance with Royal Decree 1815/1991, approving the rules for the preparation of consolidated financial statements and, accordingly, they give a true and fair view of the net worth, financial position, results of operations and funds obtained and applied in 2004.

b) Accounting policies

The consolidation methods applied were as follows:

-        The companies over which effective control is exercised or in relation to which the Company has entered into agreements with the other stockholders were fully consolidated.

-        The companies which are managed jointly with third parties were proportionally consolidated.

-        The companies in which there is significant influence but not ownership of a majority of the voting rights in their governing bodies or joint management with third parties are accounted for by the equity method.

-        The investees which are either not included in the foregoing points or which, although included, do not have a material impact on the consolidated financial statements are carried at the lower of cost or market.

In certain circumstances, at some of the Group’s investees a qualified majority of the voting rights may be required to adopt certain resolutions, and this was taken into account, together with other factors, when selecting the consolidation method.

All material accounts and transactions between the consolidated companies were eliminated in consolidation. The margins included in transactions involving capitalizable goods or services by subsidiaries with other Telefónica Group companies were eliminated in consolidation.

In the case of Group companies whose accounting and valuation methods differed from those of Telefónica, adjustments were made in consolidation in order to present the consolidated financial statements on a uniform basis with the financial statements of the Parent Company.

The consolidated statement of income includes the revenues and expenses of the companies that are no longer in the Group up to the date on which the related holding was sold or the company was liquidated, and those of the new companies included in the Group from the date on which the holding was acquired or the company was formed through year-end.

The equity of minority interests in the net worth and results of the fully consolidated subsidiaries is recorded under the "Minority Interests" and “Income/Loss Attributed to Minority Interests” captions, respectively (see Note 12).

In accordance with standard practice in Spain, the accompanying consolidated financial statements do not include the tax effect, if any, of transferring the reserves of the consolidated subsidiaries and of the companies accounted for by the equity method to the Parent Company's accounts, since it is considered that such reserves will be used to finance these companies’ operations and that those that may be distributed would not give rise to a material additional tax cost.

c) Comparative information and changes in the scope of consolidation

Comparative information

The figures in these consolidated financial statements and in the consolidated management report are expressed in millions of euros unless indicated otherwise.

There were no changes in the structure of the consolidated balance sheet and consolidated statement of income with respect to those presented in the previous year. Also, there were no changes in accounting principles with respect to 2003 with a significant effect.

Changes in the scope of consolidation

The main variations in the scope of consolidation in 2004 were as follows (the full detail of all the variations in 2004 and 2003 is included in Exhibit II):

Telefónica

Telefónica, S.A. acquired 52,820,862 shares of Portugal Telecom, S.G.P.S., S.A. for €475.14 million, giving rise to consolidation goodwill of €344.52 million. Additionally, on December 29, 2004, Portugal Telecom reduced capital by retiring 87,799,950 shares of treasury stock, representing 7% of capital stock. Following these transactions, Telefónica increased its direct holding in this company to 8.55%. The direct and indirect ownership interest of the Telefónica Group is 9.58%. This company continues to be accounted for by the equity method in the consolidated financial statements of the Telefónica Group.

Telefónica Móviles Group

In August 2004, Brasilcel N.V. and Telesp Celular Participaçðes, S.A. (TCP) announced their intention to launch friendly tender offers for Tele Sudeste Celular Participaçoes, S.A., Tele Leste Celular Participaçoes, S.A., Celular CRT Participaçðes, S.A and Tele Centro Oeste Celular Participaçðes, S.A (TCO). These tender offers were effectively implemented in October.

The following tables show the percentages of ownership held by Brasilcel N.V. and TCP in these subsidiaries before the friendly tender offers and the resulting percentages of ownership after settlement of the shares purchased as a result of the offer:

Brasilcel	Percentage of Ownership before tender offers	Percentage of Ownership after tender offers	TCP	Percentage of Ownership before tender offers	Percentage of Ownership after tender offers
Tele Sudeste	86.7%	90.9%
Tele Leste	27.9%	50.6%	TCO	28.9%	50.6%
CRT	51.5%	67.0%

These tender offers gave rise to a cash payment of approximately 607 million reais for Brasilcel, N.V. and of 902 million reais for TCP.

At the end of June 2004, Brasilcel N.V. effectively acquired from NTT DoCoMo, Inc. and Itochu Corporation their ownership interests in Sudestecel Participaçðes, S.A., a holding company controlling a bloc of shares in the operator Tele Sudeste Celular Participaçðes, S.A. representing 10.5% of its capital stock, for €20.84 million. As a result of this transaction, Brasilcel, N.V. increased its controlling interest in Sudestecel Participaçðes., S.A. to 100%. This company continues to be fully consolidated in the financial statements of the Brasilcel Group and this group, in turn, is proportionally consolidated in the consolidated financial statements of the Telefónica Group, in accordance with the agreements with Portugal Telecom as detailed in Note 22-d.

On July 23, 2004, a 100% holding in the Chilean company Telefónica Móvil de Chile, S.A. was acquired from the Chilean company Compañía de Telecomunicaciones de Chile, S.A., a subsidiary of Telefónica Internacional, S.A. The total amount paid for this acquisition was $1,058 million. As a result of this transaction, the Telefónica Group increased its effective ownership interest in the capital stock of this company from 44.89% to 92.46%. This company continues to be fully consolidated in the consolidated financial statements of the Telefónica Group.

On March 5, 2004, Telefónica Móviles, S.A. reached an agreement with BellSouth Corporation (“BellSouth”) for the acquisition of all the holdings owned by latter in the former’s operators in Argentina, Chile, Peru, Venezuela, Colombia, Ecuador, Uruguay, Guatemala, Nicaragua and Panama.

The effective transfer of the shares of these companies was conditional, inter alia, upon the obtainment of the required regulatory authorizations in each country and on the approvals, if any, required, from the minority stockholders. The shares of these operators were effectively transferred in 2004 and in January 2005: all the holdings of BellSouth in the operators located in Ecuador, Guatemala and Panama were transferred on October 14, 2004; those in the operators located in Colombia, Nicaragua, Peru, Uruguay and Venezuela were transferred on October 28, 2004, that in the operator in Chile was transferred on January 7, 2005, and the holding in the Argentinian operator was transferred on January 11, 2005.

Under this agreement the aforementioned operators were valued at $5,850 million and their net debt was taken over. The total acquisition cost for Telefónica Móviles, adjusted by the net debt of all the companies, amounted to €3,252.54 million (excluding Chile and Argentina).

In addition to acquiring the holdings owned by the BellSouth Group in the wireless operators in Latin America, in compliance with the commitments assumed under the share purchase agreement, Telefónica Móviles launched an offer for the acquisition of the minority interests in these companies, the purchase price in each case being equal to the price agreed with BellSouth.

Following are the values assigned to each transaction and the acquisition cost for Telefónica Móviles:

- Acquisition of a 100% holding in the operator Otecel, S.A. (Ecuador) for a total company value of $833 million. The acquisition cost for Telefónica Móviles, adjusted for the company’s net debt, was €663.43 million.

- Acquisition of a 100% holding in BellSouth Guatemala, S.A. for a total company value of $175 million. The acquisition cost for Telefónica Móviles, adjusted for the company’s net debt, was €92.54 million.

- Acquisition of a 99.57% holding in BellSouth Panamá, S.A. for a total company value of $657 million. The acquisition cost for Telefónica Móviles, adjusted for the company’s net debt, was €549.28 million.

- Acquisition of a 100% holding in Telcel, S.A. (Venezuela) for a total company value of $1,195 million. The acquisition cost for Telefónica Móviles, adjusted for the company’s net debt, was €1,223.98 million.

- Acquisition of a 100% holding in Telefónica Móviles Colombia, S.A. for a total company value of $1,050 million. The acquisition cost for Telefónica Móviles, adjusted for the company’s net debt, was €517.46 million.

- Acquisition of a 99.85% holding in Comunicaciones Móviles del Perú, S.A. for a total company value of $210 million. The acquisition cost for Telefónica Móviles, adjusted for the company’s net debt, was €7.70 million.

- Acquisition of a 100% holding in Telefonía Celular de Nicaragua, S.A. for a total company value of $150 million. The acquisition cost for Telefónica Móviles, adjusted for the company’s net debt, was €148.74 million.

- Acquisition of a 100% holding in Abiatar, S.A. for a total company value of $60 million. The acquisition cost for Telefónica Móviles, adjusted for the company’s net debt, was €49.42 million.

Telefónica de Contenidos Group

Telefónica, S.A. sold on the London Stock Exchange 38,853,403 Pearson Plc shares representing 4.84% of its capital stock for approximately €350 million, giving rise to a loss of €33.23 million in the consolidated financial statements of the Telefónica Group.

T.P.I. Group

In 2004 Telefónica Publicidad e Información, S.A., the parent company of the group, acquired the remaining 49% holding in its Chilean subsidiary Impresora y Comercial Publiguías, S.A. for €65.6 million, thereby increasing its ownership interest to 100%. A 9% holding was acquired from the Chilean company Compañía de Telecomunicaciones de Chile, S.A., a Telefónica Group subsidiary. This company continues to be fully consolidated in the Telefónica Group.

Terra Group

On October 5, 2004, Terra Networks, S.A. and Daum Communications, Corp. reached an agreement for the sale of Lycos, Inc. after obtaining the required administrative authorizations and approval from the Antitrust Authorities in the United States. The sale price was set at $108 million, giving rise to a gain of €26.17 million. On September 30, 2004, i.e before the sale of Lycos, Inc., and as part of the agreement for this transaction, Lycos, Inc. transferred assets amounting to €332.9 million to Terra Networks, S.A.

Telefónica Internacional Group

On July 8, 2004, Telefónica Internacional Chile S.A. acquired 3 million ADRs of Compañía de Telecomunicaciones de Chile S.A. (CTC), representing 12 million series A shares, equal to a 1.25% holding in this company, thereby increasing the Telefónica Group’s total ownership interest to 44.89%. The price paid was US$ 37.07 million. The company continues to be fully consolidated in the Telefónica Group.

Under a share repurchase program, the subsidiary Telefónica del Perú, S.A.A. acquired own shares in the market for 21.90 million new soles (approximately €5.3 million), thereby increasing the Telefónica Group’s effective percentage of ownership from 97.21% to 98.19%. The company continues to be fully consolidated in the Telefónica Group.

In December the Brazilian company Telecomunicaçoes de Sao Paulo, S.A. (TELESP) entered into an agreement for the purchase of all the shares (cuotas) of Santa Genovense Participaçoes Ltd., a holding company owning all the cuotas of Atrium Telecomunicaçoes, for 113.44 million Brazilian reais (approximately €31 million), giving rise to goodwill of €33.14 million. The company was fully consolidated in the consolidated financial statements of the Telefónica Group.

(3) PROPOSED DISTRIBUTION OF INCOME OF THE PARENT COMPANY

Telefónica, S.A. obtained income of €1,301.40 million in 2004.

The proposed distribution of 2004 income that the Company’s Board of Directors will submit for approval by the Stockholders’ Meeting is as follows: a) to appropriate 10% of income for the year (€130.14 million) to the legal reserve; b) to pay a fixed dividend of €0.23 gross per share for the Company’s outstanding shares carrying dividend rights; and c) to appropriate the remainder to voluntary reserves.

Millions of euros
Distributable income	1,301.40
Distribution to:
Legal reserve	130.14
Dividend (maximum distributable amount of €0.23/share for all the shares into which the Company’s capital stock is divided (4,955,891,361 shares).	1,139.86
Voluntary reserve	(minimum) 31.40
Total	1,301.40

It is hereby stated that on February 23, 2005, the Company’s Board of Directors resolved (see Note 23) to distribute a fixed interim dividend out of 2004 income of €0.23 gross for the Company’s outstanding shares carrying dividend rights, up to a total amount of €1,139.86 million. This interim dividend will be paid on May 13, 2005. Consequently, the proposed dividend to be paid out of 2004 income will be fully settled through payment of the aforementioned interim dividend.

 (4) VALUATION STANDARS

The main valuation methods used in preparing the 2004 consolidated financial statements were as follows:

a) Consolidation goodwill

The accompanying consolidated balance sheets include consolidation goodwill, net of amortization, arising from the positive difference in consolidation between the amounts paid to acquire the shares of the subsidiaries consolidated or accounted for by the equity method and their underlying book values plus the unrealized gains allocable to these companies’ assets at the acquisition date.

The amortization periods are those for which the projected income attributable to the Group of the companies at which goodwill exists is at least equal to the unamortized amount of the goodwill relating to these companies. Generally speaking, this goodwill is amortized by the straight-line method over 20 years (see Exhibit III).

Positive consolidation differences allocable to the assets of the acquired company give rise to an increase in the value of the related assets up to the limit of their market value, once the related appraisal has been performed.

b) Translation methods (year-end exchange rate method)

The financial statements of the Group companies abroad were translated to euros at the exchange rates ruling at year-end, except for:

1. Capital stock and reserves, which were translated at historical exchange rates.

2. Income statements, which were translated at the average exchange rates for the year.

The exchange difference arising from application of this method is included under the "Stockholders' Equity - Translation Differences in Consolidation" caption in the accompanying consolidated balance sheets, net of the portion of said difference relating to minority interests, which is recorded under the “Minority Interests” caption on the liability side of the accompanying consolidated balance sheets.

In accordance with the accounting standards in force in their respective countries, certain Groupcompanies use accounting methods that include inflation adjustments, which consist of valuing monetary assets and liabilities at face value and adjusting the historical cost of nonmonetary assets and liabilities for the inflation from the date of inclusion of the asset or liability in the company's balance sheet to year-end. Therefore, the effect of the inflation for the year on the monetary assets and liabilities is included in the statement of income for the year under the “Exchange Losses” or “Exchange Gains” captions. The amounts thus adjusted are translated to U.S. dollars at the year-end exchange rates and the subsequent translation to euros is made by the year-end exchange rate method described in the preceding paragraphs.

The consolidation of Group companies located in Argentina constitutes a special case. In accordance with the requirements of the Spanish Accounting and Audit Institute (ICAC), the assets of these companies do not include the effect of the adjustment for inflation which, temporarily, was considered under local accounting regulations in Argentina in 2002 and in the first quarter of 2003.

c) Start-up expenses

Start-up expenses comprise mainly incorporation, capital increase and preopening expenses and expenses relating to initial public offerings. Preopening expenses include most notably direct costs incurred in the launch of various GSM digital telephony services and expenses incurred in connection with UMTS third-generation wireless services in Spain until these services start to be marketed (first quarter of 2004). These expenses are recorded at cost and are amortized on a straight-line basis over five years from the inception of activity.

d) Intangible assets

This caption in the accompanying consolidated balance sheets relates mainly to the following items:

Research and development expenses

These relate to the costs incurred in developing new products to be marketed or used for the Group’s own network, which are generally amortized by the straight-line method over three years from the date of completion. Costs incurred in projects which are not viable for the future are charged to the consolidated statement of income for the year in which this circumstance becomes known.

Administrative concessions

This caption relates to the acquisition cost of the licenses for the provision of telephony services granted to the Group by various public authorities, and to the value assigned to the licenses held by certain companies at the time they were included in the Telefónica Group.

Amortization starts to be taken when commercial operation of these licenses commences and continues to be taken over the term thereof based in most cases on the estimated capacity to generate revenues in each period.

Rights on leased assets

The rights under financial lease contracts are recorded at the cost of the related assets, and the total debt for lease payments plus the amount of the purchase option is recorded as a liability. The difference between the two amounts, which represents the interest expenses on the transaction, is recorded as a deferred expense and is allocated to income each year by the interest method. The rights under the existing contracts, which relate mainly to computer hardware, are amortized on a straight-line basis generally over five years, which coincides with the years of useful life of the hardware.

Software licenses and developments

These items are recorded at cost and are amortized on a straight-line basis over three years.

Other intangible assets

This caption includes, among other items, the costs incurred in acquiring capacity and rights to use other operators’ cables, mainly underwater cables. These rights are amortized over the duration of the rights acquired..

e) Property, plant and equipment

Property, plant and equipment are carried at cost revalued pursuant to the applicable enabling legislation (see Note 7). If the regulations applicable in a particular country so require, the property, plant and equipment are valued at cost adjusted for inflation (see Note 4-b).

Cost includes external costs plus internal costs comprising warehouse materials used, direct labor used in installation work and the allocable portion of the indirect costs required for the related investment. The latter two items are recorded as revenues under the “Capitalized Expenses of Group Work on Fixed Assets” caption.

The interest and other financial expenses incurred during the construction of fixed assets which lead to the start-up of a new activity, when the construction period exceeds one year, and the exchange differences arising over this period on long-term loans to finance these assets, are generally not capitalized. However, because of their specific nature, the interest expenses incurred in the construction of the Group’s future office center (Distrito C), amounting to €1.7 million, were capitalized.

The costs of expansion, modernization or improvements leading to increased productivity, capacity or efficiency or to a lengthening of the useful lives of the assets are capitalized.

Upkeep and maintenance expenses are expensed currently.

The Group records the necessary value adjustments to reduce the cost of each item of property, plant and equipment to its market value at each year-end, provided that the book value of the asset is not recoverable through the generation of sufficient revenues to cover all the costs and expenses, including depreciation.

An allowance is be recorded for lasting decline in value that is deemed to be reversible. This allowance is deducted in the valuation of the asset in question; in this case the lower value is not maintained if the causes which prompted the value adjustment cease to exist.

If the decline in value of the assets is irreversible and differs from the result of systematic depreciation, the loss and the decline in value of the related asset are recorded directly.

The companies depreciate their property, plant and equipment by the straight-line method at annual rates based on the years of estimated useful life of the assets, calculated in accordance with technical studies which are revised periodically based on technological advances and the rate of dismantling, as follows:

Years of Estimated Useful Life
Buildings and structures	25 – 50
Plant and machinery	10 – 15
Telephone installations, networks and subscriber equipment	5 – 25
Furniture, office equipment and other	2 – 10

The increases in value resulting from revaluations are depreciated over the years of remaining useful life of the revalued assets.

f) Long- and short-term investments

Shareholdings which were not consolidated are recorded in the consolidated balance sheet at the lower of cost or market.

The market value was determined as follows:

1. Listed securities:

The market value was taken to be the lower of average market price in the last quarter or market price at year-end.

2. Unlisted securities and investments in companies accounted for by the equity method:

The market value was taken to be the underlying book value at year-end plus the unrealized gains disclosed at the time of the acquisition and still existing at year-end.

Unrealized losses (cost higher than market value at year-end) are recorded under the "Allowances" caption.

g) Deferred charges

This caption in the accompanying consolidated balance sheets includes mainly the following items:

Supplementary pension payments to retired employees (shortfall)

These relate to the shortfall in the provisions recorded for the commitments assumed by Telefónica de España to retired employees as of June 30, 1992. Since then, the shortfall has been allocated to income over 15 years by the straight-line method, in accordance with the communication of March 1, 1993, received from the Spanish Accounting and Audit Institute (ICAC). On November 1, 1997, coverage ofthese commitments was externalized and on November 1, 2002, they were adapted to Private Insurance Law 30/1995, Law 50/1998 on Tax, Administrative, Labor and Social Security Measures, Royal Decree 1588/1999 approving the regulations on the instrumentation of employers’ pension commitments to employees and beneficiaries (see Note 9), and Additional Provision Twenty-Five of Law 14/2000 on Tax, Administrative, Labor and Social Security Measures.

Debt arrangement expenses

These relate to long-term debt arrangement expenses and issuance premiums corresponding to debentures and bonds and preferred securities and are amortized by the interest method on the basis of the principal amounts outstanding.

Interest on long-term promissory notes

 This relates to the difference between the face value and the effective value of the promissory notes issued at over one year. This interest is charged to income by the interest method.

Interest on financial lease contracts

This relates to the interest expenses on financial lease contracts, which are charged to income by the interest method (see Note 4-d).

Externalization of pension commitments

As a result of Telefónica de España’s externalization of its pension commitments pursuant to Private Insurance Law 30/1995, Law 50/1998 on Tax, Administrative, Labor and Social Security Measures, Royal Decree 1588/1999 approving the regulations on the instrumentation of employers’ pension commitments to employees and beneficiaries, and Additional Provision Twenty-Five of Law 14/2000 on Tax, Administrative, Labor and Social Security Measures for 2001, the differences arising due to the change in the actuarial assumptions needed to externalize the aforementioned commitments were recorded under the “Deferred Charges” caption (see Note 9). €12.60 million and €11.76 million were recorded in this connection in 2003 and 2004, respectively, under the “Extraordinary Expenses and Losses” caption in the consolidated statement of income (see Note 20).

h) Inventories

Warehouse materials for installation in investment projects and consumables and replacement parts are valued at the lower of weighted average cost, adjusted for the effect of inflation in the countries whose local legislation so requires (see Note 4-b), or market.

Obsolete, defective or slow-moving inventories have been reduced to realizable value. The allowance for decline in value of inventories is recorded on the basis of inventory age and turnover.

i) Treasury stock

 Treasury stock is valued at the lower of cost, comprising the total amount paid for acquisition, or market. Since these shares were acquired without any prior resolution having been adopted by the Stockholders’ Meeting to use them to reduce capital stock, it is assumed that they are intended for subsequent sale or, alternatively, for a possible capital reduction, and, accordingly, the market value is taken to be the lowest of average official market price in the last quarter of the year, year-end market price, or the related underlying book value. Where appropriate, provisions were recorded with a charge to the consolidated statement of income for the difference between the acquisition cost and the lower of the year-end market price or the average market price in the last quarter, and with a charge to reserves for the difference between the aforementioned value and the related underlying book value.

j) Capital subsidies

Capital subsidies are valued at the amount granted and are allocated to income on a straight-line basis over a maximum period of ten years, which does not differ materially from the estimated useful life of the subsidized assets.

Most of the aforementioned subsidies were granted to Telefónica de España and the conditions under which the subsidies were granted are being met (see Note 13).

k) Foreign currency transactions

Fixed-income securities and receivables and payables denominated in foreign currencies are translated to euros at the exchange rates ruling at the transaction date, and are adjusted at year-end to the exchange rates then prevailing.

Exchange differences arising on adjustment of foreign currency fixed-income securities and receivables and payables to year-end exchange rates are classified by currency and due date, and for this purpose currencies which, although different, are officially convertible are grouped together.

The positive net differences in each group of currencies are recorded under the "Deferred Revenues" caption on the liability side of the consolidated balance sheet, unless exchange losses in a given group have been charged to income in prior years, in which case the positive net differences are credited to period income up to the limit of the negative net differences charged to income in prior years.

The positive differences deferred in prior years are credited to income in the year in which the related accounts receivable and payable fall due or are repaid early, or as negative exchange differences for the same or a higher amount are recognized in each homogeneous group.

Exchange gains or losses arising from specific-purpose financing of foreign currency investments in investees to hedge the exchange risk to which these investments are exposed are recorded under the “Translation Differences in Consolidation” caption in the consolidated balance sheet.

These transactions are deemed to be hedging transactions when they meet certain requirements, most notably that the foreign currency in which the financing is denominated is the same as, or largely matches, the functional currency of the investment and of the flows generated by it, and that the timing of recognition of the anticipated revenues from dividends and management fees matches the loan repayment schedule.

l) Pension and other commitments to employees

At year-end the Group records in the consolidated balance sheet the provisions required to cover the accrued liability for the existing commitments that have not been externalized, based on actuarial calculations using an appropriate discount rate. The liabilities recorded under “Preretirements, Social Security Costs and Voluntary Severances” were calculated individually and are discounted to present value at a rate of 4%.

The Group’s main commitments in this connection are detailed in Note 14.

m) Technical reserves

This caption relates mainly to the net level premium reserves, which represent the amount by which the present value of life insurance, pension and reinsurance commitments exceeds the net premiums to be paid by the policyholders to the subsidiaries Seguros de Vida y Pensiones Antares, S.A. and Casiopea Reaseguradora, S.A. These reserves are credited when the commitments covered are paid.

n) Accounts payable

Accounts payable are recorded at repayment value, except for zero-coupon debenture and bond issues, which are recorded in the consolidated balance sheet at issue value plus the related accrued interest (see Note 15).

o) Derivatives

Transactions whose purpose and effect is to eliminate or significantly reduce exchange, interest rate or market risk on asset and liability positions or on other transactions are treated as hedging transactions. The gains or losses arising during the life of these derivatives are taken to the consolidated statement of income using the same timing of recognition method as that used to recognize the gains or losses on the underlying hedged asset or transaction (see Note 17).

Transactions which, exceptionally, were not assigned to hedge risks, are not treated as hedging transactions. In transactions of this kind, the differences in market price are recorded for accounting purposes when the transactions are canceled or finally settled. However, if potential losses are anticipated at year-end, the related provision is recorded with a charge to the consolidated statement of income. Similarly, transactions aimed at reducing the exchange risk relating to the income contributed by Latin American subsidiaries are not treated as hedging transactions.

p) Corporate income tax and other taxes

These captions in the accompanying consolidated statements of income include all the debits and credits arising from the corporate income tax levied on the Spanish Group companies and similar taxes applicable to the Group companies abroad.

The expense for corporate income tax of each year is calculated on the basis of book income before taxes, increased or decreased, as appropriate, by the permanent differences from taxable income, defined as those arising between taxable income and the book income before taxes that do not reverse in subsequent periods. The difference between the accrued tax expense and the tax paid is due to the above-mentioned deferral, to tax assets for tax credits not yet taken and to revenue and expense recognition timing differences giving rise to deferred tax assets and liabilities, provided that they have a certain reversal period (see Note 18).

Pursuant to an ICAC resolution of March 15, 2002, the Telefónica Group recorded the tax assets relating to the tax relief and tax credits not yet taken for tax purposes regarding which there is no doubt, in accordance with the accounting principle of prudence in valuation, that they can be deducted in the future (see Note 18). Tax credits for investment in fixed assets are deferred from when they are recognized over the average years of useful life of the assets for which the credits were earned.

q) Recognition of revenues and expenses

Revenues and expenses are recognized on an accrual basis, i.e. when the actual flow of the related goods and services occurs, regardless of when the resulting monetary or financial flow arises.

The revenues from wireline telephony and other services are recognized on an accrual basis. These services are generally billed bimonthly. Unbilled revenues from the beginning of the billing cycle to the end of each month are estimated or recorded as soon as they are known. The differences between the estimated revenues and those subsequently billed are not material and are recognized in the following period as an addition to net sales.

In the wireless telephony business there are advertising campaigns based on customers obtaining points for the telephone traffic they generate. These points can be exchanged for discounts on the purchase of handsets, traffic or other types of services based on the number of points earned and the type of contract involved. The accompanying consolidated balance sheets include the related provision based on an estimate of the value of the points accumulated at year-end.

The “Accrual Accounts” caption on the liability side of the consolidated balance sheet includes the amount relating to purchases made by customers of the prepaid service for recharging or acquiring cards that at year-end had still not been earned and recorded as a revenue since the customers had not consumed the total amount of traffic relating to their cards.

As for the business activities performed by Group subsidiaries operating in the on-line travel agency industry, which bill the end customer for the total amount of the ticket, including taxes, and assume the credit risk or risk of nonpayment by the end customer, maintaining a minimum purchase commitment to the principal supplier or reserving the right to set the definitive price to be charged to the end customer, the full amount billed is recorded under the “Net Sales and Services” caption. In connection with these sales, the “Cost of Materials Used and Other External Expenses” caption includes all the cost of the products sold. If these conditions are not met, the commission earned by the Company is recognized under the “Net Sales and Services” caption. The sales thus recorded in 2004 and 2003 amounted to €25.66 million and €31.19 million, respectively.

In the directories line of business, advertising revenues and the associated costs are recognized when the advertisement is published, regardless of when the related monetary or financial flow arises. The revenues related to billings for advertising in unpublished guides are recorded under the liability “Accrual Accounts” caption, whereas the associated costs are recorded as “Inventories” until the guides are published.

In accordance with the accounting principle of prudence, only realized income is recorded at year-end, whereas foreseeable contingencies and losses, including possible losses, are recorded as soon as they become known.

(5) CONSOLIDATION GOODWILL

The variations in the “Consolidation Goodwill” caption and in the related accumulated amortization in 2004 and 2003 were as follows:

Millions of Euros
Balance at 12/31/02	6,364.02
Additions	1,135.82
Amortization	(444.11)
Write-offs (Note 20)	(6.48)
Net retirements	(312.01)
Net transfers	(606.73)
Translation differences	(76.64)
Balance at 12/31/03	6,053.87
Additions	2,231.55
Amortization	(433.53)
Write-offs (Note 20)	(111.09)
Net retirements	(85.75)
Net transfers	(242.85)
Translation differences	(2.84)
Balance at 12/31/04	7,409.36

The goodwill arising on the acquisition of companies abroad is translated to euros at the exchange rates prevailing at the time the goodwill arises, except for goodwill arising on the acquisition of companies by foreign companies, which is recorded in local currency and is affected by exchange rate fluctuations. The resulting differences are recorded under the “Translation Differences in Consolidation” caption.

The detail of the balances of the goodwill and of the related accumulated amortization relating to each company and of the variations therein is shown in Exhibit III.

Per the estimates and projections available to the directors, the projected income attributable to the Group that will be earned by the companies at which goodwill had arisen at year-end is at least equal to the unamortized balance of the related goodwill in the related periods.

Based on these estimates and projections, in 2004 the existing estimates and projections were reviewed, and €111.09 million of goodwill was written off in accordance with the accounting principle of prudence in valuation, based on the analyses made of the projected cash flows for the following years (see Note 20). The goodwill written off in 2004 included most notably €101.51 million relating to the investment in Telefónica UK.

There were no material writeoffs in 2003.

2004

The main additions to consolidation goodwill in 2004 related to the following companies:

Millions of Euros
Olympic, Ltda.	501.85
Otecel, S.A.	397.44
Telcel, C.A.	376.24
Portugal Telecom S.G.P.S., S.A.	344.52
Telefónica Móviles Panamá	252.18
Brasilcel Group	111.68
Other companies	247.64
Total	2,231.55

The net retirements of goodwill in 2004 included most notably that relating to the divestment of Lycos, Inc. amounting to €48.66 million and of Pearson Plc. amounting to €189.49 million (see Note 2-c).

2003

The main additions to consolidation goodwill in 2003 related to the following companies:

Millions of Euros
Sogecable, S.A.	607.23
Tele Centro Oeste Celular Participaçoes, S.A. (TCO)	227.67
Endemol France	112.10
Antena 3 de Televisión, S.A.	63.91
Terra Networks, S.A.	58.57
Other companies	66.34
Total	1,135.82

The net retirements of goodwill in 2003 included most notably that relating to the divestment of Antena 3 de Televisión, S.A. amounting to €217.59 million (see Exhibit II). The most significant transfer arose from the exclusion of the holding in Uno-e Bank, S.A. from consolidation, amounting to €110.95 million (see Exhibit II).

In 2003 €504.65 million of goodwill were allocated as an addition to the net value of the licenses to operate wireless communication services nationally in Mexico. This amount was allocated after the related valuation had been completed, which is when the related amount was transferred to the “Administrative Concessions” account (see Note 6).

As indicated in Notes 6 and 7, the positive consolidation differences allocable to the assets of the companies acquired from BellSouth were allocated in 2004, on the basis of preliminary conclusions drawn from the valuation performed by independent appraisers. Once the allocation of price to all the assets and liabilities of the acquired companies is completed in 2005, the amounts of the recorded goodwill might be modified as a result of certain reclassifications to other captions in the consolidated balance sheet, even though it is considered that the amount of these reclassifications would not be material.

(6) INTANGIBLE ASSETS

The detail of the balances of the intangible asset accounts and of the variations therein in 2004 and 2003 is as follows:

	Millions of Euros
	Balance at 12/31/03	Additions	Retirements	Inclusion of Companies	Exclusion of Companies	Translation Differences	Transfers	Balance at 12/31/04
Cost:
Research and development expenses	1,189.92	67.27	(1.96)	-	-	0.06	1.68	1,256.97
Administrative concessions	6,603.09	9.93	(2.81)	1,244.69	-	(53.51)	71.24	7,872.63
Rights on leased assets	92.77	1.31	(1.91)	-	(14.27)	0.90	(23.29)	55.51
Software licenses and developments	3,492.73	322.06	(52.74)	151.10	(9.72)	17.95	235.49	4,156.87
Other intangible assets	814.22	193.48	(47.11)	370.06	(158.45)	4.46	(148.83)	1,027.83
Total intangible assets, gross	12,192.73	594.05	(106.53)	1,765.85	(182.44)	(30.14)	136.29	14,369.81
Accumulated amortization:
Research and development expenses	1,090.50	88.64	-	-	-	0.07	-	1,179.21
Administrative concessions	1,103.29	252.63	(2.81)	269.85	-	(10.76)	(11.91)	1,600.29
Rights on leased assets	33.37	14.93	(0.65)	-	(12.53)	(0.17)	(18.65)	16.30
Software licenses and developments	1,883.57	782.76	(46.57)	86.16	(6.96)	3.88	120.23	2,823.07
Other intangible assets	380.69	48.08	(34.52)	96.97	(100.53)	1.71	(79.86)	312.54
Total accumulated amortization	4,491.42	1,187.04	(84.55)	452.98	(120.02)	(5.27)	9.81	5,931.41
Allowances for decline in value	28.15	0.52	(3.11)	-	(8.45)	0.33	(9.06)	8.38
Intangible assets, net	7,673.16	(593.51)	(18.87)	1,312.87	(53.97)	(25.20)	135.54	8,430.02

	Millions of Euros
	Balance at 12/31/02	Additions	Retirements	Inclusion of Companies	Exclusion of Companies	Translation Differences	Transfers	Balance at 12/31/03
Cost:
Research and development expenses	1,179.15	73.32	(57.33)	-	-	(1.93)	(3.29)	1,189.92
Administrative concessions	6,350.20	0.12	(15.33)	8.30	-	(110.59)	370.39	6,603.09
Rights on leased assets	84.40	21.63	(4.55)	-	(9.27)	(4.24)	4.80	92.77
Software licenses and developments	3,131.19	533.05	(699.08)	16.90	(2.20)	(11.08)	523.95	3,492.73
Other intangible assets	1,190.64	181.76	(254.44)	16.46	(18.38)	(14.37)	(287.45)	814.22
Total intangible assets, gross	11,935.58	809.88	(1,030.73)	41.66	(29.85)	(142.21)	608.40	12,192.73
Accumulated amortization:
Research and development expenses	1,005.95	141.00	(56.69)	-	-	(0.51)	0.75	1,090.50
Administrative concessions	993.97	244.99	(4.06)	1.62	-	(37.98)	(95.25)	1,103.29
Rights on leased assets	29.92	16.33	(2.93)	-	(3.65)	(3.04)	(3.26)	33.37
Software licenses and developments	1,767.14	725.21	(685.12)	5.84	(1.12)	(25.49)	97.11	1,883.57
Other intangible assets	468.70	77.88	(148.96)	0.03	(0.46)	(25.57)	9.07	380.69
Total accumulated amortization	4,265.68	1,205.41	(897.76)	7.49	(5.23)	(92.59)	8.42	4,491.42
Allowances for decline in value	40.33	0.80	(4.89)	-	(0.08)	(3.02)	(4.99)	28.15
Intangible assets, net	7,629.57	(396.33)	(128.08)	34.17	(24.54)	(46.60)	604.97	7,673.16

The “Inclusion of Companies” column in 2004 includes most notably the addition of the assets relating to the companies acquired by Telefónica Móviles from BellSouth, which gave rise to an increase in gross cost and in accumulated amortization of €1,588.63 million and €451.52 million, respectively. The amount relating to the gross cost includes €1,006.73 million of addition to the value basically of licenses and customer portfolio, as a result of the allocation of the consolidation differences arising from the purchase in accordance with valuations performed by independent appraisers.

The most significant item in “Exclusion of Companies” in 2004 related to the deconsolidation of Lola Films, with a cost and accumulated amortization of €140.55 million and €83.20 million, respectively.

The additions in 2003 included most notably €316.69 million relating to Telefónica de España, basically due to the update of the software of exchanges. The additions at the Telefónica Móviles Group amounted to €149.33 million and related to investments in information and billing systems and in the development of new i-mode services.

The “Administrative Concessions” caption includes mainly the following items:

-        A concession granted by the Peruvian State to Telefónica del Perú, S.A.A. when this company was acquired in April 1994 by Telefónica Internacional. This concession expires in 2019.

-        Licenses to operate wireline and wireless communications services of the companies awarded in the privatization in July 1998 of the Telebras in Brazil. A portion of the price paid for these companies was allocated as an addition to the value of these assets when they were acquired. €76.06 million were recorded in 2004 as an addition to the net value of the licenses of Tele Centro Oeste Celular Participaçoes, S.A. The term of these licenses is 27 years.

-        DCS 1800 MHz license in Spain recorded at the amount paid to the Spanish Government plus the amount set aside to defray the costs relating to the radio spectrum cleaning process required for the implementation and development of these licenses.

-        The amount attributable to the licenses to operate wireless communication services nationally in Mexico. This amount was allocated after the related valuation had been completed, which is when it was reclassified from the “Consolidation Goodwill” caption. The reclassified net balance of these licenses as of December 31, 2003, amounted to €504.65 million, and this amount is being amortized over the term of the licenses based on the estimated capacity of the licenses to generate revenues in each period (see Note 5).

-        Licenses for the provision of UMTS services in Spain, Germany and Switzerland. In Spain, since the technology is not available and in accordance with the revenue and expense matching principle, these licenses will begin to be amortized on commencement of the operation of the related licenses and will be amortized over the license term. For the other countries, the initial acquisition cost was written down in 2002 and the carrying value reflects the current estimate of the realizable value of these businesses.

-        Licenses to operate telecommunications services in countries where the companies acquired from BellSouth Corporation and in Chile through Telefónica Móvil Chile operate.

The terms of the licenses detailed above in connection with the wireless business range from 15 to 30 years.

The projections of the directors regarding business performance and the income to be generated by these licenses are at least equal to the unamortized balance of the licenses.

(7) PROPERTY, PLANT AND EQUIPMENT

The detail of the balances of property, plant and equipment accounts, of the related accumulated depreciation and of the variations therein in 2004 and 2003 is as follows:

	Millions of Euros
	Balance at 12/31/03	Additions	Retirements	Inclusion of Companies	Exclusion of Companies	Translation Differences	Transfers	Balance at 12/31/04
Cost:
Land and structures	6,071.16	192.71	(138.86)	234.44	(5.50)	(19.17)	291.49	6,626.27
Plant and machinery	2,385.42	52.05	(60.01)	121.01	(6.34)	(45.14)	(357.10)	2,089.89
Telephone installations	55,885.32	1,121.57	(1,163.00)	1,978.35	(1.01)	(87.56)	1,360.79	59,094.46
Furniture, tools and other items	2,831.18	178.31	(180.80)	186.12	(13.50)	(23.33)	89.06	3,067.04
Total property, plant and equipment in service	67,173.08	1,544.64	(1,542.67)	2,519.92	(26.35)	(175.20)	1,384.24	70,877.66
Construction in progress	1,074.00	1,334.08	(5.88)	70.38	-	(24.97)	(1,205.21)	1,242.40
Advances on property, plant and equipment	7.21	0.91	(0.04)	1.17	-	(0.41)	0.21	9.05
Installation materials	185.66	294.43	(4.68)	10.95	-	(2.54)	(218.91)	264.91
Property, plant and equipment, gross	68,439.95	3,174.06	(1,553.27)	2,602.42	(26.35)	(203.12)	(39.67)	72,394.02
Accumulated depreciation:
Structures	2,167.33	225.45	(49.20)	121.81	(1.18)	(9.72)	13.05	2,467.54
Plant and machinery	1,585.52	211.53	(29.61)	99.84	(6.30)	(46.78)	(185.35)	1,628.85
Telephone installations	38,360.03	3,837.87	(1,115.46)	1,520.22	(0.37)	(120.98)	173.72	42,655.03
Furniture, tools and other items	1,927.85	355.07	(170.14)	145.57	(8.34)	(15.75)	(35.80)	2,198.46
Total accumulated depreciation	44,040.73	4,629.92	(1,364.41)	1,887.44	(16.19)	(193.23)	(34.38)	48,949.88
Allowances for decline in value	83.44	19.89	(25.78)	8.56	-	(1.20)	11.09	96.00
Property, plant and equipment, net	24,315.78	(1,475.75)	(163.08)	706.42	(10.16)	(8.69)	(16.38)	23,348.14

	Millions of Euros
	Balance at 12/31/02	Additions	Retirements	Inclusion of Companies	Exclusion of Companies	Translation Differences	Transfers	Balance at 12/31/03
Cost:
Land and structures	6,159.15	22.93	(264.71)	15.38	(4.32)	(67.50)	210.23	6,071.16
Plant and machinery	3,739.81	55.43	(33.83)	16.32	(7.25)	(162.45)	(1,222.61)	2,385.42
Telephone installations	53,758.90	280.18	(722.61)	170.47	(0.34)	(766.85)	3,165.57	55,885.32
Furniture, tools and other items	3,132.06	132.27	(492.56)	23.95	(10.91)	(89.97)	136.34	2,831.18
Total property, plant and equipment in service	66,789.92	490.81	(1,513.71)	226.12	(22.82)	(1,086.77)	2,289.53	67,173.08
Construction in progress	986.15	2,342.47	(18.79)	9.22	(0.21)	(36.15)	(2,208.69)	1,074.00
Advances on property, plant and equipment	66.15	1.07	(0.19)	0.16	-	(5.08)	(54.90)	7.21
Installation materials	162.63	122.08	(8.94)	-	-	4.79	(94.90)	185.66
Property, plant and equipment, gross	68,004.85	2,956.43	(1,541.63)	235.50	(23.03)	(1,123.21)	(68.96)	68,439.95
Accumulated depreciation:
Structures	2,120.13	218.61	(88.99)	2.41	(2.18)	(17.35)	(65.30)	2,167.33
Plant and machinery	1,540.87	287.61	(26.47)	4.06	(5.53)	(194.35)	(20.67)	1,585.52
Telephone installations	35,217.52	4,016.14	(641.69)	76.32	(0.22)	(326.33)	18.29	38,360.03
Furniture, tools and other items	1,941.31	419.61	(424.53)	13.96	(5.45)	(72.15)	55.10	1,927.85
Total accumulated depreciation	40,819.83	4,941.97	(1,181.68)	96.75	((13.38)	(610.18)	(12.58)	44,040.73
Allowances for decline in value	85.37	19.84	(10.36)	-	-	(10.34)	(1.07)	83.44
Property, plant and equipment, net	27,099.65	(2,005.38)	(349.59)	138.75	(9.65)	(502.69)	(55.31)	24,315.78

The “Inclusion of Companies” column in 2004 includes most notably the addition of the assets relating to the companies acquired by Telefónica Móviles from BellSouth, which led to increases in gross cost, accumulated depreciation and allowances of €2,586.91 million, €1,880.59 million and €8.56 million, respectively. As in the case of intangible assets, Telefónica Móviles is performing a valuation of the tangible fixed assets acquired as part of the purchase of the BellSouth operators in order to allocate to these assets the corresponding portion of the purchase price, up to the limit of their market value. This valuation has disclosed asset overstatements amounting to €117 million, which are recorded as a reduction of the value of the assets acquired. Although this valuation had not been completed at the date of these consolidated financial statements, no significant differences are expected to arise with respect to the net book value of the recorded tangible and intangible assets.

The investments in 2003 and 2004 included most notably in the case of Telefónica de España additions of €1,084.26 million and €327.09 million, respectively, focused mainly on the deployment of the RIMA network (high performance IP network) and the launch of ADSL, in which a cumulative investment of €1,988.61 million has been made since the beginning in August 2001.

The additions at the Telefónica Móviles Group in 2003 amounted to €996.84 million and related mainly to the increase in and deployment of the capacities of the GSM and GPRS networks and the increase in the investment in the UMTS network. The additions at the Telefónica Internacional Group for investments in the year amounted to €504.48 million and related to both traditional and broadband (ADSL) investments.

The “Retirements” column of the various captions includes basically the dismantling of telephony plant of Telefónica de España (see Note 20) with a gross cost of €1,177.29 million in 2004 (€1,134.64 million in 2003).

The “Translation Differences” column includes both the effect of the variation in exchange rates on the beginning balances and the monetary adjustment applied by certain companies to their balances to adjust for inflation, in accordance with the accounting practices in their respective countries. The effect of exchange rates on the period variations is included in the appropriate column for each variation.

As of December 31, 2004 and 2003, the following items had been fully depreciated:

	Millions of Euros
	12/31/04	12/31/03
Buildings and structures	365.11	251.94
Plant, machinery and tools	2,135.56	991.97
Telephone installations	21,847.68	19,068.16
Other tangible fixed assets	1,409.54	989.75
Total	25.757,89	21.301,82

Telefónica de España’s fixed assets used to provide services currently regulated by the related license cannot be mortgaged without prior administrative authorization.

The Telefónica Group companies have taken out insurance policies to reasonably cover the possible risks to which their property, plant and equipment used in operations are subject with suitable limits and coverage. These policies include certain franchises for local and domestic long-distance networks and subscriber equipment.

On December 31, 1996, Telefónica de España revalued its property, plant and equipment pursuant to Royal Decree-Law 7/1996. The Company had previously revalued its assets pursuant to the enabling legislation specifically applicable to Telefónica de España. The net increase in value resulting from these revaluations is being depreciated over the years of remaining useful life of the revalued assets. The percentage of total assets represented by the revalued assets and the effect on the depreciation expense for the year in the accompanying consolidated balance sheet and statement of income are not material.

The detail, as of December 31, 2004, of the property, plant and equipment owned by consolidated Group companies located abroad is as follows:

Millions of Euros
Cost	30,688.56
Accumulated depreciation	(18,170.64)
Total	12,517.92

(8) LONG-TERM INVESTMENTS

The detail of the balances of the long-term investments and of the related investment valuation allowances as of December 31, 2004 and 2003, and of the variations therein in the years then ended, is as follows:

	Millions of Euros
	Investments in Associated Companies	Other Investments	Other Loans	Deposits and Guarantees	Tax Receivables (Note 18)	Allowances	Total
Balance at 12/31/02	2,081.19	932.03	2,225.26	160.77	9,679.42	(295.54)	14,783.13
Additions	419.43	21.57	1,005.17	533.22	874.01	(93.50)	2,759.90
Retirements	(47.38)	(528.68)	(607.54)	(118.29)	(1,627.84)	46.77	(2,882.96)
Inclusion of companies	-	-	8.15	0.48	3.94	-	12.57
Exclusion of companies	(17.68)	-	-	(2.53)	(0.42)	(5.47)	(26.10)
Translation differences	(108.04)	(25.79)	(6.21)	5.12	(25.32)	12.69	(147.55)
Losses	(212.58)	-	-	-	-	-	(212.58)
Dividends	(31.62)	-	-	-	-	-	(31.62)
Transfers	(575.92)	93.24	(1,412.30)	3.62	125.69	(17.72)	(1,783.39)
Balance at 12/31/03	1,507.40	492.37	1,212.53	582.39	9,029.48	(352.77)	12,471.40
Additions	138.77	18.72	323.51	41.34	958.65	(65.96)	1,415.03
Retirements	(185.13)	(113.38)	(105.12)	(64.44)	(1,342.14)	17.31	(1,792.90)
Inclusion of companies	-	0.05	0.57	1.80	54.21	-	56.63
Exclusion of companies	-	-	(3.54)	-	-	16.25	12.71
Translation differences	8.30	1.82	(24.38)	6.30	(0.74)	(1.47)	(10.17)
Losses	(56.11)	-	-	-	-	-	(56.11)
Dividends	(29.98)	-	-	-	-	-	(29.98)
Transfers	(224.17)	118.94	(72.00)	(8.54)	(132.29)	46.24	(271.82)
Balance at 12/31/04	1,159.08	518.52	1,331.57	558.85	8,567.17	(340.40)	11,794.79

The additions to and retirements from the “Investments in Associated Companies” and “Other Investments” accounts reflect the amount of the investments detailed in the variations in the consolidated Group as of December 31, 2004 and 2003, described in Exhibit II.

The “Other Loans” caption includes mainly the investment of the net level premium reserves of the Group’s insurance companies, mainly in fixed-income securities and long-term deposits amounting to €702.65 million and €676.93 million as of December 31, 2004 and 2003, respectively, which earned average returns in 2004 of between 3.68% and 5.17%. The “Short-Term Investments - Short-Term Investment Securities” caption in the consolidated balance sheet as of December 31, 2004, includes €576.28 million (€559.10 million in 2003) which also relate to short-term investments made by the Group’s insurance companies to cover commitments, which are accounted for as “Technical Reserves” (see Note 14). The maturity schedule for these financial assets is established on the basis of the projections of payments to be made for the commitments acquired.

Noteworthy in connection with the balances receivable from associated companies as of December 31, 2004 and 2003, is the financing granted to Sogecable, S.A. in accordance with the commitments assumed in relation to the integration of the satellite platforms, as indicated in Note 22-b. Thus, the “Long-term Investments - Other Loans” and “Short-term Investments – Loans to Associated Companies” captions include €230.38 million and €24.46 million, respectively, of loans to this company (€222.49 million and €9.27 million as of December 31, 2003). These were also long-term balances of €66.64 million receivable from Medi Telecom and of €314.27 million receivable from Ipse 2000 at 2004 years end.

In connection with the investment in Ipse 2000, the net exposure as of December 31, 2004, including financing granted, amounted to €136 million. Although this company has an imbalanced financial position, it is considered that no additional allowance is required because of the business opportunities allowed by the regulatory framework in Italy (assignment or sale of radio spectrum) and of the opportunity for optimizing and using the accumulated tax losses.

The “Receivable from Associated Companies” and “Payable to Associated Companies” captions include most notably €52.07 million and €15.89 million, respectively, relating to Brasilcel Group companies. €10.55 million of the “Receivable from Associated Companies” caption and €0.44 million of the “Payable to Associated Companies” relate to Medi Telecom. The latter caption also includes a balance of €11.71 million payable to Amper.

The “Deposits and Guarantees” account includes mainly €467.68 million to cover guarantees. These deposits will decrease as the respective obligations they are guaranteeing are reduced.

The “Tax Receivables” caption includes the long-term deferred tax assets and other tax assets, which are grouped together under the “Long-Term Investments” caption on the asset side of the consolidated balance sheet in accordance with an ICAC Resolution on Valuation Standard 16 of the Spanish National Chart of Accounts, and the tax credits recognized in the year (see Note 18).

In 2004 the Telefónica Group sold the following investments in various companies with the results detailed below:

	Percentage of Capital Stock Sold	Millions of euros
		Gain (Loss)
Subsidiaries and associated companies:
Lycos, Inc	100%	26.17
Telefónica Móvil de Chile, S.A.	7.54%	14.33
Tecnología y S.V.A., S.A.	100%	10.77
Radio Móvil Digital	99.99%	10.23
Pearson Plc.	4.84%	(33.23)
Other		3.89
Net gain		32.16

The Group and associated companies listed on stock markets are as follows:

-        Telefónica, S.A.

-        Telefónica Móviles, S.A.

-        Telefónica Publicidad e Información, S.A.

-        Terra Networks, S.A.

-        Sogecable, S.A.

-        Amper, S.A.

-        Lycos Europe, N.V.

-        Compañía de Telecomunicaciones de Chile, S.A. (CTC Chile)

-        Telefónica de Argentina, S.A.

-        Telefónica de Perú, S.A.A.

-        Compañía Anónima Nacional de Teléfonos de Venezuela, C.A. (CANTV)

-        Portugal Telecom, S.A.

-        Telecomunicaçoes de Sao Paulo, S.A. (Telesp)

-        Tele Sudeste Celular Participaçoes, S.A.

-        Telesp Celular Participaçoes, S.A.

-        Tele Centro Oeste Celular Participaçoes, S.A. (TCO)

-        Tele Leste Celular Participaçoes, S.A.

-        Celular CRT Participaçoes, S.A.

-        Infonet Services Corporation

-        Telefónica Móviles El Salvador, S.A. de C.V.

-        Telefónica Data Brasil Holding, S.A.

-        Telefónica Mundo, S.A. (188 Telefónica Mundo)

-        Telefónica Móviles Argentina, S.A.

-        Telefónica Holding de Argentina, S.A.

-        Telefónica Data Argentina, S.A.

-        Telefónica Empresas Perú, S.A.A.

-        Telefónica Móviles Perú Holding, S.A.A.

-        Comunicaciones Móviles de Perú, S.A.A.

-        Multiholding Corporation, S.A.

Short-term investments

This caption in the accompanying consolidated balance sheet as of December 31, 2004, includes basically the following items:

-      The investment in short-term assets of Telefónica’s cash surpluses, which amounted to €184.61 million (€1.287,03 million in 2003), and the investments made with the net level premium reserves of the Group’s insurance companies, which amounted to €576.28 million, as indicated above (€559.10 million in 2003).

-      The investments relating to the Telefónica Móviles Group recorded under the “Other Loans” caption, which amounted to €528.68 million (€300.34 million in 2003).

 (9)  DEFERRED CHARGES

The breakdown of the balance of this caption and the amortization schedule are as follows:

	Millions of Euros
	Maturity						Balance at 12/31/04	Balance at 12/31/03
	2005	2006	2007	2008	2009	Subsequent Years
Supplementary pension payments to retired employees (shortfall) (Note 4-g)	61.58	61.59	30.80	-	-	-	153.97	263.07
Debt arrangement expenses	16.99	12.92	7.48	5.35	4.25	7.21	54.20	64.69
Interest on long-term promissory notes	7.00	7.05	7.13	7.27	7.42	8.61	44.48	51.60
Interest on financial lease contracts	0.73	0.60	0.51	0.45	0.47	3.44	6.20	6.41
Externalization of commitments (Note 4-g)	10.44	8.91	7.47	5.96	4.73	7.95	45.46	57.22
Other deferred charges	40.81	25.59	13.06	12.34	11.35	24.77	127.92	92.05
Total	137.55	116.66	66.45	31.37	28.22	51.98	432.23	535.04

(10) TRADE RECEIVABLES

The detail of the balances of this caption as of December 31, 2004 and 2003, is as follows:

	Millions of Euros
	Balance at 12/31/04	Balance at 12/31/03

Trade receivables billed	4,364.05	4,547.42
Other receivables	136.19	65.63
Services billed	4,500.24	4,613.05
Unbilled services	1,883.06	1,653.12
Trade receivables	6,383.30	6,266.17
Allowance for bad debts	(1,546.68)	(1,685.75)
Net balance	4,836.62	4,580.42

The “Unbilled Services” account includes the connection, monthly and meter service charges not yet billed by the Group operators. This amount arises because these companies’ subscriber billing schedules do not coincide with December 31 (see Note 4-q).

The balance of the public-sector trade receivables in the countries in which the Group operates amounted to €483.58 million as of December 31, 2004 (€387.85 million as of December 31, 2003).

In 2004 the provisions to the allowance for bad debts amounted to €318.98 million (€380.82 million in 2003).

(11) STOCKHOLDERS' EQUITY

The detail of the balances of equity accounts and of the variations therein in 2004 and 2003 is as follows:

	Millions of Euros
	Balance at 12/31/02	Distribution of 2002 Income	Other Variations	Distribution of Dividends	Variations in Capital Stock	Balance at 12/31/03	Distribution of 2003 Income	Distribution of Dividends	Other Variations	Balance at 12/31/04
Capital stock	4,860.66	-	-	-	95.23	4,955.89	-	-	-	4,955.89
Additional paid-in capital	11,670.02	(1,516.22)	(247.74)	(1,653.15)	(265.77)	7,987.14	-	(951.64)	(1,747.82)	5,287.68
Revaluation reserves	2,870.90	(1,316.67)	-	-	(196.37)	1,357.86	-	-	-	1,357.86
Unrestricted reserves	4,816.37	2,621.05	975.84	-	-	8,413.26	(136.13)	(972.53)	536.02	7,840.62
Reserve for treasury stock	334.56	-	(201.10)	-	-	133.46	-	-	556.72	690.18
Other restricted reserves	57.97	-	-	-	-	657.97	137.37	-	-	795.34
Consolidation reserves	3,870.14	(5,364.96)	(1,061.79)	-	-	(2,556.61)	2,202.34	-	(1,073.50)	(1,427.77)
Translation differences in consolidation	(6,507.82)	-	111.83	-	-	(6,395.99)	-	-	244.02	(6,151.97)
Income (Loss) for the year	(5,576.80)	5,576.80	2,203.58	-	-	2,203.58	(2,203.58)	-	2,877.29	2,877.29
Total	16,996.00	-	1,780.62	(1,653.15)	(366.91)	16,756.56	-	(1,924.17)	1,392.73	16,225.12

The “Other Variations” column relating to the “Unrestricted Reserves” and “Consolidation Reserves” accounts relates mainly to the dividends paid to the Parent Company by its subsidiaries. Also, in 2004 and 2003 it includes in the “Additional Paid-in Capital” account the provision recorded to reduce the carrying value of the shares of treasury stock to their underlying book value. Lastly, the “Consolidation Reserves” account included in 2003 €80.45 million arising as a result of the capital reduction carried out by Terra Networks, S.A. in order to reduce the value of its treasury stock to its underlying book value.

a) Capital stock

As of December 31, 2004, Telefónica, S.A.’s capital stock amounted to €4,955,891,361, and consisted of 4,955,891,361 fully paid common shares of a single series and of €1 par value each, all recorded by the book-entry system and traded on the Spanish computerized trading system (“Continuous Market”) (in the selective “Ibex 35” Index), on the four Spanish Stock Exchanges (Madrid, Barcelona, Valencia and Bilbao) and on the New York, London, Paris, Frankfurt, Tokyo, Buenos Aires, São Paulo and Lima Stock Exchanges.

On June 15, 2001, the Stockholders’ Meeting of Telefónica, S.A. resolved to authorize the Board of Directors to increase the Company’s capital, at one or several times within a maximum period of five years from that date, under the terms provided by Article 153.1 b) of the Spanish Corporations Law (authorized capital) up to a maximum of €2,274.68 million, by issuing for this purpose the related new common shares, be they redeemable or of any other type permitted by the Law, with a fixed or variable premium, with or without preemptive subscription right and, in all cases, with disbursements for the new shares issued in the form of monetary contributions. As of December 31, 2004, the Board of Directors had not made use of this authorization.

Furthermore, on April 12, 2002, the Stockholders’ Meeting resolved to approve two successive capital increases at the Company with a charge to unrestricted reserves, each for an amount equal to 2% of the subscribed and paid-in capital stock, through two successive issues of new shares that would be assigned totally free of charge to the Company’s stockholders at a ratio of one new share for every 50 shares held by them, and empowered the Board of Directors accordingly to execute the resolution in question within one year from the date on which it was adopted. These capital increases were carried out during the first few months of 2003, as indicated below.

Also, on April 11, 2003, the Stockholders’ Meeting empowered the Board of Directors to issue fixed income securities at one or several times within a maximum period of five years from that date. The fixed-income securities issued can be debentures, bonds, promissory notes or any other kind of fixed-income security, both simple and, in the case of debentures and bonds, exchangeable for shares of the Company or of any of the Group companies and/or convertible into shares of the Company. As of December 31, 2004, the Board of Directors had not exercised these powers, except in relation to the approval of two programs to issue corporate promissory notes for 2004 and 2005.

Also, on April 30, 2004, the Stockholders’ Meeting resolved to authorize the Board of Directors to derivatively acquire treasury stock, for a consideration, up to the limits and pursuant to the terms and conditions established by the Stockholders’ Meeting, within a maximum period of 18 months from that date. However, it established that in no case could the par value of the shares acquired, added to that of the treasury stock already held by Telefónica, S.A. and any of its controlled subsidiaries, exceed 5% of the capital stock of Telefónica.

As of December 31, 2004 and 2003, the Telefónica Group companies held the following shares of the Parent Company, Telefónica, S.A.:

	Number of Shares	Euros per Share (*)		Market Value	%
		Acquisition	Market Price
Treasury stock at 12/31/04	207,245,179	11.83	13.228	2,741.44	4.18179%
Treasury stock at 12/31/03	40,532,869	10.39	10.847	439.66	0.81787%

(*)     As indicated in Note 4-i, a drop in the market value of the shares to below acquisition cost would lead to the recording of additional provisions with a charge to consolidated income, but would not affect the total amount of consolidated equity.

In 2004 the Company acquired for a consideration 166,712,310 shares of treasury stock for €2,031.05 million.

The consolidated balance sheets as of December 31, 2004 and 2003, include the acquisition cost of the shares of treasury stock (€2,452.31 million and €421.26 million, respectively) net of allowances of €1,762.13 million and €287.80 million, respectively, the provisions to which were recorded, in accordance with current accounting regulations (see Note 4-i), with a cumulative charge to unrestricted reserves in respect of the amount by which cost exceeds the underlying book value. The allowance released with a credit to 2003 consolidated income amounted to €159.95 million, as a result of the positive performance of the share price in the period, which enabled the Group to release the provisions recorded in prior years in which the market price of the share was lower than cost (see Note 20).

The Company has recorded the related restricted reserve for the amount of these shares of treasury stock. Also, in 2004 and 2003 it recorded provisions of €1,474.33 million and €448.84 million, respectively, with a charge to the “Unrestricted Reserves” caption to reflect the shares of treasury stock at their underlying book value (see Note 4-i).

Variations in capital stock and additional paid-in capital in 2004

The variations in 2004 in the “Capital Stock” and “Additional Paid-in Capital” captions were as follows:

			Millions of Euros
	Date	Number of Shares	Capital Stock	Additional Paid-in Capital
Balance at 12/31/03		4,955,891,361	4,955.89	7,987.14
Cash dividend	04/30/04	-	-	(951.64)
Restricted reserve for treasury stock		-	-	(556.72)
Valuation of treasury stock		-	-	(1,191.10)
Balance at 12/31/04		4,955,891,361	4,955.89	5,287.68

In 2004 the Company did not perform any capital increase or reduction transaction.

On April 30, 2004, the Stockholders’ Meeting resolved to pay a cash dividend out of 2003 income consisting of the payment of €0.20 for each Company share outstanding. This dividend was paid on May 14, 2004, and the total amount paid was €972.53 million.

Also on April 30, 2004, the Stockholders’ Meeting approved the distribution of a portion of the additional paid in capital recorded in the Company’s balance sheet, through the payment of €0.20 for each Company share outstanding, with a charge to the “Additional Paid-in Capital” caption. This amount was paid on November 12, 2004, and the total amount paid was €951.64 million.

Variations in capital stock and additional paid-in capital in 2003

The variations in 2003 in the “Capital Stock” and “Additional Paid-in Capital” captions were as follows:

			Millions of Euros
	Date	Number of Shares	Capital Stock	Additional Paid-in Capital
Balance at December 31, 2002		4,860,661,286	4,860.66	11,670.02
Capital increase at no cost to stockholders	02/12/03	97,213,225	97.21	-
Capital increase at no cost to stockholders	04/11/03	99,157,490	99.16	-
Retirement of treasury stock	06/05/03	(101,140,640)	(101.14)	(265.77)
Cash dividend	Jul.-Oct. 2003	-	-	(1,233.15)
Dividend in kind		-	-	(420.00)
Restricted reserve for treasury stock		-	-	(247.74)
Allocation of 2002 loss		-	-	(1,516.22)
Balance at December 31, 2003		4,955,891,361	4,955.89	7,987.14

The capital increases and reductions formalized in 2003 were as follows:

–            On February 12, 2003, the notarial deed of formalization and execution of a capital increase at Telefónica S.A. was executed. This capital increase, for a par value of €97,213,225 was carried out with a charge to unrestricted reserves through the issuance of an equal number of new common shares of the Company, of €1 par value each, which were assigned to the Company’s stockholders free of charge at a ratio of one new share for every 50 shares held by them. Following registration of the aforementioned public deed at the Mercantile Registry, the new shares were admitted to listing on official markets from February 27, 2003.

–            On April 11 2003, the notarial deed of formalization and execution of a capital increase at Telefónica S.A. was executed. This capital increase, for a par value of €99,157,490, was carried out with a charge to unrestricted reserves through the issuance of an equal number of new common shares of the Company, of €1 par value each, which were assigned to the Company’s stockholders free of charge at a ratio of one new share for every 50 shares held by them. Following registration of the aforementioned public deed at the Mercantile Registry, the new shares were admitted to listing on official markets from May 2, 2003.

–            On June 5, 2003, the deed of capital reduction formalizing the implementation by the Company’s Board of Directors of the resolution adopted by the Stockholders’ Meeting on April 11, 2003, was executed. Capital was reduced through the retirement of treasury stock previously acquired by the Company pursuant to the authorization of the Stockholders’ Meeting. As a result, 101,140,640 shares of treasury stock of Telefónica S.A. were retired and the Company’s capital stock was reduced by a par value of €101,140,640. Article 5 of the bylaws in relation to the capital stock figure, which from that date was set at €4,955,891,361, was reworded accordingly. At the same time, pursuant to Article 167.3 of the Spanish Corporations Law, and in order to render null and void the right of opposition provided for in Article 166 of the Corporations Law, it was decided to record a reserve for retired capital stock for an amount equal to the par value of the retired shares, which can only be used if the same requirements as those applicable to the reduction of capital stock are met. The retired shares were excluded from official listing on June 18, 2003.

In addition, on April 11, 2003, the Stockholders Meeting resolved to distribute a portion of the additional paid-in capital recorded in the Company’s balance sheets, through the payment of €0.25 per share for each of the Company’s outstanding shares. The related charge was made to the “Additional Paid-in Capital” account. This amount was paid in two installments, the first of €0.13 per share on July 3, 2003, and the second of €0.12 per share on October 15, 2003. The total amount paid amounted to €1,233.17 million.

Also, on April 11, 2003, the Stockholders’ Meeting approved the distribution in kind of a portion of the additional paid in capital, for a total amount of up to €420,003,360, through the distribution to the stockholders of Telefónica S.A. of shares representing up to 30% of the capital stock of Antena 3 de Televisión S.A. This distribution, which was carried out in November 2003, was subject to the condition precedent, already fulfilled in the year, that the Spanish National Securities Market Commission (CNMV) approved the admission to listing of the shares of the aforementioned company (see Exhibit II).

b) Legal reserve

Under the revised Corporations Law, 10% of income for each year must be transferred to the legal reserve until the balance of this reserve reaches at least 20% of capital stock. The legal reserve can be used to increase capital provided that the remaining reserve balance does not fall below 10% of the increased capital stock amount. Otherwise, until the legal reserve exceeds 20% of capital stock, it can only be used to offset losses, provided that sufficient other reserves are not available for this purpose.

c) Revaluation reserves

The balance of the “Revaluation Reserves” caption arose as a result of revaluations made from 1946 to 1987 and of the revaluation made pursuant to Royal Decree-Law 7/1996.

The detail as of December 31, 2004 and 2003, of the balance of the revaluation reserves, which amounted to €1,357.86 million, and of the variations therein in 2004 and 2003 is as follows:

Millions of Euros
Revaluations made from 1946 to 1987	4,478.76
Revaluation made pursuant to Royal Decree-Law 7/1996	1,357.40
Amounts used:
Capital increases from 1977 to 1986	(447.68)
Transfer to provisions in 1982	(113.16)
Single tax on revaluation, Royal Decree-Law 7/1996	(40.72)
Other variations from 1981 to 1986	(15.45)
Amount used in 1998	(1,795.07)
1999 capital increase	(188.42)
Capital increase on January 25, 2001	(86.82)
Capital increase on April 3, 2001	(89.20)
Balance at 12/31/01	3,059.64
Capital increase on February 13, 2002	(93.44)
Capital increase on April 12, 2002	(95.30)
Balance at 12/31/02	2,870.90
Capital increase on February 12, 2003	(97.21)
Capital increase on April 11, 2003	(99.16)
Amounts used to offset 2002 losses	(1,316.67)
Balance at 12/31/03 and 12/31/04	1,357.86
d) Consolidation reserves

The detail of the consolidation reserves as of December 31, 2004, and of the variations therein in 2004 is as follows:

	Millions of Euros
	Balance at 12/31/03	Increase	Decrease	Balance at 12/31/04
Fully consolidated companies	(1,956.68)	2,843.44	(1,478.64)	(591.88)
Companies accounted for by the equity method	(599.93)	34.40	(270.36)	(835.89)
Total	(2,556.61)	2,877.84	(1,749.00)	(1,427.77)

The detail of the consolidation reserves as of December 31, 2003, and of the variations therein in 2003 is as follows:

	Millions of Euros
	Balance at 12/31/02	Increase	Decrease	Balance at 12/31/03
Fully consolidated companies	4,402.65	799.10	(7,158.43)	(1,956.68)
Companies accounted for by the equity method	(532.51)	9.00	(76.42)	(599.93)
Total	3,870.14	808.10	(7,234.85)	(2,556.61)

e) Translation differences in consolidation

The translation differences relate mainly to the effect of exchange rate fluctuations on the net assets of the companies located abroad after elimination of intercompany balances and transactions (see Note 4-b). This caption also includes the exchange differences resulting from specific-purpose foreign-currency financing transactions relating to investments in investees and which hedge the exchange risk on these investments.

Following the exclusion of an investee from consolidation, the translation differences contributed by this investee through the date of sale are transferred to the “Consolidation Reserves” caption.

The detail of the contribution made by the Group companies to the translation differences in consolidation is shown in Exhibit I.

f) Legislation regulating the sale of holdings

Law 62/2003 on Tax, Administrative, Labor and Social Security Measures, based on the judgment of the European Court of Justice of May 13, 2003, amended the administrative authorization system contained in Law 5/1995 on the legal regime applicable to the disposal of public shareholdings in certain companies, to which certain of the corporate transactions and agreements of Telefónica S.A., Telefónica Móviles S.A., Telefónica Móviles España, S.A.U. and Telefónica de España, S.A.U. are subject pursuant to Royal Decree 8/1997.

The reform introduces a new model for administrative involvement, replacing the system of prior authorization with that of subsequent notification. The cases that must be notified were also reduced.

Specifically, the sale or encumbrance of shares without notification is permitted, provided that there is no change in control, in relation to shares representing up to 50% of the capital stock of (i) Telefónica de España, S.A.U. owned by Telefónica, S.A.; (ii) Telefónica Móviles, S.A. owned by Telefónica, S.A.; and (iii) Telefónica Móviles España, S.A.U. owned by Telefónica Móviles, S.A.

Additionally, the notification system still applies to the direct, indirect or triggered acquisition, even through third-party trusts or interposed third parties, of shares of Telefónica S.A. or of Telefónica Móviles S.A. when they result in the disposal of at least 10% of the capital stock. However, cases constituting mere financial transactions that do not have as their objective the obtainment of the control and/or management of these companies are excluded.

Also, the disposal or encumbrance of certain strategic assets located in Spain by Telefónica de España and Telefónica Móviles España continue to be subject to the aforementioned notification system, except when these transactions are carried out between Group companies.

(12) MINORITY INTERESTS

This caption relates to the equity of minority stockholders in the net worth and results for the year of the fully consolidated Group companies. The variations in 2004 and 2003 in the balances of this caption in the consolidated balance sheets were as follows:

Millions of Euros
Balance at 12/31/02	5,612.93
Capital contributions and inclusion of companies	396.06
Income for the year	245.49
Variation in translation differences	(60.87)
Acquisitions and exclusion of companies	(1,452.21)
Dividend paid	(309.66)
Other variations	(5.52)
Balance at 12/31/03	4,426.22
Capital contributions and inclusion of companies	25.47
Income for the year	381.01
Variation in translation differences	3.62
Acquisitions and exclusion of companies	(10.00)
Dividend paid	(1,082.97)
Other variations	32.23
Balance at 12/31/04	3,775.58

The detail of the balances of this caption and of the variations relating to the main Group companies is shown in Exhibit IV.

2004

The most significant variations in minority interests in 2004 were those relating to the distribution of dividends by Telefónica Empresas CTC Chile, S.A., Terra Networks, S.A. and Telesp Participaçoes, S.A.

2003

Noteworthy in 2003 was the effect of the tender offer for Terra Networks, S.A. shares that led to a reduction of €1,207.42 million in the balance of “Minority Interests”, and this amount is included in the “Acquisitions” account in the accompanying table (see Exhibit II). Also worthy of mention in relation to “Capital Contributions and Inclusion of Companies” are the €142.06 million relating to the inclusion in the consolidated financial statements of Tele Centro Oeste Celular Participaçoes, S.A. and €240.38 million relating to the inclusion of Antena 3 de Televisión, S.A. (see Exhibit II). As indicated in Exhibit II, the latter investment was subsequently excluded from consolidation, giving rise to a reduction of €244.39 million in the balance of the “Minority Interests” caption.

(13) DEFERRED REVENUES

The detail of the balances of this caption in the accompanying consolidated balance sheets and of the variations therein in 2004 and 2003 is as follows:

	Millions of Euros
	Capital Subsidies	Exchange Gains	Accrual of Investment Tax Credit (Note 18)	Other	Total
Balance at 12/31/02	238.07	3.46	157.06	481.87	880.46
Additions	1.81	42.15	33.99	116.50	194.45
Transfers and other variations	0.34	(5.35)	(3.56)	(34.32)	(42.89)
Allocation to income	(53.78)	(38.16)	(47.38)	(234.73)	(374.05)
Balance at 12/31/03	186.44	2.10	140.11	329.32	657.97
Additions	10.08	26.28	32.92	19.27	88.55
Transfers and other variations	0.55	3.92	0.02	(22.54)	(18.05)
Allocation to income	(94.90)	(23.33)	(74.84)	(206.43)	(399.50)
Balance at 12/31/04	102.17	8.97	98.21	119.62	328.97

The “Other” caption included €64.70 million as of December 31, 2003, relating to the revenue to be collected in the five years following 1999 for the future deduction at Telesp of amortization of goodwill, which is tax deductible at that company and was written off at 2004 year-end.

In 2000, as a result of various changes in the conditions of the liabilities for pensions and other welfare benefits to Telesp employees, the liability recorded in this connection was reassessed. This reassessment disclosed an overprovision in 2000 which was reflected in this caption and the impact of which on the statement of income was deferred over future years. The prevailing conditions are analyzed periodically until the company is able to assess the final resolution of certain matters. In line with the trend in prior years, in 2004 this company’s commitments to its retired employees decreased sharply and the plans for medical assistance to this group of employees were modified to provide benefits adapted to these retirees’ requirements, which entailed a much lower cost for the company than the former plan in force. Because of these matters, which were disclosed in independent experts’ reports, the outstanding balance of this liability was eliminated since the reasons which gave rise to its recording in 2000 ceased to exist in the last few years. The balance outstanding of €48.50 million was recorded as an extraordinary revenue in the accompanying statement of income (see Note 20).

This caption also includes €101.31 million and €103.20 million as of December 31, 2004 and 2003, respectively, relating to the amounts collected by Telefónica de España and Emergia from other operators for the use of underwater cable systems.

Capital subsidies

The detail of the capital subsidies not yet allocated to income is as follows:

	Millions of Euros
Grantor	12/31/04	12/31/03
Official agencies, autonomous community governments, provincial and municipal governments, etc.	13.78	33.99
EU-
STAR Programme	-	1.99
ERDF Programme	0.80	3.58
ERDF 94/95 Operating Programme	84.18	141.48
Other	3.41	5.40
Total	102.17	186.44

(14) PROVISIONS FOR CONTINGENCIES AND EXPENSES

The detail of the balances of the provisions for contingencies and expenses and of the variations therein in 2004 and 2003 is as follows:

	Millions of Euros
	Balance at 12/31/02	Period Provisions	Amounts Used	Inclusion of Companies	Transfers and Other	Balance at 12/31/03	Period Provisions	Amounts Used	Inclusion of Companies	Transfers and Other	Balance at 12/31/04

Group insurance	9.04	0.73	(0.85)	-	2.50	11.42	1.83	(1.24)	-	-	12.01
Provisions for preretirements, social security costs and voluntary severance	1,134.02	1.436.78	(300.72)	-	24.96	2.295.04	720.58	(370.97)	-	9.71	2,654.36
Technical reserves (Note 4.m)	3,287.25	13.30	(449.94)	(0.16)	-	2.850.45	122.05	(553.68)	-	-	2,418.82
Provision for pension funds of other companies	122.10	43.37	(96.90)	-	1.35	69.92	32.09	(33.09)	36.45	(19.40)	85.97
UMTS provision	2,298.97	8.84	(101.89)	-	(968.81)	1.237.11	14.57	(4.47)	-	(95.10)	1,152.11
Other provisions	1,163.53	497.07	(429.38)	18.43	(25.36)	1.224.29	202.36	(216.14)	(3.37)	43.80	1,250.94
Total	8,014.91	2,000.09	(1,379.68)	18.27	(965.36)	7,688.23	1,093.48	(1,179.59)	33.08	(60.99)	7,574.21

The main provisions and commitments to employees recorded under this caption in the accompanying consolidated balance sheets are as follows.

Group life insurance (internal allowance for survivorship benefits)

Serving employees who did not join the pension plan continue to be entitled to receive survivorship benefits at the age of 65. Telefónica de España has recorded a provision to cover these commitments, based on the actuarial calculations made under the following assumptions: GRM/F-95 mortality table and an assumed interest rate of 4%. Most of these commitments were externalized in 2002.

Provisions for preretirements, early retirements, social security costs and voluntary severance of Telefónica de España employees

In order to adapt to the competitive environment, in prior years Telefónica implemented preretirement, early retirement and technology renewal plans in order to adapt its cost structure to the new environment and took certain strategic decisions relating to its sizing and organization policy.

The provisions under this caption as of December 31, 2004 and 2003, include the commitments arising from the Special Agreement with the Social Security System, amounting to €377.98 million and €537.25 million, and the income commitments to employees who have taken voluntary severance, amounting to €337.62 million and €388.91 million, respectively.

Also, on July 29, 2003, the Ministry of Labor and Social Affairs approved a labor force reduction plan for Telefónica de España that envisages the termination of up to 15,000 employment contracts in the period from 2003 to 2007, through voluntary, universal and non-discriminatory programs. The approval of the labor force reduction plan was announced on July 30, 2003.

Within the framework regulated by the labor force reduction plan, in 2004 and 2003 the Company approved a total of 2,417 and 5,489 requests for voluntary severance, for which provisions amounting to €674.70 million and €1,372.29 million, respectively, were recorded with a charge to the “Extraordinary Expenses and Losses” caption in the consolidated statement of income, of a total recorded at consolidated level by the various Group companies of €908,03 million and €1,593.41 million, respectively (see Note 20). The outstanding balances as of December 31, 2004 and 2003, were €1,869.69 million and €1,334.45 million, respectively.

Technical reserves

This caption includes the reserves recorded by the Group’s insurance companies. As indicated in various sections of these notes to consolidated financial statements, in November 2002, pursuant to the legislation in force, several of Telefónica de España’s commitments to its employees were externalized to the Group company Seguros de Vida y Pensiones Antares, S.A. As of December 31, 2004 and 2003, the main items and amounts included under the “Technical Reserves” caption were as follows:

	Millions of Euros
	12/31/04	12/31/03
Supplementary pension payments for retired personnel (a)	515.77	547.98
Group life insurance (b)	135.58	125.43
Preretirements and early retirements (c)	1,552.09	1,966.01
Other technical reserves	215.38	211.03
Total	2,418.82	2,850.45

(a)    On July 8, 1992, Telefónica de España reached an agreement with its employees whereby it recognized supplementary pension payments for employees who had retired as of June 30, 1992, equal to the difference between the pension payable by the social security system and that which would be paid to them by ITP (Institución Telefónica de Previsión). Once the aforementioned supplementary pension payments had been quantified, they became fixed, lifelong and non-updateable. 60% of the payments are transferable to the surviving spouse recognized as such as of June 30, 1992, and to underage children. The resulting underprovision on that date was recorded under the “Deferred Charges” caption and is being charged to income from that date by the straight-line method over 15 years, the estimated average remaining life of the retired employees (1992-2007) (see Note 9)

(b)    See section above on “Group Life Insurance”.

(c)    Reserves relating to the insurance policies taken out to cover the retirement and preretirement of employees who availed themselves of the labor force reduction plans implemented by Telefónica de España in the past and which were externalized.

The companies that still have these commitments calculated the amounts to be provisioned at 2004 year-end using actuarial assumptions pursuant to current legislation, including most notably the ERM/F-2000 mortality tables and a floating interest rate of between 2.80% and 4% for the most significant amounts, based on the related hire dates.

Provision for the pension funds of other companies

The subsidiary Telecomunicaçðes de São Paulo, S.A. (Telesp) had various pension plan, medical insurance and life insurance commitments to its employees. In 2000, this company and other companies which were formerly included in the Telebras telecommunications system in Brazil entered into negotiations with their employees. The negotiations ended in October 2000 with the conversion of the former defined-benefit pension plan into a new defined-contribution pension plan and the elimination of the life insurance plan. Substantially all the serving employees of these companies availed themselves of the new plan. As indicated in Note 13, in 2004, due mainly to the significant decrease in the medical benefit commitments to the retired employees of Telesp, the future payment obligations recorded at 2003 year-end in this connection were reduced significantly. Consequently, the liability recorded as of December 31, 2004, for this item, which amounted to €12.3 million, relates to the accrued commitments to be covered through future payments, net of the value of the assets covering them (€22.58 million in 2003).

Also worthy of note in this connection as of December 31, 2004, are the commitments acquired by Telefónica de Argentina and CTC Chile amounting to €10.10 million and €22.00 million, respectively (€17.52 million and €22.64 million, respectively, in 2003).

The variations in the “Other” column in 2004 and 2003 relate mainly to translation differences.

UMTS provisions

In relation to the value adjustments to UMTS licenses in 2002, this caption includes most notably a provision of €2,371.46 million recorded in 2002. The balance of this caption, net of the amounts used in 2002, 2003 and 2004, was €1,237.11 million at 2003 year-end and €1,152.12 million at 2004 year-end.

The transfers related to the reduction of the equity-method amount corresponding to the investment in Ipse 2000, after the company had recorded these effects in its net worth.

Other provisions

The balance of this caption as of December 31, 2004, includes various provisions recorded by the Telefónica Group companies, including most notably €47.6 million at the Telefónica Internacional subgroup relating to provisions for severance costs for the employees' years of service at the respective companies, in accordance with the legislation applicable in each country or with the contractual agreements entered into (€65.00 million as of December 31, 2003), and €150.61 million at Telefónica de España relating to the accrued amount of long-service bonuses paid to personnel after 25 years of service (€158.12 million in 2003).

Also, certain Group companies, mainly those in the Endemol Group, when investing in other companies make payment of part of the pacted price, conditional upon compliance by the acquired company with some related future goal, in most cases increased revenues, the obtainment of income, etc. Since a part of the acquisition price is therefore not fixed, each year the necessary estimates are made, considering the variables which might be pending ratification with the sellers, to evaluate the possible liabilities inherent to these transactions and the related goodwill. As of December 31, 2004, the amounts provisioned in this connection, €319.22 million and €15.60 million, were recorded under the long-term “Provisions for Contingencies and Expenses” and “Short-Term Provisions for Contingencies and Expenses” captions, respectively (€282.45 million and €70.44 million, respectively, as of December 31, 2003).

As of December 31, 2004 and 2003 this caption included €382.44 million relating to the debit balance with the minority stockholder of Group 3G UMTS Holding GmbH.

Lastly, the “Other Provisions” caption in 2004 and 2003 includes, inter alia, the provisions recorded (or used) by the Group companies to cover the risks inherent to the realization of certain assets, the contingencies derived from their respective business activities and the risks arising from commitments acquired in other transactions.

(15) DEBENTURES, BONDS AND OTHER MARKETABLE DEBT SECURITIES

The variations in the years ended December 31, 2004 and 2003, in the balances relating to debentures, bonds and other marketable debt securities were as follows:

	Millions of Euros
	Non-Convertible Euro	Non-Convertible Foreign Currency	Promissory Notes and Commercial Paper	Total
Balance at 12/31/02	6,161.50	7,246.20	1,898.20	15,305.90
New issues	2,650.00	354.52	3,383.88	6,388.40
Redemptions, conversions and exchanges	(277.77)	(865.07)	(3,772.39)	(4,915.23)
Adjustments and other variations	68.46	(1,276.62)	(234.30)	(1,442.46)
Balance at 12/31/03	8,602.19	5,459.03	1,275.39	15,336.61
New issues	-	567.86	3,793.55	4,361.41
Redemptions, conversions and exchanges	(1,318.78)	(499.15)	(3,077.76)	(4,895.69)
Adjustments and other variations	96.77	(335.77)	(0.26)	(239.26)
Balance at 12/31/04	7,380.18	5,191.97	1,990.92	14,563.07
Maturity:
Long term	5,124.62	4,096.58	98.27	9,319.47
Short term	2,255.56	1,095.39	1,892.65	5,243.60
Unmatured accrued interest	296.07			296.07

Debentures and bonds

The main issues in 2004 were as follows:

Issues of Telefónica de Argentina, S.A.:

	Date	Face Value (Millions)	Currency	Maturity	Interest Rate
Marketable debentures	05/05/04	163.26	ARP	05/06/05	8.05%
Marketable debentures	10/28/04	134.85	ARP	10/28/05	8.25%
Marketable debentures	10/28/04	65.15	ARP	05/02/06	Floating BADLAR+2.4% (*)

(*) Maximum rate of 15% and minimum rate of 7%

Issues of Telesp Celular Participaçoes, S.A.:

	Date	Face Value (Millions)	Currency	Maturity	Interest Rate
Marketable debentures	09/01/04	1500,00	BRL	09/01/07	103.5% CDI (*)

(*) Reference market interest rate in Brazil.

Issues of Telefónica de Perú, S.A.A. under the bond programs:

	Date	Face Value (Millions)	Currency	Maturity	Interest Rate
3rd Bond Program T. Perú (2nd-Series A)	04/20/04	30.00	New soles	04/20/07	5.3125%
3rd Bond Program T. Perú (3rd)	06/30/04	30.00	New soles	12/30/07	8.1250%

The main issues in 2003 were as follows:

Under the EMTN program of Telefónica Europe, B.V.:

	Date	Face Value (Millions)	Currency	Maturity	Interest Rate
EMTN Issue	02/03/03	100.00	Euros	02/03/05	Floating EONIA + 0.47%
EMTN Issue	02/14/03	1,500.00	Euros	02/14/13	5.125%
EMTN Issue	02/14/03	500.00	Euros	02/14/33	5.875%
EMTN Issue	10/06/03	100.00	Euros	10/17/05	Floating EONIA + 0.23%
EMTN Issue	10/27/03	100.00	Euros	10/27/05	Floating EURIBOR + 0.14%
EMTN Issue	11/05/03	50.00	Euros	05/05/05	Floating EONIA + 0.17%
EMTN Issue	11/27/03	100.00	Euros	11/27/06	Floating EURIBOR + 0.18%
EMTN Issue	12/11/03	200.00	Euros	12/11/06	Floating EURIBOR + 0.18%

Issues of Telefónica de Argentina, S.A.:

	Date	Face Value (millions)	Currency	Maturity	Interest Rate
Marketable debentures	08/07/03	189.70	USD	11/01/07	11.875%
Marketable debentures	08/07/03	220.00	USD	11/07/10	9.125%
Marketable debentures	08/07/03	148.14	USD	08/01/11	8.85%

These issues of Telefónica Argentina, S.A. relate to offers to exchange marketable debentures which were restructured during 2003 and which represented net additions of €147.49 million.

Issues of Telesp Celular Participaçoes, S.A.:

	Date	Face Value (millions)	Currency	Maturity	Interest Rate
Marketable debentures	06/24/03	75	USD	12/22/04	6.75%
Marketable debentures	08/11/03	250	BRL	08/01/08	104.6% CDI

Issues of Telefónica de Perú, S.A.A. under the bond programs:

	Date	Face Value (millions)	Currency	Maturity	Interest Rate
2nd Bond Program T. Perú (8th)	03/14/03	75.00	New soles	03/14/05	6.5%
2nd Bond Program T. Perú (8th-Series B)	04/22/03	15.00	New soles	04/22/05	6.1875%
2nd Bond Program T. Perú (9th)	04/14/03	21.00	USD	01/14/05	2.4375%
3rd Bond Program T. Perú (1st)	11/24/03	50.00	New soles	11/24/10	VAC + 5% (a)
6th Bond Issue T. Perú	06/18/03	70.00	New soles	06/18/05	5.1875%
7th Bond Issue T. Perú	08/20/03	63.19	New soles	08/20/08	7.9375%
8th Bond Issue T. Perú	08/20/03	16.84	USD	02/20/09	3.8125%
9th Bond Issue T. Perú	07/07/03	20.00	USD	07/07/07	3.125%
(a) VAC: Inflation (adjustment factor).

The detail of the debentures and bonds is shown in Exhibit V.

Corporate promissory notes

The features of the main corporate promissory note issue program as of December 31, 2004, were as follows:

Millions of Euros
Limit		Euros
Outstanding	Addressed to	Face Value	Method of Sale
2,000	Participating entities	1,000	Monthly auctions
		100,000	Specific transactions

The average interest rate on the outstanding position as of December 31, 2004, was 2.24%.

Commercial paper

The features of Telefónica Europe, BV’s commercial paper issue program are as follows:

Millions of Euros	Addressed to:	Face Value	Method of Sale
Limit Outstanding
2,000	Investors	US$ 500,000	Specific transactions
		€500,000	Specific transactions
		¥100,000,000	Specific transactions
		£100,000	Specific transactions

The average interest rate on the outstanding position as of December 31, 2004, was 2.24%.

Also, as of December 31, 2004, Telefónica del Perú, S.A.A. had a commercial paper issue program with a maximum outstanding limit of US$ 180 million or its equivalent in local currency. As of that date US$ 151.8 million had not been used, and the remaining US$ 28.2 million, or its equivalent in local currency, had been drawn down through specific transactions at an interest rate as of December 31, 2004, of 4.55%.

Telesp has a local bond program, with a maximum limit outstanding of 3,000 million reais, which provided for the issue, up to this amount, of commercial paper and local bonds, at any maturity date, with interest in reais at fixed rates, floating rates (CDI) or tied to other indices, for example inflation (GPI – M or CPI – A). A first tranche of 1,500 million reais had been used at the end of 2004 and 1,500 million reais are still available for use.

 (16) PAYABLE TO CREDIT INSTITUTIONS

The detail of the accounts payable to credit institutions is as follows:

	Millions of Euros
	Balance at 12/31/04			Balance at 12/31/03
	Short Term	Long Term	Total	Short Term	Long Term	Total

Corporate promissory notes	4.70	-	4.70	6.92	99.65	106.57
Loans and credits	2,629.13	2,756.36	5,385.49	988.76	2,815.97	3,804.73
Foreign currency loans	1,535.97	2,694.01	4,229.98	1,663.52	2,016.94	3,680.46
Total	4,169.80	5,450.37	9,620.17	2,659.20	4,932.56	7,591.76

As of December 31, 2004, the average interest rates on the corporate promissory notes, loans and credits and foreign currency loans were 13.52%, 3.05% and 3.89%, respectively. These percentages do not include the effect of the hedging arranged by the Group.

The most significant financial transactions in 2004 and 2003 were as follows:

	Amount (Millions)	Currency	Date	Maturity
ABN Amro Bank N.V.	377.08	USD	11/26/04	11/15/10
Drawdown against Citibank syndicated loan	500.00	Euro	07/06/04	07/06/09
Drawdown against Citibank syndicated loan	760.00	USD	07/06/04	07/06/09
Santander Overseas Bank	273.93	USD	10/28/04	10/28/05
JBIC (Telesp) loan	29,762.50	Yen	01/23/03	07/23/09

On July 6, 2004, Telefónica arranged a syndicated loan of €3,000 million with several Spanish and foreign banks. This syndicated loan matures in five years (July 6, 2009) and bears interest of EURIBOR/LIBOR plus a spread that will be based on the Company’s credit rating. The commitments and obligations of the parties are those ordinarily assumed in syndicated financing transactions. Banco Bilbao Vizcaya Argentaria, S.A. and Caja de Ahorros y Pensiones de Barcelona (“La Caixa”) acted, together with other institutions, as underwriters and lead managers.

On November 26, 2004, Telefónica, S.A. and several branches of ABN Amro Bank N.V. entered into a credit facility agreement amounting to US$ 377.08 million, secured by the export credit agencies of Finland ("Finnvera") and Sweden ("EKN"), bearing fixed interest of 3.26% and with final maturity on November 15, 2010. This financing will cover up to 85% of the purchases of network equipment to be made by Telefónica Móviles Group companies from Ericsson and Nokia.

Santander Overseas Bank granted financing for US$273.93 million to Telefónica Móviles’s subsidiary in Colombia to refinance this company’s debt at a floating interest rate tied to three-month Libor plus a spread of 0.125%. This financing was secured by Telefónica, S.A.

In December 2004, CTC Chile renegotiated a US$ 200 million syndicated loan from several international banks which matured in February and August 2005. The company extended the maturity date to December 21, 2009, and reduced the applicable interest rate from Libor plus a spread of 112.5 basis points to Libor plus a spread of 40 basis points, thus adapting it to current market conditions.

On April 9, 2003, Compañía de Telecomunicaciones de Chile (CTC) completed the renegotiation of the US$ 225 million syndicated loan granted on February 7, 1996, of which US$ 168 million were outstanding at 2003 year-end. The renegotiation will mainly enable the maturity to be extended to April 2008. The repayments will be made in three installments: US$ 60 million on April 9, 2006, US$ 75 million on April 9, 2007 and US$ 33 million on April 9, 2008, and the interest rate will be Libor plus a spread based on the current risk classification.

The main repayments made in 2004 and 2003 were as follows:

	Amount (Millions)	Currency	Date
Early repayment of BSCH syndicated loan (Tranche A)	120.00	Euro	01/30/04
Repayment of BSCH syndicated loan (Tranche A)	254.25	Euro	02/19/04
Early repayment of BSCH syndicated loan (Tranche B) (1)	1,500.00	Euro	02/27/03
BBK loan	100.00	Euro	10/28/03
Alcatel loan(2)	166.78	USD	12/15/03
Qualcomm loan(2)	363.19	USD	Several
BSCH loan	200.00	Euro	12/30/03

(1)    €1,145 million were repaid on that date by Telefónica S.A. and the remaining €355 million were repaid by Telefónica Europe B.V.

(2)    These are the main repayments of accounts payable to the suppliers of Telefónica Móviles Méjico. The amount of the Qualcomm loan is the overall figure for the year, which is broken down into three payments, the largest of which amounted to the US$ 281.27 million and was repaid on June 13, 2003.

In 2003 Telefónica, S.A. made two early repayments of the syndicated loan, totaling €1,200 million, that was arranged in 1999 with several financial institutions: the first, amounting to €70 million, was made on October 30 and the second, amounting to €200 million, was made on December 30. Both repayments were made to Banco Santander Central Hispano (BSCH). In 2004 the two repayments detailed in the foregoing table were made, both to BSCH.

In 2003 Compañía de Telecomunicaciones de Chile (CTC) made an early repayment of the syndicated loan, amounting to US$ 120 million, that was arranged on April 17, 2001, with JP Morgan Chase. The repayment was made in two installments: the first on April 23, amounting to US$ 90 million, and the second on June 27, amounting to US$ 30 million.

The claimability of certain financing arranged by various Telefónica Group companies is subject to compliance with certain financial covenants. All the covenants were being complied with at the date of preparation of these consolidated financial statements.

The scheduled maturities for repayment of the debt as of December 31, 2004, were as follows:

	Millions of Euros
	2005	2006	2007	2008	2009	Subsequent Years	Total
Corporate promissory notes	4.70	-	-	-	-	-	4.70
Loans and credits	2,629.13	756.49	245.51	134.90	528.35	1,091.11	5,385.49
Foreign currency loans	1,535.97	474.30	315.13	749.42	811.04	344.12	4.229.98
Total	4,169.80	1,230.79	560.64	884.32	1,339.39	1,435.23	9,620.17

As of December 31, 2004, the Telefónica Group had financing sources of various types exceeding €7,500 million and the possibility of negotiating the maturity dates of various of the existing financing commitments and, accordingly, any need of the Group arising from its short-term commitments is adequately covered.

Foreign currency loans

The detail of the foreign currency loans as of December 31, 2004 and 2003, is as follows:

	Outstanding Balance (in Millions)
	Foreign Currency		Euros
Currency	12/31/04	12/31/03	12/31/04	12/31/03
US dollars	4,540	3,711	3,305.50	2,806.09
Brazilian reais	877	1,061	242.52	290.86
Argentine pesos	191	52	47.06	14.21
Colombian pesos	90,172	-	27.77	-
Yen	45,488	47,083	351.55	348.63
Chilean pesos	125,363	84,266	165.48	112.36
New soles	363	219	81.21	50.19
Pounds sterling	-	20	0.06	29.46
Mexican pesos	109	269	7.13	18.96
Other currencies			1.70	9.70
Total for the Group			4,229.98	3,680.46

(17) DERIVATIVES

In 2004 the Group continued to use derivatives both to limit interest rate and exchange risks on unhedged positions and to adapt its debt structure to market conditions.

As of December 31, 2004, the total outstanding balance of derivatives transactions was €38,659.70 million (€30,915.29 million as of December 31, 2003), of which €24,428.19 million related to interest rate risk and €13,996.04 million to exchange risk (€13,342.11 million and €16,535.60 million as of December 31, 2003, respectively) (see Exhibit VI).

Most of the derivatives transactions are assigned directly to individual asset or liability positions in the consolidated balance sheet. Also, there is a transaction portfolio hedging other financial risks of the Group. The net financial gain obtained in 2004 in relation to these latter transactions amounted to €70.00 million (net revenue of €322.18 million in 2003).

(18) TAX MATTERS

Pursuant to a Ministerial Order dated December 27, 1989, since 1990 Telefónica, S.A. has filed consolidated tax returns with certain Group companies. 54 companies formed the consolidated tax Group in 2004.

Deferred tax assets and liabilities

The detail as of December 31, 2004 and 2003, of the Telefónica Group’s deferred tax assets and liabilities, and of the variations therein in 2004 and 2003, is as follows:

	Millions of euros
	Deferred and Other Tax Assets		Deferred Tax Liabilities
	Short Term	Long Term	Short Term	Long Term	Intercompany Long Term
Balance at December 31, 2002	310.10	9,336.43	131.56	1,584.07	45.39
Reversal	(209.54)	(1,118.82)	(11.02)	(484.32)	(6.08)
Arising in the year	356.33	608.55	11.58	87.70	2.84
Net international variations	26.10	(30.74)	-	(496.85)	-
Inclusion/Exclusion of companies and other	35.52	29.68	30.55	(21.11)	6.33
Balance at December 31, 2003	518.51	8,825.10	162.67	669.49	48.48
Reversal	(333.29)	(1,394.04)	(52.27)	(71.26)	(4.42)
Arising in the year	241.97	748.56	18.38	119.64	18.64
Net international variations	29.83	0.24	-	7.81	-
Inclusion/Exclusion of companies and other	(9.72)	41.44	(0.26)	(10.95)	6.40
Balance at December 31, 2004	447.30	8,221.30	128.52	714.73	69.10

The balance of the “Long-Term Investments - Tax Receivables” caption, which amounts to €8,567.17 million (see Note 8), includes, in addition to the deferred and other tax assets shown in the foregoing table, an amount of €345.87 million (€204.38 million as of December 31, 2003) relating to tax credits recorded as indicated below.

The “Long-Term Debt – Taxes Payable” caption amounting to €855.82 million includes the deferred tax liabilities shown in the foregoing table, together with €71.99 million relating to long-term obligations to public authorities.

The deferred intercompany taxes relate to the differences arising from the elimination of unrealized gains on intercompany transactions, plus the cumulative differences between the net tax payable reported in the Telefónica Group’s consolidated corporate income tax return and the sum of the net tax charges per the individual corporate income tax returns of the Telefónica Group companies.

Taxes payable and tax receivables

The detail of the “Other Nontrade Payables - Taxes Payable” and “Accounts Receivable - Tax Receivables” captions as of December 31, 2004 and 2003, is as follows:

	Millions of euros
	Balance at 12/31/04	Balance at 12/31/03
Taxes payable:
Tax withholdings	115.54	101.95
Indirect taxes payable	828.18	485.37
Corporate income tax	398.15	109.43
Accrued social security taxes	172.95	172.13
Deferred tax liabilities	128.51	162.67
Other	216.07	149.54
Total	1,859.40	1,181.09

	Millions of euros
	Balance at 12/31/04	Balance at 12/31/03
Tax receivables:
Tax withholdings and installment payments	224.35	198.40
Income tax refunds receivable	97.96	10.48
Taxes, surcharges and other payments recoverable	2.68	15.63
Deferred tax assets and other short-term tax credits	447.30	518.51
Indirect taxes refundable	644.47	370.01
Other	7.47	9.81
Total	1,424.23	1,122.84

Reconciliation of the income per books to the taxable income for corporate income tax purposes and determination of the tax expense

The reconciliation of the income per books to the taxable income for corporate income tax purposes as of December 31, 2004 and 2003, and the determination of the corporate income tax expense and the net tax payable for the two years are as follows.

	Millions of Euros
	2004	2003
Income per books	4,397.01	3,362.50
Permanent differences	(722.36)	(422.15)
Timing differences	400.52	(634.03)
Offset of tax losses	(338.65)	(358.74)
Taxable income	3,736.52	1,947.58
Gross tax payable	1,209.74	465.68
Tax credits and tax relief	(76.09)	(457.29)
Unrecorded prior years’ tax assets	15.91	222.62
Corporate income tax payable (receivable)	1,149.56	231.01
Tax effect of timing differences and deferred revenues	(29.67)	112.20
Other items	18.82	570.22
Accrued corporate income tax	1,138.71	913.43

The permanent differences arose mainly as a result of the amortization of consolidation goodwill (see Note 5) and the results assignable to associated companies, and of events that gave rise to tax bases that are not included in the consolidated statement of income, such as translation differences, etc.

The main timing differences arose as a result of the investment valuation provisions recorded by individual companies for the amounts yet to be allocated to income in connection with their equity investments, and of the effect of retirement and early retirement plans, which are tax deductible based on the payment schedule rather than when the related provisions are recorded.

The Telefónica tax Group has €519.81 million (€449.27 million in 2003) of unused tax credits relating to 1999 through 2004. This amount includes €345.87 million recorded under the “Long-Term Investments – Tax Receivables” caption relating to tax credits recognized for accounting purposes in accordance with an ICAC resolution dated March 15, 2002 (see Note 4-p), mainly in connection with reinvestment of extraordinary income and research and development expenses (€161.22 million as of December 31, 2004). The tax credits not recognized in the consolidated balance sheet relate mainly to those arising from export activities.

The tax losses available for carryforward in Spain at the main Group companies total €18,140.23 million, of which €15,848.57 million, €1,128.38 million and €633.42 million were incurred in 2002, 2001 and 2000, respectively, and can be offset within 15 years. €12,780.97 million of these tax losses were capitalized, giving rise to a tax asset of €4,473.34 million, which was recorded under the “Long-Term Investments - Tax Receivables” caption and includes the projected offset of tax losses against the taxable income generated in 2004 which is detaled in the table above.

In the 2002 corporate income tax return a negative adjustment of €2,137.24 million was made in relation to Telefónica Móviles, S.A. as a result of the transfer of certain holdings acquired in prior years whose market value differed from the book value at which they were recorded (underlying book value) because Telefónica Móviles, S.A. applied the provisions of Article 159 of the Corporations Law. No accounting effect for this adjustment was recorded, since the stance adopted by the authorities differs from that of the company. Also, as of December 31, 2004, the Terra Networks Group had unrecognized tax losses amounting to €2,911.54 million.

The Telefónica Group companies not domiciled in Spain reported tax assets of €156.81 million relating to tax losses recorded for accounting purposes. They also had €1,172.16 million of tax credits relating to tax losses which were not recorded in the consolidated balance sheet.

In connection with the sale of the holding in Lycos Inc. (see Note 2-c), Terra Networks, S.A. recognized a tax asset amounting to €272 million in 2004 which was included in the total tax asset of €306 million recognized in 2004. This tax asset arose from the difference between the sale price of Lycos Inc. shares for €89 million and the value at which the capital increase for the acquisition of this company was recorded, net of the adjustments (mainly provisions to the investment valuation allowance) which had already been tax deductible prior to the sale.

Additionally, the company is considering the possibility of reporting a higher tax loss for 2004, for an amount of up to €7,418 million, as a result of using as the acquisition value for tax purposes that which would result from taking the market value of the Lycos Inc. shares received, rather than the book value at which they were recorded, in conformity with Article 159 of the Spanish Corporations Law. However, in view of the opposite stance upheld by the tax authorities in their replies to the requests for tax rulings on similar cases and of the uncertainties prevailing about the final decision that may be adopted, no effect for accounting purposes was recognized in this connection in the consolidated financial statements.

On September 25, 2002, tax audits commenced at several of the companies included in tax Group 24/90 of which Telefónica, S.A. is the parent company. The taxes subject to review are corporate income tax (for the years from 1998 to 2000) and VAT and tax withholdings and prepayments relating to personal income tax, tax on income from movable capital, property tax and nonresident income tax (1998 to 2001). Although the tax audits have not yet been completed, the final outcome of the tax assessments signed under protest for approximately €135 million is not expected to disclose the need to record significant liabilities in the consolidated financial statements of the Telefónica Group.

The years open for review by the tax inspection authorities for the main applicable taxes vary from one consolidated company to another, based on each country’s tax legislation, taking into account their respective statute-of-limitations periods. In Spain, as a result of the tax audit currently in progress, the tax Group has the following years open for review: the years since 2002 for tax withholdings and prepayments relating to personal income tax, tax on income from movable capital, property tax, nonresident income tax and VAT; and the years since 2001 for corporate income tax (since 2001 and 2000, respectively, for the other Spanish companies).

In the other countries in which the Telefónica Group has a significant presence, the years open for review by the relevant authorities are generally as follows:

-          The last five years in Argentina, Brazil, Mexico, Colombia, Uruguay and the Netherlands.

-          The last four years in Peru, Guatemala and Venezuela.

-          The last three years in Chile, El Salvador and the U.S.

The tax audit of the open years is not expected to give rise to additional material liabilities for the Group.

(19) CURRENT LIABILITIES - OTHER NONTRADE PAYABLES

The detail of the balances of the “Current Liabilities - Other Nontrade Payables” caption in the consolidated balance sheets as of December 31, 2004 and 2003, is as follows:

	Millions of Euros
	Balance at 12/31/04	Balance at 12/31/03
Group company dividends payable	141.63	137.54
Short-term payables to fixed asset suppliers	390.48	66.80
Guarantees and deposits	45.66	66.78
Compensation payable	443.13	330.70
Other nonfinancial nontrade payables	434.25	334.11
Total	1,455.15	935.93

(20) REVENUES AND EXPENSES

Sales and services

The detail, by business line, of net sales and services is as follows:

	Millions of Euros
	12/31/04	12/31/03
Wireline telephony business in Spain	10,955.77	10,695.42
Móviles business	12,054.14	10,428.28
Wireline telephony business in Latin America	6,883.44	6,744.93
Telefónica Contenidos business	1,219.13	1,378.48
Directorios business	628.13	589.30
Terra Networks business	539.16	545.09
Atento business	611.73	492.96
Instrumentality companies and other	803.66	788.82
Group revenues before the elimination of intercompany sales	33,695.16	31,663.28
Intercompany sales	(3,373.26)	(3,263.44)
Total revenues from Group operations	30,321.90	28,399.84

Personnel expenses

The detail of the personnel expenses is as follows:

	Millions of Euros
	12/31/04	12/31/03

Compensation	3,203.37	3,368.59
Provisions to the pension allowance and other commitments to employees	106.23	115.45
Accrual for the cost of the loyalty-building programs tied to share market price	1.20	14.63
Employee welfare expenses and other	1,101.01	1,142.65
Total	4,411.81	4,641.32

Inclusion in the general social security system

Since January 1, 1992, Telefónica de España and its employees, who were formerly covered by a company employee welfare system, have been contributing to the general social security system. As a result of the inclusion of serving employees in the social security system, Telefónica de España must make additional contributions to the social security system until the year 2016, based on the serving employees’ effective contribution bases applicable at any time in that period. These contributions consist of the payment of 2.2% of the base salary, and the related amount is recorded under the “Personnel Expenses – Employee Welfare Expenses and Other” caption. €24.17 million were recorded in this connection in 2004 (€27.16 million in 2003).

Supplementary pension plan for employees

Various Telefónica Group companies have arranged a defined-contribution pension plan pursuant to Legislative Royal Decree 1/2002 approving the revised Pension Plans and Funds Law. Under this plan, contributions of between 6.87% and 4.50% of the participating employees’ regulatory base salary (based on each employee’s respective hire date and the company in question) are made to the plan. The obligatory contribution of the participant is generally a minimum of 2.2% of the employee’s regulatory base salary. The system used is an individual and financial capitalization system.

As of December 31, 2004, 42,446 Group employees were covered by the pension plans managed by the subsidiary Fonditel Entidad Gestora de Fondos de Pensiones, S.A. The contributions made by the various companies in 2004 amounted to €93.55 million (€105.72 million in 2003).

Number of employees

Following is a detail of the Telefónica Group’s average number of employees in 2004 and 2003, together with the headcount as of December 31 of those years. The employees shown for each subgroup include the Telefónica Group companies with similar activities in order to present the employees by business.

	12/31/04		12/31/03
	Average	Year-end	Average	Year-end
Telefónica, S.A.	668	622	791	767
Telefónica de España Group	37,281	36,425	42,537	38,464
Telefónica Móviles Group	14,071	19,797	13,240	13,093
Telefónica Internacional Group	25,951	25,905	27,079	25,762
Directorios Group	2,898	2,876	2,778	2,787
Telefónica de Contenidos Group	5,520	5,860	6,487	4,638
Atento Group	62,429	74,829	48,171	54,394
Terra Networks Group	1,997	1,584	2,273	2,229
Other	6,004	5,656	6,108	6,154
Total	156,819	173,554	149,465	148,288

The figures in the foregoing table relate to the consolidated companies.

Also, the Group company Telefónica de España has filed various appeals for judicial review against the Government in connection with the monetary claim relating to healthcare services provided in the years from 1999 to 2003 (inclusive). The company has recorded an account receivable of €90.47 million in this connection. Also, proceedings have been instigated by or against the regulator, some of which are being conducted in the administrative jurisdiction and others before the courts.

Compensation systems tied to share market price

At 2004 year-end Telefónica only had one compensation system tied to the market price of its shares: the TIES Program is aimed at all the serving personnel of Telefónica and of most of its Spanish and foreign subsidiaries.

The other compensation system tied to the market price of Telefónica shares ended in September 2003. The so-called TOP Plan was aimed exclusively at executive personnel of Telefónica, S.A. and of several Group companies including the executive directors of Telefónica, S.A. This Plan was implemented by Telefónica on June 28, 1999, and was approved by the Company’s Stockholders’ Meeting on April 7, 2000.

In view of the fact that when the aforementioned TOP Plan expired after the last opportunity for beneficiaries (participants) to exercise the Telefónica, S.A. stock options held by them the exercise prices were substantially higher than the market price of the shares at that time, the option-holders did not exercise the options which, accordingly, expired.

The subsidiaries Telefónica Móviles S.A. and Terra Networks, S.A. have also established their own compensation systems tied to the market price of their respective shares.

In November 2003 the stock option plan of the subsidiary Telefónica Publicidad e Información, S.A. (TPI) expired. This plan, which was aimed at the company’s executives (including the Executive Director) and employees, was implemented in 1999 and was approved by the aforementioned company’s Stockholders’ Meeting on April 17, 2000. In view of the fact that when the aforementioned plan expired with the last opportunity for the beneficiaries to exercise the TPI stock options held by them the exercise prices were higher than the market price of the shares at that time, the option-holders did not exercise the options which, accordingly, expired.

In October 2003 TPI extended to 2008 year-end the irrevocable call option right on 7,212,147 TPI shares that the company had arranged with Caja de Ahorros y Pensiones de Barcelona (La Caixa).

On June 28, 2004, the Board of Directors of TPI, following the issuance of a favorable report by the Appointments and Compensation and Best Practice Corporate Governance Committee, resolved to notify La Caixa of its intention to exercise the call option right on all the above-mentioned shares (7,212,147 shares), and to treat the shares so acquired under the system applicable to treasury stock; i.e. the shares shall be either (i) specifically assigned to the implementation of a new Stock Option Plan, if any, which shall be approved by the next Stockholders’ Meeting of the Company, or, (ii) in the absence of this plan, retired at the time of the aforementioned Meeting. These shares were acquired on July 9, 2004.

Lastly, there is a program of options on Telefónica, S.A. shares targeted at the employees of Endemol (the EN-SOP Program).

Following is a detailed account of the main features of each of the aforementioned compensation systems currently in force:

a)      Telefónica, S.A. stock option plan targeted at all the employees of certain Telefónica Group companies (“TIES Program”)

On February 23, 2000, the Board of Directors of Telefónica, S.A. approved the establishment of a new compensation system tied to the market price of the Company’s shares, with the grant of options on Company shares, known as the TIES Program. This Program is aimed at all the employees of Telefónica, S.A. and its Spanish and foreign subsidiaries who meet the requirements established in the rules governing the Program and who are not participating in any other similar employee stock or stock option plan.

In order to achieve the purposes of the Program, on April 7, 2000, the Stockholders’ Meeting of Telefónica, S.A. approved two capital increases with disapplication of preemptive subscription rights, for a par value of €1,197,880 and €31,504,244, respectively, through the issuance of 1,197,880 and 31,504,244 new common shares, respectively, of €1 par value each, with additional paid-in capital of 400% of the par value.

Telefónica, S.A. duly registered separate prospectuses for the aforementioned capital increases, which were verified by the CNMV on November 16, 2000, and February 16, 2001, respectively. It was clearly explained therein which options could be exercised in each tranche, and the procedures for exercising and settling these options.

The main features of the TIES Program are as follows:

1.      Number of shares offered for initial acquisition by the beneficiaries: 1,197,880.

2.      Issue price: €5.

3.      Maximum number of shares under option assigned to beneficiaries: 31,504,244. This figure, which is the maximum amount necessary to cover the total rights carried by the shares initially assigned, also includes a reserve for new beneficiaries of the Program equal to 4.5% of the initial beneficiaries.

4.      Method of assignment of shares under option: depends on the appreciation of Telefónica, S.A. shares with respect to an initial reference value to be set by the Board of Directors and on the number of shares of Telefónica, S.A. initially acquired. The initial reference value was set at €20.5 per share.

5.      Exercise price: €5.

At its meeting on June 28, 2000, the Board of Directors of Telefónica, S.A. resolved to commence implementation of the TIES Program (the features and general terms of which had been established on February 23, 2000, by the Board of Directors’ meeting that approved the creation of the Program), and established the requirements to be met by the employees of the subsidiaries of Telefónica, S.A. in order to become beneficiaries of the TIES Program.

Subsequently, on November 29, 2000, the Board of Directors of Telefónica, S.A. adapted to the date on which the Program was ultimately launched the conditions and requirements to be met by the employees of the companies participating in the Program in order to become beneficiaries of the Program and the reference value initially set.

On February 14, 2001, the notarial deed of formalization and execution of the first capital increase at Telefónica indicated above was executed. The par value of the capital was increased by €1,123,072, through the issuance of an equal number of common shares with additional paid-in capital of €4 per share. The new shares were fully subscribed and paid, through a monetary contribution, by the beneficiaries of the TIES Program.

On February 20, 2001, the notarial deed of formalization and execution of the second capital increase to cater for the TIES Program was executed. The par value of the capital was increased by €31,504,244, through the issuance of an equal number of common shares with additional paid-in capital of €4 per share. The new shares were fully subscribed and paid, through a monetary contribution, by BBVA (50%) and La Caixa (50%).

On December 31, 2004, 72,298 persons were participating in the TIES program, holding a total of 29,792,427 purchase options on Telefónica, S.A. shares.

February 15, 2005 was the third and the last Exercise Date under the Program but there were no exercisable options at that date since the initial reference value was higher than the market value of the Company shares. Consequently, all the unexercised options expired and were cancelled for all purposes and the TIES Program was thus terminated and the shares which were acquired in the past as the initial assignment to participate in the Program ceased to be covered by it.

Lastly, in February 2005, in accordance with a report issued by the Board of Directors on the resolutions adopted by the Stockholders’ Meeting on April 7, 2000, in connection with item IX on the agenda (relating to the establishment of the TIES Program), Telefónica, S.A. acquired 34,760,964 shares classified as treasury stock. A proposal will foreseeably be submitted for approval by the next Stockholders’ Meeting of the Company to reduce capital with the consequent retirement of these shares.

b)     Telefónica Móviles, S.A. stock option plan (“MOS Program”)

On October 26, 2000, the Special Stockholders’ Meeting of Telefónica Móviles, S.A. authorized the establishment of a corporate stock option plan for the executives and employees of Telefónica Móviles, S.A. and its subsidiaries and, in order to facilitate coverage of the Company’s obligations to the beneficiaries of the plan, resolved to increase the capital stock of Telefónica Móviles, S.A. by €11,400,000 through the issuance of 22,800,000 shares of €0.50 par value each.

Subsequently, on June 1, 2001, the Stockholders’ Meeting of Telefónica Móviles, S.A. introduced certain modifications and clarifications of the stock option plan with a view to making it more attractive and a more efficient mechanism for the motivation and loyalty-building of its beneficiaries.

Lastly, on September 21, 2001, the Board of Directors of Telefónica Móviles S.A. resolved to develop and establish, in conformity with the aforementioned resolutions of the Stockholders’ Meetings on October 26, 2000 and June 1, 2001, the terms and conditions of the stock option plan. The main features of this plan are as follows:

1.     The plan is open to all the executive directors, executives (including general managers or similar) and employees who on December 1, 2001, were working for companies in which Telefónica Móviles, S.A. directly or indirectly, during the term of the plan (i) has a holding with voting rights of over 50%, or (ii) has the right to appoint over 50% of the members of the Board of Directors.

Without prejudice to the above, the MOS Program envisaged the possibility of awarding new options at dates subsequent to its initial implementation. In order to carry this out, following the issuance of a report by the Appointments and Compensation Committee, the Board of Directors resolved to assign options to both the employees of the new companies which, when joining the Telefónica Móviles Group, met the aforementioned requirements and the employees hired by companies already participating in the MOS Program. Similarly, the Board resolved that employees could join the plan until December 31, 2003. Consequently, new beneficiaries joined the plan in 2002 and 2003. In 2003 certain companies were excluded from the MOS Program because they ceased to comply with the requirements to remain in it.

2.     There are three types of option:

•                Type-A options, with an exercise price of €11.

•                Type-B options, with an exercise price of €16.5.

•                Type-C options, with an exercise priceof €7.235.

Each beneficiary of the Program will receive an equal number of type-A and type-B options and a number of type-C options equal to the sum of the type-A and type-B options received.

3.     The executive directors and executives who are beneficiaries of the MOS Program must place a deposit on one share of Telefónica Móviles, S.A. for every 20 options assigned to them.

4.     Each option, regardless of type, will entitle its holder to receive one share of Telefónica Móviles, S.A.

5.     The options may be exercised at a rate of one-third each year from the day after the day on which two, three and four years have elapsed from the option grant date (January 2, 2002). The first exercise period commenced on January 2, 2004. The second period commenced on January 3, 2005.

6.     At the exercise date, the options may be settled, at the beneficiary’s request, either (i) through delivery of shares of Telefónica Móviles, S.A., once the beneficiary has paid the option exercise price, or (ii) cashless for cash.

The first phase of the Program commenced on January 2, 2002. The second phase of the plan, which included the companies and new employees who fulfilled the requirements envisaged in the plan, commenced on June 1, 2002, and finished on December 31, 2003. The total number of beneficiaries of the MOS Program was 7,575 as of December 31, 2004. Of these beneficiaries, one is an executive director of Telefónica Móviles, S.A. and ten are general managers or similar executives. 11,137,144 options had been assigned as of December 31, 2004.

In 2004, in the second exercise period, 778 employees exercised a total of 79,823 options. Of these employees, two beneficiaries opted for the cashless system and the remainder for the cashless for cash system. The amount received by these beneficiaries upon the exercise of their options was €109 thousand. Additionally, 859 employees, owning a total of 1,681,928 options, left the program as a result of early settlement or voluntary withdrawal. €844 thousand were paid in this connection in 2004.

In order to provide coverage for the MOS Program, on September 21, 2001, the Board of Directors resolved to carry out the capital increase approved by the Special Stockholders’ Meeting on October 26, 2000. Since not all the shares comprising the capital increase were subscribed, the company issued 21,445,962 shares of €0.50 par value each, which were subsequently subscribed and paid by BBVA (50%) and La Caixa (50%).

On September 27, 2001, Telefónica Móviles, S.A., on the one hand, and BBVA and La Caixa, on the other, entered into the related share subscription and call option contracts under which the two aforementioned financial institutions granted Telefónica Móviles, S.A. a call option on each of the shares subscribed in order to enable Telefónica Móviles, S.A. to meet its commitments to the beneficiaries of the MOS Program, as described earlier.

The implementation of the MOS Program and the capital increase to provide coverage for the Program were notified to the CNMV and published in the Abridged Prospectus, which was verified and registered in the CNMV’s Official Register on November 2, 2001.

c)      Terra Networks, S.A. stock option Plan

The Terra Networks, S.A. stock option Plan was approved by the Stockholders’ Meeting on October 1, 1999, and implemented by Board of Directors’ resolutions adopted on October 18, 1999, and December 1, 1999.

The Plan provides, through the exercise of the stock options by their holders, for the ownership by the employees and executives of the Terra-Lycos Group companies of a portion of the capital of Terra Networks, S.A. up to a maximum of 14,000,000 shares.

In order to cover the stock option plan as approved, on October 5, 1999, Banco Zaragozano, S.A., Caja de Ahorros y Pensiones de Barcelona and Terra Networks, S.A. entered into a contract under which these entities granted to Terra Networks, S.A. an irrevocable call option on 14,000,000 issued shares, which could be exercised at any time prior to April 30, 2004.

The approval and implementation of this compensation system were notified to the CNMV and were made public through the complete information memorandum verified and registered in the CNMV Official Register on October 29, 1999, and in the Prospectus presented to the Securities and Exchange Commission (SEC) in the U.S.

On December 1, 1999 and June 8, 2000, the Board of Directors, pursuant to the powers granted to it by the Stockholders’ Meeting, implemented the first phase of the plan by granting options to employees of the Terra Group. The main features of these options are as follows:

1.      Each of the stock options under the Plan entitles the holder (employee or executive) to acquire one share of Terra Networks, S.A. at an exercise price of €11.81 per share.

2.      Duration of four years and three months (therefore, it ended on February 28, 2004), and the options could be exercised at a rate of one-third of those granted each year from the second year onwards.

3.      The exercise of the options is conditional upon the beneficiary remaining a Terra-Lycos Group employee.

In 2001 the Board of Directors implemented the second phase of the Terra Networks, S.A. stock option plan, which was approved by the Stockholders’ Meeting on June 8, 2000, and launched pursuant to a resolution adopted by the Board of Directors on December 22, 2000, at the recommendation of the Appointments and Compensation Committee based on a proposal of its Chairman, through the assignment of options to executives and employees who were already beneficiaries of the stock option plan, in addition to the assignment of options to new employees who had joined the Terra-Lycos Group at that date.

The main features established by the Board of Directors for this assignment were as follows:

1.      Each of the stock options under the Plan entitles the holder to acquire one share of Terra Networks, S.A. at an exercise price of €19.78 per share.

2.      The duration of the Plan was modified by a resolution adopted by the Stockholders’ Meeting on June 8, 2000, and was set at six years with a two-year grace period. The options can be exercised at a rate of one-quarter of those granted each year from the third year through the sixth year.

3.      The exercise of the options is conditional upon the beneficiary remaining a Terra Group employee.

4.      Options were granted to one executive director and four general managers and persons of a similar category, and this was duly notified to the CNMV on December 29, 2000.

On February 21, 2001, the Board of Directors resolved to modify the resolution adopted on December 22, 2000, in respect of the duration and method of accrual of the stock options. Accordingly, the period for the exercise of the options assigned was set at five years, and the options may be exercised at a rate of one-quarter each year from the end of the first year.

In 2001, at the recommendation of the Appointments and Compensation Committee, the Board of Directors approved, each quarter (specifically at its meetings on May 10, July 25 and November 6), the assignment of options to new company employees, and set the exercise price at the market price of the shares during the related quarter and with the same terms and conditions as regards exercise period and duration as those envisaged for the second phase of the Plan.

On June 7, 2001, the Stockholders’ Meeting of Terra Networks, S.A. resolved to partially modify the resolution relating to the stock option plan which was ratified and approved by the Stockholders’ Meeting on June 8, 2000, as regards the extension of the stock option Plan to executives and directors, and extended the option exercise period to ten years from that in which they were granted, stipulating that the options could be partially exercised each year during this period. At the date of preparation of these consolidated financial statements, the Board of Directors had not yet extended the option exercise period.

Also, in 2002, at the recommendation of the Appointments and Compensation Committee, the Board of Directors approved at its meetings on January 30, July 25 and September 26 the assignment of options to new company employees, and set the exercise price at the market price of the shares during the related quarter and with the same terms and conditions as regards exercise period and duration as those envisaged for the second phase of the Plan. In addition, on February 25, 2002, the assignment of further options was approved by the Board of Directors.

In June 2002 it was decided to confine assignments of options to new hires recruited from that date onwards for professional categories 1 and 2.

As of December 31, 2003, options on 6,438,696 shares had been assigned to Terra-Lycos Group employees, executives and directors, of which 1,555,554 relate to the first phase of the Plan and the remainder to the second phase. The weighted average stock option exercise price is €14.70.

As of December 31, 2003, the Terra-Lycos Group’s executives and directors held 1,185,252 stock options under the Terra Networks, S.A. stock option Plan, the weighted average exercise price of which is €19.03.

On April 28 and 29, 2004, Terra Networks, S.A. entered into respective contracts with La Caixa and Barclays Bank (which took over Banco Zaragozano and succeeded it on all its rights and obligations), respectively, to extend the contracts executed on October 5, 1999; the term of the contract with La Caixa was extended through April 30, 2006, and that of the contract with Barclays Bank through July 15, 2004.

On June 22, 2004, the Stockholders’ Meeting of Terra Networks, S.A. resolved, in connection with item IV on the agenda relating to the “Reduction of capital stock through the retirement of shares of treasury stock, with disapplication of the creditors’ right to contest, and delegation of power in connection with the funding of Option Plans”, to delegate powers on the Board of Directors of Terra Networks, S.A., in connection with the funding of the Option Plans of Terra Networks, S.A., so that it may decide, if necessary or appropriate in view of the performance of the share market price, to eliminate such funding or to keep the unfunded status or, as appropriate, to establish any other funding system to cater for the obligations arising from the Option Plans, thus extending the power conferred under the resolution adopted by the Stockholders’ Meeting on October 1, 1999, in relation to item two on the agenda.

On July 15, 2004, in compliance with the aforementioned contract dated October 5, 1999, and with the extension dated April 29, 2004, Terra Networks, S.A. purchased from Barclays Bank, as an over-the-counter transaction, the 7,000,000 shares owned by the latter in the capital stock of Terra Networks, S.A. These shares were classified as treasury stock and will be retired, if so decided at the Stockholders’ Meeting.

On July 22, 2004, the Board of Directors of Terra Networks, S.A., after obtaining a favorable report from the Audit and Control Committee, resolved to reduce by €2 the exercise price of the Terra Networks, S.A. stock options granted to the beneficiaries of the Terra Group’s Stock Option Plans, on or after the date of dividend payment with a charge to additional paid-in capital approved by the Stockholders’ Meeting of Terra Networks, S.A., i.e. July 30, 2004.

As of December 31, 2004, options on 3,118,870 shares had been assigned to Terra Group employees and executives, all of which relate to the second phase of the Option Plan since the rights relating to the first phase expired in April. The weighted average stock option exercise price is €14.21.

As of December 31, 2004, the Terra Group’s executives held 650,000 stock options under the Terra Networks, S.A. stock option Plan, the weighted average exercise price of which is €16.37.

As of December 31, 2004, there were no directors of Terra Networks, S.A. owning stock options.

d) Terra Networks, S.A. stock option Plan resulting from the acquisition of the stock option plans of Lycos, Inc.

Under the agreements entered into for the acquisition of Lycos, Inc., it was agreed to exchange options on the shares of Lycos, Inc. for options on the shares of Terra Networks, S.A.

On June 8, 2000, the Stockholders’ Meeting of Terra Networks, S.A. resolved to acquire the stock option Plans of Lycos, Inc., provided that the two companies merged.

On October 25, 2000, the Board of Directors of Terra Networks, S.A. approved (i) the exchange of options on Lycos, Inc. shares existing prior to the conclusion of the transaction for options on Terra Networks, S.A. shares; (ii) the transfer to Citibank NA (Agent Bank) of all the options on Lycos, Inc. shares for their early exercise; and (iii) the entering into of a contract between Terra Networks, S.A. and the Agent Bank in connection with the new Terra Networks, S.A. stock option Plan.

As a result of the exchange of Lycos, Inc. stock options for Terra Networks, S.A. stock options, the employees, executives and directors of Lycos, Inc. received call options on 65,540,249 shares of Terra Networks, S.A. owned by the Agent Bank.

On June 7, 2001, the Stockholders’ Meeting of Terra Networks, S.A. resolved to partially modify the resolution relating to the stock option Plan, which was ratified and approved by the Stockholders’ Meeting on June 8, 2000, as regards the obligations arising from the assumption of the Lycos, Inc. stock options by Terra Networks, S.A., following the exchange of shares between the latter and Lycos, Inc., which may be covered with Terra Networks, S.A. shares held by Citibank, NA, as a result of the exchange of Lycos, Inc. shares held by Citibank, NA to cover the stock options of the employees and executives of Lycos, Inc.

On December 16, 2003, the Board of Directors of Terra Networks, S.A., pursuant to the powers granted to it by the Stockholders’ Meetings on June 8, 2000 and April 2, 2003, approved the acquisition by Terra Networks, S.A. of 26,525,732 shares of Terra Networks, S.A. owned by Citibank, N.A. as Agent Bank of the option Plans assumed by the Company at the time of the integration of Lycos, Inc. These shares still covered the stock options of the employees of Lycos, Inc. outstanding as of that date

As of December 31, 2003, the employees, executives and directors of Lycos had exercised 16,216,587 options, and 19,272,198 options remained outstanding, at a weighted average price of US$ 20.77.

As of December 31, 2003, the directors and executives held stock option rights on 9,090,776 options, derived from the Lycos, Inc. stock option Plans set up prior to the acquisition of Lycos, Inc. by Terra Networks, S.A. The weighted average exercise price of the stock options is US$ 23.05.

Also, as of December 31, 2003, the Board members who hold or have held executive posts in the Terra-Lycos Group held 8,717,026 options on Terra Networks, S.A. shares derived from the Terra Networks, S.A. and Lycos, Inc. stock option Plans at a weighted average exercise price of €18.40.

On June 22, 2004, the Stockholders’ Meeting of Terra Networks, S.A. resolved, inter alia, to reduce capital stock by €53,052,804 for the purpose of retiring 26,526,402 shares of treasury stock. The resolution expressly stated that 26,507,482 of the shares to be retired had been acquired by Terra Networks, S.A. from Citibank N.A. and were classified as treasury stock to fund the obligations arising from Lycos Inc. stock option plans taken over by Terra Networks, S.A. under section D) of the resolution adopted by the Stockholders’ Meeting on June 8, 2000, in connection with item five on the agenda (in the revised version approved by the Stockholders’ Meeting on June 7, 2001).

Also, under the aforementioned capital reduction resolution the Board of Directors of Terra Networks, S.A. was expressly empowered to decide, if necessary or appropriate in view of the performance of the share market value, to eliminate such funding or to keep the unfunded status or, as appropriate, to establish any other funding system to cater for the obligations arising from the Option Plans of Lycos, Inc.

On July 22, 2004, the Board of Directors of Terra Networks, S.A., after obtaining a favorable report from the Audit and Control Committee, resolved to reduce by €2 the exercise price of the Terra Networks, S.A. stock options granted to the beneficiaries of the Terra Group’s Stock Option Plans, on or after the date of dividend payment with a charge to additional paid-in capital approved by the Stockholders’ Meeting of Terra Networks, S.A., i.e. July 30, 2004.

On July 31, 2004, Terra Networks, S.A. and the Korean company Daum Communications executed the contract for the sale of all the Lycos, Inc. shares. The transaction was finally implemented on October 5, 2004, after obtaining the required administrative authorizations and, specifically, approval from the U.S. Antitrust Authorities.

Under the sale contract, Terra Networks, S.A. undertook to continue to assume the obligations arising from the stock option Plans of Terra Networks, S.A. vis-à-vis the beneficiaries of Lycos, Inc., although Lycos, Inc. would be authorized to perform, for the account and at the expense of Terra Networks, S.A., any action which might be necessary or appropriate in connection with the exercise of the options by the beneficiaries.

As of December 31, 2004, Lycos’ employees, executives and directors had exercised a total of 1,089,238 options at a weighted average exercise price of US$ 20.39, and 10,863,239 options remained outstanding.

e) Telefónica, S.A. stock option plan aimed at employees of Endemol (“EN-SOP Program”)

In order to fulfill the commitments assumed by Telefónica, S.A. in the acquisition of the Dutch company Endemol (in mid-2000), and in order to establish a competitive compensation system similar to that in place at other companies in the industry in which Endemol operates, on April 25, 2001, the Standing Committee of the Board of Directors of Telefónica, S.A. approved the establishment of a Telefónica, S.A. stock option plan targeted at the employees of Endemol Entertainment N.V. (Endemol) and its subsidiaries (Endemol Group), known as the EN-SOP Program.

This Program consists of the grant to the beneficiaries (all the Endemol Group’s permanent employees on January 1, 2001, who are not participating in another similar stock or stock option plan), effective January 1, 2001, 2002, 2004 and 2004, of a variable number (based on the various wage and functional categories) of purchase options on Telefónica, S.A. shares. The duration of the options will be four years from the grant date, and the options may be exercised at a rate of one-half each year three and four years after the related grant date.

The total number of options to be delivered each year will be determined by dividing €27,500,000 by the annual reference value of the Telefónica, S.A. shares, which will be taken to be the arithmetic mean of the closing prices of the Telefónica, S.A. shares on the Spanish Continuous Market for the last five trading days prior to that on which the Board of Directors of Telefónica, S.A. holds the meeting calling the Annual Stockholders’ Meeting.

The option exercise price will be the related annual reference value, and the exercise terms will be the customary terms in programs of this nature. The beneficiaries must remain uninterruptedly permanent employees of Endemol until the options are exercised, without prejudice to the regulation of cases of early settlement of the options in certain cases in which the employment relationship is interrupted prior to the exercise of the options.

The options may be settled through the acquisition by the beneficiary of the underlying shares or, alternatively, by the cashless or cashless for cash system.

In order to cover each annual grant of options, it was provided that Telefónica: (i) would increase capital by the amount necessary to cater for the delivery of the shares derived from the exercise of the options by the beneficiaries or, alternatively, (ii) would acquire on the market the related purchase options on Telefónica, S.A. shares.

Accordingly, in order to cover the annual grant of options in 2001, on June 15, 2001, the Stockholders’ Meeting of Telefónica, S.A. approved a capital increase at Telefónica, S.A. of €1,425,624, through the issuance of an equal number of common shares with additional paid-in capital of €18.2898 per share, and granted the necessary powers to the Board of Directors to carry out the capital increase, with express powers, where appropriate, to not carry it out.

As a result of the significant change in stock market conditions in the second half of 2001, on September 26, 2001, the Board of Directors decided not to implement the aforementioned capital increase approved by the Stockholders’ Meeting, and decided that, instead of the capital increase, the annual grant of options for 2001 under the EN-SOP Program would be covered through the acquisition on the market of purchase options on Telefónica, S.A. shares.

Under the EN-SOP Program, in 2001 1,281,040 purchase options on Telefónica, S.A. shares were delivered to the employees of the Endemol Group (with the distribution agreed on by the Appointments and Compensation Committee of the Board of Directors of Telefónica, S.A., the governing body responsible for this as established when the resolution to set up this Program was adopted), at an exercise price of €19.2898 per share (annual reference value). In 2001, 972 persons were participating in the Program.

With respect to the application of the EN-SOP Program in 2002, in order to cover the annual grant of options in 2002, on April 12, 2002, the Stockholders’ Meeting of Telefónica, S.A. resolved to increase capital at Telefónica, S.A. by €2,180,809 euros, through the issuance of an equal number of new common shares with additional paid-in capital of €11.61 per share, and granted the necessary powers to the Board of Directors to carry out the capital increase, with express powers, where appropriate, to not carry it out.

As in 2001, on December 18, 2002, the Board of Directors of Telefónica, S.A. decided not to implement the aforementioned capital increase approved by the Stockholders’ Meeting, and decided that, instead of the capital increase, the annual grant of options for 2002 under the EN-SOP Program would be covered, where necessary, with Telefónica, S.A. shares previously acquired in the securities market.

Under the EN-SOP Program, in 2002 1,933,504 purchase options on Telefónica, S.A. shares were delivered to the employees of the Endemol Group at an exercise price of €12.61 per share (annual reference value). In 2002 977 persons were participating in the Program.

With respect to the application of the EN-SOP Program in 2003, which the Standing Committee of the Board of Directors of Telefónica, S.A. decided on December 17, 2003, will be covered with Telefónica, S.A. shares previously acquired in the securities market, 2,767,084 purchase options on Telefónica, S.A. shares were delivered to the employees of the Endemol Group at an exercise price of €9.03 per share (annual reference value). 1,048 persons were participating in the Program in 2003.

Lastly, with respect to the application of the EN-SOP Program in 2004, which the Standing Committee of the Board of Directors of Telefónica, S.A. decided on December 22, 2004, will be covered with Telefónica, S.A. shares previously acquired in the securities market, 2,246,732 purchase options on Telefónica, S.A. shares were delivered to the employees of the Endemol Group at an exercise price of €12.24 per share (annual reference value). 947 persons were participating in the Program in 2004.

Interest on accounts payable and similar expenses and revenues from other equity investments and loans

The detail of the “Interest on Accounts Payable and Similar Expenses” and “Revenues from Other Equity Investments and Loans” captions is as follows:

	Millions of Euros
	12/31/04	12/31/03
Debentures, bonds and other marketable debt securities	946.34	946.95
Loans and credits	382.84	907.67
Other	289.92	91.88
Total financial expenses	1,619.10	1,946.50
Associated companies	49.52	33.00
Other companies	340.33	336.77
Total other financial revenues	389.85	369.77

Exchange differences

The detail of the exchange gains and losses allocated to the consolidated statements of income is as follows:

	Millions of Euros
	12/31/04	12/31/03
Exchange losses	(111.98)	(339.74)
Exchange gains	168.39	834.91
Exchange differences	56.41	495.17

Of these total exchange differences, the most significant amount relates to the revaluation of the debt denominated in foreign currency at the Argentine companies, as a result of the depreciation or appreciation of the Argentine peso. Accordingly, exchange differences were recorded which had a net positive impact of €134.36 million in 2003 and a net negative impact of €10.58 million in 2004.

In view of the different evolution of the exchange rates of the U.S. dollar and the Brazilian real against the euro, in 2003 U.S. dollar-denominated debt obtained initially to specifically finance investments denominated in foreign currencies was cancelled. This had a positive impact of €267.51 million on the “Exchange Differences” caption.

Extraordinary revenues

The detail of the extraordinary revenues is as follows:

	Millions of Euros
	12/31/04	12/31/03
Indemnity payments for breach of contract	11.54	27.45
Adjustment of pension commitments	-	70.34
Insurance settlement consortium	-	2.83
Corporate restructuring of the wireless business in Brazil	14.36	14.68
Sale of treasury stock	-	7.12
Provisions for treasury stock	-	159.95
Allocation of deferred revenues to income (Note 13)	48.50	74.34
Other extraordinary revenues earned in the year	92.83	124.49
	167.23	481.20

The “Other Extraordinary Revenues Earned in the Year” account includes the extraordinary revenues earned by all the Group companies, the amounts of which taken individually were not material.

Extraordinary expenses and losses

	Millions of Euros
	12/31/04	12/31/03
Provision for contingencies	85.16	79.83
Extraordinary provisions for preretirements (Note 14)	908.03	1,593.41
Write-off of goodwill (Note 5)	111.09	6.48
Court claims	117.37	45.93
Fines, penalties and litigation	98.59	103.31
Externalization of commitments (Note 4-g)	11.76	12.60
Other extraordinary expenses	127.11	380.04
	1,459.11	2,221.60

Bidland Systems Inc. and TI Capital Management, LLC reached a final agreement with Katalyx, Inc. and Telefónica, S.A. to resolve in court the two claims filed by the former alleging noncompliance with certain contractual obligations for the creation of a joint venture. Under this agreement, the damages initially sought were reduced to $38 million and each party undertook to bear its respective lawyers’ fees. This amount, equal to €30.62 million, was recorded under the “Court Claims” caption.

With respect to the arbitral award in connection with the complaint submitted by the Radio Blanca Group to Uniprex (an Antena 3 de Televisión, S.A. Group company), on May 21, 2003, Telefónica, S.A. and Kort Geding, S.L. entered into an agreement whereby the former sold to the latter a 25.1% holding in the capital stock of Antena 3 de Televisión, S.A. This agreement contains a covenant whereby the seller undertakes to reduce the sale price by an amount equal to 25.1% of the possible adverse economic impact arising from the content of the award relating to the arbitration between Uniprex and Radio Blanca. Uniprex filed an appeal with the Provincial Appelate Court against the arbitral award rendered on March 15, 2004. No decision has yet been handed down in this connection. The accompanying consolidated financial statements include an extraordinary expense of €31.44 million, which is recorded under the “Court Claims” caption, and the use of provisions amounting to €15 million.

The “Other Extraordinary Expenses” caption includes extraordinary expenses of a very diverse nature incurred by numerous Telefónica Group companies.

Gains and losses on fixed assets

The “Gains on Fixed Asset Disposals” caption includes €39.27 million relating to the gain obtained from the disposal of real estate, performed mainly by Telefónica de España and Inmobiliaria Telefónica (€202.95 million in 2003).

This caption also includes negative net amounts of €15.38 million and €19.15 million as of December 31, 2004 and 2003, respectively, recorded as a result of the dismantling of Telefónica de España’s plant for network digitalization (see Note 7).

(21)  DIRECTORS' COMPENSATION AND OTHER BENEFITS AND OTHER DISCLOSURES

a)      Directors’ compensation and other benefits

The compensation of Telefónica, S.A.’s directors is governed by Article 28 of the bylaws, which states that the amount of the compensation to be paid by the Company to its directors shall be that determined by the Stockholders’ Meeting for this purpose and this amount shall remain in force until the Stockholders’ Meeting resolves to change it. The Board of Directors is responsible for setting the exact amount to be paid within the stipulated limits and distributing it among the directors. In this connection, on April 11, 2003, the Stockholders’ Meeting set the maximum gross annual amount to be paid to the Board of Directors at €6 million, which includes a fixed payment and attendance fees for attending the Board of Directors advisory committee or control committee meetings. In 2004, the Appointments and Compensation and Best Practice Corporate Governance Committee reviewed, in accordance with Article 25.b.5 of the Rules of the Board of Directors, the compensation system for the Company’s directors, which had not been revised since March 1997. As a result, the Committee submitted a proposal to the Board of Directors to change the compensation system in view of the long period of time elapsed since it had been set up (1997). On September 29, 2004, the Board of Directors resolved to revise the fixed annual amount to be paid as compensation to the members of the Board of Directors and of its Standing Committee and the amount of the attendance fees for attending the meetings of the other Board Committees, and to establish a fixed annual amount to be paid as compensation to the members of these Board Committees, all within the maximum limit set by the Stockholders’ Meeting on April 11, 2003.

Therefore, the compensation of Telefónica’s directors in their capacity as members of the Board of Directors and/or of the Standing Committee and the advisory and control committees consists of a fixed amount payable monthly and attendance fees for attending the meetings of the Board’s advisory or control committees. Additionally, executive directors receive the appropriate amounts for discharging their executive duties as stipulated in their respective contracts.

In 2004 the members of the Board of Directors of Telefónica, S.A. earned the following total compensation for discharging their duties as such: €3,707,904.71 of fixed monthly payments (including the compensation earned as members of the Boards of Directors or of the advisory or control committees of other Telefónica Group companies) and €166,828.32 of attendance fees for attending the Board of Directors advisory committee meetings (including the attendance fees for attending Board of Directors advisory committee meetings of other Telefónica Group companies).

In their capacity as Company executives the executive directors César Alierta Izuel, Antonio J. Alonso Ureba, Luis Lada Díaz, Mario E. Vázquez and Antonio Viana-Baptista, earned the following compensation: €6,558,265.38 of salaries and variable compensation; €129,412.46 of compensation in kind, which include life insurance premiums; and €44,500.00 of contributions paid by the Company, as sponsor, to pension plans.

The breakdown of the compensation and benefits received by Telefónica’s directors in 2004 is as follows:

Board of Directors: annual amount of the fixed payment received by each director (in euros):

Position	2004
Chairman	127,613.94
Deputy Chairmen	162,689.82
Directors (1):
Executive directors	97,613.94
Nominee directors	97,613.94
Independent directors	97,613.94

(1) Additionally, one director, who is not resident in Spain, receives an additional annual payment of €52,639.14 because his experience and work in relation to Latin America are of special interest to the Company

Standing Committee: amount of the fixed payment received by each director who is a member of the Standing Committee (in euros):

Position	2004
Chairman	65,075.88
Deputy chairman	65,075.88
Directors	65,075.88

The directors do not receive any attendance fees for attending meetings of the Board of Directors or of the Standing Committee.

Other committees of the Board of Directors.

A)                Fixed amount received by each director who is a member of any of the Board committees, based on the position held, for October, November and December 2004 (in euros):

Position	2004
Chairman	5,000.00
Directors	2,500.00

B)                Total annual amounts paid in 2004 for attending meetings of the advisory and control committees of the Board of Directors, received by the directors who are members thereof taken as a whole (in euros):

Committees	2004
Audit and Control	Attendance fee per meeting (through 09/30/04): 858.61
Attendance fee per meeting (from 10/01/04): 1,250.00
Number of meetings paid: 11
Total received: 38,258.30
Appointments and Compensation and	Attendance fee per meeting (through 09/30/04): 858.61
Best Practice Corporate Governance	Attendance fee per meeting (from 10/01/04): 1,250.00
Number of meetings paid: 9
Total received: 33,889.42
Human Resources and Corporate	Attendance fee per meeting (through 09/30/04): 858.61
Reputation	Attendance fee per meeting (from 10/01/04): 1,250.00
Number of meetings paid: 5
Total received: 16,161.93
Regulation	Attendance fee per meeting (through 09/30/04): 858.61
Attendance fee per meeting (from 10/01/04): 1,250.00
Number of meetings paid: 10
Total received: 30,922.20
Service Quality and Commercial Service	Attendance fee per meeting (through 09/30/04): 858.61
Attendance fee per meeting (from 10/01/04): 1,250.00
Number of meetings paid: 5
Total received: 12,727.49
International Matters	Attendance fee per meeting (through 09/30/04): 858.61
Attendance fee per meeting (from 10/01/04): 1,250.00
Number of meetings paid: 2
Total received: 7,727.49

Executive directors: total amounts received by the executive directors César Alierta Izuel, Antonio J. Alonso Ureba, Luis Lada Díaz, Mario E. Vázquez and Antonio Viana-Baptista taken as a whole for the items indicated below (in euros):

2004
Salaries	3,337,526.82
Variable compensation	3,220,738.56
Compensation in kind	129,412.46
Contributions to pension plans	44,500.00

Additionally, it should be noted that the nonexecutive directors do not receive and did not receive in 2004 any compensation in the form of pensions or life insurance, and they do not participate in the compensation plans linked to share market price.

The Company does not grant and did not grant in 2004 any advances, loans or credits to the directors, or to its top executives, thus complying with the requirements of the Sarbanes-Oxley Act passed in the U.S. which is applicable to Telefónica as a listed company in that market.

Lastly, the five Company directors who are members of the Catalonia and Andalusia advisory committees (set up in April and October 2004, respectively) received a total amount of €48,750.00 in 2004.

b)      Detail of the equity interests in companies engaging in an activity that is identical, similar or complementary to that of the Company and the performance of similar activities by the directors for their own account or for the account of others

Pursuant to Article 127 ter. 4 of the Spanish Corporations Law, introduced by Law 26/2003, which amends Securities Market Law 24/1988, and the revised Spanish Corporations Law, in order to reinforce the transparency of listed corporations, following is a detail of the companies engaging in an activity that is identical, similar or complementary to the activity that constitutes the corporate purpose of Telefónica, S.A., in which the members of the Board of Directors own equity interests, and of the functions, if any, that they discharge thereat:

Owner	Investee	Activity	% of Ownership	Function
Isidro Fainé Casas	Terra Networks, S.A.	Telecommunications	< 0.01%	-
José Fernando de Almansa Moreno - Barreda	Lucent Technologies, Inc.	Telecommunications	< 0.01%	-
Maximino Carpio García	Telefónica Móviles, S.A.	Telecommunications	< 0.01%	Director
Miguel Horta e Costa	Portugal Telecom, SGPS, S.A.	Telecommunications	< 0.01%	Executive Chairman
Luis Lada Díaz	Telefónica Móviles S.A.	Telecommunications	< 0.01%	Director
	Sogecable S.A.	Television, telecommunications and audiovisual production services	< 0.01%	Director
Antonio Massanell Lavilla	Telefónica Móviles S.A.	Telecommunications	< 0.01%	Director
Enrique Used Aznar	Amper, S.A.	Telecommunications equipment supplier	0.39%	Chairman
Antonio Viana Baptista	Portugal Telecom, SGPS, S.A.	Telecommunications	< 0.01%	Director
	PT Multimedia-Serviços de Telecomunicaçoes e Multimedia, SGPS, S.A.	Internet	< 0.01%	-
	Telefónica Móviles, S.A.	Telecommunications	< 0.01%	Executive Chairman
(1) If the holding is less than 0.01% of the capital stock, “< 0.01%” is shown.

Also, pursuant to the aforementioned Law, set forth below are the activities carried on, for their own account or for the account of others, by the various members of the Board of Directors that are identical, or similar or complementary to the activity that constitutes the corporate purpose of Telefónica, S.A.:

Name	Activity Carried On	Type of Arrangement under which the Activity is Carried on (2)	Company through which the Activity is Carried on	Positions Held or Functions Performed at the Company
José Antonio Fernández Rivero	Internet and e-commerce	For account of others	Adquira España, S.A.	Chairman
José Fernando de Almansa Moreno-Barreda	Telecommunications	For account of others	Telefónica Móviles, S.A.	Director
	Telecommunications	For account of others	Telefónica del Perú, S.A.A.	Director
	Telecommunications	For account of others	Telefónica de Argentina, S.A.	Director
	Telecommunications	For account of others	Telecomunicaciones de Sao Paulo, S.A.	Director
	Telecommunications	For account of others	Telefónica International, S.A.	Director
Maximino Carpio García	Telecommunications equipment supplier	For account of others	Abengoa, S.A.	Member of Advisory Committee
	Telecommunications	For account of others	Telefónica Móviles, S.A.	Director
Alfonso Ferrari Herrero	Telecommunications	For account of others	Compañía de Telecomunicaciones de Chile, S.A.	Director
	Telecommunications	For account of others	Telefónica de Perú, S.A.A.	Director
	Telecommunications	For account of others	Telefónica International, S.A.	Director
Miguel Horta e Costa	Telecommunications	For account of others	Portugal Telecom, SGPS S.A.	Executive Chairman
	Telecommunications	For account of others	PT Comunicaçðes, S.A.	Executive Chairman
	Telecommunications	For account of others	PT Multimedia-Serviços de Telecomunicaçðes e Multimedia, SGPS, S.A.	Chairman
	Telecommunications	For account of others	PT Móveis-Serviçoes de Telecomunicaçðes, SGPS, S.A.	Chairman
	Telecommunications	For account of others	TMN-Telecomunicaçðes Móveis Nacionais, S.A.	Chairman
	Telecommunications	For account of others	PT Sistemas de Informação, S.A.	Chairman
	Telecommunications	For account of others	PT Corporate-Soluçðes Empresariais de Telecomunicaçðes e Sistemas, S.A.	Chairman
	Telecommunications	For account of others	PT Compras - Serviços de Consultoría e Negociaçao, S.A.	Chairman
	Telecommunications	For account of others	PT Investimentos Internacionais - Consultoría Internacional, S.A.	Chairman
Gregorio Villalabeitia Gallarraga	Telecommunications	For account of others	Telefónica International, S.A.	Director
Luis Lada Díaz	Telecommunications	For account of others	Telefónica Móviles, S.A.	Director
	Television, telecommunications and audiovisual production services	For account of others	Sogecable, S.A.	Director
	Telecommunications	For account of others	Telefónica International, S.A.	Director
Antonio Massanell Lavilla	Telecommunications	For account of others	Telefónica Móviles, S.A.	Director
Enrique Used Aznar	Telecommunications equipment provider	For account of others	Amper, S.A.	Chairman
	Telecommunications	For account of others	Telecomunicaciones de Sao Paulo, S.A.	Director
	Telecommunications	For account of others	Telefónica de Perú, S.A.A.	Director
	Telecommunications	For account of others	Terra Networks, S.A.	Director
	Telecommunications	For account of others	Telefónica Internacional, S.A.	Director
Mario Eduardo Vázquez	Telecommunications	For account of others	Telefónica de Argentina, S.A.	Chairman
	Telecommunications	For account of others	Telefónica Holding de Argentina, S.A.	ViceChairman
	Telecommunications	For account of others	Compañía Internacional de Telecomunicaciones, S.A.	ViceChairman
	Telecommunications	For account of others	Telefónica Móviles Argentina, S.A.	Chairman
	Telecommunications	For account of others	Telefónica Comunicaciones Personales, S.A.	Chairman
	Telecommunications	For account of others	Radio Móvil Digital Argentina, S.A.	Chairman
	Telecommunications	For account of others	Radio Servicios S.A.	Chairman
	Telecommunications	For account of others	Telinver, S.A.	Chairman
	Telecommunications	For account of others	Katalyx Argentina, S.A.	Chairman
	Telecommunications	For account of others	Katalyx Food Service Argentina, S.R.L.	Manager
	Telecommunications	For account of others	Katalyx Cataloguing Argentina, S.R.L.	Manager
	Telecommunications	For account of others	Katalyx Construction Argentina, S.R.L.	Manager
	Telecommunications	For account of others	Katalyx Transportation Argentina, S.R.L.	Manager
	Internet and e-commerce	For account of others	Adquira Argentina, S.A.	Chairman
	Internet and e-commerce	For account of others	Terra Networks Argentina, S.A.	ViceChairman
	Telecommunications	For account of others	Telefónica Data Argentina, S.A.	Chairman
Antonio Viana Baptista	Telecommunications	For account of others	Telefónica Móviles, S.A.	Executive Chairman
	Telecommunications	For account of others	Telefónica Internacional, S.A.	Director
	Telecommunications	For account of others	Telefónica Móviles España, S.A.	Director
	Telecommunications	For account of others	Telefónica de Argentina, S.A.	Director
	Telecommunications	For account of others	Brasilcel, N.V.	Director
	Telecommunications	For account of others	Portugal Telecom, SGPS, S.A.	Director
	Telecommunications	For account of others	Telefónica de España, S.A.	Director
(2) Only shown if the activity is carried on as an employee and, therefore, is carried on through a company.

Pursuant to Article 114.2 of the Spanish Corporations Law, also introduced by Law 26/2003, it is hereby stated that in the fiscal year to which these consolidated financial statements refer, the directors, or persons acting on their behalf, did not perform any transactions with Telefónica or any other company in the Telefónica Group other than in the course of the Company’s ordinary operations or in conditions other than normal market conditions.

(22) OTHER INFORMATION

a)      Litigation

Telefónica, S.A. and its Group companies are party to several lawsuits which are currently in progress in the law courts and the arbitration courts of the various countries in which the Telefónica Group is present.

Based on the reports of counsel engaged to act in the lawsuits of Telefónica, S.A., it is reasonable to consider that the adverse outcome of any of these as yet unresolved lawsuits will not materially affect the Telefónica Group’s economic and financial position or solvency. These lawsuits include most notably the following:

1) A proceeding contesting the resolutions adopted by the Special Stockholders’ Meeting of Telefónica, S.A. on February 4, 2000.

The stockholder Javier Sotos García, who owns 300 shares of the Company, filed a complaint contesting the resolutions adopted by the Special Stockholders’ Meeting on February 4, 2000, based on the purported contravention of the rules regulating the holding of the Meeting and on the purported contravention of the rules for disapplication of preemptive rights of subscription in capital increases.

On May 8, 2003, Court of First Instance no. 33 handed down a judgment wholly dismissing the complaint filed by the plaintiff stockholder, holding that it was inappropriate to rule on the voidness or voidability of the resolutions adopted by the Special Stockholders’ Meeting of Telefónica, S.A. on February 4, 2000, and awarding the costs of the proceeding against the plaintiff. On July 26, 2003, an appeal was filed by the latter at the Madrid Provincial Appellate Court. On December 11, 2003, Telefónica, S.A filed a reply brief contesting the appeal. On January 18, 2005, the appeal hearing was held. On February 9, notice was given of the judgment by the Provincial Appellate Court dismissing the appeal filed by Javier Sotos and awarding costs against the appellant. On February 18, notice was given of the filing of a pleading by Javier Sotos García preparing an extraordinary appeal against procedural infringements and a cassation appeal against the judgment of the Madrid Provincial Appellate Court on January 24, 2005.

2) A proceeding contesting certain resolutions adopted by the Annual Stockholders’ Meeting of Telefónica, S.A. on June 15, 2001.

The aforementioned stockholder, Javier Sotos García, also filed a complaint contesting some of the resolutions adopted by the Company’s Annual Stockholders’ Meeting on June 15, 2001.

The aforementioned complaint is based on the purported infringement of the contesting stockholder’s right to information and on the purported contravention of the legal rules for disapplication of preemptive rights of subscription in capital increases.

On January 23, 2004, the Company was notified that the proceeding had been stayed until such time as either the parties apply for its resumption or the instance lapses.

Based on the opinion of its legal counsel, the Company is convinced that the outcome of the aforementioned court proceeding will be wholly satisfactory for the Company.

3) Complaint filed by IDT against Telefónica, S.A., Terra Networks, S.A. and Lycos, Inc.

International Discount Telecommunications Corporation (IDT) filed a complaint at the New Jersey State Courts in the U.S. against Telefónica, S.A., Terra Networks, S.A., Terra Networks U.S.A., Inc., and Lycos, Inc.

This complaint is based on the purported breach of the joint venture agreement entered into between IDT and Terra Networks, S.A. in October 1999, on the purported nonperformance of the obligations under the agreement to terminate the joint venture agreement, on purported fraud and contravention of the legislation governing the purchase and sale of securities (Federal Securities Exchange Act) and, lastly, on purported fraudulent concealment of information.

The lawsuit is currently for an unspecified amount, without prejudice to the possibility of the claim by the plaintiff for damages being specified and quantified in the course of the proceeding.

Subsequently, IDT added a new claim to the complaint alleging that Telefónica was liable, as a control person, for the fraud alleged against Terra in its negotiations with IDT that led to the termination agreement. Telefónica has filed objections against this claim.

The defendants have filed an answer and, in turn, Terra Networks S.A. has filed a counterclaim.

In October 2002 the New Jersey State Court decided to dismiss the part of the complaint relating to certain purported breaches of the joint venture agreement, which also resulted in the exclusion of Terra Networks, U.S.A., Inc. from the proceeding.

On July 2, 2003, in light of the evidence taken, Terra Networks, S.A., Lycos, Inc. and Telefónica, S.A. filed pleadings seeking summary trial to determine the claims and have others dismissed. In turn, IDT has petitioned to have the counterclaim filed by Terra Networks, S.A. dismissed.

On September 1, 2004, the Court confirmed the decision in September 2002 granting IDT leave to file a third complaint against Telefónica, S.A.

Terra Networks, S.A. and Telefónica, S.A. have filed answers refuting the allegations of IDT in the third complaint.

On September 27, 2004, Telefónica, S.A. filed a motion to have the third complaint declared inadmissible for want of personal jurisdiction. The Court has not yet ruled on the motion.

On September 30, 2004, the Court ruled on two of the motions filed by the defendants in July 2003. In particular, the Court accepted the motion to have the complaint against Lycos declared inadmissible, but refused the request by Terra for summary trial.

The Court has not ruled on the other motions filed by Terra.

Based on the opinion of its legal counsel, the Company considers that it has a sound defense against the claims filed against it and, accordingly, Telefónica is confident that the outcome for Telefónica of the litigation arising from IDT’s complaint should not be adverse but, if it were, considers that the economic and financial impact on the Telefónica Group should not be material.

4) Sistemas e Instalaciones de Telecomunicación, S.A.U. (Sintel)

As a result of the voluntary bankruptcy proceeding being conducted at Madrid Court of First Instance no. 42, case number 417/2001, which is the continuation of the petition for Chapter 11-type insolvency filed by the director of Sintel on June 8, 2000, two criminal proceedings have commenced which affect Telefónica, S.A.

Under the bankruptcy order, inter alia, the effects of the bankruptcy were backdated to June 8, 1998. As a result of the backdated effects of the bankruptcy pursuant to the order, the bodies in the bankruptcy sent Telefónica a payment demand for €22.87 million, which represented the total amount paid by Sintel, since they considered null and void as a matter of law the involvement of Sintel in the contract dated December 30, 1998, in which a debt of €21.35 million was recognized by reason of the sale of the shares of Sintel to Mastec Internacional, S.A. and the amounts paid by Sintel, which in the aforementioned contract appeared as a joint and several guarantor for the fulfillment of these payment obligations.

Telefónica filed an ancillary complaint in which it proposes that the effects of the bankruptcy be backdated to a date closer to that of the bankruptcy order, so that the contract dated December 30, 1998, is not affected. The representatives of the employees filed another complaint to the contrary, proposing that the effects of the bankruptcy be backdated to the date of the sale of the shares of Sintel (April 1996).

The arrangement proposed by the bankrupt company and approved by the Court was the subject of an appeal to a superior court.

On June 14, 2004, an order was made dismissing all of the appeals filed and confirming the order approving the bankruptcy arrangement. An appeal was filed against this order and has been dismissed by the Supreme Court, thus making the bankruptcy arrangement final.

The two criminal proceedings are as follows:

“Abbreviated” proceeding no. 273/2001, in relation to which, on September 24, 2002, Telefónica, S.A. and Telefónica de España, S.A. appeared before Central Examining Court no. 1 filing a civil suit as parties suffering loss against the directors of Sintel and of Mastec Internacional, S.A. Leave was given for them to appear as parties to the proceeding.

Preliminary proceeding no. 362/2002, which was commenced on October 23, 2002, by Central Examining Court no. 1 for a possible offense of extortion. This proceeding arises from the preceding one, concerns the possible commission of an offense of extortion in the assumption by Sintel of joint and several liability with Mastec for the obligation to pay the related sale price. This preliminary proceeding has been joined to proceeding no. 273/2001. In April 2004, the motion filed by counsel for Telefónica, S.A. to have the case dismissed on the ground that the investigation should have continued was rejected. However, it must be stressed that no charges have been pressed to date, and the claim in the expanded criminal complaint that led to this proceeding has been expressly dismissed.

On June 29, 2004, notice was given of a pleading filed by counsel for the former employees of Sintel seeking to further expand the criminal complaint to include, this time, the existence of an offense of criminal insolvency purportedly committed in the sale of Sintel to Mastec Internacional, Inc. in April 1996. On July 4 and August 5, 2004, Telefónica, S.A. filed submissions seeking to have the aforementioned pleading declared inadmissible, although the judge has not yet granted leave to expand the criminal complaint.

5) Collective lawsuits filed by stockholders of Terra in the U.S., in connection with the tender offer by Telefónica, S.A. for Terra Networks, S.A.

On May 29, 2003, two class actions were filed at the Supreme Court of New York State by stockholders of Terra Networks, S.A. against Telefónica, S.A., Terra Networks, S.A. and certain former and current directors of Terra Networks, S.A.

These actions are founded mainly on the claim that the price offered to the stockholders of Terra Networks, S.A. was not in keeping with the intrinsic value of the shares of that company, and seek to not have the tender offer approved or, alternatively, to have damages awarded to them.

It should be noted that since the filing of the complaints, the related proceedings have remained inactive.

Based on the opinion of its legal counsel, the Company considers that it has a sound defense against both the form and the substance of the claims filed against it and, accordingly, is confident that the outcome of the litigation should not be adverse for Telefónica.

6) Appeal for judicial review no. 6/461/03 filed at the National Appellate Court by the World Association of Stockholders of Terra Networks, S.A. (ACCTER) against the administrative decision made by the Spanish National Securities Market Commission (CNMV) to authorize the tender offer by Telefónica, S.A. for Terra Networks, S.A.

ACCTER filed an appeal for judicial review against the decision of the CNMV to authorize the tender offer made to Terra Networks, S.A. stockholders on June 19, 2003.

Telefónica, S.A. has filed an application, admitted for consideration, to appear in the proceeding as an intervening nonparty to defend the lawfulness of the decision by the CNMV.

In turn, the National Appellate Court has rejected the appellant’s request for an ex parte or inter partes injunctive stay of the aforementioned decision.

ACCTER filed a complaint for judicial review, and Telefónica, S.A. and the Government Legal Service filed their answers.

At present, the proceeding is ready for the rendering of judgment.

Based on the opinion of its legal counsel, the Company is convinced that the outcome of the aforementioned proceeding will be satisfactory for the Company.

7) Claim at the ICSID

As a result of the enactment by the Argentine Government of Public Emergency and Exchange Rules Reform Law 25561, of January 6, 2002, Telefónica considered that the terms and conditions of the Share Transfer Agreement approved by Decree 2332/90 and the Pricing Agreement ratified by Decree 2585/91, both of which were executed by the Company with the Argentine Government, were affected appreciably, since the Law renders ineffective any dollar or other foreign currency adjustment clauses, or indexation clauses based on price indexes of other countries, or any other indexation mechanism in contracts with the public authorities. The Law also provides that prices and rates resulting from such clauses are denominated in pesos at an exchange rate of one peso ($ 1) to one U.S. dollar (US$ 1).

Accordingly, since negotiations with the Argentine Government were unsuccessful, on May 14, 2003, Telefónica filed a request for arbitration with the International Center for Settlement of Investment Disputes (ICSID) pursuant to the Agreement for the Promotion and Reciprocal Protection of Investments between the Argentine Republic and the Kingdom of Spain. On July 6, 2004, the first hearing at the ICSID took place in Washington and a 90-day stay was ordered in an attempt to reach a settlement. Following the expiration of the stay without any such settlement having been achieved, on December 6, 2004, Telefónica filed the “memorial” or claim with the ICSID together with the initial supporting testimonies.

b)      Commitments

Strategic alliance between Telefónica and Terra

On February 12, 2003, Telefónica and Terra Networks, S.A. entered into a Framework Strategic Alliance Agreement to replace the Strategic Agreement dated May 16, 2000, to which Bertelsmann AG was also a party (whereby, in the framework of the acquisition of Lycos Inc. by Terra Networks, S.A., Telefónica, S.A. undertook to commission from Terra the portion of the advertising services committed by Bertelsmann AG that the latter did not commission from Terra Networks, S.A., up to a maximum amount of US$ 675 million).

Additionally, on February 12, 2003, Telefónica, S.A., Terra Networks, S.A., Lycos Inc. and Bertelsmann AG entered into a preferential interest agreement which will enable them to continue to explore opportunities for the mutual provision of communications, development and content services in the on-line market.

The term of the Framework Strategic Alliance Agreement is six years, ending on December 31, 2008. The agreement is automatically renewable for one-year periods unless it is expressly terminated by the parties.

The main features of this Framework Strategic Alliance Agreement are summarized as follows:

1.       Strengthening of the Terra Lycos Group as:

The exclusive provider of essential portal elements, including brand image, and aggregator of the broad and narrow band Internet content and services targeted at the residential, SOHO and, when so agreed, SME market segments, for the Telefónica Group companies’ connectivity and ISP services.

Preferential provider of consulting, management and maintenance services for the country portals of the Telefónica Group companies.

Exclusive provider of Telefónica Group employee on-line training services.

Preferential provider of on-line integral marketing services with the Telefónica Group companies.

2.       Guaranteed minimum volume of acquisitions of Terra Group on-line advertising space by Telefónica Group companies.

3.       Exclusive acquisition of connectivity and wholesale Internet access services by Terra Group companies from Telefónica Group companies under the legally permitted most-favored-customer conditions.

4.       Outsourcing by Terra Group companies to Telefónica Group companies of all or part of the services and/or operation of the Internet access elements for the provision of ISP services to its residential, SOHO and, when so agreed, SME customers under the legally permitted most-favored-customer conditions.

5.       Exclusive acquisition by Terra Group companies from Telefónica Group companies of the advanced broad and narrow band network and platform services required to construct the range of services to be offered to residential, SOHO and, when so agreed, SME customers under the legally permitted most-favored-customer conditions.

The Framework Strategic Alliance Agreement guarantees the generation for the Terra Group of a minimum annual amount throughout the term of the Agreement of €78.5 million. This amount is the difference between the revenues arising from the services provided under the aforementioned Framework Strategic Alliance Agreement and the costs and investments directly associated therewith. In compliance with the terms of the aforementioned Framework Agreement, the minimum annual amount was generated for the Terra Group in 2003 and 2004.

Agreements with Portugal Telecom (Brazil)

On January 23, 2001, Telefónica, S.A. and its subsidiary Telefónica Móviles, S.A., on the one hand, and Portugal Telecom SGPS, S.A. and its subsidiary PT Moveis, SGPS, S.A., on the other, entered into an agreement in order to group together all their wireless telephony businesses in Brazil and, accordingly, they undertook to contribute all their wireless telephony assets in Brazil to a joint venture, which, subject to the obtainment of the necessary regulatory authorizations, would be a subsidiary of the two groups, and in which they would each have a 50% ownership interest. Also, under the terms of this agreement, the two parties expressed their interest in increasing their reciprocal ownership interests, subject to compliance with the applicable regulatory and bylaw conditions.

On October 17, 2002, Telefónica Móviles, S.A., on the one hand, and Portugal Telecom SGPS, S.A. and its subsidiary PT Móveis SGPS, S.A., on the other, entered into the definitive agreements (Stockholders’ Agreement and Subscription Agreement) that implement the aforementioned agreement signed in January 2001. On December 27, 2002 (after having obtained the necessary authorizations), the two Groups’ holdings in their respective Brazilian wireless telephony operators were contributed to a Dutch joint venture, Brasilcel N.V., in accordance with the provisions of the aforementioned Subscription Agreement.

In accordance with the aforementioned definitive agreements, Telefónica Móviles, S.A. and the Portugal Telecom Group will have the same voting rights at Brasilcel, N.V. This equality in voting rights will cease to exist if, as a result of capital increases at Brasilcel, N.V., the percentage of ownership of either of the parties falls below 40% during an uninterrupted period of six months. In this event, if the Group with the reduced interest were the Portugal Telecom Group, it would be entitled to sell to Telefónica Móviles, S.A., which would be obliged to buy (directly or through another company), all the Portugal Telecom Group’s ownership interest in Brasilcel N.V. This right expires on December 31, 2007. The price for the acquisition of the Portugal Telecom Group’s holding in Brasilcel, N.V. would be calculated on the basis of an independent appraisal (in the terms provided for in the definitive agreements) performed by investment banks, selected using the procedure established in these agreements. Subject to certain conditions, the payment could be made, at Telefónica Móviles’ choice, in (i) cash, (ii) Telefónica Móviles S.A. shares and/or Telefónica, S.A. shares, or (iii) a combination of the two. This put option would be exercisable in the 12 months subsequent to the end of the aforementioned six-month period, provided that the Portugal Telecom Group had not increased its ownership interest to 50% of the total capital stock of Brasilcel N.V.

Also, in accordance with the definitive agreements, the Portugal Telecom Group will be entitled to sell to Telefónica Móviles, S.A., which will be obliged to buy, its holding in Brasilcel, N.V. should there be a change in control at Telefónica, S.A., at Telefónica Móviles, S.A. or at any other subsidiary of the latter that held a direct or indirect ownership interest in Brasilcel N.V. Similarly, Telefónica Móviles, S.A. will be entitled to sell to the Portugal Telecom Group, which will be obliged to buy, its holding in Brasicel, N.V. if there is a change of control at Portugal Telecom SGPS, S.A., at PT Móveis SGPS, S.A or at any other subsidiary of either company that held a direct or indirect ownership interest in Brasilcel N.V. The price will be determined on the basis of an independent appraisal (in the terms provided for in the definitive agreements) performed by investment banks, selected using the procedure established in these agreements. The related payment could be made, at the choice of the group exercising the put option, in cash or in shares of the wireless telephony operators contributed by the related party, making up the difference, if any, in cash.

Agreements for the acquisition of Pegaso (Mexico)

In accordance with the agreements entered into by Telefónica Móviles, S.A. on April 26, 2002, with Sprint, Leap Wireless, Qualcomm and other financial investors, the acquisition by Telefónica Móviles, S.A. of 65% of the capital stock of the Mexican company Pegaso Telecomunicaciones, S.A. de C.V. (Pegaso) was definitively concluded on September 10, 2002.

Also, in compliance with the agreements adopted on that date, Telefónica Móviles, S.A. and the Burillo group, which owned 35% of the remaining capital stock of Pegaso, all the shares of Pegaso were contributed to a company formed for this purpose called Telefónica Móviles México, S.A. de C.V. Telefónica Móviles, S.A. also contributed to this new company the companies which it owned in northern Mexico. After these contributions, Telefónica Móviles, S.A. had a 92% holding in the new company.

Under the agreements entered into, the Burillo group has certain mechanisms with which it can cease to be a stockholder, instrumented through an option to sell its holding in Telefónica Móviles México, S.A. de C.V. The Burillo group can exercise its put option in 2007 or 2008, or, if its holding in the company falls below 50% of its original ownership interest, on the date on which such decrease occurs. If the Burillo group did not exercise its put option, Telefónica Móviles could exercise its purchase option on the shares of the company owned by the Burillo group. In this case, the purchase price for the shares will be determined on the basis of a valuation of the company on the date on which the rights were exercised. The agreements entered into envisage that a portion of the purchase price will be paid in cash, the amount of which will depend upon the Burillo group’s original investment in the company, to which interest will be added and from which any cash distribution received by the Burillo group will be deducted. The remaining portion of the purchase price, if any, will be paid, at Telefónica Móviles’ choice, in cash, in shares of Telefónica Móviles or a combination of the two.

Also, under the stockholders’ agreement entered into the Burillo group has certain rights to veto agreements on the conversion of shares from one class to another, declarations of bankruptcy or Chapter 11-type insolvency proceedings, dissolution or liquidation, bylaw amendments which adversely affect the rights of the Burillo group and mergers or corporate reorganizations which do not afford the Burillo group the opportunity to maintain a given percentage of ownership.

Newcomm Wireless Services, Inc. (Puerto Rico).

On September 29, 2003, Telefónica Móviles, S.A. arranged a counterguarantee for Telefónica Internacional, S.A. for the obligation of Telefónica Móviles Puerto Rico (a subsidiary of Telefónica Móviles) regarding a loan of US$ 11 million granted by Banco Santander de Puerto Rico. On January 11, 2005, Telefónica Móviles Puerto Rico repaid the principal and paid the interest outstanding on the aforementioned loan, and the guarantee provided by Telefónica Internacional, S.A. and, consequently, the counterguarantee of Telefónica Móviles, were released from that date.

On December 23, 2003, Telefónica Móviles, S.A. arranged a counterguarantee for Telefónica, S.A. for the obligation of Newcomm Wireless Services, Inc. de Puerto Rico, regarding a bridge loan of US$ 61 million granted by ABN AMRO which matures on June 30, 2005. These guarantees are deemed to be recoverable on the basis of the company’s business plan and of their seniority for credit ranking purposes with respect to capital stock.

Medi Telecom (Morocco)

Telefónica Móviles España S.A. (Sole-Stockholder Company), as a stockholder of Medi Telecom, signed a “Stockholders’ Support Agreement” together with Portugal Telecom and the BMCE Group. This commitment requires the signatories to jointly and severally provide up to €210 million of financial assistance to Medi Telecom in the event of noncompliance with financial clauses or a shortfall in funds at Medi Telecom that would prevent it from meeting its debt servicing obligations. If Medi Telecom obtains a specific level of operating income before depreciation and amortization during a certain period of time and if it fulfills all its obligations under the loan agreement, this financial commitment will automatically be cancelled.

As a result of the most recent loans and capital increases subscribed by, inter alia, Telefónica Móviles España, S.A. (sole-Stockholder Company), the aforementioned commitment between the latter, Portugal Telecom and the BMCE Group was reduced to €118.3 million as of December 31, 2004.

Guarantees provided for Ipse 2000 (Italy)

The Telefónica Group has provided for the Italian company Ipse 2000 S.p.A. (the awardee of an UMTS license in Italy, in which it owns an indirect holding through Telefónica Móviles, S.A. and Telefónica DataCorp, S.A.U.), guarantees securing financial transactions, mainly its financing commitments relating to the amounts payable to the Italian State in connection with the grant of the license amounting to €483.93 million.

On December 27, 2002, Telefónica Móviles, S.A. arranged a counterguarantee for Telefónica, S.A., which in turn was counterguaranteed by Telefónica Móviles España, S.A.U., whereby, under certain terms and conditions, Telefónica Móviles, S.A. undertakes vis-à-vis Telefónica, S.A. to pay for 91.79% of the amounts to be legally, contractually or judicially paid by the latter in connection with the guarantee that Telefónica, S.A. (jointly with other strategic partners of Ipse 2000, S.p.A.) provided to certain banks, which in turn provided a bank guarantee for the Italian authorities as security for the deferred payment of the UMTS license. Payment of the deferred amount for the base license (€16.01 million) was completed as of November 31, 2004. In order to avoid execution of the guarantee by the Italian Government and subject to the resolution of the litigation in progress, in addition to and together with the payment of the base license price, IPSE 2000, S.p.A. paid €104.32 million as part of the installment outstanding in connection with the deferred payment of the additional 5 MHz spectrum which was granted to ISPE 2000, S.p.A. by the Italian Government for a total amount of €826.33 million. This additional 5MHz spectrum was returned by IPSE 2000, S.p.A. There is currently a dispute between this company and the Italian Government in connection with the validity of this return.

On October 25, 2000, Ipse 2000, S.p.A. signed an agreement with Ferrovie dello Stato, S.p.A., an Italian railroad company, whereby Ipse 2000, S.p.A. was granted certain access and use rights on certain specific sites owned by the railroad company. Telefónica, S.A. provided a guarantee of up to €48.2 million to secure the amounts owed under this agreement. On November 28, 2003, Ipse 2000, S.p.A. notified its decision to terminate the agreement with Ferrovie dello Stato, S.p.A. on the grounds that the agreement was a lease agreement subject to unilateral termination in the event of exceptional circumstances. Since Ferrovie dello Stato, S.p.A. rejected these grounds, arbitration proceedings have been initiated to resolve the dispute as stipulated in the agreement.

Atento

Within the framework of the strategic agreement entered into on February 11, 2000, by Banco Bilbao Vizcaya Argentaria S.A. (BBVA) and Telefónica, on December 4, 2001, the two entities signed an agreement establishing the procedure and conditions for the integration in Atento, a Telefónica Group subsidiary, of the BBVA Group’s Spanish and international contact center business.

The transaction agreed on consisted of the initial contribution by Telefónica S.A. of all its contact center business to a newly-formed subsidiary (Atento N.V.) and the subsequent inclusion of the BBVA Group in the stockholder structure of Atento N.V. through the contribution of the Spanish companies Procesos Operativos, S.A. and Leader Line, S.A., which entailed the transfer to Atento of the BBVA Group’s Spanish and international contact center business.

The transaction also envisaged the signing of various specific agreements for the provision to the BBVA Group by Atento of contact center services in Spain and Portugal and in several Latin American countries.

Atento N.V. was incorporated on May 13, 2002. All Telefónica, S.A.’s contact center business was contributed to it on that date. The contributions by the BBVA Group under the terms of the agreement discussed in this section have not yet been made.

On October 24, 2003, BBVA, Telefónica, S.A. and Atento N.V. entered into an Agreement establishing the terms and conditions under which BBVA, through General de Participaciones Empresariales, S.L. (GPE) became a stockholder of Atento N.V. by contributing all the shares of Procesos Operativos, S.A. As a result of the performance of this Agreement, Telefónica, S.A. currently owns shares representing 91.35% of the capital stock of Atento N.V., and GPE (a BBVA Group company) owns the remaining 8.65%.

Subsequently, on December 1, 2003, the Atento Group company Atento Teleservicios España, S.A. acquired all the shares of Leader Line, S.A.

On November 27, 2003, BBVA and Atento N.V. entered into a framework contract for services, with a term of four years, establishing the terms under which Atento N.V. and its subsidiaries will provide contact center activities and services to the BBVA Group.

At the same time as the aforementioned acquisition of Leader Line, S.A., Telefónica and GPE entered into a put option contract whereby GPE has the right to sell to Telefónica, which will be obliged to buy, all the shares of Atento N.V. that GPE owns at the time the option is exercised.

Commitments in relation to Sogecable

As a result of the agreements dated May 8, 2002 and January 29, 2003, between Telefónica, S.A., Telefónica de Contenidos, S.A.U. and Sogecable, S.A., relating to the merger of Via Digital into Sogecable, on August 7, 2003, Telefónica de Contenidos acquired a commitment to contribute funds up to a maximum of €45.28 million to offset Sogecable’s cash deficit if it is unable to repay any amount owed under a syndicated loan and credit facility granted to Sogecable on August 7, 2003, by several financial institutions. This guarantee to contribute funds to cover possible cash deficits at Sogecable expires on June 30, 2005, the date on which it is estimated that the restructuring process brought about by the merger of the digital platforms will have been completed.

Also, on August 7, 2003, Telefónica de Contenidos, S.A.U. acquired a commitment, up to a maximum of €80 million, to guarantee compliance with the payment obligations arising for Sogecable under the aforementioned syndicated loan and credit facility, or to indemnify the syndicate of banks and savings banks up to the same amount against the damage and loss that the syndicate may suffer if any of Sogecable’s obligations in relation to the contract were to be rendered null, void or ineffective for Sogecable.

In any case, the maximum amount guaranteed by Telefónica de Contenidos, S.A.U. in relation to the aforementioned syndicated loan and credit facility granted to Sogecable may not exceed €80 million, and the guarantee will be reduced in proportion to the voluntary or mandatory early repayments that take place during the term of the related agreement, which ends on December 31, 2010.

Telefónica, S.A. and Telefónica de Contenidos, S.A.U. have stated that they currently plan not to dispose of this holding for at least three years from the exchange date.

Commitments relating to audiovisual content (Telefónica de Contenidos)

As of December 31, 2004, Telefónica de Contenidos had the following commitments relating to sports rights:

1.       In December 2004, Canal Satélite Digital, S.A. gave its approval to allow Telefónica de Contenidos to broadcast on a non-exclusive basis under the pay-per-view (PPV) system the signal for the soccer games of the First and Second Divisions of the Spanish National Soccer League and of the Spanish Knock-out Cup (Copa de S.M. El Rey) (except for the final) produced by Audiovisual Sport, from January 1, 2005, at current market prices for this type of content and for a period that will depend on the soccer seasons for which the content provider will be able to renew the current agreements with the soccer clubs.

2.       Also in December 2004, an agreement was entered into with Audiovisual Sport for the latter to provide the broadcast signal to Telefónica de Contenidos and/or the Telefónica Group companies to which Telefónica de Contenidos assigns the signal, for the soccer games specified in the agreement with Canal Satélite Digital, at current market prices for this type of content for each soccer game, with guaranteed minimum payments per season to Audiovisual Sport from January 1, 2005, and for a period that will depend on the soccer seasons for which the content provider will be able to renew the current agreements with the soccer clubs.

Terra Networks, S.A. – BBVA (Uno-e Bank, S.A.)

By virtue of the agreements entered into in February 2000 by Telefónica, S.A. and Banco Bilbao Vizcaya Argentaria, S.A. (BBVA), in August 2001 Terra Networks, S.A. acquired a 49% holding in Uno-e Bank, S.A. for €160.43 million.

On May 15, 2002, Terra Networks, S.A. and BBVA entered into a memorandum of understanding to integrate the consumer finance lines of business of Finanzia Banco de Crédito, S.A. (a wholly-owned subsidiary of BBVA) and Uno-e Bank, S.A. The agreement relating to this integration was subject to a legal, financial and business review, and to the obtainment of the relevant internal and administrative authorizations. After the integration had taken place, Terra Networks, S.A.’s ownership interest in Uno-e Bank, S.A. was 33% and that of the BBVA Group was 67%.

On that same date (May 15, 2002), BBVA and Terra Networks, S.A. entered into a liquidity agreement in which they established certain liquidity mechanisms (call and put options) relating to the Uno-e Bank, S.A. shares owned by Terra Networks, S.A., which would be modified if a definitive agreement were reached regarding the aforementioned integration of the consumer finance lines of business of Finanzia Banco de Crédito, S.A. and Uno-e Bank, S.A., to the effect that BBVA would lose its call option and Terra Networks, S.A. would retain its put option, but only at the market value as determined by an investment bank.

On January 10, 2003, Terra Networks, S.A. and BBVA entered into an agreement for the integration of the consumer finance line of business of Finanzia Banco de Crédito, S.A. and Uno-e Bank, S.A., in terms more suited to their respective interests than those established in the memorandum of understanding of May 15, 2002, which was then rendered void. The definitive agreement was subject to the related internal and administrative authorizations, which had to be granted before June 30, 2003, as a condition for the formalization and execution of the integration transaction. After the integration had taken place, Terra Networks, S.A.’s ownership interest in Uno-e Bank, S.A. was 33% and that of the BBVA Group was 67%.

On that same date (January 10, 2003), BBVA and Terra Networks, S.A. entered into a liquidity agreement that replaced that dated May 15, 2002, when the aforementioned integration took place. This agreement establishes the following liquidity mechanism (put options) relating to the Uno-e Bank, S.A. shares owned by Terra Networks, S.A.: Terra Networks, S.A. has the right to sell to BBVA, and BBVA is obliged to acquire, Terra Networks, S.A.’s holding in Uno-e Bank, S.A. between April 1, 2005 and September 30, 2007, at market value, established as the higher of the two following values: (i) that determined by an investment bank; and (ii) that obtained by multiplying the income after taxes of Uno-e Bank, S.A. by the P/E ratio of BBVA, multiplied by the percentage of ownership held by Terra Networks, S.A. that it is intended to sell as of that date.

Also, the exercise price of the aforementioned option may not be lower than €148.5 million if Uno-e Bank, S.A. does not achieve the net ordinary revenue and pre-tax income targets set for 2005 and 2006 in the above-mentioned liquidity agreement.

In accordance with the terms of the aforementioned agreement dated January 10, 2003, once the relevant authorizations had been obtained, on April 23, 2003, the Special Stockholders’ Meeting of Uno-e Bank, S.A. approved a capital increase at Uno-e Bank, S.A. to be subscribed in full by Finanzia Banco de Crédito, S.A., through the nonmonetary contribution of the consumer finance business line of the latter, whose Special Stockholders’ Meeting held on the same date approved the contribution and the subscription in full of the capital increase.

This capital increase led to the integration of the consumer finance business line of Finanzia Banco de Crédito, S.A. into Uno-e Bank, S.A., following which the holdings of the BBVA Group and Terra Networks, S.A. in Uno-eBank, S.A. are 67% and 33%, respectively.

Other commitments in the form of performance bonds for concessions or licenses

1.     Telefónica Móviles España, S.A.U., a subsidiary of Telefónica Móviles, S.A., which is in turn a subsidiary of Telefónica, S.A., provided certain financial guarantees to the Spanish State amounting to €1,100 million, in relation to the grant to Telefónica Móviles España, S.A.U. of a UMTS license in Spain. These guarantees ensure fulfillment of the commitments assumed by the company awarded the license in relation to network deployment, job creation, investments, etc.

Telefónica Móviles España, S.A.U. initiated negotiations with the Ministry of Science and Technology with a view to changing the existing system of guarantees. This process was completed through an Official Notice issued by the Secretary of State for Telecommunications and for the Information Society on July 28, 2003, as a result of which the 71 guarantees in force at that date amounting to €630.9 million that were securing the commitments assumed under the UMTS license were returned to Telefónica Móviles España, S.A.U., after the latter had arranged, in the same month, a guarantee of €167.5 million with the Government Depositary, to secure compliance with the UMTS service commitments prior to launch of the UMTS and the commitments of the first year from the date of commercial launch, in accordance with the new system of guarantees. In September 2003, Telefónica Móviles España, S.A.U. cancelled the returned guarantees at the respective banks.

On June 23, 2004, the Ministry of Industry, Tourism and Commerce issued an order authorizing the change in the commitments assumed by Telefónica Móviles España, S.A.U. in connection with the operation of the third-generation wireless telecommunications (UMTS) service. Under this Order the requests filed by Telefónica Móviles España, S.A.U. in this respect were upheld, compliance with certain commitments was reinterpreted and other commitments were eliminated for the benefit of public interest.

As a result of this change, the amount to be guaranteed by Telefónica Móviles España, S.A.U. as a performance bond for the commitments assumed prior to the launch of the UMTS service and in the first year of service was reduced to €157.5 million. The guarantee therefore amounted to €157.5 million as of December 31, 2004.

2.     Telefónica Móviles, S.A. is backing the commitments assumed by Grupo de Telecomunicaciones Mexicanos, S.A. de C.V. (GTM) to the regulator, COFETEL for the long-distance national license it has obtained. The maximum amount of this support is MXP 124.15 million. As of the date of preparation of these consolidated financial statements no disbursements had been made in this connection.

3.     In 1999 Telefónica de Argentina, S.A. provided guarantees for the promissory notes amounting to US$ 22.5 million provided by Telefónica Comunicaciones Personales, S.A. to the Argentine Government to guarantee the fulfillment of the obligations assumed in the obtainment of the PCS licenses for areas I and III. Also, Telefónica de Argentina, S.A. jointly and severally guaranteed, with Telecom Argentina Stet-France Telecom, S.A., the promissory notes amounting to ARP 45 million provided jointly by Telefónica Comunicaciones Personales, S.A. and Telecom Personal, S.A. to the Argentine Government to guarantee the fulfillment of the obligations assumed in the obtainment of the PCS licenses for area II. These guarantees are still in force, pending verification by the Regulatory Authority of the fulfillment of the PCS network coverage obligations secured by these guarantees. In 2003 the Regulatory Authority verified substantially all the coverage obligations in areas I and III, leaving only the cities of La Rioja, Córdoba and Catamarca. The Regulatory Authority completed the verification of the PCS network coverage obligations in the aforementioned cities and in area II in 2004. The Regulatory Authority must now decide the return of the guarantees.

Telefónica, S.A. and those of its subsidiaries which head subgroups perform, as holding companies, various equity investment purchase and sale transactions in the course of their business activities, in which it is standard practice to receive or provide guarantees regarding the nonexistence of liabilities, contingencies, etc. in the investments forming the subject matter of the related transactions.

The contingencies arising from the commitments described above were evaluated when the consolidated financial statements as of December 31, 2004, were prepared, and the provisions recorded with respect to the commitments taken as a whole are not representative.

c)      Regulatory matters

On April 1, 2004, the Spanish Antitrust Agency (“the TDC”) rendered a decision finding that Telefónica de España had engaged in conduct restricting competition and abused its dominant position.

On April 16, 2004, the Company filed an appeal for judicial review contesting the decision of the TDC which, inter alia, had imposed a €57 million fine on Telefónica de España.

The appeal is being heard by Panel 6 of the Judicial Review Chamber of the National Appellate Court (appeal no. 162/2004). The appeal, which was filed on April 16, 2004, included a motion to stay the execution of certain sections of the decision of April 1, 2004, including the section relating to the imposition of the fine.

In an Order of June 29, 2004, the Chamber granted an injunctive stay of execution of the fine, subject to the posting of a bond in the same amount. Accordingly, execution of the fine is currently stayed.

Based on the opinion expressed by its external advisers, the Company considers that there are strong factual and legal arguments that could lead to the appeal being upheld in whole or in part.

d)      Environmental matters

The Telefónica Group, through its investees, and in line with its environmental policy, has been undertaking various activities and projects relating to environmental matters. In 2004 it incurred expenses and made investments for scantly material amounts which were recorded in the consolidated statement of income and the consolidated balance sheet, respectively.

As regards the current systems implemented by the Group to reduce the environmental impact of its facilities, several projects were initiated the cost of which was included in the cost of the facilities in which they are located.

As regards possible environmental contingencies, there are sufficient internal control mechanisms, which are periodically supervised, either in-house or by prestigious outside firms. No significant contingencies have been disclosed in this connection.

e)      Fees paid to auditors

The fees paid to the various member firms of the Deloitte Touche Tohmatsu international organization, to which Deloitte, S.L. (the auditors of the Telefónica Group) belongs, amounted to €12.53 million in 2004 and €14.82 million in 2003.

The detail of the foregoing amounts is as follows:

	Millions of Euros
	2004	2003
Audit of financial statements	8.56	7.48
Other audit services	2.95	2.90
Non-attest work	1.02	4.44
TOTAL	12.53	14.82

The fees paid to other auditors in 2004 and 2003 amounted to €11.20 million and €7.78 million, respectively, the detail being as follows:

	Millions of Euros
	2004	2003
Audit of financial statements	2.55	2.10
Other audit services	0.23	2.05
Non-attest work	8.42	3.63
TOTAL	11.20	7.78

These fees include the amounts paid in connection with the fully and proportionally consolidated Spanish and foreign Telefónica Group companies. In this connection, they include €0.61 million in 2004 and €0.95 million in 2003 relating to 50% of the fees for the proportionally consolidated companies (Deloitte Touche Tohmatsu, €0.61 million in 2004 and €0.70 million in 2003; other auditors, €0.25 million in 2003).

f)        Adoption of International Financial Reporting Standards - IFRS

Under Regulation (EC) no. 1606/2002 of the European Parliament and of the Council of July 19, 2002, all companies governed by the law of an EU Member State and whose securities are admitted to trading on a regulated market of any Member State must prepare their consolidated financial statements for the years beginning on or after January 1, 2005, in conformity with the International Financial Reporting Standards (IFRS) previously adopted by the European Union. In conformity with this Regulation, the Group will have to present its consolidated financial statements for 2005 in accordance with the IFRS adopted by the European Union.

Under IFRS 1, First-Time Adoption of International Financial Reporting Standards, although the first consolidated financial statements prepared in accordance with IFRS will, in the case of the Group, be those for the year ending December 31, 2005, it will be necessary to include, for comparison purposes, the figures for the preceding year (2004) prepared on a basis consistent with that used to calculate the figures for 2005. Accordingly, an opening balance sheet will have to be prepared as of the date of transition to IFRS accounting methods (January 1, 2004, in the case of the Group), also in accordance with the IFRS in force as of December 31, 2005.

In order to meet the obligation imposed by Regulation (EC) no. 1606/2002, the Group has established a plan for the transition to IFRS that includes, inter alia, the following steps:

1.       Analysis of the differences between the methods provided for in the National Chart of Accounts in force in Spain and related implementing rules, and in IFRS.

2.       Selection of the methods to be used in cases or areas in which IFRS permit alternative accounting treatments to be applied.

3.       Assessment and determination of the appropriate changes to or adaptations of the operating procedures and systems used for compiling and providing the information required in order to prepare the consolidated financial statements.

4.       Preparation of the opening consolidated financial statements, as of the transition date, in accordance with IFRS.

The Group commenced to implement the plan for the transition to IFRS in 2003 and the stage of completion is currently as planned for the adaptation to be completed in 2005.

(23) SUBSEQUENT EVENTS

In the period from December 31, 2004, through the date of preparation of these consolidated financial statements the following events worthy of mention took place at the Telefónica Group:

BellSouth

The acquisition of all the shares owned by BellSouth in the Chilean and Argentine operators was performed on January 7 and January 11, 2005, thus completing the purchase of the Latin American operators from BellSouth.

The acquisition of BellSouth’s Chilean operators was formalized on January 7, 2005. The corporate value of these companies under the share purchase agreement dated March 5, 2004, amounted to $531.89 million. As a result of the company’s net debt at the time of acquisition, the final purchase price was $405.50 million.

The acquisition of the Argentine companies which belonged to the BellSouth group was formalized on January 11, 2005. The agreed-upon corporate value of these companies amounted to $988.36 million and the price finally paid, after deducting the company’s net debt, was $673.54 million.

The agreement entered into with BellSouth stipulates that, after the acquisition of these companies, Telefónica Móviles will perform various procedures to validate their cash and debt. If as a result of these procedures the debt and cash figures used in the calculation of the final share price at the closing date were found to be inaccurate, the purchase price could be increased or reduced in order to reflect the difference disclosed. Accordingly, the acquisition price might be adjusted slightly upwards or downwards as a result of the cash and debt audit currently under way.

Restructuring of Telefónica Holding de Argentina, S.A.’s debt

Telefónica Holding de Argentina S.A. has a debt to its majority stockholder, Telefónica Internacional, S.A., amounting to $616 million of principal and interest. Telefónica Internacional, S.A. has stated its intention to partially convert this loan into equity through a capital increase for an amount equal to the principal and related interest accrued through the date of the Stockholders’ Meeting, translated to Argentine pesos at the closing buying exchange rate of Banco de la Nación Argentina on the business day immediately preceding the date of the aforementioned Stockholders’ Meeting (i.e. an amount of up to ARP 2,046 million), and through the issuance at par of common registered class B shares of ARP 1 par value each, carrying one voting right each, for the same amount as the amount to be converted into equity. These shares will have the same dividend rights as the other shares outstanding at the issue date. Accordingly, the Board of Directors of Telefónica Holding de Argentina, S.A. resolved to hold a Special Stockholders’ Meeting on February 15, 2005, to adopt a resolution on the aforementioned capital increase, which was approved at that Meeting.

Capital increase at Telesp Celular Participaçðes (TCP).

On October 8, 2004, TCP resolved to increase capital by approximately 2.05 million reais. Following this capital increase, which was completed on January 4, 2005, and was fully subscribed, Brasilcel increased its ownership interest from 65.12% to 65.70%.

Assignment of debt owed by Telinver S.A.

On January 3, 2005, Telinver S.A. entered into an assignment agreement with Telefónica Internacional S.A. and Telefónica de Argentina S.A. whereby Telinver, S.A. assigned its debt payable to Telefónica Internacional S.A.U. to Telefónica de Argentina S.A., which now has a claim on Telinver, S.A. as a consideration for the assigned debt. Telefónica de Argentina, S.A. has stated its intention to convert a portion of this claim into equity for the purpose of balancing the net worth position of Telinver, S.A.

MTN Program for the issuance of debt instruments (Telefónica Emisiones, S.A.U.)

Telefónica Emisiones, S.A.U., a subsidiary of Telefónica, S.A., has launched a program for the issuance of debt instruments (“the Program”) for up to a total of €15,000 million. The related Prospectus was filed with the UK Listing Authority for which purpose the Dealership Agreement, the Issue and Paying Agency Agreement, the Deed of Covenant, the Deed of Guarantee and the Master Global Notes were formalized on February 4, 2005.

Under the Deed of Guarantee, the issues of debt instruments to be made by Telefónica Emisiones, S.A.U. under the aforementioned Program shall be irrevocably and unconditionally guaranteed by Telefónica, S.A.; all in conformity with the resolutions adopted by Telefónica, S.A.’s Standing Committee at its meeting on December 22, 2004.

Merger by absorption of Terra Networks, S.A. into Telefónica, S.A.

On February 9, 2005, Telefónica, S.A.’s Standing Committee resolved to propose to Terra Networks, S.A. the commencement of negotiations for the eventual merger of the two companies.

The Boards of Directors of Telefónica, S.A. and Terra Networks, S.A. resolved at their respective meetings held on February 23, 2005, to approve a plan for the merger by absorption of Terra Networks, S.A. into Telefónica, S.A. through the dissolution of the former and the transfer en bloc of all its assets and liabilities to the latter, which will acquire, by way of universal succession, all the rights and obligations of Terra Networks, S.A. The exchange ratio for the shares of the companies to be merged was determined on the basis of the actual net asset value of Telefónica, S.A. and Terra Networks, S.A. and will be as follows: 2 shares of Telefónica, S.A. of €1 par value each, for 9 shares of Terra Networks, S.A. of €2 par value each. The merger plan will be submitted for approval by the respective Stockholders’ Meetings.

Interim dividend out of 2004 income

In accordance with the shareholder return policy approved by the Company’s Board of Directors, and in conformity with the resolution adopted by the Board on January 26, 2005, on February 23, 2005, the Board of Directors of Telefónica, S.A., on the basis of the financial information furnished to it, resolved, pursuant to Article 216 of the Spanish Corporations Law currently in force, to distribute a fixed interim dividend out of 2004 income of €0.23 gross per share for the Company’s outstanding shares carrying dividend rights, up to a maximum total amount of €1,139.86 million. This interim dividend will be paid on May 13, 2005.

ACCOUNTING STATEMENT SUPPORTING THE DISTRIBUTION OF THE INTERIM DIVIDEND:

Millions of Euros
Income from January 1, 2004, through December 31, 2004	1,301.40
Mandatory appropriations to reserves	(130.14)
Distributable income	1,171.26
Proposed interim dividend (maximum amount)	1,139.86

CASH POSITION:

As shown in the financial statements for 2004, prepared by the Board of Directors on February 23, 2005, on December 31, 2004, there was sufficient liquidity for the distribution of dividends. This liquidity also existed as of January 31, 2005, as evidenced by the following statement of liquidity:

Funds available for distribution	Millions of Euros
Cash	31.04
Unused credit facilities	6,836.06
Proposed interim dividend (maximum amount)	(1,139.86)
Difference	5,727.24

Dividend with a charge to additional paid-in capital

Also, in conformity with the resolution adopted by the Board of Directors on January 26, 2005, the Company’s Board resolved to propose to the next Stockholders’ Meeting that a fixed cash dividend of €0.27 per share be distributed with a charge to additional paid-in capital. This dividend will be paid, subject to approval by the aforementioned Stockholders’ Meeting and as announced by the Company, on November 11, 2005.

(24) CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

APPLICATION OF FUNDS	12/31/04	12/31/03	SOURCE OF FUNDS	12/31/04	12/31/03
Funds applied in operations		-	Funds obtained from operations	11,633.24	10,635.10

Start-up and debt arrangement expenses	58.59	144.99

Fixed asset additions			Stockholder contributions
a) Intangible assets	594.09	809.88	a) Capital increase	-	-
b) Property, plant and equipment	3,172.33	2,973.30	b) Additional paid-in capital	-	-
c) Long-term investments	3,948.60	4,322.56	c) Minority interests	5.60	301.99

Deferred tax assets	716.01	-	Deferred tax assets	-	818.90
			Deferred revenues	88.55	1.81
Dividends	3,268.05	2,070.18
			Long-term deferred tax liabilities		-

			Long-term debt	2,697.17	3,783.76
Repayment or transfer to short term of long-term debt	5,166.77	5,792.81	Fixed asset disposals
			a) Intangible assets	15.00	108.86
Provisions	1,119.59	1,897.95	b) Property, plant and equipment	158.08	535.50
			c) Long-term investments	767.40	1,944.42
Other funds applied	15.45	213.48
			Transfer to short term of long-term loans	80.54	1,783.38

Decrease in working capital due to disposal of equity investments	25.19	-	Increase in working capital due to disposal of equity investments	-	100.39

Decrease in working capital due to inclusion of subsidiaries	464.60	-	Increase in working capital due to inclusion of subsidiaries	-	46.10

Variation in working capital due to translation differences		581.25	Variation in working capital due to translation differences	224.31	-
TOTAL FUNDS APPLIED	18,549.27	18,806.40	TOTAL FUNDS OBTAINED	15,669.89	20,060.21
FUNDS OBTAINED IN EXCESS OF FUNDS APPLIED	-	1,253.81	FUNDS APPLIED IN EXCESS OF FUNDS OBTAINED	2,879.38	-
(INCREASE IN WORKING CAPITAL)			(DECREASE IN WORKING CAPITAL)	-	-
	18,549.27	20,060.21		18,549.27	20,060.21
VARIACIONES DEL CAPITAL CIRCULANTE
INCREASE IN WORKING CAPITAL	12/31/04	12/31/03	DECREASE IN WORKING CAPITAL	31-12-04	31-12-03
Due from stockholders for capital calls	-	-	Due from stockholders for capital calls	-	-
Inventories	268.64	-	Inventories	-	48.86
Accounts receivable	717.53	189.12	Accounts receivable	-	-
Accounts payable	-	693.06	Accounts payable	5,391.85	-
Short-term investments	1,119.77	622.67	Short-term investments	-	-
Cash	518.60	-	Cash	-	207.49
Accrual accounts	10.05	5.31	Accrual accounts	122.12	-
TOTAL	2,634.59	1,510.16	TOTAL	5,513.97	256.35
VARIATION IN WORKING CAPITAL	2,879.38	-	VARIATION IN WORKING CAPITAL		1,253.81
	5,513.97	1,510.16		5,513.97	1,510.16

The reconciliation of the balances of the consolidated statements of income to the funds obtained from operations is as follows:

	Millions of Euros
	12/31/04	12/31/03
Income	2,877.29	2,203.58
Income attributable to minority interests	384.05	245.49
Income of associated companies	56.11	212.58
	3,317.45	2,661.65
Add:
Dividends of companies accounted for by the equity method	71.24	-
Depreciation and amortization expense	5,968.17	6,283.70
Provisions for property, plant and equipment	27.29	35.69
Amortization of debt arrangement expenses	39.71	41.70
Amortization of consolidation goodwill	432.59	442.46
Amortization of other deferred charges	64.34	140.45
Write-down of consolidation goodwill	111.09	6.48
Investment valuation provisions	5.81	-
Undepreciated plant dismantled	28.98	38.68
Provisions for inventory adjustment	0.04	1.81
Period provisions	1,032.00	1,986.78
Provisions to technical reserves of insurance companies	122.05	13.30
Deferred interest	8.90	26.55
Deferred tax liabilities and other	1,063.85	787.05
Property, plant and equipment and intangible assets	20.60	16.52
Financial provision and supplementary pension payments to retired employees	61.63	5.17
Losses on disposal of consolidated companies	33.34	39.74
Less:
Gain on disposal of property, plant and equipment and intangible assets	47.63	221.83
Capital subsidies	94.90	12.93
Exchange differences	250.36	882.97
Long-term deferred tax assets and liabilities	-	-
Gain on disposal of consolidated companies	65.39	407.96
Fixed asset allowances used	-	0.07
Other allowances used	283.68	356.53
Results on financial investments	33.88	10.34

Funds obtained from operations	11,633.24	10,635.10

(25) EXPLANATION ADDED FOR TRANSLATION TO ENGLISH

These consolidated financial statements are presented on the basis of accounting principles generally accepted in Spain. Certain accounting practices applied by the Group that conform with generally accepted accounting principles in Spain may not conform with generally accepted accounting principles in other countries.

EXHIBIT I.

Contribution of the Group companies to reserves and translation differences

The contribution of the Group companies to consolidated reserves and translation differences as of December 31, 2004 and 2003, was as follows:

Companies	Millions of euros
	12/31/04		12/31/03
	To Reserves	To Translation Differences	To Reserves	To Translation Differences
Fonditel	6.63	-	(0.94)	-
Atento Group	(279.23)	(30.79)	(263.76)	(36.17)
Casiopea Group	64.73	-	48.79	-
Comet Group	(6.45)		(6.41)	-
Telefónica de España Group	160.00	1.84	276.41	(0.03)
Telefónica Internacional Group	1,420.82	(4,568.35)	362.72	(4,010.81)
Telefónica Contenidos Group	(1,935.22)	(89.47)	(1,966.32)	(162.82)
Telefónica Publicidad e Información Group	138.42	(35.96)	126.39	(1.69)
Telefónica Móviles Group	896.93	(1,137.77)	159.22	(1,100.36)
Terra Networks Group	(1,636.91)	(52.60)	(1,408.77)	(167.59)
Inmobiliaria Telefónica	-	-	9.22	-
Taetel	11.10	-	10.40	-
Telefónica Europe B.V.	5.92	-	4.74	-
Telfisa	0.32	-	(1.85)	-
Tidsa	55.16	-	48.90	-
Telefónica, S.A. and instrumentality companies	15.707.16	(238.87)	18,640.51	(916.52)
Total Telefónica Group	14,609.38	(6,151.97)	16,039.25	(6,395.99)
Intercompany fixed asset transactions	(65.47)	-	(46.17)	-
Total contribution	14,543.91	(6,151.97)	15,993.08	(6,395.99)

DETAIL OF SUBSIDIARIES, ASSOCIATED COMPANIES AND INVESTEES AS OF DECEMBER 31, 2004 (amounts in millions of euros)

SUBSIDIARIES AND THEIR HOLDINGS	% of Ownership			CAPITAL	RESERVES	INTERIM DIVIDEND	INCOME (LOSS)	GROSS BOOK VALUE	CONSOLI- DATION METHOD	VALUE IN CONSOLI- DATION (10)
	DIRECT	INDIRECT	TELEFÓNICA GROUP
Telefónica de Contenidos, S.A.U (SPAIN) (*) (**) (1) (6)	100.00%		100.00%	2,163.60	(1,865.97)	-	(82.84)	2,241.88	FC	-
Organization and operation of activities and businesses relating to multimedia services Paseo de la Castellana, 141 - 28046 Madrid
Telefónica Media Argentina, S.A. (ARGENTINA) (1)		100.00%	100.00%	471.63	(395.89)	-	-	899.16	FC	-
Holdings in businesses in areas related to the media Tucumán, 1 Pta.17° - Buenos Aires
Atlántida Comunicaciones, S.A. (ARGENTINA) (1) (6)		100.00%	100.00%	474.58	(531.99)	-	(33.32)	-	FC	-
Free-to-air television and radio Tucumán, 1 Pta.20 - Buenos Aires
Other holdings		N/A	N/A	N/A	N/A	N/A	N/A	N/D	EM	0.06
Telefónica Servicios Audiovisuales, S.A. (SPAIN) (*) (**) (1)		100.00%	100.00%	6.01	18.11	-	(4.16)	8.37	FC	-
Provision of all manner of audiovisual telecommunications services Virgilio, 2 - Edificio 2 - Ciudad de la Imagen (*) - 28223 Madrid
Andalucía Digital Multimedia, S.A. (SPAIN)		24.00%	24.00%	2.69	(0.85)	-	(0.38)	0.43	EM	0.35
Development of the audiovisual industry in Andalucía Edificio Azul, Parque Tecnológico de Andalucía - Málaga
Telefónica Sport, S.A. (SPAIN) (*) (**)		100.00%	100.00%	1.00	(1.35)	-	(0.62)	2.33	FC	-
Management and exploitation of audiovisual rights in any medium Paseo de la Castellana, 141 - 28046 Madrid
Hispasat, S.A. (SPAIN) (2)		13.23%	13.23%	121.95	152.32	-	7.99	17.59	EM	37.35
Operation of a satellite telecommunications system Gobelas, 41 - 28023 Madrid
Telefónica Servicios de Música S.A.U. (SPAIN) (*) (**) (4)		100.00%	100.00%	1.26	3.51	-	(4.42)	1.79	FC	-
Provision of services in the teledistribution industry Luchana, 23, 1° - 28010 Madrid
Sogecable, S.A. (SPAIN) (1) (6)	1.60%	22.23%	23.83%	252.01	167.32	-	(156.23)	1,065.49	EM	62.70
Indirect management of public T.V. service Gran Vía, 32 - 3ª Pta. - 28013 Madrid
Patagonik Film Group, S.A. (ARGENTINA) (2)		30.00%	30.00%	2.42	(0.48)	-	0.06	8.58	EM	0.54
Production of audiovisual content Godoy Curz, 1540 - 1414 Buenos Aires
Other holdings (1)		N/A	N/A	N/A	N/A	N/A	N/A	11.21	C	11.22
Endemol Holding, N.V. (NETHERLANDS) (3) (6)	99.70%		99.70%	0.69	152.44	-	64.59	842.13	FC	-
Holding company Bergweg 70, 1217 SC Hilversum
Endemol International B.V. (NETHERLANDS) (3)		100.00%	99.70%	0.02	(7.43)	-	11.16	N/D	FC	-
Production of audiovisual content Bergweg 70, 1217 SC Hilversum
Endemol, B.V. (3)		100.00%	99.70%	0.67	229.66	-	(16.33)	N/D	FC	-
Holding company. Financing and exploitation of royalties Bergweg 70, 1217 SC Hilversum
Endemol Holding France (3)		100.00%	99.70%	100.04	(111.97)	-	36.64	N/D	FC	-
Holding and service company
Endemol France (Holding) SAS (FRANCE) (3)		100.00%	99.70%	0.04	(9.27)	-	(24.05)	N/D	FC	-
Holding and service company 8-10 rue Torricelli, 75017 Paris, France
Endemol Nederland Holding, B.V. (NETHERLANDS) (3)		100.00%	99.70%	0.02	(5.27)	-	(1.50)	N/D	FC	-
Holding and finance company Bergweg 70, 1217 SC Hilversum
Endemol Nederland, B.V. (NETHERLANDS) (3)		100.00%	99.70%	0.30	0.58	-	2.66	N/D	FC	-
Production and presentation of radio and television broadcasts Van Cleeffkade 15, 1431 BA Aalsmeer
Endemol International Distribution (NETHERLANDS) (3)		100.00%	99.70%	0.02	(3.83)	-	0.33	N/D	FC	-
Distribution and exploitation of audiovisual rights Bergweg 70, 1217 SC Hilversum
Endemol Finance B.V. (NETHERLANDS) (3)		100.00%	99.70%	9.08	182.35	-	(15.55)	N/D	FC	-
Finance company Bergweg 70, 1217 SC Hilversum
Endemol Argentina S.A. (ARGENTINA) (3)		65.00%	64.80%	-	0.22	-	0.57	N/D	FC	-
Presentation and shooting by any audiovisual medium Dr. E. Ravignani 1470, C1414 CPJ - Buenos Aires
Endemol USA, Inc. (USA) (3)		100.00%	99.70%	-	7.83	-	14.21	N/D	FC	-
All the activities permitted by California law, except for certain activities such as banking 9255 Sunset Blvd, Suite 1100 - Los Angeles - 90069 California
True Entertainment LLC (USA) (3)		51.00%	50.85%	-	(0.11)	-	0.79	N/D	FC	-
All the activities permitted by Delaware law 435 West 19th Street - NY1011 New York
Endemol Mexico S.A. de CV (MEXICO) (3)		50.00%	49.85%	-	0.80	-	0.52	N/D	PC	-
Development and production of TV programs and serials Vasco de Quiroga 2000, Colonia Santa Fé, Delegacion Guajimalpa, Mexico D.F. 01210
Endemol Globo, S.A. (BRAZIL) (3)		50.00%	49.85%	0.09	(0.20)	-	0.33	N/D	PC	-
Development, exploitation and distribution of audiovisual formats and programs Av. das Americas 700, B2 Sala 301, Rio de Janeiro
Endemol Belgium, N.V. (BELGIUM) (3)		100.00%	99.70%	1.56	(0.97)	-	2.08	N/D	FC	-
Television, theater, video, film and other productions Schaliënhoevedreef 20E, B-2800 Mechelen
Endemol-Neovision S.p.z.o.o. (POLAND) (3)		50.00%	49.85%	0.01	0.06	-	0.08	N/D	PC	-
Radio- and television-related activities Ul. Dominikanska 25A, 02-738 - Warsaw
Endemol Produçoes Televisivas Portugal, Lda. (PORTUGAL) (3)		100.00%	99.70%	0.02	1.40	-	1.66	N/D	FC	-
Production, exchange and distribution of TV productions Rua Tierno Galvan, Torre 3, 8' Piso, sala 801, 1070 Lisbon
Endemol South Africa (SOUTH AFRICA) (3)		67.00%	66.80%	0.09	0.05	-	0.17	N/D	FC	-
TV program production 5 Concourse Crescent, Lonehill, 2021 - Johanesburg
Endemol Deutschland, GmbH (GERMANY) (3)		100.00%	99.70%	0.03	(27.31)	-	30.57	N/D	FC	-
Cinema, television and theater production Am Coloneum 3-7, D-50798 Cologne, Germany
Endemol Italia (Holding), S.P.A. (ITALY) (3)		100.00%	99.70%	0.11	42.65	-	11.00	N/D	FC	-
Production and exploitation of cinema films and TV films and serials Via Monte Zebio 32, 00195 - Rome
Palomar, S.p.A. (ITALY) (3)		69.00%	68.79%	0.40	1.15	-	0.57	N/D	FC	-
Production and exploitation of cinema films and TV films and serials Via Silvio Pellico 24, 00195 - Rome
Endemol UK Holding, Ltd. (U.K.) (3)		100.00%	99.70%	20.97	(9.92)	-	2.09	N/D	FC	-
Holding company Shepherds Building Central, Charecroft Way, Shepherds Bush, W14 OEE - London
B&B Endemol (SWITZERLAND) (3)		50.00%	49.85%	0.03	0.04	-	1.04	N/D	PC	-
TV program and film production Carmenstrasse 12, CH 8032 - Zurich
Endemol España Holding, S.L. (SPAIN) (3)		100.00%	99.70%	0.47	12.92	-	(4.32)	N/D	FC	-
Holding company Latorre & Asociados, Velasquez 21, 3o O, 28001 - Madrid
Gestmusic Endemol, S.A. (SPAIN) (3)		100.00%	99.70%	0.06	17.98	-	4.15	NA	FC	-
TV program production and related activities Sta. Elionor 3, 08024 - Barcelona
Zeppelin Televison, S.A. (SPAIN) (3)		100.00%	99.70%	0.07	5.28	-	8.77	NA	FC	-
Development and production of audiovisual media Avda de Manoteras 18-6a Planta, 28050 - Madrid
Other holdings (3)		N/A	N/A	N/A	N/A	N/A	N/A	N/A	EM	7.96
Telefónica Datacorp, S.A.U. (SPAIN) (*) (**) (1)	100.00%		100.00%	1,226.76	(423.33)	-	(77.08)	1,335.81	FC	-
Provision and exploitation of telecommunications services Gran Vía, 28 - 28013 Madrid
Telefónica International Wholesale Services, S.L. (SPAIN)(*) (**) (1)		100.00%	100.00%	17.21	5.86	-	21.62	17.21	FC	-
Provision of international services Gran Vía, 28 - 28013 Madrid
Telefónica Empresas Mexico, S.A. de C.V. (MEXICO) (1)		49.00%
Telefónica Data Mexico Holding (MEXICO) (1)		100.00%	100.00%	39.70	(31.53)	-	(5.79)	40.45	FC	-
Global telecommunications services Mexico
Telefónica Empresas Mexico, S.A. de C.V. (MEXICO) (1)		51.00%	100.00%	70.26	(53.99)	-	(10.59)	39.19	FC	-
Global telecommunications services Sierra Santa Rosa, 61 - Lomas de Chapultepec - 11.650 Mexico City
Katalyx Mexico, S.A. de C.V. (MEXICO) (1)		100.00%	100.00%	14.04	(9.14)	-	(5.38)	N/D	FC	-
Administrative management services Boulevard Avila Camacho, 24 - Mexico D.F.
Telefónica Data Colombia, S.A. (COLOMBIA) (1)		65.00%	65.00%	5.78	0.75	-	(2.66)	23.60	FC	-
Global telecommunications services Santa Fé de Bogotá
Other holdings		N/A	N/A	N/D	N/D	N/D	N/D	0.03	C	-
Telefónica Data do Brasil, Ltda. (BRAZIL) (1)		100.00%	100.00%	249.87	(130.86)	-	(4.82)	249.62	FC	-
Telecommunications services Rua da Consolaçao, 247 - 6 - Sao Paulo
Telefónica Data Brasil Holding (BRAZIL) (1)		93.98%	93.98%	345.67	(193.03)	-	(9.19)	N/A	FC	-
Ownership of companies providing network and telecommunications services Avda. Brig. Faria Lima, 1188 plta. 7ª andar-parte - Sao Paulo
Telefónica Empresas (BRAZIL) (1)		93.98%	93.98%	N/D	N/D	N/D	N/D	N/D	FC	-
Provision and operation of telecommunications services Avda. Tamboré, 341/371 - Barueri - Sao Paulo
Telefónica Datos de Venezuela, S.A. (VENEZUELA)		100.00%	100.00%	0.02	0.18	-	0.03	0.02	FC	-
Telecommunications services Avda. Las Palmas, 3° - 1050 Caracas
Telefónica Data Canadá, Inc. (CANADA)		100.00%	100.00%	N/D	N/D	N/D	N/D	0.02	C	0.02
Telecommunications services 44 Chipman Hill, 10th Floor - P.O. Box 7289 New Brunswick ESL 4S6
Telefónica Data Caribe (SPAIN)		10.00%
Telefónica Data USA Inc. (USA) (1)		100.00%	100.00%	0.00	48.34	-	(18.44)	107.81	FC	-
Telecommunications services 1221 Brickell Avenue - 33131 Miami - Florida
Telefónica Data Caribe (*) (**) (SPAIN) (1)		90.00%	100.00%	0.06	(2.06)	-	(0.02)	0.06	FC	-
Global telecommunications services Beatríz de Bobadilla, 14 - 28040 Madrid
Telefónica Data Cuba (CUBA)		50.00%	50.00%	N/D	N/D	-	N/D	7.63	C	7.63
Provision and operation of telecommunications services Ave, 47 s/n entre 18ª y 20 - Miramar Playa - La Habana
Ipse - 2000 (ITALY) (1)		4.08%
Exploitation of a UMTS license Piazza dei Caprettari, 70 - 00186 Roma
Telefónica Empresas Perú, S.A.A. (PERU) (1)		97.07%	97.07%	29.00	(2.23)	(3.39)	1.92	18.16	FC	-
Provision and operation of telecommunications services Jorge Basadre, 592 7° - San Isidro - Lima
Telefónica Data Argentina, S.A. (ARGENTINA) (1)		97.92%	97.92%	108.79	(82.87)	-	4.44	97.49	FC	-
Provision and operation of telecommunications services Tucumán, 1 plta.18° - 1049 Buenos Aires
Intelsat, Ltd. (U.K.)		0.09%	0.09%	N/D	N/D	N/D	N/D	1.58	C	1.42
Global communications service provider Bermuda
Telefónica Soluciones de Informática y Comunicaciones, S.L. (SPAIN) (*) (**)		100.00%	100.00%	16.60	(34.19)	-	(0.67)	16.60	FC	-
Granting of loans, guarantees and financial assistance to the Telefónica Group Alcalde Mandillo Tejero, 8 - Edificio Simón Bolivar - Santa Cruz de Tenerife
Telefonica Deutschland, GMBH (GERMANY) (1)		100.00%	100.00%	2.60	502.76	-	(165.06)	638.54	FC	-
Internet and telecommunications services Landshuter Allee, 8 - 80637 Munich
Telefónica Data Atlas, S.A. (MOROCCO) (8)		59.86%	59.86%	300 m.DH	N/D	N/D	N/D	0.02	C	-
Provision and operation of telecommunications services Tour Bmce, Rond Point Hassan II - Casablanca
Katalyx, Inc. (USA) (1)		100.00%	100.00%	143.43	(157.89)	-	19.93	5.18	FC	-
Administrative management services 1221 Brickell Avenue - Miami, Florida
Katalyx Brasil, Ltd. (BRAZIL) (1)		100.00%	100.00%	0.44	(1.55)	-	(0.01)	N/D	FC	-
Administrative management services Rua Joaquim Floriano, 1052 - Sao Paulo
Adquira Mexico, Ltd. (MEXICO) (1)		50.00%	50.00%	9.84	(7.30)	-	(1.14)	N/D	EM	0.70
E-commerce Boulevard Avila Camacho, 24 - Mexico City
Adquira Brasil, Ltd. (BRAZIL) (1)		100.00%	100.00%	2.64	(2.99)	-	(0.19)	N/D	FC	-
E-commerce Rua Joaquim Floriano, 1052 - Sao Paulo
Katalyx Transportation Brasil, Ltd. (BRAZIL) (1)		100.00%	100.00%	-	(1.41)	-	(0.04)	-	FC	-
E-commerce Rua Joaquim Floriano, 1052 - Sao Paulo
Katalyx Cataloguing Brasil, Ltd. (BRAZIL) (1)		100.00%	100.00%	-	(0.24)	-	(0.01)	-	FC	-
E-commerce and cataloging Rua Joaquim Floriano, 1052 - Sao Paulo
Mercador, S.A. (BRAZIL) (1)		54.00%	54.00%	21.81	(19.60)	-	(0.75)	N/D	EM	0.79
E-commerce Rua Joaquim Floriano, 1052 - Sao Paulo
Telefónica de España, S.A.U. (SPAIN) (*) (**) (1) (6)	100.00%		100.00%	1,023.68	2,241.85	-	1,112.07	3,033.86	FC	-
Provision of telecommunications services in Spain Gran Vía, 28 - 28013 Madrid
Telefónica S. de Informática y Comunicaciones de España, S.A.U. (SPAIN) (*) (**) (3)		100.00%	100.00%	6.06	17.54	-	(6.12)	20.49	FC	-
Telecommunications systems, network and infrastructure engineering Sor Angela de la Cruz, 3 - Pl. 9ª - 28020 Madrid
Telefónica Mobile Solutions Chile, S.A.C. (CHILE) (1)		N/D	N/D	0.19	(1.36)	-	0.11	0.19	FC	-
Equipment and systems engineering activities Avda. Seminario, 15 - Providencea - Santiago de Chile
Telefónica Mobile Solutions Perú, S.A.C. (PERU) (1)		99.90%	99.90%	0.31	(0.17)	-	(0.12)	-	FC	-
Communications services and/or advisory Avda. Camino Real, 155 4° - San Isidro - Lima
Telefónica Mobile Solutions Brasil, Ltda. (BRAZIL) (1)		99.90%	99.90%	0.01	(0.85)	-	0.10	0.01	FC	-
Equipment and systems engineering activities Na de Botafogo, 501 2° andar, sales 202 y 203 - Rio de Janeiro
Telefónica Mobile Solutions Argentina, S.A. (ARGENTINA) (1)		N/D	N/D	0.22	(0.18)	-	-	0.23	FC	-
Equipment and systems engineering activities Carlos Pellegrini, 1149 10° - Buenos Aires
Telefónica Sistemas Ingeniería de Productos Guatemala, S.A. (GUATEMALA) (8)		98.00%	98.00%	-	(0.21)	-	0.02	-	FC	-
Telecommunications equipment and systems engineering Guatemala
Telefónica Sistemas El Salvador, S.A. de C.V. (EL SALVADOR) (8)		99.50%	99.50%	0.04	(0.25)	-	0.22	0.03	FC	-
Engineering and systems services San Salvador
Telefónica Soluciones de Outsourcing, S.A. (SPAIN) (*) (**) (3)		100.00%	100.00%	1.00	(0.29)	-	0.09	0.56	FC	-
Network management and marketing Goya, 4 - 28001 Madrid
Soluciones Tecnologicas para la Alimentacion,S.L. (SPAIN)		45.00%	45.00%	6.51	0.65	-	-	3.09	EM	3.38
E-commerce C/Roselló,515.08025-Barcelona
Telefónica Soluciones Sectoriales, S.A. (SPAIN) (*) (**) (4)		100.00%	100.00%	13.73	(3.57)	-	0.43	10.72	FC	-
Consulting services for companies in the communications and IT industries Av. Burgos, 17-10.°-28036 Madrid
Interdomain, S.A. (SPAIN) (*) (**) (4)		100.00%	100.00%	0.30	0.52	-	0.04	0.78	FC	-
Operation of Internet resources Fernando El Santo, 15 - 28010 Madrid
SODETEL, Comercial de Servicios de Telecomunicaciones, S.A. (SPAIN)		50.00%	50.00%	0.12	-	-	-	0.07	EM	0.06
Provision of consulting services, installation and telecommunications services Parque industrial y de servicios de Mairena del Aljarafe - Sevilla
Portel Servicios Telemáticos, S.A. (SPAIN) (1)		49.00%	49.00%	3.01	0.16	-	-	1.35	EM	1.55
Systems engineering and telecommunications in port areas Avda. de Partenón, 10 Campo de las Naciones - 28042 Madrid.
Instituto Canario de Telecomunicaciones (IT 7) (SPAIN)		40.00%	40.00%	0.10	(0.06)	-	-	0.03	EM	0.01
Provider of multimedia services Cebrián, 3 - 35003 Las Palmas de Gran Canaria
Bitel Baleares Innovación Telemática, S.A. (SPAIN)		39.00%	39.00%	1.51	0.07	-	-	0.69	EM	0.62
Provision of services and systems engineering in the IT and communications fields Paseo Marítimo, 38 A - 07005 Palma de Mallorca
Tecnología e Ingeniería de Sist. y Servicios Avanzados de Telec., S.A. (TISSAT) (SPAIN) (2)		30.77%	30.77%	0.78	2.33	-	-	0.17	EM	0.96
Systems engineering and marketing of advanced services Correos, 1 - 46002 Valencia
SEMCA (SPAIN)		16.00%	16.00%	0.75	(0.11)	-	-	0.12	C	0.12
Emergency telephone service in the Autonomous Community of Cantabria Casimiro Sainz, 4 - Santander
Barcelona Emprend, S.A. (SPAIN)		6.92%	6.92%	6.50	(0.57)	-	(0.08)	0.45	C	0.45
Promotion of non-financial companies C/ Llacuna, 162 - Barcelona
Foment Ciutat Vella, S.A. (SPAIN)		5.00%	5.00%	6.01	0.80	-	-	0.30	C	0.30
Performance of urban projects C/ Pintor Fortuny, 17-19 - Barcelona
Teleinformática y Comunicaciones, S.A. (TELYCO) (SPAIN) (*) (**) (3)		100.00%	100.00%	2.77	11.40	-	(0.34)	12.47	FC	-
Promotion, marketing and distribution of telephone and telematic equipment and services Plaza del Descubridor Diego de Ordás, 3 - 28003 Madrid
Telyco Marruecos, S.A. (MOROCCO) (3)		54.00%	54.00%	0.60	0.06	-	0.38	0.32	FC	-
Promotion, marketing and distribution of telephone services Boulevard Abdelmoumen, 88 - Casablanca
Telefónica Telecomunicaciones Públicas, S.A. (SPAIN)(*) (**) (1)		100.00%	100.00%	1.20	78.66	-	7.09	64.12	FC	-
Installation of public telephones Plaza de Carlos Trías Bertrán, 7 - 28020 Madrid
Adquira Spain, S.A. (SPAIN) (2)		20.00%	20.00%	1.56	11.35	-	(4.78)	7.64	EM	0.68
Development of e-commerce platform Pl. Pablo Ruíz Picaso, s/n. Edif. Torre Picaso - Madrid
Other holdings		N/A	N/A	N/A	N/A	N/A	N/A	0.22	C	0.22
Telefónica Data España, S.A.U. (SPAIN) (*) (**) (1)		100.00%	100.00%	39.27	25.72	-	90.64	157.25	FC	-
Data transmission Beatríz de Bobadilla, 18 - 28040 Madrid
Agencia de Certificación Electrónica, S.A. (SPAIN) (*) (**) (2)		100.00%	100.00%	0.94	(4.28)	-	(0.42)	0.00	FC	-
Operation of "electronic notary's office" using SET technology Sor Angela de la Cruz, 3 - 28020 Madrid
Segurvirtual MVS, S.A. (SPAIN) (3)		49.00%	49.00%	3.49	(6.87)	-	-	1.59	EM	-
Research on insurance virtual market Plaza de la Lealtad, 4 - 28014 Madrid
Euroinfomarket, S.A. (SPAIN)(1)		5.00%	5.00%	2.05	(0.80)	-	(0.49)	0.27	C	0.27
Servicios On Line Para Usuarios Múltiples, S.A. (SPAIN)		33.33%	33.33%	0.60	1.33	-	0.34	0.70	EM	0.76
Telefónica Cable, S.A. (SPAIN) (*) (**) (7)		100.00%	100.00%	3.05	(5.10)	-	(11.98)	29.58	FC	-
Cable telecommunications services Virgilio, 2 - Edificio 2 - Ciudad de la Imagen (*) - 28223 Madrid
Telefónica Cable Menorca, S.A. (SPAIN)(*) (**)		100.00%	100.00%	0.60	(0.13)	-	-	0.56	FC	-
Cable television systems and value-added services Santiago Ramón y Cajal, 13 - Mahón - Menorca
Telefónica Cable Galicia, S.A. (SPAIN) (**) (7)		85.00%	85.00%	0.60	0.10	-	0.01	0.53	FC	-
Cable television systems and value-added services Ronda de Outerio, 1-3 - A Coruña
Sociedad General de Cablevisión Canarias, S.A. (SPAIN) (*)(**) (7)		100.00%	100.00%	1.23	(1.16)	-	-	1.17	FC	-
Cable television systems and value-added services Alcalde Mandillo Tejera, 8 - 38007 Santa Cruz de Tenerife
Taetel, S.L. (SPAIN) (*) (**) (1)	100.00%		100.00%	28.25	5.65	-	0.53	28.25	FC	-
Acquisition, holding and disposal of shares and ownership interests in other companies Beatríz de Bobadilla, 3 - 28040 Madrid
Lotca Servicios Integrales, S.L. (SPAIN) (*) (**) (4)	100.00%		100.00%	16.93	-	-	-	16.93	FC	-
Holding and operation of aircraft and the lease thereof Gran Vía, 28 - 28013 Madrid
Telefónica Ingeniería de Seguridad, S.A. (SPAIN) (*) (**) (2)	100.00%		100.00%	0.90	(2.63)	-	(0.76)	3.58	FC	-
Security services and systems Condesa de Venadito, 1 - 28027 Madrid
Telefónica Engenharia de Segurança (BRAZIL) (2)		99.99%	99.99%	3.25	(0.41)	-	(1.45)	3.07	FC	-
Security services and systems Rua Haddock Lobo, 337 2° andar, conjunto 21 - 01414-001 - Sao Paulo
Telefónica Ingeniería de Seguridad México, S.A. de C.V. (MEXICO) (2)		65.00%	65.00%	0.52	(0.74)	-	(0.05)	0.34	FC	-
Security services and systems Ciudad de México, Distrito Federal
Telefónica Capital, S.A. (SPAIN) (*) (**) (3)	100.00%		100.00%	7.00	39.88	-	1.72	18.12	FC	-
Financial institution Gran Vía, 28 - 28013 Madrid
Fonditel Pensiones Entidad Gestora de Fondos de Pensiones, S.A. (SPAIN) (3)		70.00%	70.00%	15.70	18.86	-	8.01	22.45	FC	-
Administration of pension funds Pedro Teixeira n° 8 - 3ª P. - 28020 Madrid
Fonditel Gestión, Sociedad Gestora de Instituciones de Inversión Colectiva, S.A. (SPAIN)(*) (**)		100.00%	100.00%	1.50	0.21	-	2.06	1.50	FC	-
Administration and representation of collective investment institutions Pedro Teixeira n° 8 - 3ª P. - 28020 Madrid
Fonditel Valores, Agencia de Valores, S.A. (SPAIN) (*) (**)(3)		100.00%	100.00%	3.00	(0.07)	-	(0.03)	3.00	FC	-
Investment services Pedro Teixeira n° 8 - 3ª P. - 28020 Madrid
Telepizza, S.A. (SPAIN)		4.89%	4.89%	N/D	N/D	N/D	N/D	102.02	C	102.02
Catalana D'Iniciatives, C.R. , S.A. (SPAIN)		5.99%	5.99%	30.86	31.24	-	1.85	3.77	C	3.77
Promotion of non-finance companies Passeig de Gracia, 2 - 2°B - 08007 Barcelona.
Ateseco Comunicación, S.A. (SPAIN) (*) (**) (1)	100.00%		100.00%	6.12	39.47	-	2.23	107.58	FC	-
Holding company C/ Gran Vía, 28 - 28013 Madrid
Atento N.V. (NETHERLANDS) (1) (6)	91.35%		91.35%	0.12	(10.98)	-	18.21	302.71	FC	-
Provision of telecommunications services Locatellikade, 1 - 1076 AZ Amsterdam
Procesos Operativos, S.A. (SPAIN)(1)		100.00%	91.35%	0.06	1.10	-	0.95	0.76	FC	-
Provision of telematic services (telemarketing, help line and, in general, call-center activities) Isla Sicilia, 3 - 28034 Madrid
Atento Teleservicios España, S.A. (SPAIN) (4)		100.00%	91.35%	1.38	36.59	(20.00)	7.91	23.93	FC	-
Provision of promotion, marketing and market research services relating to direct marketing Santiago de Compostela, 94 - 7ª - 28035 Madrid
Tempotel, Empresa de Trabajo Temporal, S.A. (SPAIN) (4)		100.00%	91.35%	0.06	1.29	-	(0.05)	0.06	FC	-
Temporary employment agency Príncipe de Vergara, 28 Madrid
Atento Servicios Técnicos y Consultoría, S.L. (SPAIN) (4)		100.00%	91.35%	0.01	0.15	-	0.34	0.01	FC	-
Study, development and performance of projects and system-related services Santiago de Compostela, 94 - 7ª - 28035 Madrid
Servicios Integrales de Asistencia y Atención, S.L. (SPAIN) (4)		100.00%	91.35%	0.01	(0.01)	-	0.26	0.01	FC	-
Management of specialized employment centers for disabled workers Santiago de Compostela, 94 - 7ª - 28035 Madrid
Atento Brasil, S.A. (BRAZIL) (1)		100.00%	91.35%	249.75	(183.36)	-	4.09	195.88	FC	-
Provision of call-center services Av. Maria Coelho de Aguiar, 215 - Bloco B, 8 - 05804-900 Sao Paulo
Atento Puerto Rico, Inc. (PUERTO RICO) (1)		100.00%	91.35%	7.12	(5.95)	-	3.42	8.22	FC	-
Provision of call-center services Valencia Park calle 2 edificio 17 suite 600, Guaynabo - Puerto Rico 00968
Atento Colombia, S.A. (COLOMBIA) (1)		100.00%	91.35%	1.55	3.32	-	0.65	7.63	FC	-
Provision of call-center services Santa Fé de Bogotá
Atento Maroc, S.A. (MOROCCO) (1)		100.00%	99.95%	4.16	(1.22)	-	(1.79)	3.56	FC	-
Provision of call-center services Bd Abdelmoumen, Angle rue Errazi et Charles Lebrun - Casablanca
Atento Venezuela, S.A. (VENEZUELA) (1)		100.00%	91.35%	11.19	(9.92)	-	2.31	8.78	FC	-
Provision of call-center services Caracas
Atento Centroamérica, S.A. (GUATEMALA) (1)		100.00%	91.35%	15.95	(6.84)	-	(4.17)	12.23	FC	-
Provision of call-center services 14 Calle 3-51 Zona 10 Edificio Murano Center 18 Nivel - Departamento de Guatemala
Atento El Salvador, S.A. de C.V. (EL SALVADOR) (1)		7.41%	91.35%	4.40	(3.23)	-	0.38	0.23	FC	-
Provision of call-center services San Salvador
Atento de Guatemala, S.A. (GUATEMALA) (1)		100.00%	91.35%	14.76	(9.93)	-	0.69	10.53	FC	-
Provision of call-center services Guatemala City
Atento El Salvador, S.A. de C.V. (EL SALVADOR) (1)		92.59%
Atento Holding Chile, S.A. (CHILE) (1)		100.00%	91.35%	38.85	(9.78)	-	(0.04)	30.13	FC	-
Holding company Ciudad y Comuna de Santiago
Atento Argentina, S.A. (ARGENTINA) (1)		100.00%	91.35%	18.05	(21.64)	-	0.20	0.22	FC
Provision of call-center services Avda. de Mayo, 645 P.1° - Buenos Aires
Atento Chile, S.A. (CHILE) (1)		70.00%	77.58%	21.72	(8.15)	-	3.19	15.19	FC	-
Provision of call-center services Diagonal Paraguay, 386 - Santiago de Chile
Nexcom (CHILE) (1)		100.00%	77.58%	1.73	(0.99)	-	(0.15)	0.85	FC	-
Provision of call-center services Santiago de Chile
Atento Educación, Ltda. (CHILE) (1)		100.00%	77.58%	0.01	0.05	-	0.05	0.01	FC	-
Provision of call-center services Santiago de Chile
Atento Recursos, Ltda. (CHILE) (1)		100.00%	77.58%	0.01	(0.25)	-	0.01	0.01	FC	-
Provision of call-center services Santiago de Chile
Atento Perú, S.A.C. (PERU) (1)		70.00%	93.40%	8.90	(5.20)	-	2.30	14.06	FC	-
Provision of call-center services C/ Jiron Camaná, 654 - 01 Lima
Atento Italia, S.R.L. (ITALY) (8)		100.00%	91.35%	0.01	(2.23)	-	(0.10)	6.08	FC	-
Provision of call-center services Via Lamaro, edif. D/2 - Roma
Atento Mexicana, S.A. de C.V. (MEXICO)		100.00%	91.35%	5.36	(3.32)	-	4.19	4.10	FC	-
Provision of call-center services Mexico City
Atento Atención y Servicios, S.A. De C.V. (MEXICO)		100.00%	91.35%	0.01	(0.01)	-	0.06	0.01	FC
Provision and receipt of all manner of administrative, professional and consultative services Ciudad de México
Atento Servicios, S.A. de C.V. (MEXICO)		100.00%	91.35%	0.02	(0.05)	-	0.46	0.01	FC	-
Provision of call-center services Mexico City
Telefónica Investigación y Desarrollo, S.A. (TIDSA) (SPAIN) (*) (**) (3)	100.00%		100.00%	6.01	55.16	-	4.43	6.01	FC	-
Telecommunications research activities and projects Emilio Vargas, 6 - 28043 Madrid
Telefónica Investigación y Desarrollo de Mexico, S.A. de C.V. (MEXICO)		100.00%	100.00%	0.01	(0.04)	-	0.06	0.01	FC	-
Telefônica Pesquisa e Desenvolvimento (BRAZIL)		99.99%	99.99%	0.17	0.08	-	0.28	0.21	FC	-
Telecommunications research activities and projects Sao Paulo
Communicapital Inversiones, S.A.U. (SPAIN) (1)	100.00%		100.00%	6.00	(73.72)	-	2.40	6.00	C	6.00
Global telecommunications fund Gran Vía, 28 - 28013 Madrid
Compañía Española de Tecnología, S.A. (SPAIN) (*) (**) (3)	100.00%		100.00%	3.99	(0.35)	-	(0.04)	10.11	FC	-
Promotion of business initiatives and holding of marketable securities Villanueva, 2 duplicado planta 1ª Oficina 23 - 28001 Madrid
Cleon, S.A. (SPAIN) (3)		50.00%	50.00%	8.23	(0.72)	-	(0.06)	4.12	EM	3.73
Property development Villanueva, 2 duplicado planta 1ª Oficina 23 - 28001 Madrid
Casiopea Reaseguradora, S.A. (LUXEMBOURG) (3)	100.00%		100.00%	3.60	64.74	-	1.46	2.99	FC	-
Reinsurance 6D, route de Trèves, L-2633 Senningerberg, Luxembourg
Pléyade Peninsular, Correduría de Seguros y Reaseguros del Grupo Telefónica, S.A. (SPAIN) (3)	16.67%	83.33%	100.00%	0.36	1.28	-	1.51	0.38	FC	-
Distribution, promotion or preparation of insurance contracts, operating as a broker Avda. General Perón, 38 Master II - 17ª P.- 28020 Madrid
Pléyade Perú Corredores de Seguros, S.A.C. (PERU) (1)		99.93%	100.00%	0.01	0.02	-	0.01	0.01	FC	-
Insurance broker Lima
Pléyade Argentina, S.A. (ARGENTINA) (1)		99.80%	99.80%	0.01	0.12	-	0.07	0.01	FC	-
Insurance broker Buenos Aires
TGP Brasil Corretora de Seguros e Resseguros, Ltda. (BRAZIL) (1)		99.90%	99.90%	0.01	0.04	(0.02)	-	0.01	FC	-
Insurance broker Rua do Livramento, 66 - Bloco A, 1° andar - 04008-030 - Sao Paulo
Pléyade México, Agente de Seguros y de Fianzas, S.A. de C.V., Ltda. (MEXICO) (1)		99.50%	99.50%	0.02	(0.01)	-	0.04	0.02	FC	-
Insurance broker San Pedro Garza García - Nuevo León
Other holdings		N/D	N/D	N/D	N/D	N/D	N/D	0.02	C	0.02
Altaïr Assurances, S.A. (LUXEMBURGO)		100.00%	100.00%	6.00	-	-	-	6.00	C	6.00
Performance of direct insurance transations 6DRoute de Trèves L-2633 - Senningerberg
Seguros de Vida y Pensiones Antares, S.A. (SPAIN)(*) (**) (3)	94.67%	5.33%	100.00%	204.33	4.95	-	8.39	215.50	FC	-
Life insurance, pensions and health insurance Avda. General Perón, 38 Master II - 17ª P. - 28020 Madrid
Other holdings	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9.04	C	9.04
Telefónica Finanzas, S.A. (TELFISA) (SPAIN) (*) (**) (3)	100.00%		100.00%	3.01	9.93	-	0.96	12.61	FC	-
Integrated cash management, counseling and financial support for Group companies Gran Vía, 30 - 4ª Plta. - 28013 Madrid
Telefónica Finanzas Perú, S.A.C. (PERU)	100.00%		100.00%	2.75	-	-		2.75	C	2.75
Integrated cash management, counseling and financial support for Group companies Ciudad de Lima
Fisatel Mexico, S.A. de C.V. (MEXICO) (1)	100.00%		100.00%	0.42	(0.29)	-	0.15	0.43	FC	-
Integrated cash management, counseling and financial support for Group companies Boulevard Manuel Avila Camacho, 24 - 16ª Plta. - Lomas de Chapultepec - 11000 Mexico City
Venturini España, S.A. (SPAIN) (*) (**) (2)	100.00%		100.00%	3.01	(0.13)	-	0.36	3.60	FC	-
Printing, graphic arts and direct marketing Avda. de la Industria, 17 Tres Cantos - 28760 Madrid
Venturini, S.A. (SPAIN) (*) (**) (2)		100.00%	100.00%	0.18	0.03	-	0.02	0.21	FC	-
Direct marketing Vía Augusta, 117, 2° 1ª - 08006 Barcelona
Communicapital Gestión, S.A.U. (SPAIN) (*) (**) (1)	100.00%		100.00%	0,06	0,02	-	-	0.06	FC	-
Global telecommunications fund Gran Vía, 28 - 28013 Madrid
Telefónica Participaciones, S.A. (SPAIN) (**)	100.00%		100.00%	0.06	-	-	-	0.06	FC	-
Issuance of preferred securities and/or other debt financial instruments Gran Vía, 28 - 28013 Madrid
Telefónica Emisiones, S.A. (SPAIN) (**) (1)	100.00%		100.00%	0.06	-	-	-	0.06	FC	-
Issuance of preferred securities and/or other debt financial instruments Gran Vía, 28 - 28013 Madrid
Telefónica Europe, B.V. (NETHERLANDS) (1)	100.00%		100.00%	0.05	6.08	(1.35)	1.92	0.05	FC	-
Fund raising in capital markets Strawinskylaan 1259 , tower D, 12th floor 1077 XX - Amsterdam
Telefónica Finance USA, L.L.C. (U.S.A.)		0.01%	0.01%	2,000.00	0.01	(83.68)	83.69	0.01	FC	-
Financial intermediation Corporation Trust Center, 1209 Orange street - Wilmington/New Castle County - Delaware
Telefónica Internacional USA Inc. (U.S.A.) (1)	100.00%		100.00%	-	0.37	-	0.04	-	FC	-
1221 Brickell Avenue suite 600 - 33131 Miami - Florida
Telefónica B2B Licencing, Inc. (U.S.A.) (1)	100.00%		100.00%	-	(8.05)	-	(1.80)	-	FC	-
Telefónica Gestión de Servicios Compartidos, S.A. (*) (**) (SPAIN) (1) (6)	100.00%		100.00%	7.57	11.82	-	(1.10)	20.08	FC	-
Provision of management and administration services Gran Vía, 28 - 28013 Madrid
Sociedad de Cobros de Brasil (BRASIL)		99.33%	99.33%	0.01	0.00	-	0.02	0.01	FC	-
Telefónica Procesos y Tecnología de la Información, S.A. (SPAIN) (*) (**) (3)		100.00%	100.00%	3.00	5.53	-	0.68	8.71	FC	-
Provision of IT-related services José Abascal, 4 - 28003 Madrid
Zeleris España, S.A. (SPAIN) (*) (**) (3)		100.00%	100.00%	2.38	1.17	-	1.48	0.82	FC	-
Provision of mail, directory and package distribution services C/ Gran Vía, 28 - 28.013 Madrid
Telefónica Gestión de Servicios Compartidos Mexico, S.A. de C.V. (MEXICO) (1) (6)	99.99%	0.01%	100.00%	6.75	(3.73)	-	(0.21)	6.76	FC	-
Provision of management and administration services Blvd. Díaz Ordaz Pte N 123 2°, Col. Santamaría - 6465 Monterrey
Telefónica Gestión de Servicios Compartidos El Salvador, S.A. (EL SALVADOR) (1)		100.00%	100.00%	0.02	0.01	-	0.06	0.01	FC	-
Provision of management and administration services 63 Avda. Sur y Alameda Roosevelt-Ctro F Gigante Torre B n 10, San Salvador
Telefónica Gestión de Servicios Compartidos Guatemala, S.A. de C.V. (GUATEMALA) (1)		100.00%	100.00%	0.01	0.03	-	(0.05)	0.01	FC	-
Provision of management and administration services 18 Calle 5-56, Zona 10, Edif, Unicentro Nivel 10, Guatemala
Telefonica Gestao de Serviços Compartilhados do Brasil, Ltda. (BRAZIL) (1)	99.99%		99.99%	8.45	(5.00)	-	(0.56)	5.00	FC	-
Provision of management and administration services and advisory and consulting services Rua Do Livramento, 66 Bolco Ibirapuera - Sao Paulo -
Telefónica Gestión de Servicios Compartidos, S.A.C. (PERU) (1) (6)	99.99%	0.01%	100.00%	3.91	1.48	-	0.23	3.91	FC	-
Provision of management and administration services Shell, 310 - Miraflores Lima
Telefónica Centro de Cobros Perú, S.A.C. (PERU) (1)		100.00%	100.00%	0.01	0.53	-	0.65	1.24	FC	-
Provision of collection services for the account of third parties Shell, 310 -Miraflores -Lima
Telefónica Gestión de Servicios Compartidos, S.A. (ARGENTINA) (1)	99.99%		99.99%	0.01	(0.53)	-	0.45	0.01	FC	-
Provision of management and administration services Tucuman 1, Piso 18 Ciudad de Buenos Aires
Telefónica International Wholesale Services America, S.A. (URUGUAY) (1) (6)	100.00%		100.00%	370.41	(109.88)	-	(45.68)	499.05	FC	-
Provision of high bandwidth communications services Luis A. de Herrera, 1248 Piso 4 - Montevideo
Emergia Argentina, S.A. (ARGENTINA) (1)		99.99%	99.99%	11.82	(0.94)	-	(6.14)	7.41	FC	-
Provision of high bandwidth communications services Paraguay, 1345 Piso 6 - Buenos Aires
Emergia Participacoes, Ltd. (BRAZIL) (1)		99.99%	99.99%	45.87	(17.40)	-	(7.09)	N/A	FC	-
Provision of high bandwidth communications services Rua Martiniano de Carvalho, n°851, 16° andar, Bela Vista
Emergia Brasil, Ltd. (BRAZIL) (1)		99.99%	99.99%	-	-	-	-	33.70	FC	-
Provision of high bandwidth communications services Av. Brigadeiro Faria Lima, 1188 Piso 8° - Sao Pablo
Telefónica International Wholesale Services Chile, S.A. (CHILE) (1)		99.99%	99.99%	24.79	(9.29)	-	(2.61)	15.69	FC	-
Provision of high bandwidth communications services Ricardo Lyon, 222 Piso 14 - Santiago de Chile
Telefónica International Wholesale Services Perú, S.A.C. (PERU) (1)		99.99%	99.99%	14.62	(3.80)	-	(4.17)	11.62	FC	-
Provision of high bandwidth communications services Av. de la Floresta, 497 Piso 5 - San Borga
Telefónica International Wholesale Services USA, Inc. (U.S.A.) (1)		100.00%	100.00%	21.98	(16.18)	-	(2.99)	6.15	FC	-
Provision of high bandwidth communications services 1221 Brickell Avenue, Piso 6 - 33131 Miami (Florida)
Telefónica International Wholesale Services Guatemala, S.A. (GUATEMALA) (1)		99.99%	99.99%	11.70	0.28	-	(3.18)	13.00	FC	-
Provision of high bandwidth communications services Blvd. Los Próceres, 5-56 Piso 11, zona 10 - Guatemala City
Telefónica International Wholesale Services Puerto Rico, Inc. (PUERTO RICO) (1)		100.00%	100.00%	17.39	(3.18)	-	(1.27)	0.46	FC	-
Provision of high bandwidth communications services Metro Office Park Edificio 17, Calle 2, Suite 600 - Guaynabo
Telefónica Internacional, S.A. (SPAIN) (*) (**) (1) (6)	99.88%	0.12%	100.00%	2,842.12	3,627.02	-	1,216.79	8,141.40	FC	-
Investment in the telecommunications industry abroad C/ Gran Vía, 28 - 28013 Madrid
Sao Paulo Telecomunicaçoes Holding, Ltda. (BRAZIL) (1)		100.00%	100.00%	1,262.77	11.51	(71.96)	86.28	2,882.52	FC	-
Holding company Sao Paulo
Telecomunicaçoes de Sao Paulo, S.A. - TELESP (BRAZIL) (1)		87.49%	87.49%	1,653.42	1,755.59	(856.93)	600.56	4,535.10	FC	-
Wireline telephony operator in Sao Paulo Sao Paulo
Telefónica Finance Limited (ISLE OF MAN) (1)		100.00%	100.00%	N/A	N/A	N/A	N/A	N/A	FC	-
Finance
Telefónica del Perú Holding, S.A. (PERU) (1) (5)		100.00%	100.00%	1,292.10	(200.31)	-	(64.93)	N/D	FC	-
Holding company
Telefónica del Perú, S.A.A. (PERU) (1)	0.14%	98.05%	98.19%	526.81	70.79	-	12.49	750.89	FC	-
Operator of local, long distance and international telephony services in Peru Avda. Arequipa, 1155 Santa Beatríz - Lima
Atento Perú, S.A.C. (PERU)		30.00%
Telefonica International Holding, B.V. (NETHERLANDS) (1)		100.00%	100.00%	402.61	202.46	-	73.04	N/D	FC	-
Holding company
Telefónica Chile Holding, B.V. (NETHERLANDS) (1)		100.00%	100.00%	0.03	28.57	-	(0.01)	N/D	FC	-
Holding company
Telefónica Internacional de Chile, S.A. (CHILE) (1)		100.00%	100.00%	11.58	693.48	-	202.64	N/A	FC	-
Holding company
Compañía de Telecomunicaciones de Chile, S.A. (C.T.C.), (CHILE) (1)		44.89%	44.89%	1,090.58	94.22	(333.95)	448.60	N/A	FC	-
Operator of telecommunications services in Chile Avenida Providencia, 111 piso 29 Santiago de Chile
Telefónica Gestión de Servicios Compartidos Chile, S.A. (CHILE)		99.90%	44.85%	N/A	N/A	N/A	N/A	N/A	FC	-
Provision of management and administration services Avenida Providencia, 111 piso 29 Santiago de Chile
Atento Chile, S.A. (CHILE) (1) (6)		30.00%
Compañía Internacional de Telecomunicaciones, S.A. (ARGENTINA) (1)		99.98%	99.98%	239.18	(700.85)	-	57.71	372.57	FC	-
Holding company Av. Ingeniero Huergo, 723, PB - Buenos Aires
Telefónica Holding de Argentina, S.A. (ARGENTINA) (1)		99.96%	99.96%	102.33	(700.99)	-	(22.24)	998.90	FC	-
Holding company Tucumán, 1 P-17 Buenos Aires
Telefónica de Argentina, S.A. (ARGENTINA) (1)		98.03%	98.03%	435.34	(715.87)	-	158.17	866.22	FC	-
Provision of telecommunications services Av. Ingeniero Huergo, 723, PB - Buenos Aires
Telefónica Venezuela Holding, B.V. (NETHERLANDS) (1)		100.00%	100.00%	0.01	(70.39)	-	(8.00)	-	FC	-
Holding company
Compañía Anónima Nacional Teléfonos de Venezuela (CANTV) (VENEZUELA) (1)		6.92%	6.92%	N/A	N/A	N/A	N/A	N/A	C	118.28
Provision of telecommunications services Avenida Libertador, Centro Nacional de Telecomunicaciones, Piso 1 - 1226 Caracas
Telefónica Larga Distancia de Puerto Rico, INC. (PUERTO RICO) (1)		98.00%	98.00%	82.10	(38.58)	-	1.85	N/A	FC	-
Telecommunications operator Calle 1, Edificio n° 8. Metro Office Park. Sector de Buchanan. Guaynabo - Puerto Rico
Infonet Services Corporation (U.S.A.) (1)		14.41%	14.41%	1272,44	(473,09)	-	(34,59)	N/A	EM	90.63
Telecommunications operator 2100 East. Crand Avenue. El Segundo, California 90245 - 1022 USA
Telefónica Móviles, S.A. (*) (**) (1)(SPAIN)		21.43%
Communication Technology, Inc. (U.S.A.) (4)		100.00%	100.00%	6.20	(7.73)	-	(5.17)	18.66	FC	-
Provider of long distance telecommunications services Delaware
Other holdings		N/A	N/A	N/A	N/A	N/A	N/A	N/A	EM	(0.05)
Other holdings		N/A	N/A	N/A	N/A	N/A	N/A	N/A	C	16.03
Telefónica Móviles, S.A. (SPAIN) (*) (**) (1) (6) (9)	71.03%	21.43%	92.46%	2,165.28	920.71	-	1,633.91	3,051.92	FC	-
Holding company Goya, 24 - 28001 Madrid
Brasilcel, N.V. (NETHERLANDS) (1)		50.00%	46.23%	0.10	4,454.24	-	5,63	2,179.38	PC	-
Joint Venture Strawinskylaan 3105 - 1077ZX - Amsterdam
VIVO Brasil Comunic.(BRAZIL) (1)		50.00%	46.23%	-	-	-	-	-	PC	-
Holding company Rua da Consolação, 247 - 6° andar / sala 57-F São Paulo - SP
Tagilo Participaçoes, S.A. (BRAZIL) (1)		50.00%	46.23%	97.42	8.66	(0.57)	0.77	-	PC	-
Ownership of intellectual property Rua Martiniano de Carvalho, 851, 20 andar, Parte, Bela Vista, Sao Paulo.
Sudestecel Participaçoes, S.A. (BRAZIL) (1)		50.00%	46.23%	533.61	3.28	(1.33)	2.01	-	PC	-
Holding company Rua Martiniano de Carvalho, 851, 20 andar, Parte, Bela Vista, Sao Paulo.
Avista Part. S.L. (BRAZIL) (1)		50.00%	46.23%	170.37	-	-	(3.76)	-	PC	-
Holding company Rua da Consolação, 247 - 6° andar / sala 57-F São Paulo - SP
Tele Sudeste Celular Participaçoes, S.A. (BRAZIL) (1)		45.44%	42.02%	246.56	279.87	(7.06)	25.57	-	PC	-
Holding company Prai de Botafogo 501,20 andar, parte bela Vista, Sao Paulo
Telerj Celular, S.A. (BRAZIL) (1)		45.44%	42.02%	297.22	142.77	(2.18)	9.12	-	PC	-
Provision of wireless communications services Praia de Botafogo, 501-5° a 8° Andares, Botafogo - Rio de Janeiro
Telest Celular, S.A. (BRAZIL) (1)		45.44%	42.02%	44.33	28.32	(6.36)	16.91	-	PC	-
Provision of wireless communications services Avda. Nossa Senhora da Penha, 275 - Praia de Santa Elena, Vitoria - Espiritu Santo
Portelcom Fixa, S.A. (BRAZIL)(1)		50.00%	46.23%	-	-	-	-	-	PC	-
Holding company Av Brigadeiro Faria Lima, 2277, 15ª andar, Conj1503, Jardin Paulistano, Sao Paulo
Telefónica Brasil Sul Celular Participaçoes, S.A. (BRAZIL) (1)		49.25%	45.54%	161.85	11.78	(3.54)	9.64	0.53	PC	-
Holding company Avda. Martiniano de Carvalho, 851, 20 andar, parte Sao Paulo, Sao Paulo
Celular CRT Participaçoes, S.A. (BRAZIL) (1)		33.28%	30.77%	71.16	192.94	(20.83)	50.11	-	PC	-
Holding company Rua José Bonifacio, 245, Bon Fim, Porto Alegre - Rio Grande Do Sul
Celular CRT, S.A. (BRAZIL) (1)		33.28%	30.77%	148.57	89.47	(0.02)	52.49	-	PC	-
Provision of wireless communications services Rua José Bonifacio, 245, Bon Fim, Porto Alegre - Rio Grande Do Sul
Tele Leste Celular Participaçoes, S.A. (BRAZIL) (1)		25.29%	23.38%	84,74	27,22	-	(8,34)	-	PC	-
Holding company Rua Silveria Martins, n 1036, Cabula, Salvador- Bahia
Telebahía Celular, S.A. (BRAZIL) (1)		25.29%	23.38%	98.97	0.95	-	(12.58)	-	PC	-
Provision of wireless communications services Rua Silveria Martins, n 1036, Cabula, Salvador- Bahia
Telergipe Celular, S.A. (BRAZIL) (1)		25.29%	23.38%	9.85	0.96	(0.24)	3.46	-	PC	-
Provision of wireless communications services Avda. Francisco Porto, 686, 13 de julho - Aracaju, Sergipe
Ptelecom Brasil, S.A. (BRAZIL) (1)		49.99%	46.22%	726.95	(410.74)	-	(9.16)	-	PC	-
Holding company Rua Cubatao, 320, 4 andar, Sao Paulo, Sao Paulo
Portelcom Participaçoes, S.A. (BRAZIL) (1)		49.99%	46.22%	979.40	(165.20)	-	(34.42)	-	PC	-
Holding company Av Brigadeiro Faria Lima, 2277, 15ª andar, Conj1503, Jardin Paulistano, Sao Paulo
Telesp Celular Participaçoes, S.A. (BRAZIL) (1)		32.56%	30.10%	1,209.67	(269.98)	-	(134.96)	-	PC	-
Holding company Av. Roque Petroni Júnior, n° 1464, 6 andar-parte, bloco B, Morumbi, Sao Paulo, Sao Paulo
Telesp Celular, S.A. (BRAZIL) (1)		32.56%	30.10%	519.92	172.87	-	127.12	-	PC	-
Holding company Av. Roque Petroni Júnior, n° 1464, 6 andar-parte, bloco B, Morumbi, Sao Paulo, Sao Paulo
Global Telcom Telecom, S.A. (BRAZIL) (1)		32.56%	30.10%	1,119.42	(708.73)	-	(49.66)	-	PC	-
Wireless operator Av. Higienópolis, n° 1635, Curitiba, Parana
Tele Centro Oeste Celular Participações, S.A. (BRAZIL) (1)		16.49%	15.25%	219.32	352.31	(11.18)	140.05	-	PC	-
Holding company and telecommunications services Sector Comercial Sul, Quadra 2, Bloco C, n° 226, Edif Telebrasilía Celular, 7 andar, Brasilia DF
Telegoiás Celular, S.A. (BRAZIL)		16.49%	15.25%	68.54	87.64	-	50.22	-	PC	-
Wireless operator Rua 136-C, Quadra F-44, n° 150, Setor Sul Goiania, Goias
Telemat Celular, S.A. (BRAZIL)		16.49%	15.25%	39.72	54.41	-	30.57	-	PC	-
Wireless operator Av. Getúlio Vargas, n° 1,300, Centro, Cuibá, Matogrosso
Telems Celular, S.A. (BRAZIL)		16.49%	15.25%	31.33	38.35	-	21.09	-	PC	-
Wireless operator Av. Alfonso Pena, n° 2,386, Ed Dolor de Andrade, Campo Grrande, Matogrosso Do Sul
Teleron Celular, S.A. (BRAZIL)		16.49%	15.25%	9.67	14.83	-	4.19	-	PC	-
Wireless operator Av. Getúlio Vargas, 1941, Porto Velho, Rondonia
Teacre Celular, S.A. (BRAZIL)		16.49%	15.25%	5.20	7.16	-	2.66	-	PC	-
Wireless operator Rua Minas Gerais, n° 64, Ivete Vargas, Rio Branco-Acre
Norte Brasil Telecom, S.A. (BRAZIL)		16.49%	15.25%	49.78	2.22	-	9.79	-	PC	-
Wireless operator Travessa Padre Eutíquio, n° 1,226, Barrio Batista Campos, Belém, Para
Tele Centro Oeste IP, S.A. (BRAZIL)		16.49%	15.25%	0.28	(1.50)	-	(1.39)	-	PC	-
Wireless operator AC/ Sul Quadra 02, Bloco C, n° 256, 3° Pavimento, Ed Toufic, Plano Piloto, Brasilia
Telefónica Móviles El Salvador Holding, S.A. de C.V. (EL SALVADOR) (3)		100.00%	92.46%	130.91	(4.49)	-	(1.19)	153.93	FC	-
Holding company Alameda Roosvelt y Avenida Sur. Torre Telefónica nivel 10 - San Salvador AC/ Sul Quadra 02, Bloco C, n° 256, 3° Pavimento, Ed Toufic, Plano Piloto, Brasilia, DF
Telefónica Móviles El Salvador, S.A. de C.V. (EL SALVADOR) (3)		91.75%	84.83%	102.79	(67.79)	-	(18.05)	-	FC	-
Provision of wireless and international long distance communications services Alameda Roosvelt y Avenida Sur. Torre Telefónica nivel 10 - San Salvador
Telefónica Multiservicios, S.A. de C.V. (1)		71.11%	65.74%	6.52	(0.68)	-	(0.76)	-	FC	-
Cable modem system operator Alameda Roosvelt y Avenida Sur. Torre Telefónica nivel 10 - San Salvador
Telefónica Móviles Centroamérica, S.A. de C.V. (1)		91.75%	84.83%	1.05	(0.08)	-	0.03	-	FC	-
Operative company Alameda Roosvelt y Avenida Sur. Torre Telefónica nivel 10 - San Salvador
Telefónica El Salvador, S.A. de C.V. (1)		91.75%	84.83%	0.02	(0.02)	-	(0.01)	-	FC	-
Operative company Alameda Roosvelt y Avenida Sur. Torre Telefónica nivel 10 - San Salvador
TCG Holdings, S.A. (GUATEMALA) (1)		100.00%	92.46%	198.31	(1.22)	-	(0.39)	238.54	FC	-
Holding company Bulevar Los Próceres 5-56 Zona 10, Unicentro nivel 11 - Guatemala City
Telefónica Móviles Guatemala, S.A. (GUATEMALA) (1)		100.00%	92.46%	193.20	(106.61)	-	(15.53)	193.20	FC	-
Provision of wireless, wireline and radio paging communications services Bulevar Los Próceres 5-56 Zona 10, Unicentro nivel 11 - Guatemala City
Telescucha, S.A. (GUATEMALA) (1)		100.00%	92.46%	2.39	(1.58)	-	(0.40)	-	FC	-
Provision of telecommunications and paging services Bulevar Los Próceres 5-56 Zona 10, Unicentro nivel 11 - Guatemala City
Infraestructura Internacional, S.A. (GUATEMALA)		70.00%	64.72%	0.41	(0.14)	-	(0.01)	-	FC	-
Provision of telecommunications and paging services Bulevar Los Próceres 5-56 Zona 10, Unicentro nivel 11 - Guatemala City
PageMart de Centroamérica		30.00%	27.74%	-	-	-	-	-	FC	-
Operative company Bulevar Los Próceres 5-56 Zona 10 - Univentro Nivel 11, Ciudad de Guatemala
Telefónica Móviles España, S.A.U. (SPAIN) (*) (**) (1)		100.00%	92.46%	423.34	(1,011.70)	-	2,143.16	933.21	FC	-
Provision of wireless communications services Plaza de la Independencia, 6 - Pta. 5 - 28001 Madrid
Spiral Investment, B.V. (NETHERLANDS) (1)		100.00%	92.46%	38.54	(133.51)	-	(2.53)	-	FC	-
Holding company Strawinskylaan 3105 - 1077ZX - Amsterdam
3G Mobile AG (SWITZERLAND)		100.00%	92.46%	35.71	(78.70)	-	0.57	-	FC	-
Wireless telephony operator Bahnhofplatz 4, 8001 Zurich
MobiPay España, S.A. (SPAIN)		13.36%	12.35%	16.05	(3.00)	-	(5.09)	-	EM	1.06
Provision of payment services through wireless telephony Avda. Europa, 20 - Alcobendas - Madrid
Solivella Investment, B.V. (NETHERLANDS) (1)		100.00%	92.46%	880.70	(1,553.16)	-	(50,98)	-	FC	-
Sociedad holding Strawinskylaan 3105 - 1077ZX - Amsterdam
Ipse 2000, S.p.A. (ITALY)		45.59%	46.23%	150.50	177.06	-	(254.77)	-	EM	31.76
Installation and operation of third-generation wireless communications systems Piazza dei Capprettari, 70 - Rome
Group 3G UMTS Holding, GmbH (GERMANY) (1)		57.20%	52.89%	250.03	(10,195.88)	-	(0.02)	-	FC	-
Network development and provision of third-generation telecommunications services Alois-Wolfmüller-Str. 8 80939 Munich
Quam, GmbH (GERMANY) (1)		57.20%	52.89%	250.03	(250.02)	-	(37.66)	-	FC	-
Provision of UMTS services Alois-Wolfmüller-Str. 8 80939 Munich
Opco Mobile Services GmbH (GERMANY) (1)		57.20%	52.89%	0.05	-	-	(1.12)	-	FC	-
Provision of UMTS services Alois-Wolfmüller-Str. 8 80939 Munich
Médi Telecom, S.A. (MOROCCO)		32.18%	29.75%	786.83	(666.78)	-	(42.93)	-	EM	25.04
Provision of wireless communications services Twin Center, Tour A. Angle Bd Zertouni et El Massira El Kadra Casablanca
Telefónica Móviles Interacciona, S.A. (**) (SPAIN) (1)		100.00%	92.46%	4.00	(79.40)	-	(6.64)	-	FC	-
Engineering consultancy services in wireless environments. Gran Vía, 28 - 28013 Madrid
Terra Mobile Brasil, Ltd. (BRAZIL) (1)		100.00%	92.46%	5.65	(5.63)	-	-	-	FC	-
No activity 22° ANDAR 17 - Bairro ou Distrito FLAMENGO, Rio de Janeiro
Gruppo 3G, SRL (ITALY)		100.00%	92.46%	0.07	-	-	-	-	C	0.10
Holding company Via Lepetit, 4 - Milan
Tempos 21 Innovación en Aplicaciones Móviles, S.A. (SPAIN)		38.50%	35.60%	13.22	(6.32)	-	(4.26)	-	C	5.09
Research, development and commercial operation of wireless services and applications Avda. Diagonal, 640 - Barcelona
Simpay, Ltd. (U.K.)		25.00%	23.12%	-	-	-	-	-	C	-
Wireless means of payment 62-65 Chandos Place, London WC2N 4LP
Omicron Ceti, S.L. (SPAIN) (8)		100.00%	92.46%	-	-	-	-	-	C	-
Holding company José Abascal - Madrid
Telefónica Móviles Puerto Rico, Inc. (PUERTO RICO)		100.00%	92.46%	0.03	0.98	-	(45.91)	1.21	FC	-
Ownership of wireless operators in Puerto Rico Metro Office Park Calle Edificio #17, Suite 600 - 00968 Guaynabo
Telefónica Móviles USA, Inc. (U.S.A.)		100.00%	92.46%	-	(0.85)	-	(0.08)	0.75	FC	-
Telecommunications consultancy services 1221 Brickell Avenue - Miami - Florida
TELCA Gestión Guatemala, S.A.		100.00%	92.46%	0.02	-	-	-	0.02	C	0.02
Management of and counseling on telecommunications services Guatemala
MobiPay Internacional, S.A. (SPAIN)		50.00%	46.23%	11.82	(0.08)	-	(3.50)	5.21	PC	-
Avda Europa 20, Alcobendas, Madrid Provision of payment services through wireless telephony
Telefónica Móviles Perú Holding, S.A.A. (PERU) (1)		97.97%	90.58%	174.95	34.16	-	1.03	254.46	FC	-
Holding company Avda. Arequipa, 1155 Lima, 01
Telefónica Móviles, S.A.C. (PERU) (1)		97.97%	90.58%	201.47	7.95	-	1.08	-	FC	-
Provision of wireless communications services Avda. Arequipa, 1155 Lima, 01
Telefónica Móviles Argentina, S.A. (ARGENTINA) (1)		97.93%	90.55%	128.73	(566.58)	-	(84.58)	495.79	FC	-
Holding company Ing Huergo 723, piso 17 - Buenos Aires
Telefónica Comunicaciones Personales, S.A. (ARGENTINA) (1)		97.93%	90.55%	131.86	(569.33)	-	(84,45)	-	FC	-
Provision of wireless communications services Ing Huergo 723, piso 17 - Buenos Aires
Radio Servicios, S.A. (ARGENTINA) (7)		97.93%	90.55%	0.24	(0.29)	-	(0.02)	-	EM	(0.05)
Inactive company Ing Huergo 723, piso 17 - Buenos Aires
Telefónica de Centroamérica, S.L. (SPAIN) (1) (7)		100.00%	92.46%	0.50	0.01	-	(0.13)	1.33	C	1.33
Inactive company Gran Vía, n° 28, Madrid
Telefónica Móviles Holding Uruguay, S.A. (URUGUAY) (7)		100.00%	92.46%	24.01	-	-	0.05	25.80	FC	-
Inactive company Plza de la Independencia 8, planta baja, Montevideo
Telefónica Móviles Uruguay, S.A. (URUGUAY) (7)		100.00%	92.46%	24.01	-	-	0.06	-	FC	-
Inactive company Plza de la Independencia 8, planta baja, Montevideo
Wireless Network Ventures		100.00%	92.46%	-	-	-	-	-	FC	-
Holding Company Palm Grove House, PO Box 438, tortola, BVI
Paging de Centroamérica, S.A. (GUATEMALA)		100.00%	92.46%	-	-	-	-	-	C	-
Provision of telecommunications and paging services Bulevar Los Próceres 5-56 Zona 10, Unicentro nivel 11 - Guatemala City
Telefónica Soporte y Tecnología, S.A. (GUATEMALA)		100.00%	92.46%	-	-	-	-	-	C	-
Provision of telecommunications and paging services Bulevar Los Próceres 5-56 Zona 10, Unicentro nivel 11 - Guatemala City
Telefónica Móviles México, S.A. de C.V. (MEXICO) (1)		92.00%	85.06%	1,443.01	(594.68)	-	(658.73)	998.99	FC	-
Holding company Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, Mexico City 05120
Telefónica Finanzas México, S.A. de C.V. (MEXICO) (1)		92.00%	85.06%	-	0.46	-	0.53	-	FC	-
Promotion, formation, organization, exploitation, operation and ownership of companies' capital stock. Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, Mexico City 05120
Baja Celular Mexicana, S.A. de C.V. (MEXICO) (1)		92.00%	85.06%	97.05	(14.04)	-	(33.99)	-	FC	-
Provision of wireless local loop services Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, Mexico City 05120
Movitel de Noroeste, S.A. de C.V. (MEXICO) (1)		82.80%	76.56%	14.06	0.11	-	(17.75)	-	FC	-
Provision of wireless local loop services Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, Mexico City 05120
Moviservicios, S.A. de C.V. (MEXICO) (1)		91.99%	85.05%	1.59	0.67	-	0.18	-	FC	-
Technical, administrative, consultancy, advisory and supervision services. Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, Mexico City 05120
Corporativo Integral Comunicación, S.A. de C.V. (MEXICO) (1)		92.00%	85.06%	6.51	(13.30)	-	(1.43)	-	FC	-
Holding company Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, Mexico City 05120
Telefonía Celular del Norte, S.A. de C.V. (MEXICO) (1)		92.00%	85.06%	23.71	(57.13)	-	(26.65)	-	FC	-
Provision of wireless local loop services Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, Mexico City 05120
Grupo Corporativo del Norte, S.A. de C.V. (MEXICO) (1)		92.00%	85.06%	4.36	(18.90)	-	(2.99)	-	FC	-
Acquisition, disposal and custodianship of securities Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, Mexico City 05120
Celular de Telefonía, S.A. de C.V. (MEXICO) (1)		92.00%	85.06%	23.03	(68.55)	-	(50.60)	-	FC	-
Provision of wireless local loop services Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, Mexico City 05120
Enlaces del Norte, S.A. de C.V. (MEXICO) (1)		87.31%	80.72%	0.03	2.39	-	(12.08)	-	FC	-
Acquisition, disposal and custodianship of securities Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, Mexico City 05120
Grupo de Telecomunicaciones Mexicanas, S.A. de C.V. (MEXICO) (1)		89.61%	82.85%	0.01	13.40	-	(22.17)	-	FC	-
Provision of wireless local loop services Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, Mexico City 05120
Pegaso Telecomunicaciones, S.A. de C.V. (MEXICO) (1)		92.00%	85.06%	723.49	(1,152.08)	-	(454.61)	-	FC	-
Installation, maintenance and operation of public or private telecommunications networks Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, Mexico City 05120
Pegaso Comunicaciones y Sistemas, S.A. de C.V. (MEXICO) (1)		92.00%	85.06%	573.36	(984.32)	-	(153.48)	-	FC	-
Provision of wireless local loop services Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, Mexico City 05120
Pegaso PCS, S.A. de C.V. (MEXICO) (1)		92.00%	85.06%	10.28	(54.01)	-	(285.90)	-	FC	-
Provision of wireless local loop services Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, Mexico City 05120
Pegaso Recursos Humanos, S.A. de C.V. (MEXICO) (1)		92.00%	85.06%	2.27	(1.23)	-	2.20	-	FC	-
Technical professional services for the development of public telecommunications networks Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, Mexico City 05120
Pegaso Finanzas, S.A. de C.V. (MEXICO) (1)		92.00%	85.06%	-	-	-	-	-	FC	-
Obtaining financing and loans and granting loans to commercial partners. Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, Mexico City 05120
Pegaso Finco I, S.A. de C.V. (MEXICO) (1)		92.00%	85.06%	-	-	-	-	-	FC	-
Operation of public telecommunications networks and bands of frequencies Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, Mexico City 05120
Activos Para Telecomunicación, S.A. de C.V. (MEXICO) (1)		92.00%	85.06%	-	(47.67)	-	(17.24)	-	FC	-
Provision of handsfree wireless telecommunications services Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, Mexico City 05120
Telecomunicaciones Punto a Punto México, S.A. de C.V. (MEXICO) (1)		92.00%	85.06%	-	(31.78)	-	0.22	-	FC	-
Provision of handsfree wireless telecommunications services Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, Mexico City 05120
Telefónica Telecomunicaciones México (MEXICO)		94.90%	87.74%	-	-	-	-	-	FC	-
Holding Company Río Duero 31, México DF 06500
Telefónica Móviles Soluciones y Aplicaciones, S.A. (CHILE) (1)		100.00%	92.46%	9.14	(0.36)	-	(4.78)	9.50	FC	-
Provision of computer and communications services Avenida del Cóndor N°720, piso 4, comuna de Huechuraba, de la Ciudad de Santiago de Chile
Inversiones Telefónica Móviles Holding Limitada (CHILE)		100.00%	92.46%	428.23	-	-	(22.15)	423.89	FC	-
Holding company Miraflores 130, piso 12, Santiago e Chile
TEM Inversiones Chile Limitada (CHILE)		100.00%	92.46%	885.36	10.62	-	(23.86)	-	FC	-
Holding company Miraflores 130, piso 12, Santiago e Chile
Telefónica Móvil de Chile, S.A. (CHILE)		100.00%	92.46%	273.29	0.83	-	(3.86)	-	FC	-
Wireless operator Miraflores 130, piso 12, Santiago e Chile
Telefónica Móviles Soluciones, S.A.(CHILE)		100.00%	92.46%	0.01	-	-	-	-	FC	-
Services company Miraflores 130 piso 12 Santiago de Chile
Telefónica Móviles eServices Latin America, Inc. (U.S.A.)		100.00%	92.46%	-	-	-	-	-	FC	-
Provision of computer services Mellon Financial Center 1111 Brickell ave. Suite 1000, Miami, florida 33131
Ecuador Cellular Holdings, B.V. (NETHERLANDS)		100.00%	92.46%	219.71	-	-	6.82	663.43	FC	-
Holding company Strawinskylaan 3105, Atium 7th, Amsterdam
BS Ecuador Holdings, Ltd. (ISLAS VIRGENES BRITANICAS)		100.00%	92.46%	-	-	-	-	-	FC	-
Holding company Palm Grove House, PO Box 438, tortola, BVI
Otecel, S.A. (ECUADOR)		100.00%	92.46%	61.15	26.56	-	5.19	-	FC
Provision of wireless communications services Avda. de la República y la Pradera esq. Casilla, Quito
Cellular Holdings (Central America), Inc. (ISLAS VIRGENES BRITANICAS)		100.00%	92.46%	-	-	-	-	37.93	FC	-
Holding company Palm Grove House, PO Box 438, tortola, BVI
Guatemala Cellular Holdings, B.V. (NETHERLANDS)		100.00%	92.46%	4.28	-	-	0.82	29.39	FC
Holding company Strawinskylaan 3105, Atium 7th, Amsterdam
TMG (BVI) Holdings, Ltd. (ISLAS VIRGENES BRITANICAS)		100.00%	92.46%	-	-	-	-	-	FC	-
Holding company Palm Grove House, PO Box 438, tortola, BVI
Centram Communications, LP (ISLAS VIRGENES BRITANICAS)		100.00%	92.46%	-	-	-	-	-	FC	-
Holding company Palm Grove House, PO Box 438, tortola, BVI
TEM Guatemala Ltd. (ISLAS VIRGENES BRITANICAS)		100.00%	92.46%	-	-	-	-	-	FC	-
Holding company Palm Grove House, PO Box 438, tortola, BVI
Telefónica Móviles Guatemala y Cía, S.C.A. (GUATEMALA)		100.00%	92.46%	100.82	(46.00)	-	2.08	-	FC
Wireless operator Blvd Los Próceres Torre Telefónica 10, Guatemala
Central America Servies Holding, Ltd. (ISLAS VIRGENES BRITANICAS)		100.00%	92.46%	-	-	-	-	-	FC	-
No activity Palm Grove House, PO Box 438, tortola, BVI
Multi Holding Corporation (PANAMÁ)		99.23%	91.75%	-	-	-	-	298.72	FC	-
Holding Company Edificio HSBC, Piso 11, Avd Samuel Lewis,Panamá, República de Panamá
Panamá Cellular Holdings, B.V. (NETHERLANDS)		100.00%	92.46%	-	40.14	-	2.29	238.17	FC
Holding company Strawinskylaan 3105, Atium 7th, Amsterdam
BellSouth Panamá, Ltd. (ISLAS CAIMÁN)		100.00%	92.46%	-	-	-	-	-	FC	-
Holding company Islas Cayman
Panamá Cellular Holdings, LLC (USA)		100.00%	92.46%	-	-	-	-	-	FC	-
Holding company Delaware
BSC de Panama Holdings, SRL (PANAMÁ)		100.00%	92.46%	-	60.84	-	2.41	-	FC	-
Holding company Avda Samuel Lewis y Calle 54, Edificio Afra, Panamá
BSC Cayman (ISLAS CAIMÁN)		99.62%	92.10%	-	-	-	-	-	FC	-
General Partnership Islas Cayman
Telefónica Móviles Panamá, S.A. (PANAMÁ)		99.57%	92.06%	41.09	37.43	-	4.50	-	FC
Wireless telephony services Edificio Magna Corp. Calle 51 Este y Avda Manuel Maria Icaza, Ciudad de Panamá
Panamá Cellular Investments, LLC (USA)		99.57%	92.06%	-	-	-	-	-	FC	-
Services company Delaware
Latin American Cellular Holdings, B.V. (NETHERLANDS)		100.00%	92.46%	0.56	1,284.59	-	6.96	1,377.72	FC	-
Holding company Strawinskylaan 3105, Atium 7th, Amsterdam
Ablitur, S.A. (URUGUAY) (2)		100.00%	92.46%	35.50	(8.59)	-	0.18	-	FC	-
Holding company Constituyente 1467 Piso 23, Montevideo 11200
Redamil, S.A. (URUGUAY) (2)		100.00%	92.46%	4.70	10.46	-	0.18	-	FC	-
Holding company Constituyente 1467 Piso 23, Montevideo 11200
Abiatar, S.A. (URUGUAY) (2)		100.00%	92.46%	5.45	19.57	-	0.23	-	FC	-
Wireless operator and services Constituyente 1467 Piso 23, Montevideo 11200
Comunicaciones Móviles de Perú, S.A. (PERU) (2)		99.85%	92.32%	23.09	(30.04)	-	(1.32)	0.17	FC	-
Wireless operator Av. Republica e Panamá n°3055, San Isidro, Lima
BellSouth Nicaragua, S.A. (NICARAGUA)		100.00%	92.46%	-	-	-	-	-	FC	-
Holding Company Managua
Pisani Resources y Cía, Ltd. (NICARAGUA)		100.00%	92.46%	-	-	-	-	-	FC	-
Holding Company Managua
Doric Holding y Cía, Ltd. (NICARAGUA)		100.00%	92.46%	-	-	-	-	-	FC	-
Holding Company Managua
Kalamai Holdings, Ltd. (ISLAS VIRGENES BRITÁNICAS)		100.00%	92.46%	-	-	-	-	-	FC	-
Holding Company Palm Grove House, PO Box 438, tortola, BVI
Kalamai Hold. Y Cía, Ltd. (NICARAGUA)		100.00%	92.46%	-	-	-	-	-	FC	-
Holding Company Managua
Telefonía Celular de Nicaragua, S.A. (NICARAGUA) (2)		100.00%	92.46%	11.21	31.41	-	1.14	-	FC	-
Wireless telephony services Carretera Mazalla, Managua, Nicaragua
Telecomunicaciones BBS, S.R.L. (VENEZUELA) (2)		100.00%	92.46%	-	486.84	-	16.86	-	FC	-
Wireless telephony-related services Torre Edicampo, Avda Francisco de Miranda, Caracas 1010, Venezuela
Comtel Comunicaciones Telefónicas, S.A. (VENEZUELA) (2)		100.00%	92.46%	23.23	127.25	(27.56)	5.56	0.15	FC	-
Holding company Torre Edicampo, Avda Francisco de Miranda, Caracas 1010, Venezuela
Telcel, C.A. (VENEZUELA) (2)		100.00%	92.46%	104.37	365.12	(86.13)	17.48	240.47	FC	-
Wireless operators Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060, Venezuela
Sistemas Timetrak, C.A. (VENEZUELA)		75.00%	69.35%	1.59	0.29	6.94	0.39	NA	FC	-
Fleet localitation services Calle Pantin, Edificio Grupo Secusat. Piso 3. Caracas, Venezuela
Servicios Telcel, C.A. (VENEZUELA)		100.00%	92.46%	-	-	-	-	-	FC	-
Telecomunication services and public atention Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
Telcel International, Ltd. (ISLAS CAIMÁN)		100.00%	92.46%	-	-	-	-	-	FC	-
Holding Company Islas Cayman
Corporación 271191, C.A. (VENEZUELA)		100.00%	92.46%	-	-	-	-	-	FC	-
Buy-sell buildings Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
Promociones 4222. C.A. (VENEZUELA)		100.00%	92.46%	-	-	-	-	-	FC	-
Buy-sell buildings Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
S.T. Mérida, C.A. (VENEZUELA)		100.00%	92.46%	-	-	-	-	-	FC	-
Telecomunication services and public atention Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
S.T. Ciudad Ojeda, C.A. (VENEZUELA)		100.00%	92.46%	-	-	-	-	-	FC	-
Telecomunication services and public atention Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
S.T. San Cristóbal (VENEZUELA)		100.00%	92.46%	-	-	-	-	-	FC	-
Telecomunication services and public atention Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
S.T. Maracaibo, C.A. (VENEZUELA)		100.00%	92.46%	-	-	-	-	-	FC	-
Telecomunication services and public atention Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
S.T. Punto Fijo, C.A. (VENEZUELA)		100.00%	92.46%	-	-	-	-	-	FC	-
Telecomunication services and public atention Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
S.T. Valera, C.A. (VENEZUELA)		100.00%	92.46%	-	-	-	-	-	FC	-
Telecomunication services and public atention Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
S.T. Valencia, C.A. (VENEZUELA)		100.00%	92.46%	-	-	-	-	-	FC	-
Telecomunication services and public atention Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
SyRed, T.E.I., C.A. (VENEZUELA)		100.00%	92.46%	-	-	-	-	-	FC	-
Telecomunication services and public atention Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
Servicios Telcel Acarigua, C.A. (VENEZUELA)		100.00%	92.46%	-	-	-	-	-	FC	-
Telecomunication services and public atention Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
Servicios Telcel Barquisimeto, C.A. (VENEZUELA)		100.00%	92.46%	-	-	-	-	-	FC	-
Telecomunication services and public atention Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
Serv. Telcel Charallave (VENEZUELA)		100.00%	92.46%	-	-	-	-	-	FC	-
Telecomunication services and public atention Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
S.T. Cumana, C.A. (VENEZUELA)		100.00%	92.46%	-	-	-	-	-	FC	-
Telecomunication services and public atention Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
S.T. Guarenas, C.A. (VENEZUELA)		100.00%	92.46%	-	-	-	-	-	FC	-
Telecomunication services and public atention Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
S.T. Los Teques, C.A. (VENEZUELA)		100.00%	92.46%	-	-	-	-	-	FC	-
Telecomunication services and public atention Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
S.T. Maracay, C.A. (VENEZUELA)		100.00%	92.46%	-	-	-	-	-	FC	-
Telecomunication services and public atention Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
S.T. Margarita, C.A. (VENEZUELA)		100.00%	92.46%	-	-	-	-	-	FC	-
Telecomunication services and public atention Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
S.T. Maturín, C.A. (VENEZUELA)		100.00%	92.46%	-	-	-	-	-	FC	-
Telecomunication services and public atention Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
S.T. Puerto Ordaz, C.A. (VENEZUELA)		100.00%	92.46%	-	-	-	-	-	FC	-
Telecomunication services and public atention Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
Olympic, Ltd. (COLOMBIA) (2)		100.00%	92.46%	0.03	583.50	-	9.22	-	FC
Holding company Av. 82 N° 10-62, piso 6
Telefónica Móviles Colombia, S.A. (COLOMBIA)		100.00%	92.46%	0.29	143.57	-	13.82	115.60	FC
Bautzen, Inc. (PANAMÁ)		100.00%	92.46%	0.21	(0.20)	-	-	-	FC
Financial management Ciudad de Panamá
Comoviles, S.A. (COLOMBIA)		99.97%	92.43%	-	0.17	-	-	-	FC
Telecommunications services Calle 100 N° 7-33, piso 17, Bogotá
Comunicaciones Trunking, S.A. (COLOMBIA)		99.95%	92.42%	0.02	0.07	-	-	-	FC
Provision of trunking services Calle 100 N° 7-33, piso 16, Bogotá
Paracomunicar, S.A. (COLOMBIA)		99.31%	91.82%	-	-	-	-	-	FC
Telecommunications services Calle 100 N° 7-33, piso 17, Bogotá
Kobrocom Electrónica, Ltd. (COLOMBIA)		99.95%	92.41%	0.04	(0.02)	-	-	-	FC
Telecommunications services Calle 100 N° 7-33, piso 15, Bogotá
Other holdings		N/A	N/A	-	-	-	-	-	PE	-
Other holdings		N/A	N/A	-	-	-	-	3.88	C	4.42
Terra Networks, S.A. (SPAIN) (1) (6) (**)	75.87%	0.93%	76.80%	1,149.88	320.88	-	163.97	2,897.99	FC	-
Provision and operation of telecommunications services Nicaragua, 54 - 08029 Barcelona
Terra Business Travel, S.A. (SPAIN) (**)		100.00%	76.80%	0.56	(0.01)	-	-	0.56	FC	-
Travel agent Via Dos Castillas, 33. Pozuelo de Alarcon - Madrid
Terra Lycos Holding, B.V. (NETHERLANDS)		100.00%	76.80%	0.02	-	-	-	0.02	C	0.02
Marketing of software licenses Koningslaan, 34. 1075 AD Amsterdam, Holanda
Terra Lycos Intangibles, S.A. (SPAIN) (1) (**)		100.00%	76.80%	0.66	13.29	-	(0.07)	19.29	FC	-
Internet services provider Paseo de la Castellana, 92 - 28046 Madrid
Terra Networks USA, Inc. and subsidiaries (U.S.A.) (6)		100.00%	76.80%	-	4.66	-	(6.41)	7.76	FC	-
Portfolio company 1201 Brickell Avenue, Suite 700, Miami - Florida 33131
Deremate.com, Inc. (USA)		18.00%	13.82%	-	-	-	-	3.69	C	3.69
Internet content and e-commerce 1018 Centre Road, Wilmington - Delaware
Lycos Europe, N.V. (3)		32.10%	24.65%	3.12	143.14	-	46.60	47.88	EM	46.56
Internet portal Richard Holkade 30-34, Haarlem, Holanda
Centro de Investigación y Experimentación de la Realidad Virtual, S.L. (SPAIN)		100.00%	76.80%	0.01	N/D	-	N/D	10.08	C	-
Design of communications products Vía de Dos Castillas, 33 - Comp. Ática Ed. 1, 1ª Plta. Pozuelo de Alarcón - 28224 Madrid
Corporation Real Time Team, S.L. (SPAIN)		100.00%	76.80%	0.02	N/D	-	N/D	12.40	C	-
Design, advertising and consulting on the Internet Claudio Coello, 32, 1° ext. - Madrid
UNO-E Bank, S.A. (SPAIN)		33.00%	25.35%	80.32	31.15	-	N/D	189.83	C	189.83
On-line banking Julián Camarillo, 4 Edificio C, 28037 - Madrid
Terra Networks Asociadas, S.L. (SPAIN)		100.00%	76.80%	6.11	(8.44)	-	(15.35)	61.12	FC	-
Portfolio company Paseo de la Castellana, 92 - 28046 Madrid
Maptel Networks, S.A.U. (SPAIN) (1)		100.00%	76.80%	2.54	(1.49)	-	(0.63)	2.41	FC	-
Design of digital cartography Plaza Santa María Soledad Torres Acosta, 1 5° - 28004 Madrid
Ifigenia Plus, S.L. (SPAIN) (1) (8) (**)		100.00%	76.80%	0.14	(1.52)	-	(1.36)	10.11	FC	-
Vertical education and cultural content development portal Plaza Alonso Martínez, 3 -28004 Madrid
Educaterra, S.L. (SPAIN) (1) (**)		100.00%	76.80%	0.69	2.13	-	(0.95)	6.30	FC	-
Vertical education Internet portal Vía de Dos Castillas, 33 - Comp. Ática Ed. 1, 1ª Plta. Pozuelo de Alarcón - 28224 Madrid
One Travel.com, Inc. (USA) (1) (6)		54.15%	41.59%	0.01	6.36	-	(3.06)	29.64	FC	-
Travel booking portal 258 Main Street, 3rd floor - East Greenville, EEUU
11th Hour Vacations, Inc. (USA)		100.00%	41.59%	N/D	N/D	-	N/D	-	FC	-
Travel booking portal 15 Century Drive, Greenville - South Carolina, EEUU
Azeler Automoción, S.A. (SPAIN) (6)		50.00%	38.40%	1.80	(0.62)	-	(0.04)	5.22	EM	0.57
Motoring portal Vía de Dos Castillas, 33 - Comp. Ática Ed. 1, 1ª Plta. Pozuelo de Alarcón - 28224 Madrid
Red Universal de Marketing y Bookings Online, S.A. (SPAIN) (6)		50.00%	38.40%	0.90	(7.28)	-	0.57	7.50	EM	-
Travel booking portal Proción 1 y 3 La Florida - 28023 Madrid
Inversis Networks, S.A. (SPAIN)		10.68%	8.20%	44.03	4.67	-	(18.43)	11.69	C	11.69
Telematic and computer systems and applications C/ Arrastacía, 13 . Polígono de las Mercedes - Madrid
Iniciativas Residenciales en Internet, S.A. (ATREA) (SPAIN)		50.00%	38.40%	1.42	0.36	-	(1.21)	3.85	EM	0.29
Real esate portal Paseo Castellana, 92 - 28046 Madrid
Terra Networks España, S.A. (SPAIN) (4) (**)		100.00%	76.80%	9.87	(393.78)	-	9.83	93.97	FC	-
ISP and portal Vía Dos Castillas, 33 - Comp. Ática Ed. 1, 1ª Plta. Pozuelo de Alarcón - 28224 Madrid
Terra Networks LATAM E.T.V.E., S.L. (SPAIN) (1) (**)		100.00%	76.80%	57.45	56.55	-	(23.44)	540.69	FC	-
Foreign securities holding and management Paseo de la Castellana, 92 - 28046 Madrid
Terra Networks Venezuela, S.A. (VENEZUELA) (1)		100.00%	76.80%	1.37	(2.22)	-	(0.84)	20.88	FC	-
ISP and portal Avda. Francisco de Miranda, Centro Plaza, Torre A, Piso 11, Los Palos Grandes - Caracas
Terra Networks Perú, S.A. (PERU) (1)		99.99%	76.80%	2.54	1.26	-	(2.49)	52.80	FC	-
ISP and portal Los Sauces, 374 - Torre Roja - San Isidro - Lima
Terra Networks Mexico Holding, S.A. de C.V. (MEXICO) (1) (6)		100.00%	76.80%	91.32	(107.31)	-	(12.81)	356.66	FC	-
Portfolio company Antonio L. Rodríguez 1884, Monterrey - Nuevo León, Mexico
Terra Networks Mexico, S.A. de C.V. (MEXICO) (1) (6)		99.99%	76.80%	3.07	6.86	-	(23.02)	(10.39)	FC	-
ISP and portal Col. Santa María Monterrey, Ciudad de Monterrey - Nuevo Leon
Telefónica Interactiva Brasil, Ltda. (BRAZIL) (1) (6)		99.99%	76.80%	534.51	(435.10)	-	(17.82)	359.66	FC	-
Portfolio company Rua de Consolaçao, 247, 6° - Sao Paulo - Brasil
Terra Networks Brasil, S.A. and subsidiaries (BRAZIL) (1) (6)		100.00%	76.80%	248.66	(222.30)	-	(18.96)	262.53	FC	-
ISP and portal Rua General Joao Manoel, 90 - Porto Alegre - Rio Grande do Sul - Brasil
Terra Networks Chile Holding Limitada (CHILE) (1) (6)		99.99%	76.80%	95.18	(64.10)	-	(6.93)	95.18	FC	-
Portfolio company Avda. Vitacura, 2736 - Santiago de Santiago
Terra Networks Chile, S.A. (CHILE) (1)		100.00%	76.80%	38.79	(36.50)	-	(3.53)	71.11	FC	-
ISP and portal Avda. Vitacura, 2736 - Santiago de Santiago
Terra Networks Guatemala, S.A. (GUATEMALA) (6)		100.00%	76.80%	13.08	(12.59)	-	(1.93)	17.22	FC	-
ISP and portal Diagonal, 6 Edificio Las Margaritas II - Guatemala City
Terra Networks El Salvador, S.A. de C.V. (EL SALVADOR) (1)		99.99%	76.80%	2.00	(2.00)	-	-	N/A	FC	-
Internet portal 63 Ave. Sur y Alameda Roosvelt, Centro Fin. Gigante Torre de San Salvador
Terra Networks Honduras, S.A. (HONDURAS)		99.99%	76.80%	0.01	-	-	-	N/A	FC	-
Internet portal 14 Av. Circunvalación N.O. San Pedro Sula-Cortez, Honduras
Terra Networks Costa Rica, S.A. (COSTA RICA) (3)		99.99%	76.80%	0.01	-	-	-	N/A	FC	-
Internet portal Escurridabat, Edificio Domus Plaza, 2ª Planta Oficina 2 - San José
Terra Networks Nicaragua, S.A. (NICARAGUA)		99.99%	76.80%	0.01	-	-	-	N/A	FC	-
Internet portal Nicaragua
Terra Networks Panamá, S.A. (PANAMA)		99.99%	76.80%	0.01	-	-	-	N/A	FC	-
Internet portal Harry Eno y Piloto, Posada Edificio El Educador - Coopeduc - Bethania
Terra Networks Caribe, S.A. (DOMINICAN REPUBLIC) (4)		99.98%	76.79%	0.01	-	-	-	-	FC	-
Internet portal Avda. Winston Churchill, Pza. Fernández II, Local 18 B -Nivel Ensanche Paraíso - Santo Domingo
Terra Networks Argentina, S.A. (ARGENTINA) (1)		99.99%	76.80%	1.25	(0.28)	-	(1.14)	50.92	FC	-
ISP and portal Avda. Leandro N. Alem., 712 Piso 11 - Buenos Aires
Terra Networks Maroc, S.A.R.L. (MOROCCO) (7)		100.00%	76.80%	0.03	N/D	-	N/D	0.03	C	0.03
Inactive company 332 Boulevard Brahim Roudani - Casablanca
Terra Networks Colombia Holding, S.A. (COLOMBIA) (1) (6)		100.00%	76.80%	0.25	(3.09)	-	(0.06)	47.01	FC	-
Portfolio company Avda. 100 n° 7-33 Torre 11 Of.301 - Santa Fé de Bogotá
Terra Networks Colombia , S.A. (La Ciudad.com) (COLOMBIA) (1)		99.99%	76.80%	0.00	2.17	-	(1.86)	15.16	FC	-
Internet portal Avda. 100 n° 7-33 Torre 11 Of.301, Santa Fé de Bogotá
Terra Networks Serviços de Acceso a Internet e Trading, Ltd. (PORTUGAL) (7)		100.00%	76.80%	0.01	N/A	-	N/A	0.01	C	0.01
Inactive company Avda. Arriaga, 73-2° andar, sala 212 - Freguesia de Se, Concelho do Funchal (Madeira)
Telefónica Factoring Do Brasil, Ltd. (BRASIL) (1)	40.00%	10.00%	50.00%	2.41	(0.96)	(0.14)	0.72	1.45	EM	0.87
Factoring Avda. Paulista, 1106
Telefónica Factoring Establecimiento Financiero de Crédito, S.A. (SPAIN) (1)	50.00%		50.00%	5.11	1.74	-	2.44	2.64	EM	4.80
Loans and credits (consumer and mortgage loans and commercial transactions) Pedro Teixeira, 8 - 28020 Madrid
Aliança Atlântica Holding B.V. (NETHERLANDS)	50.00%	43.76%	93.76%	40.00	0.80	-	1.03	29.12	EM	-
Holder of 5,225,000 Portugal Telecom, S.A. shares Strawinskylaan 1725, 1077 XX Amsterdam
Torre de Collçerola, S.A. (SPAIN) (2)	30.40%		30.40%	12.02	0.56	-	-	3.66	EM	3.83
Operation of a telecommunications mast and technical assistance and consulting services Ctra. Vallvidrera-Tibidabo, s/n° - 08017 Barcelona
Telefónica Publicidad e Información, S.A. (SPAIN) (2) (6)	59.90%		59.90%	18.41	100.84	-	111.86	4.06	FC	-
Publishing of directories and advertising in all types of media Avda. de Manoteras, 12 - 28050 MADRID
Telefónica Publicidad e Información Direct, S.L. (SPAIN) (2)		100.00%	59.90%	0.06	-	-	-	0.64	FC	-
Direct marketing related activities Avda. de Manoteras, 12 - 28050 MADRID
Telefónica Publicidad e Información Edita, S.A.U. (SPAIN) (2)		100.00%	59.90%	0.66	8.77	-	(2.46)	11.02	FC	-
Publishing of technical and professional directories in various industries Fuerteventura, 21- San Sebastián de los Reyes. Madrid
Edinet Europa, S.A.U. (SPAIN) (2)		100.00%	59.90%	0.06	(0.01)	-	-	0.35	FC	-
Publishing Avda. de Manoteras, 12 - 28050 MADRID
Adquira Spain, S.A. (SPAIN) (2)		20.00%	11.98%	1.56	11.35	-	(4.78)	3.17	EM	1.63
E-commerce Goya, 4, 4ª planta - Madrid
Telefónica Publicidad e Información Internacional, S.A.U. (SPAIN) (2)		100.00%	59.90%	49.34	(0.50)	-	4.90	49.34	FC	-
Holding company Avda. de Manoteras, 12 - 28050 MADRID
Directories Holding, B.V. (NETHERLANDS)		100.00%	59.90%	0.02	13.12	(4.60)	4.58	47.58	FC	-
Holding company Drentestraat 24 BG 1083 HK - Amsterdam
Publiguías Holding, S.A. (CHILE) (2)		100.00%	59.90%	13.73	(2.97)	(6.36)	6.57	13.20	FC	-
Holding company Avda. Santa María 0792 - Providencia - Santiago de Chile
Urge Chile, S.A. (CHILE) (2)		100.00%	59.90%	0.38	(0.35)	-	(0.24)	0.34	FC	-
Construction and upkeep of buildings. Refurbishment work in general Moneda 970, piso 12 - Santiago de Chile
Impresora y Comercial Publiguías, S.A. (CHILE) (2)		100.00%	59.90%	4.93	35.51	(12.50)	13.51	73.14	FC	-
Telephone directory and related products and telephone files business Avda. Santa María 0792 - Providencia - Santiago de Chile
Other holdings		N/A	N/A	N/A	N/A	-	N/A	0.18	C	0.18
Telefónica Publicidad e Información Perú, S.A.C. (PERU) (2)		100.00%	59.90%	0.25	(0.33)	(3.61)	4.47	18.25	FC	-
Publishing of Peruvian market directories Paseo República, 3755 San Isidro, Lima
Telefónica Publicidade e Informaçao, Ltda. (BRAZIL) (2)		100.00%	59.90%	63.17	(79.10)	-	(6.90)	72.65	FC	-
Publishing of directories and advertising in the states of Sao Paulo and Rio Grande do Sul Rua Gomes de Carvalho, 1507 Vila Olimpia, Sao Paulo - Brasil
11888 Servicio Consulta Telefónica, S.A. (SPAIN) (2)		100.00%	59.90%	0.06	0.01	(5.68)	6.78	0.06	FC	-
Provision of wireline public telephone and directory enquiry service Avda. de Manoteras, 12 - 28050 MADRID
Guia Local Network, S.A. (BRAZIL)		20.00%	11.98%	3.70	-	-	(2.93)	1.57	C	1.57
City guide Internet portal Avda. Das Americas, 500 Bl. 6A - Rio de Janeiro
Euredit, S.A. (FRANCE)		5.00%	2.99%	2.80	2.08	-	2.64	0.23	C	0.23
Publication of European yearbooks Avda. Friedland, 9 - 75008 París (*)
Sistemas Técnicos de Loterías del Estado, S.A. (SPAIN) (2)	31.75%		31.75%	12.02	54.32	-	4.74	3.82	EM	22.57
Operation of a gaming terminal system for the Spanish State Gaming Organization Manuel Tovar, 9 - 28034 Madrid
Amper, S.A. (SPAIN) (1) (6)	6.10%		6.10%	27.91	20.18	-	2.51	11.83	EM	3.09
Development, manufacture and repair of telecommunications systems and equipment and related components Torrelaguna, 75 - 28027 Madrid
Portugal Telecom, S.G.P.S., S.A. (PORTUGAL) (1)	8.55%	1.03%	9.58%	1,166.49	1,388.28	-	417.34	877.19	EM	283.24
Holding company Avda. Fontes Pereira de Melo, 40 - 1089 Lisbon
Banco Bilbao Vizcaya Argentaria, S.A. (SPAIN) (1) (6)	1.07%		1.07%	1,662.00	(12,107.30)	(1,017.30)	2,802.00	555.63	EM	521.04
Banking Plaza de San Nicolás, 4 - 48013 Bilbao (Vizcaya)
I-CO Global Communications (HOLDINGS) Limited (U.K.)	N/D		N/D	N/D	N/D		N/D	6.03	C	6.03
Other holdings	N/A	N/A	N/A	N/A	N/A		N/A	8.72	C	8.72

(*) Companies included in the consolidated corporate income tax return in 2003.					TOTAL VALUE IN CONSOLIDATION, ASSOCIATED COMPANIES (Note 8)					1,159.08
(**) Companies included in the consolidated corporate income tax return in 2004.					TOTAL VALUE IN CONSOLIDATION, INVESTEES (Note 8)					518.52

(1) Company audited by Deloitte & Touche. In Spain Deloitte & Touche Spain, S.L.		(8) Company in liquidation.				Financial information obtained from the financial statements, if any, prepared by the company.
(2) Company audited by PriceWaterhouseCoopers.		(9) Company audited by Treureva.				FC Fully consolidated companies.
(3) Company audited by K.P.M.G. Peat Marwick.		(10) This value relates to the contribution to the Telefónica Group and not to the subgroups to which the contributing companies belong.				PC Proportionally consolidated companies.
(4) Company audited by B.D.O. Audiberia.						EM Companies accounted for by the equity method.
(5) Company audited by Hugo Bottino.						I Investees
(6) Consolidated figures.						N/A Not available
(7) Inactive company.						N/D No data.

EXHIBIT II.

The variations in the scope of consolidation in the years ended December 31, 2004 and 2003, were as follows:

2004

The variations in the scope of consolidation in the year ended December 31, 2004, were as follows:

Telefónica

In 2004 Telefónica acquired 71,693 shares of the Dutch company Endemol Entertainment Holding, N.V. (Endemol) for €1.79 million. Following this transaction, the Telefónica Group’s holding in Endemol, which continues to be fully consolidated in the Telefónica Group, increased to 99.70%.

Telefónica, S.A. acquired 52,820,862 shares of Portugal Telecom, S.G.P.S., S.A. for €475.14 million, giving rise to consolidation goodwill of €344.52 million. Additionally, on December 29, 2004, Portugal Telecom reduced capital by retiring 87,799,950 shares of treasury stock, representing 7% of capital stock. Following these transactions, Telefónica increased its direct holding in this company to 8.55%. The direct and indirect effective ownership interest by the Telefónica Group was 9.58%. This company continues to be accounted for by the equity method in the consolidated financial statements of the Telefónica Group.

The Spanish subsidiary Inmobiliaria Telefónica, S.L.U. was dissolved without liquidation through the overall transfer of its assets and liabilities to its sole stockholder, Telefónica, S.A. and the subsequent extinction of the company. This company, which had been fully consolidated in the consolidated financial statements of the Telefónica Group, was excluded from the scope of consolidation.

The U.S. companies Telefónica B2B, Inc. and Telefónica USA, Inc., which were fully consolidated in the consolidated financial statements of the Telefónica Group, were excluded from the scope of consolidation following their liquidation and dissolution and the transfer of their assets and liabilities to their sole stockholder, Telefónica, S.A.

Zeleris Soluciones Integrales, S.L.U. was merged into Telefónica Gestión de Servicios Compartidos España, S.A. (a wholly-owned subsidiary of Telefónica, S.A.), which increased capital stock by €5.47 million and received as a consideration all the shares composing the capital stock of the former. As a result of the merger, Zeleris España, S.A.U., a wholly-owned subsidiary of Zeleris Soluciones Integrales, S.A., became a wholly-owned subsidiary of Telefónica Gestión de Servicios Compartidos España, S.A. The company continues to be fully consolidated in the consolidated financial statements of the Telefónica Group.

In October Telefónica Gestión de Servicios Compartidos España, S.A., acquired a 99.33% holding in the Brazilian company Cobros Serviços de Gestão, S.A., currently S.L. As a result of the acquisition, the Brazilian company was fully consolidated in the Telefónica Group.

In 2004 the Spanish company Telefónica Investigación y Desarrollo, S.A. incorporated the Mexican company Telefónica Investigación y Desarrollo México, S.A. and subscribed and paid all its capital stock, consisting of 50,000 shares of MXP 1 par value each. This company was fully consolidated in the Telefónica Group.

Telefónica, S.A. sold 464 shares of the associated company Torre de Collerola, S.A. for €1.47 million. As a result of this transaction, Telefónica, S.A. reduced its ownership interest in this company to 30.4%. This company continues to be accounted for by the equity method in the consolidation of the Telefónica Group.

The Spanish companies Telefónica Participaciones, S.A.U. and Telefónica Emisiones, S.A.U. were incorporated in November with a capital stock consisting of 62,000 shares of €1 par value each, which was fully subscribed and paid by their sole stockholder Telefónica, S.A.

The Luxembourg company Altaír Assurances, S.A. was incorporated in December with an initial capital stock of €6 million, which was subscribed and paid 95% by the Luxembourg company Casiopea Reaseguradora, S.A. and 5% by the Spanish company Seguros de Vida y Pensiones Antares, S.A., both wholly-owned subsidiaries of the Telefónica Group.

The Peruvian company Telfisa Perú, S.A.C. was incorporated in December with an initial capital of 12 million new soles, which was fully subscribed and paid by the Telefónica Group.

The Spanish company Cleon, S.A. a 50%-owned subsidiary of Compañía Española de Tecnología, S.A., which in turn is wholly owned by Telefónica, S.A., was carried by the equity method in the consolidated financial statements of the Telefónica Group for 2004 on the basis of management criteria, whereas in 2003 it was fully consolidated.

T.P.I. Group

In 2004 Telefónica Publicidad e Información, S.A., the parent company of the group, acquired the remaining 49% holding in its Chilean subsidiary Impresora y Comercial Publiguías, S.A. for €65.6 million, thereby increasing its ownership interest to 100%. A 9% holding was acquired from the Chilean company Compañía de Telecomunicaciones de Chile, S.A., a Telefónica Group subsidiary. This company continues to be fully consolidated in the Telefónica Group.

On August 13, 2004, the Chilean company Edinet América, S.A. (formerly Urge Chile, S.A.) increased capital by 218.81 Chilean pesos (€0.29 million). This capital increase was fully subscribed and paid by Publiguías Holding, S.A. As a result of this transaction, the TPI group increased its holding in Edinet América, S.A. from 99.90% to 99.978%. In November the Chilean company Impresora y Comercial Publiguías, S.A. acquired a 0.022% holding in the capital stock of Edinet América, S.A. Following this transaction, the Telefónica Publicidad e Información Group increased its holding in the Chilean company to 100%. This company continues to be fully consolidated in the Telefónica Group.

Telefónica de España Group

Telefónica Cable, S.A., a wholly-owned subsidiary of Telefónica de España, S.A., continued its corporate group restructuring process and the following local operators were merged into it: Telefónica Cable Asturias, S.A., Telefónica Cable Valencia, S.A., Telefónica Cable Extremadura, S.A. and Telefónica Cable Balears, S.A. All these companies, which had been fully consolidated in the Telefónica Group in 2003, were excluded from the scope of consolidation in 2004.

Telefónica de España, S.A.’s 2.13% holding in the French company Eutelsat, S.A. was sold for €44.83 million, giving rise to net gains of €21.43 million. Additionally, Telefónica de España S.A. sold its 0.75% holding in the Dutch company New Skies Satellites, B.V. for €6.02 million, at a gain of €5.95 million. Both companies were recorded under the “Other Investments” caption in the consolidated balance sheet of the Telefónica Group.

Telefónica Mobile Solutions, S.A.U. was taken over by its parent company Telefónica Soluciones de Informática y Comunicaciones de España, S.A.U. This company, which had been fully consolidated in the consolidated financial statements of the Telefónica Group in 2003, was excluded from consolidation in 2004.

Terra Group

Emplaza, S.A., a company 20% owned by the Terra Lycos Group which had not been included in consolidation since June 2003 because it was inactive, was dissolved and liquidated in January 2004.

Lycos, Inc. sold its holdings in Wit Capital and GSI Global Sports in March 2004, giving rise to a gain of €0.15 million. These companies were included under the “Other Investments” caption.

In 2004 Lycos, Inc. sold all its minority interests in Amazon, Interland, Cross Media, Easy Link, Fast, Autobytel and Total Sports, and recorded a loss on these sales of €5.32 million. All these companies were included under the “Other Investments” caption.

All the shares of the Mexican company Tecnología y S.V.A., S.A. de C.V. were sold in June 2004 giving rise to a gain of €10.77 million. This company, which had been fully consolidated in the Telefónica Group, was excluded from consolidation in 2004.

In 2004 Terra Networks Asociadas, S.L. increased capital at Inversis Networks, S.A. by €1.60 million, thus increasing its ownership interest in this company to 10.68%. This investee is recorded under the “Other Investments” caption in the consolidated balance sheet of the Telefónica Group.

On September 2, 2004, Terra Networks Asociadas, S.L. sold its holding in A Tu Hora, S.L., an inactive company, to Telepizza, which until then owned a 50% ownership interest in this company. This investee, which had been carried by the equity method in the consolidation of the Telefónica Group, was excluded from the scope of consolidation in 2004.

On October 5, 2004, Terra Networks, S.A. and Daum Communications, Corp. reached an agreement for the sale of Lycos, Inc. after obtaining the required administrative authorizations and approval from the Antitrust Authorities in the United States. The sale price was set at $108 million, giving rise to a gain of €26.17 million. On September 30, 2004, before the sale of Lycos, Inc., and as part of the agreement for this transaction, Lycos, Inc. transferred assets amounting to €332.9 million to Terra Networks, S.A.

In November 2004, a capital increase of €0.3 million was carried out at the subsidiary Terra Networks Colombia, S.A. for the purpose of offsetting losses. The local partners did not subscribe this capital increase. Following this transaction, the ownership interest of minorities decreased from 32% to 5%. This company continues to the fully consolidated in the financial statements of the Telefónica Group.

The merger of the wholly-owned subsidiary Ordenamiento de Links Especializados, S.L. (OLÉ) into Terra Networks España, S.A. was completed in December 2004. OLÉ, which had been fully consolidated in the Telefónica Group in 2003, was excluded from the scope of consolidation in 2004.

Atento Group

All the shares of Atento Guatemala Comercial, S.A. were sold in March 2004. This company, which had been fully consolidated in the Telefónica Group in 2003, was excluded from the scope of consolidation in 2004.

Atento USA, Inc. was dissolved and all its assets and liabilities were transferred to its parent company Atento Holding Inc. effective January 1, 2004. This company, which had been fully consolidated in the consolidated financial statements of the Telefónica Group for 2003, was excluded from the scope of consolidation in 2004.

The U.S. company Atento Holding Inc. was dissolved on April 30, 2004, and all its assets and liabilities were transferred to the Dutch parent company Atento N.V. The company, which had been fully consolidated in the consolidated financial statements of the Telefónica Group through that date, was subsequently excluded from the scope of consolidation.

Leader Line, S.A., a wholly-owned subsidiary of Atento Teleservicios España, S.A., was merged into the latter on July 16, 2004. The company, which had been fully consolidated in the consolidated financial statements of the Telefónica Group through that date, was subsequently excluded from the scope of consolidation.

The Mexican company Atento Atención y Servicios, S.A. de CV. was incorporated on September 1, 2004. Of its initial capital stock, MXP 49.999 were fully subscribed and paid by Atento Mexicana, S.A. de C.V. and MXP 1 by the Mexican company Atento Servicios, S.A. de C.V. The company was fully consolidated in the Telefónica Group in 2004.

Atento Uruguay, S.A. was dissolved and liquidated on September 30, 2004, and all its assets and liabilities were transferred to its parent company Atento Argentina, S.A. The company, which had been fully consolidated in the consolidated financial statements of the Telefónica Group through that date, was subsequently excluded from the scope of consolidation.

Telefónica Móviles Group

Mobipay España, S.A. increased its capital stock by €3.78 million in 2004. Telefónica Móviles España, S.A. subscribed the capital increase and acquired the shares required to increase its ownership interest in the company from 13.33% to 13.36%. This investee continues to be accounted for by the equity method in the consolidation of the Telefónica Group.

In August 2004, Brasilcel N.V. and Telesp Celular Participaçðes, S.A. (TCP) announced their intention to launch friendly tender offers for Tele Sudeste Celular Participaçoes, S.A., Tele Leste Celular Participaçoes, S.A., Celular CRT Participaçðes, S.A and Tele Centro Oeste Celular Participaçðes, S.A (TCO). These tender offers were effectively implemented in October.

The following tables show the percentages of ownership held by Brasilcel N.V. and TCP in these subsidiaries before the friendly tender offers and the resulting percentages of ownership after settlement of the shares purchased as a result of the offer:

Brasilcel	Percentage of Ownership before the Offers	Percentage of Ownership after the Offers	TCP	Percentage of Ownership before the Offers	Percentage of Ownership after the Offers
Tele Sudeste	86.7%	90.9%
Tele Leste	27.9%	50.6%	TCO	28.9%	50.6%
CRT	51.5%	67.0%

These tender offers gave rise to a cash payment of approximately 607 million reais for Brasilcel, N.V. and of 902 million reais for TCP.

A further 13.95% holding was acquired in the capital stock of the Spanish company Mobipay Internacional, S.A., thereby increasing the total ownership interest to 50%. This company, which had been accounted for by the equity method in the consolidated financial statements of the Telefónica Group, is now proportionally consolidated.

At the end of June 2004, Brasilcel N.V. effectively acquired from NTT DoCoMo, Inc. and Itochu Corporation their ownership interests in Sudestecel Participaçðes, S.A., a holding company controlling a bloc of shares of the operator Tele Sudeste Celular Participaçðes, S.A. representing 10.5% of its capital stock, for €20.84 million. As a result of this transaction, Brasilcel, N.V. increased its controlling interest in Sudestecel Participaçðes, S.A. to 100%. This company continues to be fully consolidated in the financial statements of the Brasilcel Group and this group, in turn, is proportionally consolidated in the consolidated financial statements of the Telefónica Group..

On July 23, 2004, a 100% holding in the Chilean company Telefónica Móvil de Chile, S.A. was acquired from the Chilean company Compañía de Telecomunicaciones de Chile, S.A., a subsidiary of Telefónica Internacional, S.A. The total amount paid by Telefónica Móviles for this acquisition was $1,058 million. As a result of this transaction, the Telefónica Group increased its effective ownership interest in the capital stock of this company from 44.89% to 92.46%. This company continues to be fully consolidated in the consolidated financial statements of the Telefónica Group.

The mergers of the following Mexican companies were effective on September 24, 2004: Movicelular, S.A. de C.V. was merged into Movitel del Noroeste, S.A. de C.V. and Tamcel, S.A. de C.V. was merged into Baja Celular Mexicana, S.A. de C.V. The two subsidiaries continue to be fully consolidated in the Telefónica Group.

On October 8, 2004, Telesp Celular Participaçðes, S.A. resolved to increase capital by approximately 2,054 reais. This capital increase was completed on January 4, 2005, and was fully subscribed. Following this transaction, Brasalcel, N.V. increased its holding from 65.12% to 65.70%.

On March 5, 2004, Telefónica Móviles, S.A. reached an agreement with BellSouth Corporation (“BellSouth”) for the acquisition of all the holdings owned by latter in the former’s operators in Argentina, Chile, Peru, Venezuela, Colombia, Ecuador, Uruguay, Guatemala, Nicaragua and Panama.

The effective transfer of the shares of these companies was conditional, inter alia, upon the obtainment of the required regulatory authorizations in each country and on the approvals required, if appropriate, of the minority stockholders. The effective transfer of the shares of these operators was made in 2004 and in January 2005: all the holdings owned by BellSouth in the operators located in Ecuador, Guatemala and Panama were transferred on October 14, 2004; those owned in the operators located in Colombia, Nicaragua, Peru, Uruguay and Venezuela were transferred on October 28, 2004, that owned in the operator in Chile was transferred on January 7, 2005, and the holding in the Argentine operator was transferred on January 11, 2005.

Under this agreement the aforementioned operators were valued at $5,850 million and their net debt was taken over. The total acquisition cost for Telefónica Móviles, adjusted by the net debt of all the companies, amounted to €3,252.54 million (excluding Chile and Argentina).

Following are the values assigned to each transaction and the acquisition cost for Telefónica Móviles:

- Acquisition of a 100% holding in Otecel, S.A. (Ecuador) for a total company value of $833 million. The acquisition cost for Telefónica Móviles, adjusted by the company’s net debt, was €663.43 million.

- Acquisition of a 100% holding in BellSouth Guatemala, S.A. for a total company value of $175 million. The acquisition cost for Telefónica Móviles, adjusted by the company’s net debt, was €92.54 million.

- Acquisition of a 99.57% holding in BellSouth Panamá, S.A. for a total company value of $657 million. The acquisition cost for Telefónica Móviles, adjusted by the company’s net debt, was €549.28 million.

- Acquisition of a 100% holding in Telcel, S.A. (Venezuela) for a total company value of $1,195 million. The acquisition cost for Telefónica Móviles, adjusted by the company’s net debt, was €1,223.98 million.

- Acquisition of a 100% holding in Telefónica Móviles Colombia, S.A. for a total company value of $1,050 million. The acquisition cost for Telefónica Móviles, adjusted by the company’s net debt, was €517.46 million.

- Acquisition of a 99.85% holding in Comunicaciones Móviles del Perú, S.A. for a total company value of $210 million. The acquisition cost for Telefónica Móviles, adjusted by the company’s net debt, was €7.70 million.

- Acquisition of a 100% holding in Telefonía Celular de Nicaragua, S.A. for a total company value of $150 million. The acquisition cost for Telefónica Móviles, adjusted by the company’s net debt, was €148.74 million.

- Acquisition of a 100% holding in Abiatar, S.A. for a total company value of $60 million. The acquisition cost for Telefónica Móviles, adjusted by the company’s net debt, was €49.42 million.

Telefónica Internacional Group

The Brazilian company Aix Participaçoes, which in 2003 was accounted for by the equity method in the consolidated financial statements of the Telefónica Group, was proportionally consolidated in 2004.

The U.S. company Katalyx, Inc. took over the U.S. companies Adquira, Inc. and Katalyx Transportation, Llc. These two companies, which had been fully consolidated in the consolidated financial statements of the Telefónica Group in 2003, were excluded from the scope of consolidation in 2004.

The Peruvian company Telefónica Empresas Perú, S.A.A. took over the Peruvian company Telefónica Servicios Financieros, S.A.C. This company, which had been fully consolidated in the consolidated financial statements of the Telefónica Group in 2003, was excluded from the scope of consolidation in 2004.

On July 8, 2004, Telefónica Internacional Chile S.A. acquired 3 million ADRs of Compañía de Telecomunicaciones de Chile S.A. (CTC), representing 12 million series A shares, equal to a 1.25% holding in this company, thereby increasing the Telefónica Group’s total ownership interest to 44.89%. The price paid was US$ 37.07 million. The company continues to be fully consolidated in the Telefónica Group.

As discussed above, on April 26, 2004, CTC sold to Telefónica Publicidad e Información, S.A. its 9% holding in the Chilean company Impresora y Comercial Publiguías S.A.

Following approval by the Board of Directors of the Chilean company CTC on May 18, and subsequent ratification by the Stockholders’ Meeting on July 15, 2004, the aforementioned sale of a 100% holding in the subsidiary Telefónica Móviles Chile, S.A. to Telefónica Móviles, S.A. was formalized.

Under a share repurchase program, the subsidiary Telefónica del Perú, S.A.A. acquired own shares in the market for 21.90 new soles (approximately €5.3 million), thereby increasing the Telefónica Group’s effective percentage of ownership from 97.21% to 98.19%. The company continues to be fully consolidated in the Telefónica Group.

In November Telefónica del Perú S.A.A. acquired a 99.99% holding in Antena 3 Producciones S.A. for US$ 3.85 million (approximately €2.9 million). This company was fully consolidated in the consolidated financial statements of the Telefónica Group.

Telefónica del Perú, S.A.A. sold all the shares it owned in the Dutch company New Skies Satellites, B.V., representing approximately 0.83% of this company’s capital stock, for US$ 7.84 million (approximately €5.9 million). The company was recorded under the “Other Investments” caption in the consolidated balance sheet of the Telefónica Group.

With respect to the Katalyx Group, the Mexican subsidiaries Katalyx Construction Mexico, S.R.L., Katalyx Health Mexico, S.R.L., Katalyx Cataloguing Mexico, S.R.L. de C.V., Katalyx Food Service Mexico, S.R.L. de C.V. and Katalyx Transportation Mexico, Llc. and the Argentine companies Katalyx Transportation Argentina, S.R.L., Katalyx Construction Argentina, Katalyx Food Service Argentina, S.R.L., Katalyx Cataloguing Argentina, S.R.L. and Katalyx Argentina, S.A. were dissolved or are in the process of liquidation. All of them, which had been fully consolidated in the consolidated financial statements of the Telefónica Group for 2003, were excluded from the scope of consolidation in 2004.

The Argentine company Adquira Argentina, S.L. was took over by Telefónica Data Argentina, S.A. The investee, which had been fully consolidated in the consolidated financial statements of the Telefónica Group for 2003, was excluded from the scope of consolidation in 2004.

The Venezuelan company Compañía Anónima Nacional de Teléfonos de Venezuela, C.A. (CANTV), which is 6.91% owned by the Telefónica Group and which in 2003 was accounted for by the equity method in the consolidated financial statements of the Telefónica Group, was excluded from the scope of consolidation in 2004. This change was due to the removal from the Board of Directors of CANTV of Telefónica Internacional’s sole representative, in accordance with the resolution adopted by the Stockholders’ Meeting of CANTV on March 31, 2004.

In December the Brazilian company Telecomunicaçoes de Sao Paulo, S.A. (TELESP) entered into an agreement for the purchase of all the shares (cuotas) of Santa Genovense Participaçoes Ltd., a holding company owning all the cuotas of Atrium Telecomunicaçoes Ltda., for 113.44 million Brazilian reais (approximately €31 million), giving rise to goodwill of €33.14 million. The company was fully consolidated in the consolidated financial statements of the Telefónica Group.

Telefónica de Contenidos Group

A 70% holding in the Spanish company Lola Films, S.A. was sold in July 2004 to its minority stockholder.

Telefónica, S.A. sold on the London Stock Exchange 38,853,403 Pearson Plc shares representing 4.84% of its capital stock for approximately €350 million, giving rise to a loss of €33.23 million in the consolidated financial statements of the Telefónica Group.

These companies, which in 2003 had been fully consolidated and accounted for by the equity method, respectively, in the Telefónica Group, were excluded from the scope of consolidation in 2004.

The group parent company took over its Spanish subsidiaries Telefónica Medios de Comunicación, S.A., Telefónica Media Internacional y de Contenidos, S.A., Producciones Multitemáticas, S.A. and Gestora de Medios Audiovisuales de Fútbol, S.L. The Spanish company Corporación Admira Media, S.A. was dissolved and liquidated in June 2004. All these companies had been fully consolidated in the Telefónica Group in 2003 but were excluded from the scope of consolidation in 2004.

In October 2004, Telefónica de Contenidos, S.A. sold its holdings in Lideres Entertainment Group, Inc and Fieldy BV. These companies, which had been accounted for by the equity method in the consolidated financial statements of the Telefónica Group in 2003, were excluded from the scope of consolidation in 2004.

Telefónica de Contenidos’s 20% holding in the Argentine company Torneos y Competencias, S.A. was classified in the consolidated financial statements of the Telefónica Group as a short-term investment on the basis of management criteria.

2003

The variations in the scope of consolidation in the year ended December 31, 2003, were as follows:

Telefónica

In July 2003, Telefónica, S.A. concluded the tender offer for Terra Networks, S.A. shares by acquiring 202,092,043 of this company’s shares for €5.25 per share, which represented 33.6% of its total capital stock. Following this transaction, Telefónica’s direct holding in Terra was 71.97%. In December 2003, the Telefónica Group’s effective holding in the Terra Group was increased to 75.29%, as described below. The company continued to be fully consolidated in the Telefónica Group.

In February 2003, Telefónica, S.A. acquired 9,669 shares of the Dutch subsidiary Endemol Entertainment Holding, N.V. for €0.34 million. Following this transaction, the Telefónica Group’s holding in this Dutch company, which continued to be fully consolidated in the Telefónica Group, increased to 99.49%.

On January 7, 2003, Telefónica, S.A. and its subsidiary Telefónica de Contenidos exercised vis-à-vis Banco Santander Central Hispano, S.A. call options on 19,532,625 shares of Antena 3 de Televisión, S.A., representing 11.719% of its capital stock, which were acquired by the Group company Corporación Admira Media. Following this acquisition, the Telefónica Group owned 59.24% of the capital stock of Antena 3 de Televisión.

Subsequently, in 2003 the Telefónica Group began a process of divesting its holding in this investee, which commenced on April 30, 2003, with the acceptance of the bid of €364 million made by the Planeta Group for 25.1% of the capital stock of Antena 3 de Televisión. This sale was subject to the condition subsequent, already fulfilled in that year, that the shares of Antena 3 de Televisión were admitted to listing on the Spanish Stock Exchange.

Also, as indicated in Note 11, on April 11, 2003, the Stockholders’ Meeting of Telefónica, S.A. approved the distribution of shares representing 30% of the capital stock of Antena 3 de Televisión as a dividend in kind for its stockholders, which took place in October after this company had been admitted to listing on the Stock Exchange, as mentioned above. Lastly, in October and November Telefónica, S.A. sold on the stock market all the remaining shares of the above-mentioned company owned by it (2,928,893 shares) for €95.72 million.

These transactions carried out in 2003, which entailed the divestment of the Telefónica Group’s holding in Antena 3 de Televisión, S.A., gave rise to a gain of €392.29 million (see Note 8). The company, which was fully consolidated in the first six months of 2003, was subsequently excluded from the scope of consolidation.

In January 2003, the Mexican company Fisatel Mexico, S.A. de C.V. was formed with an initial capital stock of MXP 5 million, consisting of 500 shares of MXP 100 each. Subsequently, this company increased its capital stock by MXP 4.95 million. The Telefónica Group subscribed all the shares of the new company, which was fully consolidated in the Telefónica Group.

Telefónica Capital, S.A., a wholly-owned subsidiary of Telefónica, S.A., formed Fonditel Gestión, Sociedad Gestora de Instituciones de Inversión Colectiva, S.A. in April and Fonditel Valores, Agencia de Valores, S.A. in May and subscribed all their shares for €1.5 million and €3 million, respectively. Both companies were fully consolidated in the Telefónica Group.

In January 2003, Telefónica, S.A. acquired 376,000 shares of the subsidiary Telefónica Móviles, S.A. for €2.43 million. Following this acquisition, the Telefónica Group’s new ownership interest was 92.44%. This subsidiary continues to be fully consolidated in the Telefónica Group.

Telefónica, S.A. sold all the shares of its wholly-owned investee Playa de Madrid, S.A. This company, which had been fully consolidated in the Telefónica Group’s consolidated financial statements in 2002, was excluded from the scope of consolidation in 2003.

The following companies were fully consolidated in the Telefónica Group’s consolidated financial statements: Pléyade Argentina, S.A., Pléyade Perú Corredores de Seguros, S.A.C., TGP Brasil Corretora de Seguros e Resseguros, Ltda. and Pléyade México, Agente de Seguros y de Fianzas, S.A. de C.V. These companies are all subsidiaries of Pléyade Peninsular, Correduría de Seguros y Reaseguros del Grupo Telefónica, S.A.

Telefónica Ingeniería de Seguridad, S.A., a wholly-owned subsidiary of the Telefónica Group, participated in the incorporation of Telefónica Ingeniería de Seguridad México, S.A. de C.V. by paying €0.34 million to subscribe 65% of the new company’s capital stock. This company was fully consolidated in the Telefónica Group’s consolidated financial statements.

Pursuant to the Strategic Alliance Framework Agreement entered into on February 11, 2000, by Telefónica and Banco Bilbao Vizcaya, S.A. (BBVA), the Telefónica Group subsidiary located in the Netherlands, Atento N.V., increased capital several times in November 2003 in order to include the BBVA Group in its stockholder structure through the BBVA Group subsidiary General de Participaciones Empresariales, S.L. As a result of these transactions, the capital stock and additional paid-in capital of Atento N.V. increased by €20.76 million. Telefónica, S.A. subscribed and paid in cash €20 million of this amount. The BBVA Group subscribed and paid in cash €4 thousand and delivered the remaining €0.76 million through a nonmonetary contribution of all the shares of Procesos Operativos, S.A. The inclusion of the BBVA Group in the stockholder structure of Atento N.V. reduced Telefónica, S.A.’s holding in the latter from 100% to 91.35%. Atento N.V. continued to be fully consolidated in the Telefónica Group and Procesos Operativos, S.A. was fully consolidated in the Telefónica Group for the first time.

In December 2003, the wholly-owned subsidiary Telefónica Consultora y Servicios, S.A. was absorbed by its parent company Telefónica Consultora de Proyectos, S.A. Subsequently, also in December, Telefónica Consultora de Proyectos, S.A., a wholly-owned subsidiary of Telefónica, S.A., was dissolved and liquidated. Consequently, both companies, which had been fully consolidated in the Telefónica Group, were excluded from consolidation.

Also, in December 2003, the following wholly-owned subsidiaries of the Telefónica Group were dissolved and liquidated: Urbana Ibérica, S.A., the U.S. company Telefónica North America, Inc. and the Dutch company Emergia Holding, N.V. All these companies, which had been fully consolidated in the Telefónica Group, were excluded from the scope of consolidation.

Telefónica Móviles Group

On April 25, 2003, Telesp Celular Participaçoes, S.A. (TCP), which was 65.12%-owned by Brasilcel, N.V., acquired from the Brazilian company Fixcel (controlled by the Splice Group) 61.10% of the common voting stock of the Brazilian company Tele Centro Oeste Celular Participaçðes, S.A. (TCO), representing 20.37% of the latter’s total capital stock, for 1,505.5 million reais.

In October 2003, pursuant to Brazilian legislation, TCP launched a tender offer for TCO’s remaining common voting stock held by minority stockholders. The acceptance period of the tender offer ended on November 18, 2003, and resulted in the acquisition by TCP of 74.23% of the shares at which the offer was targeted, which meant that together with the shares it already owned, TCP’s holding in TCO amounted to 86.58% of the common shares (90.73% excluding the treasury stock owned by TCO) which represented 28.87% of its total capital stock (29.31% excluding the treasury stock). TCP paid 538.8 million reais for this additional ownership interest. TCP was consolidated in the consolidated financial statements of Brasilcel, which, in turn, were proportionally consolidated in the Telefónica Group.

Although TCP had announced its intention to perform an exchange of TCO’s shares whereby it would become its sole stockholder, the exchange was cancelled on January 12, 2004, as a result of the opinion issued by the Brazilian Securities Market Commission (CVM) which, for the Board of Directors of TCP and TCO, made it advisable to cancel the process.

Telefónica Móviles, S.A. acquired a 20% holding in the Spanish company Telefónica Móviles Interacciona, S.A. (formerly Terra Mobile, S.A.) from Terra Networks, S.A.; following this transaction, it was this company’s sole stockholder. The Telefónica Group’s effective holding in this company increased from 81.66% to 92.44% and it continued to be fully consolidated in the Telefónica Group. Subsequently, on June 24, 2003, Termespa, S.A. was merged by absorption into Telefónica Móviles Interacciona, S.A.

On July 29, 2003, Médi Telecom, S.A. increased capital. The Telefónica Móviles Group increased its percentage of ownership in this company, which continued to be accounted for by the equity method in the Telefónica Group’s consolidated financial statements, from 31.34% to it current 32.18% by disbursing €21.23 million.

In September 2003, Telefónica Móviles, S.A. incorporated Telefónica Móviles Puerto Rico, Inc. with an initial capital stock of €40 thousand. This company was fully consolidated in the Telefónica Group.

On December 23, 2003, Telefónica Móviles España, S.A. and Mobilkom Austria Aktiengesellschaft & Co KG (Mobilkom) reached an agreement whereby the latter acquired all the shares of 3G Mobile Telecommunications GmbH, the Austrian subsidiary of Telefónica Móviles España which holds a UMTS license. The selling price of the company amounted to €13.65 million. The company, which had been fully consolidated in the Telefónica Group’s consolidated financial statements in 2002, was excluded from consolidation.

Telefónica de Contenidos Group

Telefónica de Contenidos, S.A. sold all of the shares of the Spanish company Famosos, Artistas, Músicos y Actores, S.A.U. (FAMA), giving rise to a loss of €1.06 million for the Telefónica Group. This company, which had been fully consolidated in the Telefónica Group’s consolidated financial statements in 2002, was excluded from the scope of consolidation.

The Dutch company Fieldy, B.V. and the U.S. company Líderes Entertainment Group, Inc. which were owned 51% and 49%, respectively, by Telefónica de Contenidos, were accounted for by the equity method in the Telefónica Group’s consolidated financial statements on the basis of management criteria.

As part of the merger of DTS Distribuidora de Televisión Digital, S.A. (Vía Digital) and Sogecable, S.A., in the first half of 2003 Telefónica de Contenidos, S.A. acquired shares representing 12.63% of the capital stock of Distribuidora de Televisión Digital, S.A. (Vía Digital) for €165.6 million. Also, debentures amounting to €164.3 million were converted into shares and capital was subsequently increased by €949.84 million. As a result of these transactions, the holding of Telefónica de Contenidos in Vía Digital prior to its merger with Sogecable, S.A. was 96.64%.

On July 2, 2003, Telefónica de Contenidos, S.A. subscribed to the capital increase performed by Sogecable, S.A., by contributing the shares of Vía Digital owned by it. As a result of this transaction, the Telefónica Group acquired 28,008,149 shares in the capital increase, which represent a 22.228% holding in the capital stock of Sogecable. Vía Digital, which had been accounted for by the equity method in 2002, was excluded from consolidation. In October 2003, Telefónica, S.A. acquired 2,020,000 shares of Sogecable, S.A. for €41.91 million and, as a result, the Telefónica Group’s holding amounted to 23.83% of the capital stock. These transactions gave rise to consolidation goodwill of €607.23 million. Sogecable, S.A. was accounted for by the equity method in the Telefónica Group.

Also, as a result of the financing granted to Sogecable, S.A. in 2003 in the form of a subordinated loan (see Note 8), Telefónica de Contenidos was assigned 1,241,990 warrants on Sogecable shares for its participation in this loan. The “Other Investments” caption included the value of these warrants, amounting to €11.22 million.

On July 16, as part of the process to integrate the digital platforms, Gestora de Medios Audiovisuales Fútbol, S.L. sold its holding in 40% of the capital stock of Audiovisual Sport, S.L. to Gestión de Derechos Audiovisuales y Deportivos, S.A., a Sogecable Group company. The company, which had been accounted for by the equity method in the Telefónica Group, was excluded from the Group’s consolidated financial statements.

On July 21 Telefónica de Contenidos, S.A. sold its 47.5% holding in Tick, Tack, Ticket, S.A. The holding was transferred in the same transaction as another holding of the same amount owned by Banco Bilbao Vizcaya Argentaria, S.A. The sale gave rise to a book loss of €0.13 million for the Telefónica Group.

On November 13, 2003, Telefónica de Contenidos, S.A. sold its holding in Euroleague Marketing, S.L. to Sogecable, S.A.

On December 22, 2003, the liquidation of Interocio Games, S.A., a 50%-owned investee of Telefónica de Contenidos, was formalized. This company, which in 2002 had been accounted for by the equity method in the Telefónica Group’s consolidated financial statements, was excluded from the scope of consolidation.

T.P.I. Group

In January 2003, the TPI Group incorporated the Spanish company 11888 Servicio Consulta Telefónica, S.A. with an initial capital stock of €60.20 thousand. The company was fully consolidated in the Telefónica Group’s consolidated financial statements.

In July 2003, the Brazilian company Telefónica Publicidade e Informaçao, Ltda., an investee of Telefónica Publicidad e Información, S.A. and Telefónica Internacional, S.A., simultaneously reduced and increased capital. Telefónica Publicidad e Información, S.A. subscribed and paid for all the securities in the capital increase and became the company’s sole stockholder. The Telefónica Group diluted its effective holding in the company from 79.55% to 59.90%. The company continued to be fully consolidated in the Telefónica Group.

In September 2003, Buildnet, S.A. simultaneously reduced and increased capital, giving it a capital stock of €61 thousand, which was fully subscribed and paid by the subsidiary of Telefónica Publicidad e Información, S.A., Goodman Business Press, S.A. Through this transaction, the Telefónica Group’s holding in this company increased from 58.46% to 59.90%. This company continued to be fully consolidated in the Telefónica Group.

Telefónica DataCorp Group

In October 2003, Telefónica DataCorp, S.A. acquired all the shares comprising Telefónica, S.A.’s 99.9% holding in the U.S. company Katalyx, Inc. This company continued to be fully consolidated in the Telefónica Group.

Also, in October Telefónica DataCorp, S.A. sold its 34% holding in Atlanet for €24.79 million, giving rise to a loss of €25.78 million. The company, which had been accounted for by the equity method in 2002, was excluded from the scope of consolidation.

The U.S. companies Katalyx Food Service, Llc., Katalyx Sip, Llc, Katalyx Cataloguing, Inc. and Katalyx Construction, Inc., which were all wholly-owned subsidiaries of Katalyx, Inc., were liquidated. These companies, which had been fully consolidated in the Telefónica Group in 2002, were excluded from the scope of consolidation.

Telefónica Data Colombia, S.A. increased its capital stock in May 2003 so as to include a new stockholder in its stockholder structure. Consequently, the Telefónica Group’s holding in this company, which continued to be fully consolidated, decreased from 100% to 65%.

In June 2003, Telefónica Soluciones de Informática y Comunicaciones de España, S.A. (formerly Telefónica Sistemas, S.A.), a wholly-owned subsidiary of Telefónica Datacorp, S.A., acquired all the shares of the Spanish company Telefónica Mobile Solutions, S.A. from Telefónica Móviles, S.A. for €1.13 million. As a result of this transaction, the Telefónica Group’s effective holding in this company, which continued to be fully consolidated in the Telefónica Group, increased from 92.43% to 100%.

In June Telefónica Data Argentina, S.A., a 97.92%-owned subsidiary of Telefónica Datacorp, S.A., acquired the 20% holding in the Argentine company Tyssa, Telecomunicaciones y Sistemas, S.A. owned by the Telefónica Internacional Group, as a result of which Telefónica Data Argentina gained control over all of Tyssa’s shares. Following this transaction, the Telefónica Group’s effective holding in this company decreased from 98.34% to 97.92%. Subsequently, in September 2003 Tyssa was absorbed by its parent company.

Terra Group

In December 2003, Terra Networks, S.A. acquired 26,525,732 shares owned by Citibank N.A., as the agent bank for the company’s stock option plan assumed as a result of the acquisition of Lycos, Inc. Terra Networks, S.A. continued to guarantee the coverage of the employee stock option plan with the shares they held as treasury stock. As a result of this transaction, the Telefónica Group increased its effective percentage of ownership from 71.97% to 75.29% as of December 31, 2003. The company continued to be fully consolidated in the Telefónica Group.

The subsidiaries Terra Networks Uruguay, S.A. (wholly-owned by the Terra Group), Terra Global Management, Inc. (wholly-owned), Bumeran Participaciones, S.L. (84.2%‑owned) and Emplaza, S.A. (80%-owned), which had been fully consolidated in the Telefónica Group in 2002, were excluded from the scope of consolidation. These companies were being liquidated or dissolved.

The Terra Group increased its holding in the capital stock of the U.S. company One Travel.com, Inc. by 15.08% to 54.15%, for which it disbursed €3.3 million. The company, which had been accounted for by the equity method in the Telefónica Group’s consolidated financial statements in 2002, was fully consolidated from April 2003.

In January 2003, an agreement was entered into with BBVA to integrate Uno-e Bank, S.A. in the consumer finance line of business of Finanzia, Banco de Crédito, S.A. Subsequently, at the Special Stockholders’ Meeting of Uno-e Bank, S.A. on April 23, 2003, Terra Networks, S.A. and BBVA approved a capital increase at Uno-e Bank, S.A., which was fully subscribed by Finanzia Banco de Crédito, S.A. (a wholly-owned investee of BBVA) through the nonmonetary contribution of its consumer finance line of business. As a result of the above-mentioned transaction, the holding of Terra Networks, S.A. in Uno-e Bank, S.A. decreased from 49% at 2002 year-end to 33%, and the bank was excluded from the scope of consolidation of the Telefónica Group.

Atento Group

On May 23, 2003, Atento Teleservicios España, S.A. subscribed and paid all the shares of the new company Atento Servicios Técnicos y Consultoría, S.L., comprising 3,006 shares of €1 par value each. This company was fully consolidated in the Telefónica Group.

On July 3, 2003, Atento Teleservicios España, S.A. subscribed and paid all the shares of the new company Servicios Integrales de Asistencia y Atención, S.L., comprising 3,006 shares of €1 par value each. This company was fully consolidated in the Telefónica Group.

Atento North America, Inc., a wholly-owned subsidiary of Atento Holding, Inc., was excluded from the Telefónica Group’s scope of consolidation because it was liquidated on January 1, 2003.

On April 14, 2003, Atento Teleservicios España, S.A. absorbed its wholly-owned subsidiary Gestión de Servicios de Emergencia y Atención al Ciudadano, S.A., which was excluded from the scope of consolidation.

In June 2003, the Atento Group sold 70% of the shares of Atento Pasona, Inc. owned by it. This company, which had been fully consolidated in the Telefónica Group in 2002, was excluded from the scope of consolidation.

Atento Asia Pacific, Inc., which had been fully consolidated in the Telefónica Group in 2002, was excluded from the scope of consolidation because it was liquidated on October 21, 2003.

On December 1, 2003, Atento Teleservicios España, S.A. acquired all the shares of Leader Line, S.A., which was fully consolidated in the Telefónica Group.

Telefonica España Group

Continuing with the restructuring of its corporate group, Telefónica Cable, S.A., a wholly‑owned subsidiary of Telefónica de España, S.A., absorbed the following local operators: Telefónica Cable Madrid, S.A., Telefónica Cable Ceuta, S.A., Telefónica Cable Melilla, S.A., Telefónica Cable Aragón, S.A., Telefónica Cable Catalunya, S.A., Telefónica Cable Castilla y León, S.A., Telefónica Cable Euskadi, S.A., Telefónica Cable Cantabria, S.A., Telefónica Cable Murcia, S.A., Telefónica Cable Andalucía, S.A., Telefónica Cable La Rioja, S.A. and Telefónica Cable Navarra, S.A. All of these companies, which had been fully consolidated in the Telefónica Group, were excluded from the scope of consolidation in 2003.

With the acquisition of 17% of the capital stock of Telefónica Cable Extremadura, S.A. for €0.10 million, the Telefónica Group became the sole stockholder of this company, which continued to be fully consolidated in the Telefónica Group.

1.18% of the capital stock of Inmarsat Venture, plc., relating to an investment which had been recorded under the “Other Investments” caption, was sold for €14.12 million.

Telefónica Internacional Group

As a result of the retirement of treasury stock by the U.S. company Infonet Services Corporation in 2003, the Telefónica Internacional Group increased its holding in this company from 14.32% to 14.53%. This company continued to be accounted for by the equity method in the Telefónica Group’s consolidated financial statements.

On September 1, 2003, Compañía de Telecomunicaciones de Chile S.A., a 43.64%-owned subsidiary of Telefónica Internacional, S.A., sold all the shares of Compañía de Telecomunicaciones de Chile S.A – Isapre, S.A. owned by it, giving rise to a loss of €0.29 million for the Telefónica Group. This company, which had been fully consolidated in the Telefónica Group’s consolidated financial statements, was excluded from the scope of consolidation.

On July 29, 2003, Telefónica Empresas CTC Chile, S.A. was notified of the decision of Inversiones Santa Isabel Limitada to bring forward and exercise its purchase option on the remaining 35% of the capital stock of Sonda, S.A. This transaction gave rise to a loss of €11.14 million for the Telefónica Group. The company, which had been accounted for by the equity method in the Telefónica Group’s consolidated financial statements, was excluded from the scope of consolidation.

EXHIBIT III

CONSOLIDATION GOODWILL

The detail of the balance of the consolidation goodwill and of the related accumulated amortization as of December 31, 2004 and 2003, and of the variations therein in 2004 and 2003 is as follows:

Consolidation Goodwill	Millions of Euros
	Balance at 12/31/03	Additions	Retirements	Transfers	Translation Differences	Balance at 12/31/04

Fully consolidated companies:
C.T.C. (Chile)	68.99	9.13	(1.40)	0.40	(0.33)	76.79
T. Peru Holding (Peru)	50.41	-	-	-	-	50.41
Telefónica del Perú (Peru)	281.26	-	-	-	-	281.26
Telefónica Multimedia, S.A.C (Peru)	7.88	-	-	-	0.22	8.10
Telefónica Móvil de Chile, S.A (Chile)	264.59	-	-	(35.58)	-	229.01
Telesp Participaçoes (Brazil)	106.52	33.14	-	(4.79)	(0.04)	134.83
T. Holding de Argentina y filiales (Argentina)	576.60	-	-	-	-	576.60
Cointel (Argentina)	484.29	-	-	-	-	484.29
TPI Edita (Spain)	8.29	-	-	-	-	8.29
Impresora y Comercial Publiguías, S.A. (Chile)	-	42.22	-	-	-	42.22
Telefonica Internacional (Spain)	281.66	-	-	-	-	281.66
Telefonica Móviles (Spain)	128.02	6.10	-	-	-	134.12
T. Data España (Spain)	154.96	-	-	-	-	154.96
T. Data Brasil (Brazil)	132.93	-	-	(2.75)	1.14	131.32
T. Deutchland Gmbh and subsidiaries (Germany)	699.93	-	(101.51)	-	-	598.42
Fieldy Group (Netherlands)	1.46	-	-	-	-	1.46
Endemol (Netherlands)	842.19	11.40	-	-	-	853.59
Endemol Group (Netherlands)	511.69	45.13	-	(1.75)	0.59	555.66
Atco Group (Argentina)	375.00	-	-	-	(4.28)	370.72
Telefónica Media Argentina (Argentina)	26.70	-	-	-	-	26.70
Atento Perú (Peru)	4.13	-	-	-	(0.58)	3.55
Atento Brasil (Brazil)	110.37	-	-	-	(7.93)	102.44
Terra Brasil Holding (Brazil)	231.41	-	-	-	0.01	231.42
Terra Chile Holding (Chile)	25.05	-	-	-	-	25.05
Ifigenia Plus (Spain)	4.72	-	-	-	-	4.72
Lycos (USA)	307.27	-	(220.27)	(87.00)	-	-
Sociedades Lycos (USA)	65.73	-	(67.31)	-	1.58	-
One Travel.com, Inc. (USA)	21.20	-	(8.89)	-	(0.05)	12.26
Terra Networks, S.A. (Spain)	75.77	1.81	-	-	-	77.58
Emergia Holding, N.V (Netherlands)	2.30	-	-	-	-	2.30
T.Centroamerica Guatemala (Guatemala)	50.23	-	-	-	(0.11)	50.12
Telefónica El Salvador (El Salvador)	66.76	-	-	-	(3.10)	63.66
Brasilcel and subsidiaries (Brazil)	760.73	111.68	-	(81.60)	4.25	795.06
Móviles México and subsidiaries (Mexico)	412.24	-	-	(1.83)	(4.82)	405.59
Telefonía Celular de Nicaragua	-	54.82	-	-	(2.83)	51.99
Telcel (Venezuela)	-	376.24	-	-	(11.47)	364.77
Otecel, S.A. (Ecuador)	-	397.44	-	-	-	397.44
Olympic, Ltda. (Colombia)	-	501.85	-	-	20.59	522.44
Telefónica Móviles Panamá (Panama)	-	252.18	-	-	-	252.18
Comunicaciones Móviles de Perú, S.A. (Peru)	-	4.46	-	-	(0.24)	4.22
BellSouth Guatemala y Cía.	-	12.79	-	-	-	12.79
T. Móviles Uruguay S.A. (Uruguay)	-	3.91	-	-	(0.18)	3.73
Other companies	8.43	-	(0.92)	(0.07)	-	7.44
TOTAL	7,149.71	1,864.30	(400.30)	(214.97)	(7.58)	8,391.16
Companies accounted for by the equity method:
Venworld (Venezuela)	134.21	-	-	(134.21)	-	-
Mercador (Brazil)	4.62	-	-	-	-	4.62
Portugal Telecom (Portugal)	232.35	344.52	-	-	-	576.87
Amper (Spain)	5.59	-	-	-	-	5.59
Pearson U.K.)	293.52	-	(293.52)	-	-	-
Patagonik (Argentina)	7.31	-	-	-	-	7.31
Sogecable, S.A. (Spain)	607.23	22.73	-	-	-	629.96
Medi Telecom., S.A. (Morocco)	10.56	-	-	-	-	10.56
Other companies	-	-	-	-	-	-
Total	1,295.39	367.25	(293.52)	(134.21)	-	1,234.91
Total consolidation goodwill	8,445.10	2,231.55	(693.82)	(349.18)	(7.58)	9,626.07

Amortization of Consolidation Goodwill	Millions of Euros
	Balance at 12/31/03	Additions	Retirements	Transfers	Translation Differences	Balance at 12/31/04

Fully consolidated companies:
C.T.C. (Chile)	38.24	3.25	-	0.40	(0.05)	41.84
T. Peru Holding (Peru)	7.10	2.50	-	-	-	9.60
Telefónica del Perú (Peru)	55.90	14.23	-	-	-	70.13
Telefónica Multimedia, S.A.C (Peru)	4.13	0.89	-	-	0.17	5.19
Telefónica Móvil de Chile, S.A (Chile)	81.41	14.22	-	(89.74)	-	5.89
Telesp Participaçoes (Brazil)	20.32	5.43	-	-	-	25.75
T. Holding de Argentina y filiales (Argentina)	86.45	28.83	-	-	-	115.28
Cointel (Argentina)	210.47	21.66	-	-	-	232.13
TPI Edita (Spain)	1.48	2.18	-	-	-	3.66
Impresora y Comercial Publiguías, S.A. (Chile)	-	1.64	-	-	-	1.64
Telefonica Internacional (Spain)	86.48	14.03	-	-	-	100.51
Telefonica Móviles (Spain)	16.40	6.45	-	-	-	22.85
T. Data España (Spain)	113.21	2.98	-	-	-	116.19
T. Data Brasil (Brazil)	18.83	6.54	-	(3.03)	0.37	22.71
T. Deutchland Gmbh y filiales (Germany)	160.41	39.20	-	-	-	199.61
Fieldy Group (Netherlands)	1.46	-	-	-	-	1.46
Endemol (Netherlands)	143.61	42.80	-	-	-	186.41
Endemol Group (Netherlands)	61.11	29.14	-	(0.65)	0.03	89.63
Atco Group (Argentina)	321.84	3.99	-	-	-	325.83
Telefónica Media Argentina (Argentina)	5.04	1.33	-	-	-	6.37
Atento Perú (Peru)	0.88	0.21	-	-	(0.16)	0.93
Atento Brasil (Brazil)	21.22	5.61	-	-	(2.01)	24.82
Terra Brasil Holding (Brazil)	139.09	17.90	-	-	-	156.99
Terra Chile Holding (Chile)	15.77	2.19	-	-	-	17.96
Ifigenia Plus (Spain)	4.72	-	-	-	-	4.72
Lycos (USA)	252.61	6.00	(352.42)	93.81	-	-
Sociedades Lycos (USA)	42.45	3.60	(45.94)	-	(0.11)	-
One Travel.com, Inc. (USA)	5.62	2.14	-	-	-	7.76
Terra Networks, S.A. (Spain)	15.21	6.62	-	-	-	21.83
Emergia Holding, N.V (Netherlands)	0.30	0.11	-	-	-	0.41
T.Centroamerica Guatemala (Guatemala)	6.11	2.78	-	-	(0.08)	8.81
Telefónica El Salvador (El Salvador)	12.37	3.40	-	-	(0.90)	14.87
Brasilcel and subsidiaries (Brazil)	72.25	43.36	-	-	0.43	116.04
Móviles México and subsidiaries (Mexico)	78.77	20.98	-	(1.84)	(2.43)	95.48
Telefonía Celular de Nicaragua	-	0.46	-	-	-	0.46
Telcel (Venezuela)	-	3.14	-	-	-	3.14
Otecel, S.A. (Ecuador)	-	3.31	-	-	-	3.31
Olympic, Ltda. (Colombia)	-	4.18	-	-	-	4.18
Telefónica Móviles Panamá (Panama)	-	2.10	-	-	-	2.10
Comunicaciones Móviles de Perú, S.A. (Peru)	-	0.04	-	-	-	0.04
BellSouth Guatemala y Cía.	-	0.10	-	-	-	0.10
T. Móviles Uruguay S.A. (Uruguay)	-	0.02	-	-	-	0.02
Other companies	3.18	0.45	(0.07)	-	-	3.56
TOTAL	2,104.44	369.99	(398.43)	(1.05)	(4.74)	2,070.21
Companies accounted for by the equity method:
Venworld (Venezuela)	105.30	-	-	(105.30)	-	-
Mercador (Brazil)	4.51	0.10	-	-	0.01	4.62
Portugal Telecom. (Portugal)	64.26	21.32	-	-	-	85.58
Amper (Spain)	1.50	0.28	-	-	-	1.78
Pearson (U.K.)	94.65	9.38	(104.03)	-	-	-
Patagonik (Argentina)	1.47	0.36	5.48	-	-	7.31
Sogecable, S.A. (Spain)	14.76	31.56	-	-	-	46.32
Medi Telecom., S.A. (Morocco)	0.37	0.53	-	-	-	0.90
Other companies	(0.03)	0.01	-	0.02	(0.01)	(0.01)
Total	286.79	63.54	(98.55)	(105.28)	-	146.50
Total accumulated amortization	2,391.23	433.53	(496.98)	(106.33)	(4.74)	2,216.71
Unamortized consolidation goodwill	6,053.87	1,798.02	(196.84)	(242.85)	(2.84)	7,409.36

Consolidation goodwill	Millions of Euros
	Balance at 12/31/02	Additions	Retirements	Transfers	Translation Differences	Balance at 12/31/03

Fully consolidated companies:
C.T.C. (Chile)	97.07	-	(27.82)	0.54	(0.80)	68.99
T. de Argentina y filiales (Argentina)	581.51	-	-	(4.69)	(0.22)	576.60
T. Peru Holding (Peru)	50.41	-	-	-	-	50.41
Telefónica del Perú (Peru)	281.26	-	-	-	-	281.26
Telefónica Multimedia, S.A.C (Peru)	9.17	-	-	-	(1.29)	7.88
Telefónica Móviles Chile, S.A (Chile)	267.45	-	-	(6.57)	3.71	264.59
Telesp Participaçoes (Brazil)	106.52	-	-	-	-	106.52
Cointel (Argentina)	484.29	-	-	-	-	484.29
Goodman (Spain)	8.29	-	-	-	-	8.29
Telefonica Internacional (Spain)	281.66	-	-	-	-	281.66
Telefonica Móviles (Spain)	125.84	2.18	-	-	-	128.02
T. Data España (Spain)	154.96	-	-	-	-	154.96
T. Data Brasil (Brazil)	127.78	9.23	-	-	(4.08)	132.93
Mediaways (Germany)	689.11	-	-	-	-	689.11
Telefónica Deutchland Gmbh (Germany)	10.82	-	-	-	-	10.82
Fieldy Group(Netherlands)	8.09	-	(6.63)	-	-	1.46
Endemol (Netherlands)	833.04	9.15	-	-	-	842.19
Endemol Group (Netherlands)	379.12	128.54	9.42	-	(5.39)	511.69
Atco Group (Argentina)	377.24	-	-	-	(2.24)	375.00
Telefónica Media Argentina (Argentina)	26.70	-	-	-	-	26.70
Atento Perú (Peru)	5.76	-	-	-	(1.63)	4.13
Atento Brasil (Brazil)	132.66	-	-	-	(22.29)	110.37
Terra Brasil Holding (Brazil)	232.50	-	-	(1.32)	0.23	231.41
Terra Chile Holding (Chile)	25.05	-	-	-	-	25.05
Ifigenia Plus (Spain)	11.17	-	(6.45)	-	-	4.72
Lycos (USA)	309.49	-	(2.22)	-	-	307.27
Sociedades Lycos (USA)	286.55	-	-	(207.39)	(13.43)	65.73
One Travel.com, Inc. (USA)	-	3.73	-	17.37	0.10	21.20
Terra Networks, S.A. (Spain)	17.20	58.57	-	-	-	75.77
Emergia Holding, N.V (Netherlands)	2.30	-	-	-	-	2.30
T.Centroamerica Guatemala (Guatemala)	50.89	-	-	-	(0.66)	50.23
Telefónica El Salvador (El Salvador)	75.46	-	-	-	(8.70)	66.76
Brasilcel and subsidiaries (Brazil)	512.34	246.50	-	-	1.89	760.73
Móviles México and subsidiaries (Mexico)	1,037.16	-	(18.98)	(552.54)	(53.40)	412.24
Other companies	8.92	0.79	(0.26)	(1.02)	-	8.43
TOTAL	7,607.78	458.69	(52.94)	(755.62)	(108.20)	7,149.71
Companies accounted for by the equity method:
Venworld (Venezuela)	134.21	-	-	-	-	134.21
Mercador (Brazil)	4.62	-	-	-	-	4.62
Portugal Telecom (Portugal)	218.87	-	-	13.48	-	232.35
Amper (Spain)	5.59	-	-	-	-	5.59
Dts Dª Tv Digital (Spain)	88.11	-	(88.11)	-	-	-
Antena 3 (Spain)	209.48	63.91	(273.39)	-	-	-
SociedadesDependientes de Antena 3 T.V., S.A	-	-	-	-	-	-
Pearson (U.K.)	292.99	0.53	-	-	-	293.52
Patagonik (Argentina)	7.31	-	-	-	-	7.31
Sogecable, S.A. (Spain)	-	607.23	-	-	-	607.23
Uno-e Bank (Spain)	130.25	-	-	(130.25)	-	-
One Travel (USA)	17.37	-	-	(17.37)	-	-
Meditel (Morocco)	5.10	5.46	-	-	-	10.56
Other companies	6.01	-	-	(6.01)	-	-
Total	1,119.91	677.13	(361.50)	(140.15)	-	1.295.39
Total consolidation goodwill	8,727.69	1,135.82	(414.44)	(895.77)	(108.20)	8.445.10

Amortization of consolidation goodwill	Millions of Euros
	Balance at 12/31/02	Additions	Retirements	Transfers	Translation Differences	Balance at 12/31/03

Fully consolidated companies:
C.T.C. (Chile)	48.70	5.75	(16.55)	0.54	(0.20)	38.24
T. de Argentina y filiales (Argentina)	61.25	28.83	-	(3.46)	(0.17)	86.45
T. Peru Holding (Peru)	4.61	2.49	-	-	-	7.10
Telefónica del Perú (Peru)	41.67	14.23	-	-	-	55.90
Telefónica Multimedia, S.A.C (Peru)	3.92	0.85	-	-	(0.64)	4.13
Telefónica Móviles Chile, S.A (Chile)	73.10	14.70	-	(5.71)	(0.68)	81.41
Telesp Participaçoes (Brazil)	14.89	5.43	-	-	-	20.32
Cointel (Argentina)	188.80	21.67	-	-	-	210.47
Goodman (Spain)	1.06	0.42	-	-	-	1.48
Telefonica Internacional (Spain)	72.46	14.02	-	-	-	86.48
Telefonica Móviles (Spain)	10.00	6.40	-	-	-	16.40
T. Data España (Spain)	110.23	2.98	-	-	-	113.21
T. Data Brasil (Brazil)	13.82	7.10	-	-	(2.09)	18.83
Mediaways (Germany)	120.71	38.66	-	-	-	159.37
Telefónica Deutchland Gmbh (Germany)	0.50	0.54	-	-	-	1.04
Fieldy Group(Netherlands)	2.01	-	(0.55)	-	-	1.46
Endemol (Netherlands)	100.43	43.18	-	-	-	143.61
Endemol Group (Netherlands)	36.95	24.78	(0.62)	-	-	61.11
Atco Group (Argentina)	317.46	4.38	-	-	-	321.84
Telefónica Media Argentina (Argentina)	3.71	1.33	-	-	-	5.04
Atento Perú (Peru)	0.94	0.25	-	-	(0.31)	0.88
Atento Brasil (Brazil)	18.86	6.17	-	-	(3.81)	21.22
Terra Brasil Holding (Brazil)	120.97	18.36	-	(0.24)	-	139.09
Terra Chile Holding (Chile)	13.57	2.20	-	-	-	15.77
Ifigenia Plus (Spain)	3.73	0.99	-	-	-	4.72
Lycos (USA)	244.47	8.12	-	-	0.02	252.61
Sociedades Lycos (USA)	252.91	5.21	-	(207.39)	(8.28)	42.45
One Travel.com, Inc. (USA)	-	2.04	-	3.58	-	5.62
Terra Networks, S.A. (Spain)	12.05	3.16	-	-	-	15.21
Emergia Holding, N.V (Netherlands)	0.18	0.12	-	-	-	0.30
T.Centroamerica Guatemala (Guatemala)	3.57	2.81	-	-	(0.27)	6.11
Telefónica El Salvador (El Salvador)	10.56	3.61	-	-	(1.80)	12.37
Brasilcel and subsidiaries (Brazil)	28.95	43.62	-	-	(0.32)	72.25
Móviles México and subsidiaries (Mexico)	88.94	50.39	-	(47.49)	(13.07)	78.77
Other companies	2.63	0.55	0.01	-	(0.01)	3.18
TOTAL	2,028.61	385.34	(17.71)	(260.17)	(31.63)	2,104.44
Companies accounted for by the equity method:
Venworld (Venezuela)	101.17	4.13	-	-	-	105.30
Mercador (Brazil)	3.56	0.88	-	-	0.07	4.51
Portugal Telecom (Portugal)	52.89	11.37	-	-	-	64.26
Amper (Spain)	1.22	0.28	-	-	-	1.50
Dts Dª Tv Digital (Spain)	16.64	2.20	(18.84)	-	-	-
Antena 3 (Spain)	49.84	5.96	(55.80)	-	-	-
Sociedades Dependientes de Antena 3 T.V, S.A	-	3.60	(3.60)	-	-	-
Pearson (U.K.)	81.72	12.93	-	-	-	94.65
Patagonik (Argentina)	1.10	0.37	-	-	-	1.47
Sogecable, S.A. (Spain)	-	14.76	-	-	-	14.76
Uno-e Bank (Spain)	17.37	1.93	-	(19.30)	-	-
One Travel (USA)	3.58	-	-	(3.58)	-	-
Meditel (Morocco)	-	0.37	-	-	-	0.37
Other companies	5.97	(0.01)	-	(5.99)	-	(0.03)
TOTAL	335.06	58.77	(78.24)	(28.87)	0.07	286.79
Total accumulated amortization	2,363.67	444.11	(95.95)	(289.04)	(31.56)	2,391.23
Unamortized consolidation goodwill	6,364.02	691.71	(318.49)	(606.73)	(76.64)	6,053.87

EXHIBIT IV

MINORITY INTERESTS

This caption relates to the equity of minority stockholders in the net worth and results for the year of the fully consolidated Group companies.

As of December 31, 2004, the balance of this caption comprised the holdings of minority stockholders in the following companies:

Company	Millions of Euros
	% of Ownership	Net Worth	Translation Differences	Income (Loss)	Variation in Ownership Interest	Balance at 12/31/04
Terra Networks, S.A.	23.20%	357.04	(15.95)	38.03	-	379.12
C.T.C. , S.A.	55.11%	284.55	71.90	39.77	193.29	589.51
Fonditel Entidad Gestora de Fondos de Pensiones, S.A.	30.00%	10.37	-	2.40	-	12.77
Telefónica Argentina S.A.	1.97%	(3.59)	0.20	3.39	-	-
Telefónica del Perú, S.A.	1.81%	12.11	(0.05)	0.56	-	12.62
Telefónica Larga Distancia, Inc	2.00%	1.29	-	0.04	-	1.33
Telefónica Publicidad e Información, S.A.	40.10%	49.38	(1.56)	44.86	-	92.68
Telesp Participaçoes, S.A.	12.51%	306.70	0.83	87.65	-	395.18
Telefónica Móviles, S.A.	7.54%	334.66	(101.37)	108.91	-	342.20
Group 3G UMTS Holding, GmbH (Note 14)	42.80%	(382.44)	-	-	-	(382.44)
Telefónica Móviles Argentina, S.A.	2.07%	(9.72)	1.01	(1.49)	-	(10.20)
Telefónica Finance USA	100.00%	1,916.31	-	83.69	-	2,000.00
Brasilcel (Holdings)	50.00%	373.82	4.78	36.26	(106.84)	308.02
Telefónica Móviles México, S.A.	8.00%	71.93	0.65	(52.77)	-	19.81
Other companies		14.73	3.63	(10.29)	6.91	14.98
Total		3,337.14	(35.93)	381.01	93.36	3,775.58

As of December 31, 2003, the balance of this caption comprised the holdings of minority stockholders in the following companies:

Company	Millions of Euros
	% of Ownership	Net Worth	Translation Differences	Income (Loss)	Variation in Ownership Interest	Balance at 12/31/03
Terra Networks, S.A.	24.71%	782.50	(98.83)	(85.37)	42.75	641.05
C.T.C. , S.A.	56.36%	754.67	54.28	30.87	-	839.82
Fonditel Entidad Gestora de Fondos de Pensiones, S.A.	30.00%	9.24	-	2.27	-	11.51
Lola Films, S.A.	30.00%	9.11	-	(1.51)	-	7.60
Impresora y Comercial Publiguias, S.A.	49.00%	17.72	(4.19)	6.54	-	20.07
Telefónica Argentina S.A.	1.97%	0.06	(2.44)	(2.79)	-	(5.17)
Telefónica del Perú, S.A.	2.79%	22.43	(0.03)	0.18	-	22.58
Telefónica Larga Distancia, Inc	2.00%	1.52	0.02	(0.14)	-	1.40
Telefónica Publicidad e Información, S.A.	40.10%	49.47	(1.12)	36.02	-	84.37
Telesp Participaçoes, S.A.	12.51%	338.06	(2.87)	75.87	-	411.06
Telefónica Móviles, S.A.	7.56%	274.27	(90.36)	121.55	-	305.46
Group 3G UMTS Holding, GmbH (Note 14)	42.80%	(382.44)	-	-	-	(382.44)
Telefónica Móviles Argentina, S.A.	2.07%	(11.71)	0.35	1.65	-	(9.71)
Telefónica Finance USA	100.00%	1,916.31	-	83.69	-	2,000.00
Brasilcel (Holdings)	50.00%	383.81	2.63	21.88	(20.34)	387.98
Telefónica Móviles México, S.A.	8.00%	133.27	(20.59)	(42.40)	-	70.28
Other companies	-	41.59	(11.98)	(2.82)	(6.43)	20.36
Total		4,339.88	(175.13)	245.49	15.98	4,426.22

Variations in minority interests

The variations in minority interests in 2004 were as follows:

Company	Balance at 12/31/03	Capital Contributions and Inclusion of Companies	Income (Loss) for the Year	Variation in Translation Differences	Other Variations	Acquisitions and Exclusion of Companies	Dividends Paid	Balance at 12/31/04
C.T.C., S.A.	839.82	192.81	39.77	13.01	21.48	-	(517.38)	589.51
Terra Networks, S.A.	641.05	(41.15)	38.03	0.67	0.81	-	(260.29)	379.12
Fonditel.	11.51	-	2.40	-	(1.14)	-	-	12.77
Lola Films, S.A.	7.60	-	(0.59)	-	(0.65)	(6.36)	-	-
Impresora y Comercial Publiguias, S.A.	20.07	(19.67)	(0.52)	0.12	-	-	-	-
Telefónica de Argentina, S.A.	(5.17)	-	3.39	(0.42)	2.20	-	-	-
Telefónica del Perú, S.A.	22.58	-	0.56	(7.28)	-	(3.24)	-	12.62
Telefonica del Salvador, S.A.	2.43	0.05	(1.42)	(0.06)	-	-	-	1.00
Telefónica Larga Distancia Inc.	1.40	-	0.04	(0.11)	-	-	-	1.33
Telefónica Publicidad e Información, S.A.	84.37	-	44.86	(0.43)	0.80	-	(36.92)	92.68
Telesp Participaçoes, S.A.	411.06	-	87.65	1.63	-	-	(105.16)	395.18
Telefónica Móviles, S.A.	305.46	-	108.91	(11.57)	(0.56)	-	(60.04)	342.20
Group 3G UMTS Holding, GmbH(Note 1)	(382.44)	-	-	-	-	-	-	(382.44)
Endemol Entertainment Holding, N.V.	6.28	1.31	5.65	-	(0.51)	(0.40)	(6.51)	5.82
Telefónica Móviles Argentina, S.A.	(9.71)	-	(1.49)	1.00	-	-	-	(10.20)
Telefónica Centroamerica Guatemala, S.A.	0.09	-	-	-	-	-	-	0.09
Movitel del Noroeste, S.A.	1.64	-	(2.13)	0.13	-	-	-	(0.36)
Telefónica Finance USA	2,000.00	-	83.69	-	-	-	(83.69)	2,000.00
Telefónica Móviles México, S.A.	70.28	-	(52.77)	2.30	-	-	-	19.81
Brasilcel (Holdings)	387.98	(108.23)	36.26	4.79	-	-	(12.78)	308.02
Other companies	9.92	0.34	(11.28)	(0.42)	10.07	-	(0.20)	8.43
Total	4,426.22	25.46	381.01	3.36	32.50	(10.00)	(1,082.97)	3,775.58

The variations in minority interests in 2003 were as follows:

Company	Balance at 12/31/02	Capital Contributions and Inclusion of Companies	Income (Loss) for the Year	Variation in Translation Differences	Other Variations	Acquisitions and Exclusion of Companies	Dividends Paid	Balance at 12/31/03
C.T.C., S.A.	798.19	-	30.87	6.73	15.84	-	(11.81)	839.82
Terra Networks, S.A.	1,954.21	-	(85.37)	(16.15)	(4.22)	(1.207.42)	-	641.05
Fonditel.	10.24	-	2.27	-	(1.00)	-	-	11.51
Lola Films, S.A.	3.24	6.00	(1.51)	-	(0.13)	-	-	7.60
Impresora y Comercial Publiguias, S.A.	16.29	-	6.54	(0.32)	0.01	-	(2.45)	20.07
Telefónica de Argentina, S.A.	(1.85)	-	(2.79)	(0.53)	-	-	-	(5.17)
Telefónica del Perú, S.A.	18.49	-	0.18	(3.86)	8.88	-	(1.11)	22.58
Telefonica del Salvador, S.A.	4.24	-	(1.06)	(0.61)	-	-	(0.14)	2.43
Telefónica Larga Distancia Inc.	1.83	-	(0.14)	(0.29)	-	-	-	1.40
Telefónica Publicidad e Información, S.A.	70.25	-	36.02	(6.98)	1.14	-	(16.06)	84.37
Telesp Participaçoes, S.A.	481.12	-	75.87	(16.66)	1.73	-	(131.00)	411.06
Telefónica Móviles, S.A.	238.93	-	121.55	(4.33)	6.60	-	(57.29)	305.46
Group 3G UMTS Holding, GmbH(Note 1)	(382.44)	-	-	-	-	-	-	(382.44)
Endemol Entertainment Holding, N.V.	1.97	4.12	1.74	(0.05)	(0.52)	-	(0.98)	6.28
Telefónica Móviles Argentina, S.A.	(11.72)	-	1.65	0.35	0.01	-	-	(9.71)
Telefónica Centroamerica Guatemala, S.A.	0.12	-	(0.01)	(0.02)	-	-	-	0.09
Movitel del Noroeste, S.A.	(0.30)	-	(1.47)	(0.64)	4.05	-	-	1.64
Telefónica Finance USA	2,000.00	-	83.69	-	0.46	-	(84.15)	2,000.00
Telefónica Móviles México, S.A.	133.25	-	(42.40)	(20.59)	0.02	-	-	70.28
Brasilcel (Participaciones)	252.05	142.06	21.88	2.63	(25.97)	-	(4.67)	387.98
Antena 3 Televisión, S.A.	-	240.38	4.01	-	-	(244.39)	-	-
Other companies	24.82	3.50	(6.03)	0.45	(12.42)	(0.40)	-	9.92
Total	5,612.93	396.06	245.49	(60.87)	(5.52)	(1,452.21)	(309.66)	4,426.22

EXHIBIT V

Debentures and bonds

The detail of the debentures and bonds outstanding as of December 31, 2004, and of the main features thereof is as follows (in millions of euros):

Telefónica and instrumentality companies		Interest	Maturity					Subsequent
	Currency	Rate (%)	2005	2006	2007	2008	2009	Years	Total
Debentures and bonds:
FEBRUARY 1990 SERIES B	EUR	12.60	8.22	-	-	-	-	-	8.22
FEBRUARY 1990 SERIES C	EUR	12.60	-	-	-	-	-	3.76	3.76
FEBRUARY 1990 SERIES E	EUR	12.85	75.39	-	-	-	-	-	75.39
FEBRUARY 1990 SERIES F	EUR	12.58	-	-	-	-	-	8.15	8.15
DECEMBER 1990	EUR	13.58	715.45	-	-	-	-	-	715.45
APRIL 1999	EUR	4.50	-	-	-	-	500.00	-	500.00
JUNE 1999	EUR	3.02	-	-	-	-	300.00		300.00
JULY 1999 zero-coupon	EUR	6.37	-	-	-	-	-	42.00	42.00
MARCH 2000	EUR	5.19(*)	-	-	-	-	-	50.00	50.00
APRIL 2000	EUR	5.63	-	-	500.00	-	-	-	500.00
Debentures subtotal:			799.06	-	500.00	-	800.00	103.91	2,202.97
MARCH 1998	EUR	4.84	-	-	-	420.71	-	-	420.71
GLOBAL BOND	USD	7.35	917.70	-	-	-	-	-	917.70
GLOBAL BOND	USD	7.75	-	-	-	-	-	1,835.40	1,835.40
GLOBAL BOND	USD	8.25	-	-	-	-	-	917.70	917.70
GLOBAL BOND	EUR	6.13	1,000.00		-	-	-	-	1,000.00
EMTN ISSUE	EUR	5.13	-	1,000.00	-	-	-	-	1,000.00
EMTN ISSUE	EUR	0.15	50.00	-	-	-	-	-	50.00
EMTN ISSUE	EUR	Eonia+0.47	100.00	-		-	-	-	100.00
EMTN ISSUE (Tranche A)	EUR	5.13	-	-	-	-	-	1,500.00	1,500.00
EMTN ISSUE (Tranche B)	EUR	5.88	-	-	-	-	-	500.00	500.00
EMTN ISSUE	EUR	BNPEONIA01+0.23	100.00	-	-	-	-	-	100.00
EMTN ISSUE	EUR	3-m Euribor + 0.14	100.00	-	-	-	-	-	100.00
EMTN ISSUE	EUR	Eonia OIS+ 0.17	50.00	-	-	-	-	-	50.00
EMTN ISSUE	EUR	3-m Euribor + 0.18	-	100.00	-	-	-	-	100.00
EMTN ISSUE	EUR	3-m Euribor + 0.18	-	200.00	-	-	-	-	200.00
Bond subtotal			2,317.70	1,300.00	-	420.71	-	4,753.10	8,791.51
Total issues:			3,116.76	1,300.00	500.00	420.71	800.00	4,857.01	10,994.48
(*)The interest rate used (which is floating and set annually) is that of a 10-year pound sterling interest rate swap multiplied by 1.0225.

Foreign operators		Interest	Maturity					Subsequent
Debentures and Bonds	Currency	Rate (%)	2005	2006	2007	2008	2009	Years	Total
Yankee Bonds	USD	7.63	-	36.42	-	-		-	36.42
Yankee Bonds	USD	8.38	-	114.84	-	-		-	114.84
Series F	UF	6.00	1.63	1.63	1.63	1.63	1.63	10.96	19.11
Series K 1998	UF	6.75	91.26	-	-	-	-	-	91.26
CTC CHILE:			92.89	152.89	1.63	1.63	1.63	10.96	261.63
Bonds 1st Program T. Perú (1)	N.Sol	VAC+6.94	-	25.29	-	-	-	-	25.29
Bonds 1st Program T. Perú (2)	N.Sol	VAC+7.00	-	-	-	-	11.00	-	11.00
Bonds 2nd Program T. Perú (3)	N.Sol	VAC+6.19	-	23.99	-	-	-	-	23.99
Bonds 2nd Program T. Perú (5)	N.Sol	VAC+6.25	-	-	2.92	-		-	2.92
Bonds 2nd Program T. Perú (7 -Series A)	USD	4.38	28.64	-	-	-	-	-	28.64
Bonds 2nd Program T. Perú (7 -Series B)	USD	4.00	8.03	-	-	-	-	-	8.03
Bonos 2o. Programa T. Perú (8-Series A)	N.Sol	6.50	16.78	-	-	-	-	-	16.78
Bonds 2nd Program T. Perú (8 -Series B)	N.Sol	6.19	3.36	-	-	-	-	-	3.36
Bonds 2nd Program T. Perú (9)	USD	2.44	16.67	-	-	-	-	-	16.67
Bonds 3rd Program T. Perú (1)	N.Sol	VAC+5.00	-	-	-	-	-	11.66	11.66
Bonds 3rd Program T. Perú (2 – Series A)	N.Sol	5.31	-	-	6.71	-	-	-	6.71
Bonds 3rd Program T. Perú (3)	N.Sol	8.13	-	-	6.71	-	-	-	6.71
6th Issue T. Perú Bonds	N.Sol	5.19	15.66	-	-	-	-	-	15.66
7th Issue T. Perú Bonds	N.Sol	7.94	-	-	-	14.14		-	14.14
8th Issue T. Perú Bonds	USD	3.81	-	-	-	-	12.37	-	12.37
9th Issue T. Perú Bonds	USD	3.13	-	-	15.52	-	-	-	15.52
Telefónica del Perú:			89.14	49.28	31.86	14.14	23.37	11.66	219.45
Marketable debentures	USD	9.13	-	-	-	92.24	-	-	92.24
Marketable debentures	USD	9.88	-	52.40	-	-	-	-	52.40
Marketable debentures	USD	11.88	-	-	136.96	2.32	-	-	139.28
Marketable debentures	USD	9.13	-	-	-	-	-	156.03	156.03
Marketable debentures	ARS	10.38	-	-	-	-	-	0.02	0.02
Marketable debentures	USD	8.85	-	-	-	-	-	98.85	98.85
Marketable debentures	ARS	8.05	38.60	-	-	-	-	-	38.60
Marketable debentures	ARS	8.25	31.88	-	-	-	-	-	31.88
Marketable debentures	ARS	BADLAR+2.4 (*)	-	16.06	-	-	-	-	16.06
TASA			70.48	68.46	136.96	94.56	-	254.90	625.36
Marketable debentures	USD	9.75	-	-	5.54	-	-	-	5.54
Telefónica Holding Argentina			-	-	5.54	-	-	-	5.54
Non-convertible bonds	BRL	103.5% CDI	-	-	-	414.87	-	-	414.87
TELESP			-	-	-	414.87		-	414.87
Non-convertible bonds	BRL	104.4% CDI	-	-	-	69.14		-	69.14
Brasilcel			-	-	-	69.14	-	-	69.14
Total issues:			252.51	270.63	175.99	594.34	25.00	277.52	1,595.99
Consolidation adjustments			(18.32)		-	-	-	-	(18.32)
Total Group issues			3,350.95	1,570.63	675.99	1,015.05	825.00	5,134.53	12,572.15

The detail of the maturities and redemption values of the zero-coupon bonds and debentures as of December 31, 2004, is as follows (in millions of euros):

Zero-coupon Bonds and Debentures (Issue value + Accrued Interest at 12/31/04)	Redemption Date	Redemption Rate	Book Value	Redemption Value
DEBENTURES
FEBRUARY 1990 SERIES E	02/26/05	613.214%	75.39	76.79
FEBRUARY 1990 SERIES F	02/26/10	1,071.719%	8.15	15.04
DECEMBER 1990	12/28/05	675.000%	715.45	811.37
JULY 1999	07/21/29	637.634%	42.00	191.29
Total issues			840.99	1,094.49

EXHIBIT VI

The detail, by type of derivative, of the notional values of the derivatives arranged by the Group as of December 31, 2004, is as follows:

Type of Risk	Millions
	Equivalent Euro Value	Group Receives		Group Pays
		Value	Currency	Value	Currency
Euro interest rate swaps	13,788.03
-from fixed to floating	2,184.34	2,184.34	EUR	2,184.34	EUR
-from floating to fixed	10,276.17	10,276.17	EUR	10,276.17	EUR
-from floating to floating	1,327.52	1,327.52	EUR	1,327.52	EUR
Cross-currency swaps	2,639.35
-from fixed to floating	1,234.86
USD/USD	1,234.86	1,682.00	USD	1,682.00	USD
-from floating to fixed	1,404.49
USD/USD	815.53	1,110.84	USD	1,110.84	USD
BRL/BRL	398.14	2,240.00	BRL	1,439.50	BRL
MXN/MXN	190.82	2,927.89	MXN	2,927.89	MXN
Currency swaps	8,414.03
-from fixed to fixed	2,944.23
EUR/CLP	265.86	267.27	EUR	201,848.65	CLP
EUR/USD	96.12	125.13	EUR	130.92	USD
JPY/USD	47.48	6,741.65	JPY	64.67	USD
USD/EUR	2,519.25	2,334.85	USD	2,519.26	EUR
USD/PEN	15.52	20.00	USD	69.39	PEN
-from fixed to floating	1,289.47
EUR/USD	27.17	30.60	EUR	37.01	USD
EUR/BRL	16.86	16.56	EUR	60.95	BRL
EUR/CLP	16.09	16.49	EUR	12,217.00	CLP
JPY/BRL	94.04	12,573.05	JPY	340.00	BRL
USD/EUR	531.40	543.83	USD	531.40	EUR
USD/BRL	603.91	764.83	USD	2,183.51	BRL
-from floating to fixed	864.53
EUR/BRL	79.70	96.99	EUR	288.17	BRL
EUR/MAD	31.09	33.76	EUR	349.09	MAD
USD/ARS	89.57	125.00	USD	363.45	ARS
USD/BRL	47.63	140.00	USD	172.20	BRL
USD/CLP	64.20	80.36	USD	48,745.31	CLP
USD/COP	120.47	156.26	USD	392,123.65	COP
USD/PEN	260.26	336.00	USD	1,163.45	PEN
USD/MXN	22.71	34.29	USD	348.46	MXN
USD/UFC	148.90	200.00	USD	6.53	UFC
-from floating to floating	3,315.80
EUR/USD	812.69	994.77	EUR	1,106.96	USD
EUR/CLP	14.02	14.39	EUR	10,645.55	CLP
JPY/BRL	203.77	24,802.08	JPY	736.76	BRL
USD/EUR	2,011.58	2,024.63	USD	2,011.58	EUR
USD/MXN	273.74	416.00	USD	4,200.17	MXN
Forwards	3,548.68
USD/ARS	90.76	120.00	USD	368.26	ARS
ARS/USD	25.26	107.31	ARS	34.41	USD
USD/BRL	86.79	111.07	USD	313.78	BRL
USD/CLP	462.55	574.19	USD	351,184.61	CLP
CLP/USD	90.30	71,768.51	CLP	123.00	USD
USD/COP	158.57	195.00	USD	516,145.00	COP
USD/EUR	1,431.07	1,862.95	USD	1,431.08	EUR
EUR/USD	534.53	560.93	EUR	728.08	USD
USD/MXN	21.03	28.40	USD	322.68	MXN
USD/PEN	138.43	176.98	USD	618.85	PEN
USD/UFC	411.16	500.10	USD	18.02	UFC
UFC/USD	98.23	4.39	UFC	133.80	USD
Subtotal	28,390.09

Notional amounts of structured products with options	Euros	Notional Value
Interest rate options	8,000.81
-Caps & Floors	7,842.14
US DOLLAR	972.77	1,325.00	USD
EURO CURRENCY	6,869.38	6,869.38	EUR
-Swaptions	79.33
EURO CURRENCY	79.33	-	EUR
-Interest rate options	79.33	-	EUR
Currency options	2,033.33
USD/EUR	1,833.93	2,498.00	USD
USD/ARS	199.40	271.60	USD
Equity options	235.47
Subtotal	10,269.61
Total	38,659.70

Note: The equity option position basically includes call spread positions on 3 million shares of treasury stock with average exercise prices of €12.62 and €13.82 and call options bought on 5 million shares of treasury stock with an exercise price of €13.52.

The detail, by type of derivative, of the notional values of the derivatives arranged by the Group as of December 31, 2003, is as follows:

Type of Risk	Millions
	Equivalent Euro Value	Group Receives		Group Pays
		Value	Currency	Value	Currency
Euro interest rate swaps	6,479.85
-from fixed to floating	1,422.22	1,422.22	EUR	1,422.22	EUR
-from floating to fixed	4,075.18	4,075.18	EUR	4,075.18	EUR
-from floating to floating	982.45	982.45	EUR	982.45	EUR
Cross-currency swaps	4,460.87
-from fixed to floating	2,984.39
USD/USD	2,984.39	3,769.29	USD	3,769.29	USD
-from floating to fixed	1,476.48
USD/USD	855.11	1,080.00	USD	1,080.00	USD
BRL/BRL	304.19	1,110.00	BRL	1,110.00	BRL
GBP/GBP	113.51	80.00	GBP	80.00	GBP
MXN/MXN	203.67	2,890.25	MXN	2,890.25	MXN
Currency swaps	11,319.65
-from fixed to fixed	2,163.92
EUR/USD	104.67	126.41	EUR	132.20	USD
JPY/USD	59.08	7,778.82	JPY	74.62	USD
USD/EUR	2,000.17	1,847.46	USD	2,000.17	EUR
-from fixed to floating	1,741.87
EUR/USD	86.05	102.25	EUR	108.68	USD
EUR/BRL	24.92	26.00	EUR	90.92	BRL
JPY/EUR	56.95	6,200.00	JPY	56.95	EUR
JPY/BRL	84.20	11,890.82	JPY	307.25	BRL
USD/EUR	531.40	543.83	USD	531.40	EUR
USD/BRL	958.35	1,247.28	USD	3,497.07	BRL
-from floating to fixed	1,274.97
EUR/BRL	78.97	96.99	EUR	288.17	BRL
EUR/MAD	31.49	33.76	EUR	349.09	MAD
USD/EUR	874.97	827.73	USD	874.97	EUR
USD/BRL	95.72	290.00	USD	349.30	BRL
USD/PEN	167.64	210.00	USD	733.41	PEN
USD/MXN	26.18	36.43	USD	371.55	MXN
-from floating to floating	6,138.89
EUR/USD	1,027.35	1,191,84	EUR	1,297.54	USD
EUR/GBP	283.77	303.72	EUR	200.00	GBP
EUR/BRL	138.21	208.02	EUR	504.32	BRL
JPY/BRL	242.29	29,762.50	JPY	884.11	BRL
USD/EUR	4,147.02	4,015.89	USD	4,147.02	EUR
USD/MXN	300.25	421.63	USD	4,260.89	MXN
Forwards	1,378.52
	Millions
Type of Risk	Equivalent Euro Value	Group Receives		Group Pays
		Value	Currency	Value	Currency
USD/EUR	215.07	265.21	USD	215.07	EUR
EUR/USD	31.73	40.28	EUR	40.08	USD
USD/ARS	41.24	50.18	USD	152.62	ARS
USD/CLP	83.69	91.00	USD	62,760.91	CLP
USD/UFC	839.60	928.48	USD	37.21	UFC
PEN/USD	7.92	34.91	PEN	10.00	USD
USD/PEN	159.27	193.50	USD	696.80	PEN
Equity swaps	323.95
Subtotal	23,962.84

Notional amounts of structured products with options	Euros	Notional Amount
Interest rate options	2,401.39
-Caps & Floors	2,242.72
US DOLLAR	158.35	200.00	USD
EURO CURRENCY	2,084.37	2,084.37	EUR
-Swaptions	79.33
EURO CURRENCY	79.33	79.33	EUR
-Interest rate options	79.33	79.33	EUR
Currency options	3,837.43
USD/ARS	59.38	75.00	USD
EUR/USD	1,150.00	1,150.00	EUR
USD/EUR	2,126.48	2,685.75	USD
EUR/MXN	243.02	243.02	EUR
USD/BRL	241.25	304.70	USD
EUR/BRL	17.30	17.30	BRL
Equity options	713.63
Subtotal	6,952.45
Total	30,915.29

Note The equity option position basically relates to call options bought on 33 million shares of treasury stock with an average exercise price of €11.43. Also, there are combinations of call options bought at €11.02, call options sold at €12.07 and put options sold at €10.56 with a total positive delta of 4.7 million shares.

The detail, by maturity, of the hedging transactions arranged as of December 31, 2004, is as follows:

	Millions of Euros
	Amount	Up to 1 Year	From 1 to 3 Years	From 3 to 5 Years	Over 5 Years
With underlying instruments
Loans	21,994.44	10,174.36	3,286.41	5,931.31	2,602.36
In national currency	17,129.34	8,680.72	2,036.06	4,368.77	2,043.79
In foreign currencies	4,865.10	1,493.64	1,250.35	1,562.54	558.57
MTN debentures and bonds	10,847.78	3,490.80	600.00	1,794.15	4,962.83
In national currency	5,032.34	1,400.00	600.00	1,441.49	1,590.85
In foreign currencies	5,815.44	2,090.80	-	352.66	3,371.98
Preferred shares	5,582.01	5,561.91	20.10	-	-
Currency options	2,033.33	2,033.33	-	-	-
Forward	3,548.68	3,528.58	20.10	-	-
Shares	235.47	235.47	-	-	-
Total	38,659.70	19,462.53	3,906.52	7,725.46	7,565.18

Note: The equity option position basically includes call spread positions on 3 million shares of treasury stock with average exercise prices of €12.62 and €13.82 and call options bought on 5 million shares of treasury stock with an exercise price of €13.52.

The detail, by maturity, of the hedging transactions arranged as of December 31, 2003, is as follows:

	Millions of euros
	Amount	Up to 1 Year	From 1 to 3 Years	From 3 to 5 Years	Over 5 Years
With underlying instruments
Loans	19,447.86	8,653.82	4,022.45	3,660.52	3,111.07
In national currency	8,206.08	3,819.97	817.86	2,832.91	735.34
In foreign currencies	11,241.78	4,833.85	3,204.59	827.61	2,375.73
MTN debentures and bonds	4,603.66	1,892.29	935.86	142.52	1,632.99
In national currency	605.82	2.12	-	-	603.70
In foreign currencies	3,997.84	1,890.17	935.86	142.52	1,029.29
Preferred shares	1,500.00	-	-	-	1,500.00
In national currency	1,500.00	-	-	-	1,500.00
Other assets and liabilities	4,326.18	4,266.57	31.81	27.80	-
Swaps	467.64	408.03	31.81	27.80	-
Currency options	3,837.43	3,837.43	-	-	-
Forward	21.11	21.11	-	-	-
Subtotal	29,877.70	14,812.68	4,990.12	3,830.84	6,244.06

Shares	1,037.58	1,037.58	-	-	-
Swaps	323.95	323.95	-	-	-
Equity options	713.63	713.63	-	-	-
Total	30,915.28	15,850.26	4,990.12	3,830.84	6,244.06

Note: The equity option position basically relates to call options bought on 33 million shares of treasury stock with an average exercise price of €11.43. Also, there are combinations of call options bought at €11.02, call options sold at €12.07 and put options sold at €10.56 with a total positive delta of 4.7 million shares.

Translation of a report originally issued in Spanish. In the event of a discrepancy, the Spanish-language version prevails.

CONSOLIDATED MANAGEMENT REPORT OF THE TELEFÓNICA GROUP

2004

Initial summary

The Telefónica Group’s earnings increased in 2004 as a result of the significant commercial drive in all lines of business, making it possible to successfully face up to stiffer competition and to strengthen its position in the strategic markets where it has a presence.

In this regard, operating revenues grew by 6.8% with respect to the previous year, or 8.3% in adjusted terms1. The increase in expenses was a reflection of the Group’s major commercial drive to extend and consolidate its customer base, both in the wireless telephony business and in the broadband market in Spain and Latin America. EBITDA2 rose by 4.9% in the year (adjusted growth of 6.0%), which, combined with the lower depreciation and amortization expense due to the containment of investments in recent years, gave rise to a 14.3% increase in operating income. The rise in operating income and the positive trend in non-operating results enabled the Group to report net income of €2,877.3 million, as compared with €2,203.6 million in 2003, representing year-on-year growth of 30.6%.

1Adjusted variation: eliminates the impact of exchange rate fluctuations and variations in the scope of consolidation.

2EBITDA: operating income before depreciation and amortization.

The process of rationalizing and optimizing investments in property, plant and equipment and in intangible assets continued in 2004. Period additions of assets of this nature amounted to €3,768.1 million, up 1.7% on the figure for 2003. This growth was due basically to the investments made in the wireless telephony business to improve the capacity and coverage of the networks in Latin America and to develop UMTS technology in Spain, and to the capital expenditure for the roll-out of ADSL, both in Spain and Latin America. However, at Group level the ratio of investments in property, plant and equipment and intangible assets to operating revenues fell from 13% in 2003 to 12.4% at 2004 year-end.

The Telefónica Group had to manage its businesses against a difficult backdrop characterized by the slowdown in the growth of the traditional services, the poor economic situation in certain of the countries in which it operates, the stiffer competition and certain unfavorable decisions taken by the regulator. In order to address this situation, Telefónica focused its management priorities on its customers, making them the central linchpin of the Company's strategy. The implementation of a more commercial, customer-oriented corporate model entailed a process of transformation at the Telefónica Group towards a more flexible means of managing the businesses, which enabled the Group to achieve greater operating efficiency and to make more efficient use of resources.

This strategy enabled Telefónica to maintain a prominent position in the industry, where it leads the Spanish- and Portuguese-speaking wireline and wireless telephony markets, with more than 118 million customers, to enjoy a solid financial position with a significant level of cash flow generation and to earn a place among the leading European operators in terms of stock market capitalization.

Also, the success of this strategy made it possible for Telefónica to strengthen its commitment to its stockholder remuneration policy, improving the returns on the Company’s shares. In this regard, the dividend approved by the Stockholders' Meeting for 2003 was €0.40 per share (as compared with the €0.25 paid the previous year), and for 2004, the Board of Directors, at its meeting on January 26, 2005, resolved to propose to the Stockholders' Meeting that a dividend of €0.50 per share be paid, which represents a 25% increase with respect to the 2003 dividend. As part of this strategy, on November 24, 2004, the Board of Directors resolved to propose to the Stockholders' Meeting that shares of treasury stock of Telefónica S.A. be distributed among the stockholders, in the proportion of one share for every 25 shares owned by them, with a charge to additional paid-in capital.

The Telefónica Group's main objective for the future is to become the best and biggest integrated telecommunications group in the world, for which purpose it will embark on a transformation process based on three main pillars: customers, innovation and operating excellence. As regards the first of these three pillars, Telefónica will attempt to amplify its customer base by building up customer loyalty and increasing the share of the disposable income of its customers received by it. Also, Telefónica aims to extend innovation to the various processes in the value chain, including the commercial area. Lastly, the Group's efforts in relation to operating excellence will focus on maintaining its position of leadership by implementing a policy targeted at maximizing efficiency and quality.

Organization by business line

The new organizational model, the implementation of which commenced in 2003, was fully in place in 2004. The new model has simplified the lines of business in order to achieve an organization that places greater emphasis on the key businesses and has a more flexible asset and cost structure.

In this regard, in 2004 the integration of the Telefónica Empresas business (Data, TIWS and Soluciones) into the wireline telephony businesses in both Spain and Latin America was fully operational. Telefónica de España assumed the business of Telefónica Empresas España and Telefónica Soluciones, and Telefónica Latinoamérica included under its management the Telefónica Empresas business in Latin America and the TIWS business.

The management comments included in this report are presented and refer to the financial trend of the Telefónica Group based on its organizational structure by line of business in place in 2004.

It should be noted that the assumptions used in preparing these comments on the organization by line of business do not in any way alter the total results obtained by the Telefónica Group.

Customers

At 2004 year-end the Telefónica Group had 118.1 million managed customers, an increase of 26.4% with respect to the previous year.

Telefónica Móviles, which had 74.4 million managed customers, as compared with 52 million at 2003 year-end, consolidated its position as one of the industry’s leading operators. This figure includes the customer base contributed by the eight BellSouth operators acquired in October 2004 (11 million customers). The total customer base, including the BellSouth operators acquired in Argentina and Chile, the purchase of which was clinched in 2005, would be 78.2 million customers.

In Spain, Telefónica Móviles retained its market leadership with a total of 18.9 million customers, following a significant customer base clean-up operation in April 2004, which affected 1.3 million inactive prepaid SIM cards. The most notable development in Latin America was the substantial growth of the Brazilian market in which VIVO maintained its positioning through a good performance in the attraction of new customers, finishing the year with 26.5 million customers. Telefónica Móviles México confirmed its position as the second-largest operator in the market, with 5.6 million customers, as compared with 3.5 million in December 2003.

As regards the wireline telephony business, at 2004 year-end Telefónica de España was managing 17.3 million traditional lines and Telefónica Latinoamérica was managing 21.4 million, representing year-on-year growth of 2.5%, prompted mainly by the upward trend of the number of lines at TASA and Telefónica del Perú.

In the ADSL broadband market, the Group had more than 3.9 million connections, as compared with 2.5 million in 2003; this growth was due mainly to the net gain of 830,000 in Spain in 2004 to 2.5 million connections, and to Brazil, which ended the year with 826,000 lines. This market is expanding basically as a result of Telefónica's firm commitment to this business, to which it is devoting a considerable commercial effort and a sizeable portion of its investments, and for which specific services and content are being developed.

The broadband market in Spain experienced dynamic growth in the last quarter of the year, boosted by the innovative and revolutionary commercial measures adopted by Telefónica de España, which led to an increase in the quality of the services provided and to a customized product offering adapted to the needs of each customer. These measures included most notably the doubling of the access speed of all Telefónica de España’s ADSL connections, at no additional cost for users, the new "ADSL to suit you" proposal including a rate system adapted to the needs of each customer, and the combined offer of personal computers and Internet connection at special prices.

In addition, in an attempt to maintain its position at the forefront of the ADSL industry, the Group launched the Imagenio Project which, harnessing the roll-out of ADSL and with a view to encouraging the use of broadband services, enables customers to select, à la carte, their own personal product offering. With this technological support customers can simultaneously receive high-definition television, à la carte video and music, high-speed Internet access, and telephone, fax messenger and video conference services.

Noteworthy with regard to the broadband market were the retail resale connections relating to T.Deutschland, which totaled nearly half a million users at 2004 year-end.

To conclude, it should be noted that the Group also has over 400,000 pay-per-view television customers, relating mostly to Cable Mágico in Perú.

International expansion

In 2004 the Telefónica Group consolidated its position as a long-term investor in Latin America, thereby contributing to the economic and social development of the region. The most notable event in 2004 was the acquisition of BellSouth’s wireless operators by Telefónica Móviles as part of this Group company’s profitable growth policy.

The agreement for the purchase of BellSouth’s ten wireless telephony operators was entered into in March 2004. In October 2004 Telefónica Móviles completed the acquisition of all the shares of the wireless telephony operators in Ecuador, Guatemala, Panama, Venezuela, Colombia, Peru, Nicaragua and Uruguay. Subsequent to year-end, in January 2005, the acquisition of the Chilean and Argentine operators was concluded.

As a result of this transaction, Telefónica consolidated its leading position in the region, strengthening its presence in certain key countries in which it already operated (Argentina, Chile and Peru), where it expects to achieve significant synergies, and, at the same time, it secured a significant position in high-growth markets in which it was not previously present (Venezuela, Colombia, Ecuador and Uruguay) and attained a substantial critical mass in Central America (Guatemala, El Salvador, Panama and Nicaragua).

Other relevant matters

In 2004 Terra Networks modified its corporate structure and made a series of divestments, most notably the sale of the ownership interest held by it in Lycos, Inc., its aim being to become a nimbler, more flexible organization oriented toward the obtainment of maximum customer satisfaction. To this end, on October 5, 2004, Terra Networks, S.A. executed the agreement entered into by it on July 31, 2004, with the Korean company Daum Communications, Corp., whereby Terra sold to the latter all its shares of Lycos, Inc.

Prior to this sale, Lycos, Inc. transferred a series of assets to Terra Networks, S.A., including the holdings in Lycos Europe, Terra Networks USA and LLP (a company engaging in the exploitation of the portal for Spanish-speaking people in the United States) and other financial assets. The book value of the transferred assets was €332.9million.

The sale price of Lycos, Inc., following the transfer of the aforementioned assets, was set at US$ 108 million, and the transaction gave rise to a gain of €26 million.

Also worthy of mention, as part of the Group’s firm commitment to Brazil, was the acquisition in December 2004 of the Brazilian operator Atrium Telecom by Telesp for €31 million. Atrium Telecom engages in the provision of corporate telecommunications services, in particular in buildings used for commercial activities and by the financial services industry, through the installation in such buildings of internal telecommunications infrastructures, which it subsequently links up to the operators’ networks.

With a view to strengthening its strategic alliance with Portugal Telecom, Telefónica increased its direct ownership interest in this company’s capital stock to 8.55%. The Telefónica Group now has an effective direct and indirect holding in Portugal Telecom of 9.58%.

Lastly, work continued in 2004 on the construction of Telefónica’s Ciudad de las Telecomunicaciones, the Group’s new headquarters in Madrid (District C), a project which entails the implementation of a new work philosophy based on horizontality and open spaces. District C, whose design is the result of the quest for maximum respect for the environment and for savings in energy and maintenance costs, will be the springboard for the Group’s change to a new teamwork culture.

Regulatory environment

In 2004 the European Commission continued to develop the regulatory framework for the telecommunications market and approved, inter alia, the Document on Application of Remedies (obligations) and the X Report of the European Commission on the implementation of the Regulatory Framework.

In Spain, following the change of government, the General Telecommunications Law (LGT) was implemented and approval was given to the regulations governing benchmark markets for networks and services, the obligations applicable to operators with significant influence in the market, network access and numbering.

Wireline telephony rates continued to evolve as envisaged under the price-cap system currently in place: a 4.35% rise was applied to the monthly line rental charge and a 2% reduction to all services.

Telefónica de España modified the terms of its Local Loop Offer, establishing a 7.9% reduction in the monthly loop rental charge, a 14% reduction in the shared access charge, and an increase in the connection charges for these services.

2004 witnessed heightened activity in broadband services and Telefónica de España submitted to the regulator various offers and commercial packages for ADSL and Imagenio. Several of these packages were authorized by the Spanish Telecommunications Market Commission (CMT), provided they can be replicated by competitors, whereas others are under analysis or are being modified by Telefónica.

With regard to the Universal Service provided by Telefónica de España, the CMT considered that although the provision of this service had represented a net cost of €110.1 million in 2002, it was not necessary to record a Universal Service Financing Fund. All current TRAC customers have been given the option of functional Internet access, and Telefónica de España has thus complied with the provisions of the Law on Information Society Services and Electronic Commerce.

In the wireless telephony business, the CMT, in keeping with developments in other countries, promoted further reductions in the prices for the termination of calls in the wireless networks, and the Ministry of Industry approved the modification of the operators’ UMTS commitments to bring them into line with the current situation.

Noteworthy in Latin America as a whole were the authorizations received from the various regulatory bodies, which made it possible for Telefónica Móviles to complete its acquisition of the BellSouth operators, a transaction which in certain countries was conditional upon the post-merger company disposing of a portion of the radio spectrum.

In Argentina, in May 2004 Telefónica and the Argentine government signed a memorandum of understanding which established the freezing of basic telephony rates through December 31, 2004, and the implementation of social plans, and ratified the stability of the contracts for tax purposes. The Public Emergency Law was extended to cover the period through December 2005, as a result of which the Executive’s exceptional powers were maintained, and the period in which the government can renegotiate its contracts was extended through that same date.

2004 brought a rate readjustment in wireline telephony in Brazil, which gave rise to an average increase of 15.99%. Also, the Brazilian regulatory and antitrust authorities approved the joint venture of Telefónica Móviles and Portugal Telecom.

In Chile, the new wireline telephony ratemaking framework for 2004-2009, which will be applied retroactively from May 5, 2004, is currently pending completion, whereas the new wireless telephony ratemaking framework for the same period came into force in 2004. In February 2004 the regulations governing rate flexibility were approved, thus permitting the launch of specific plans for various customer segments. No decision has yet been handed down on the appeal filed by the Group against the Chilean Ministry of Economy and Finance in connection with the 1999-2004 Rate Decree.

In Peru, a new productivity factor applicable to the wireline telephony rate review mechanism was approved. This mechanism will remain in force through August 2007. On June 9, 2004, the Ministry officially notified Telefónica of its decision not to renew the Concession Contract for an additional five-year period, thus limiting to 2019 the term of Telefónica de Perú’s operating license.

Share performance

For the second consecutive year, the international stock markets recorded rises, with overall appreciation of over or close to 10%, underpinned by solid economic growth and two-digit increases in corporate earnings. Against this backdrop, the Telefónica share price rose by 19.1% in 2004, nearly double the gain recorded by the European telecommunications industry (11.9%).

This sound Telefónica share performance was due to several factors, including most notably the successful combination of growth and profitability, the steady progress made in operations, the attractive stockholder remuneration policy, the improved trend in 2004 in the Latin-American economy, the Group’s robust financial position and the favorable opinion of the main investment banks. At 2004 year-end, the stock-market capitalization of the Telefónica Group amounted to €68,689 million (US$ 93,097 million), placing it in fourth place in the world ranking of telecommunications operators, superseded only by Vodafone (€131,059 million), Verizon (€82,761 million) and Deutsche Telekom (€69,893 million).

INFORMATION ON THE LINES OF BUSINESS

Wireline telephony in Spain

In 2004 the results of the Telefónica de España Group were obtained within the framework of a new corporate structure, following the inclusion of the management and earnings of Telefónica Data España and Telefónica Soluciones in the Parent Company, Telefónica de España.

The operating revenues of the Telefónica de España Group amounted to €10,955.8 million in 2004, representing growth of 2.4% with respect to the previous year. The revenues of the Parent Company Telefónica de España (Telefónica de España, Telefónica Data España, Telefónica Soluciones and Telefónica Soluciones Sectoriales) totaled €10,491.2 million, up 2.1% on 2003. This growth was due to the increased contribution of the Internet and broadband business to total revenues, with year-on-year growth of 34.2%, which, combined with the good performance of the wholesale and data and solutions services, counterbalanced the decrease in the traditional services associated with the voice business, the revenues of which fell by 2.5% with respect to the figure for 2003.

The operating expenses of the Telefónica de España Group amounted to €6,019.0 million, a fall of 0.5% in year-on-year terms. This net decrease arose chiefly as a result of the 9.3% reduction of personnel expenses due to voluntary severances under the labor force reduction plan (ERE 2003-2007) and, with an opposite effect, the increase in expenses relating to procurements and outside work, supplies and services, which was a direct result of the Group’s commercial drive in 2004 and the substantial development of broadband services.

2,417 Telefónica de España employees left in 2004 under the 2004 labor force reduction plan. By contrast, job creation focused on the commercial divisions and on the strengthening of the Solutions business, resulting in a headcount of 35,045 people at the Parent Company Telefónica de España, 2,014 fewer than in 2003. The productivity ratio was 566.0 equivalent lines per employee (50.6 lines per employee more than the previous year).

As of December 31, 2004, the Telefónica de España Group’s EBITDA stood at €5,054.5 million, a year-on-year increase of 6.1%, giving rise to an EBITDA margin of 46.1%, up 1.6 percentage points on the figure for 2003. At 2004 year-end, net income amounted to €1,112.1 million.

Investments in property, plant and equipment and in intangible assets totaled €1,207.5 million, 18.4% less than in the previous year, evidencing the Group’s major drive to rationalize investments based on profitability and optimization criteria.

In operating terms, the equivalent lines in service numbered to 19.8 million at 2004 year-end (year-on-year growth of 3.8%), due chiefly to the sound performance of ADSL, which grew by 50%. Also, the loss of traditional lines (BTS and ISDN Basic Access) slowed again in 2004 thanks to the drive to secure new connections and to contain the number of disconnections. Preassigned lines totaled 2.4 million, virtually the same figure as that recorded for the previous year.

At 2004 year-end, the number of loops leased by Telefónica de España’s competitors comprised over 78,000 fully unbundled lines and 37,700 shared lines, the highest growth being shown by the latter option.

The volume of traffic through the network totaled 123,000 million minutes in 2004, down by 6.7% from 2003. Outgoing voice traffic fell by 10.9% and there was a sharp reduction in the number of minutes used for Internet access due to cannibalization by the ADSL broadband services. By contrast, incoming traffic increased with respect to 2003.

In 2004 the Group launched a major commercial drive aimed at slowing the fall in voice services. Particularly successful in this connection were the free connection campaigns (238,000 connection requests) and the so-called combined plans (planes combinados) – an offer integrating the monthly line rental charge with flat- and semi-flat rates for voice consumption – which, since their launch at the end of 2003, have resulted in the subscription of 1.1 million plans.

The Internet and broadband services, spearheaded by the commercial roll-out of ADSL and backed by the campaign launched in October and November to double access speed, contributed highly substantial results to the Group. The good performance of the ADSL services is reflected by the 2.5 million connections achieved by Telefónica de España at 2004 year-end, of which 1.6 million relate to retail ADSL. In addition, in order to facilitate the expansion of this service, new "ADSL a tu medida (ADSL to suit you)" access formats were launched, which make it possible to respond to customers’ needs in a more flexible manner. The services providing added value to the retail ADSL offering are experiencing strong growth, with nearly 1.2 million services marketed to date.

A milestone in the Group’s efforts to foster the development of broadband services was the launch at the end of 2004 of Imagenio, a service which enables users to simultaneously receive high-definition television, à la carte video and music, high-speed Internet access, and telephone, fax messenger and video conference facilities.

Lastly, notable developments in 2004 in the Data and Solutions business were the migrations from traditional technologies to IP-ADSL, the ramp-up of systems outsourcing services and the growth in management and solutions services.

Telefonica Latinoamérica

Management of the Telefónica Latinoamérica Group was conditioned in 2004 by the 10.1% fall of the U.S. dollar with respect to the euro, which triggered the depreciation of all Latin-American currencies against the euro.

The Group’s operating revenues amounted to €6,883.4 million at 2004 year-end, representing 2.1% growth with respect to the previous year. Disregarding the exchange rate effect, the year-on-year growth would be 7.5%, attributable mainly to Telesp and TASA. By contrast, the Chilean wireline operator reported a drop in revenues at year-end due to the strong competition from wireless telephony, and Telefónica del Perú’s revenues fell as a result of the rate reduction.

At 2004 year-end, EBITDA amounted to €3,141.0 million, up 1.3% on 2003 (6.8% disregarding the exchange rate effect). Net income rose by 44.4% from €558.5 million in 2003 to €806.6 million.

The investments in property, plant and equipment and in intangible assets, which totaled €769.2 million, included most significantly the investments made in broadband technology.

At 2004 year-end, Telefónica Latinoamérica was managing a total of 21.4 million wireline telephony lines, 2.5% more than in 2003, due mainly to the increase in the number of lines managed at TASA and Telefónica del Perú. The growth recorded at the Argentine subsidiary hit an all-time high in 2004, influenced by the clean-up of lines at the end of 2003 and burgeoning demand in 2004. At Telefónica del Perú there was a 9.5% increase in the number of lines due to the positive impact of the new rate plans.

As regards the broadband market, Telefónica Latinoamérica maintained its aggressive policy aimed at expanding its business through ADSL technology and surpassed the figure of 1.4 million users, an increase of 84.7% with respect to 2003.

In 2004 Telefónica Latinoamérica continued to adapt its operators to the new competitive environment by outsourcing activities. Noteworthy in this connection was the year-end headcount of 25,905 employees, including most notably the 4.7% reduction at Telefónica del Perú following the severance plan implemented in the course of the year.

The most salient matters relating to each operator are as follows:

In 2004 Telesp continued to implement its ADSL expansion plan and at year-end had 826,400 users, signifying year-on-year growth of 70.6%. The number of traditional lines in service totaled 12.5 million, up 1.3% on the figure for December 2003, due to the launch of new products targeting lower-consumption segments. Once again in 2004, Telesp improved its long-distance market shares, achieving 88.5% in the Intrastate Domestic Long-Distance market, 58.4% in the Interstate market and 51% in the International Long-Distance market.

Keeping the focus of its management efforts on achieving increased productivity, Telesp recorded a lines/employee ratio of 1,865, 4.1% higher than in 2003. Following the labor force restructuring process carried out last year, the number of employees remained stable in 2004.

The operator reported a 14.9% increase in operating revenues in 2004, due to the growth of its ADSL customer portfolio, the rate increase and the sound performance of the new businesses (SMP, long-distance from Sao Paulo and wireline-wireless traffic). However, expenses also rose as a result of a higher volume of business and the increase in contract prices, which are largely indexed to inflation. The good performance of revenues was reflected in Telesp’s EBITDA, which grew by 7.4% with respect to 2003.

TASA, in the wake of the severe crisis that beset Argentina in 2002, consolidated in 2004 the recovery that had commenced in 2003. This recovery is reflected in the good performance of line demand which, together with the decrease in disconnections following the clean-up of the existing lines in 2003, enabled TASA to increase the number of lines in service by 3.8% to 4.3 million. The significant increase (9.9%) in total traffic was due to a large extent to the rise in prepaid traffic. TASA also continued with the major expansion of its ADSL business, which grew exponentially in 2004 to reach nearly 190,000 lines, thus bolstering its position as market leader.

The upward trend in the main operating parameters enabled TASA to achieve a 10.6% year-on-year increase in total revenues, despite the fact that rates had been frozen since January 2002. In addition, the operator continued to implement the cost rationalization and control policy adopted following the 2002 crisis, as a result of which it reported 11.2% EBITDA growth. A notable development in 2004 was the effective management of bad debts, achieved mainly through the launch of prepaid and consumption control products. Lastly, TASA increased productivity, its lines/employee ratio rising by 5.5% in the year to 558 lines.

CTC’s earningswere hit (revenues fell by 6.2%) by the substantial growth of the wireless market, which resulted in a severe cannibalization of the wireline telephony business, and by lower wireline–wireless rates. Although traffic figures fell considerably, the number of lines in service grew by 0.4% to 2.4 million, boosted by the launch of the "minutes plans" following the approval of rate flexibility. In the prepaid business, CTC continued to launch new products and services that are better adapted to the needs and profiles of its customers. The cost containment policies, which proved to be the order of the day in 2004, made it possible to keep the fall in EBITDA in check (-3,6%). Broadband users, one of the main sources of business, numbered over 200,000 in 2004, enabling CTC to retain its position as market leader.

Telefónica del Perú continued to market the rate plans launched by it in March 2003 in response to the draft bill for the elimination of the basic monthly subscription charge (this bill was subsequently adjudged to be unconstitutional). It ended the year with 639,770 migrations and 576,146 new connections; consequently, at 2004 year-end the number of lines under plans accounted for 50.4% of total lines, as compared with 36.6% in 2003. Once more in 2004, the long-distance business was hit by aggressive competition, which led to a significant reduction of the average rate, and by the requirement established by the regulatory body to provide customer information to the other long-distance operators. Broadband performed well throughout the year, doubling the number of users to more than 205,000 lines. Although operating revenues fell by 1.1%, EBITDA grew by 0.9% as a result of the cost containment policy.

Telefónica Empresas América (TEA), which focuses its activities on the corporate segment, is present in Brazil, Argentina, Chile, Peru, Colombia, Mexico and the United States. In 2004 it consolidated its improved efficiency, which was accompanied by solid growth. Operating revenues amounted to €467.7 million, up 5.4% on 2003 (11.2% disregarding the exchange rate effect). EBITDA grew by 71.5% (79% before the exchange rate effect) to €54.3 million.

In 2004 TIWS made further progress toward achieving profitability and growth, ending the year with EBITDA of €50.1 million, as compared with €17.8 million in 2003. This improvement was underpinned by increased revenues, which totaled €158.0 million (representing 21.2% growth in constant currency terms), accompanied by an optimization of resources, which led to a decrease of 2.4% in operating expenses.

Cellular telephony

As mentioned earlier in the "International Expansion" section, the most notable development in 2004 was the acquisition of BellSouth’s ten wireless telephony operators in Latin America (the related agreement was entered into in March 2004, and the acquisitions were completed in October 2004 and January 2005). As a result, Telefónica Móviles consolidated its leading position in the region, strengthening its presence in certain key countries in which it already operated (Argentina, Chile and Peru), and, at the same time, secured a significant position in high-growth markets in which it was not previously present (Venezuela, Colombia, Ecuador and Uruguay) and attained a substantial critical mass in Central America (Guatemala, El Salvador, Panama and Nicaragua).

The operating revenues of the wireless telephony business amounted to €12,054.1 million, up 15.6% on 2003. The adjusted year-on-year variation, assuming constant exchange rates and excluding changes in the scope of consolidation, would be an increase of 12.8%, due mainly to the growth of the customer base.

By geographical area, the operating revenues of Telefónica Móviles in Spain rose by 9.3%, boosted by 12% growth in traffic. Data ARPU (average monthly revenue per user) was €4.3, featuring an increased contribution from GPRS services (mainly connectivity with Internet and Intranet access, content, downloading of games and applications). Operating revenues in Latin America showed year-on-year growth of 33.4% (22.8% in adjusted terms), due mainly to the sharp increase in the number of lines in Mexico and Argentina.

Operating expenses amounted to €7,381.9 million, up 25.5% on 2003. In Spain, Telefónica Móviles incurred higher expenses for procurements (more commercial measures and increased expenses for interconnection with other wireless operators) and outside services (advertising and terminal support expenses). Similarly, in Latin America there was a rise in procurements and outside services expenses due to the increased commercial activity in Mexico, Argentina and Brazil.

EBITDA rose by 3.8% from €4,581.9 million in 2003 to €4,755.0 million in 2004. Adjusted EBITDA growth would be 2.0%. Operations in Spain accounted for 88.4% of the EBITDA of the wireless telephony business, 6.6% more than in 2003. Adjusted EBITDA from operations in Latin America would be down 2.8% on the figure for 2003, due to higher losses in Mexico and the lower EBITDA in Argentina resulting from the increase in commercial activity.

At 2004 year-end, net income amounted to €1,620.4 million, up 1.6% on 2003.

Investments in property, plant and equipment and in intangible assets in the wireless business totaled €1,665.2 million, up 26.4% on 2003. This rise in expenditure was due mainly to increased investment, both in Brazil (to deploy an enhanced version of the CDMA network and to increase its capacity and coverage), in Argentina (to develop the GSM network) and in Spain (investment in the UMTS network).

In operational terms, the number of customers managed increased by over 22.4 million, representing year-on-year growth of over 43%, due mainly to the acquisition of the BellSouth operators. The Group ended 2004 with more than 74 million customers managed, as compared with the 52 million at 2003 year-end.

Telefónica Móviles España has 18.9 million customers and a 48.5% market share. In view of the increasing trend in the Spanish market for second lines and shared lines to ultimately become inactive, and in order to more accurately monitor the basic ratios of the business and the actual contribution of customers to the generation of revenues, Telefónica Móviles España decided, effective from April 1, 2004, to exclude 1.3 million inactive prepaid SIM cards from the calculation of its declared number of lines.

As of December 31, 2004, Vivo had 26.5 million customers in Brazil, 28.5% more than in December 2003, with an estimated average market share in its areas of operations of 50.9%. Telefónica Móviles México clearly strengthened its competitive position, increasing its number of clients from 3.5 million in 2003 to 5.6 million in 2004, and attaining a market share of 14.5%, as compared with 11.2 % in December 2003.

The eight BellSouth operators whose acquisition was completed in October totaled 11 million customers at 2004 year-end. The number of customers of the BellSouth operators in Argentina and Chile, the acquisition of which was completed in January 2005, was 3.8 million.

The Spanish market was characterized by increasing maturity and a significant change in the competitive environment, featuring strong commercial pressure from the other two operators, in particular in the area of portability, which prompted Telefónica Móviles España (TME) to step up its commercial drive in terms of both customer attraction and loyalty-building. TME focused its efforts on higher-value and high-growth potential segments, thus enabling it to maintain its leading position in the Spanish market.

In May 2004 Telefónica Móviles España commenced marketing of the first UMTS videotelephony services to appear in the Spanish market. At the same time, it opened up the possibilities of its wireless connectivity service "Oficin@ MoviStar UMTS/GPRS" (launched in November 2003) to the residential market. At the end of 2004, TME, with 3,800 base stations, was spearheading the deployment of UMTS technology in Spain.

The behavior of the main Latin-American markets was highly dynamic in 2004, the result of increasing competitive pressure and the stability of the region’s macroeconomic environment, which led to a significant rise in business activity and to solid year-on-year growth in the number of customers.

Particularly noteworthy in this connection is the substantial expansion of the Brazilian market, in which Vivo still ranks as market leader despite the growing commercial aggressiveness of its competitors. Also worthy of mention is the investment made by Vivo to increase the capacity of its networks in response to the greater demand resulting from growth in its customer base and to enable it to evolve toward an enhanced version of its current CDMA network.

In Mexico, Telefónica Móviles made significant progress in both the enhancement of the capillarity and efficiency of its distribution channel and the deployment of its GSM network, whose coverage as of December 2004 reached a population representing 77% of the country’s GDP. Also, in the second half of the year Telefónica Móviles México announced the implementation of EDGE technology in its GSM network, as a result of which it can offer the most advanced broadband wireless service in the Mexican market, thus confirming its position as Mexico’s second operator.

The marked dynamism witnessed in other markets such as Argentina and Chile was triggered by heightened commercial activity by all the operators and the deployment of GSM networks. Thus, as of December 2004, Telefónica Móviles had 3.4 million customers in Argentina and 3.3 million in Chile.

Internet

In 2004 the Terra Networks Group's operating revenues amounted to €539 million: 44% related to access subscriptions, 23% to communications, portal and content services, 22% to advertising and e-commerce and the remaining 11% to other revenues. Revenues, which were affected by the change in the scope of consolidation following the sale of the shares of Lycos, Inc. in early October 2004, fell by 1.1% with respect to 2003. Disregarding this effect and the impact of exchange rate fluctuations, the growth of the Group’s revenues would have been 8%.

Noteworthy as regards access was the extension and improvement of the broadband services, in particular the doubling of the access speed of the ADSL service in both Spain and the Latin-American countries. In Spain, the Group’s commercial drive focused on the sale of the 14-hour "ADSL Home" and the 24-hour "ADSL Plus" products. The ADSL business also experienced significant growth in Brazil, where the Group continues to head the market with a market share of over 50%.

The cost containment drive, which led to a steady improvement in earnings, made it possible to record positive EBITDA in all four quarters, and the Group finished the year with EBIDTA of €21 million.

As of December 31, 2004, the Terra Networks Group had 6.3 million pay subscribers (including both access and value-added services), an increase of 25% with respect to the previous year. Total pay access subscribers numbered 1.8 million, 9% more than the figure for 2003 year-end. Worthy of mention is the 66% increase in broadband (mainly ADSL) customers to 1.1 million, of which 68% relate to Brazil, 18% to Spain and 12% to Chile. Value-added service customers grew by 33% to 4.5 million, 3.2 million of which are customers obtained from the alliance with Telefónica.

The Group reported net income of €164 million in 2004, as compared with a net loss of €173 million in 2003.

Directories

At 2004 year-end, the earnings of the directories line of business set up by the TPI Group and Telinver (the Group's subsidiary in the directories business in Argentina) showed a substantial improvement on those for the previous year.

Operating revenues amounted to €628.1 million, representing growth of 6.6% (7.7% excluding the exchange rate effect). This increase was obtained mainly in Spain, where both the traditional directories business and the telephone information business performed well. This, combined with the containment of costs, made it possible to report EBITDA of €215.2 million, up 16.9% on 2003 (17.8% disregarding the exchange rate effect). Net income amounted to €112.6 million, 26.9% higher than in 2003.

The advertising business contributes 86% of TPI’s total revenues. Although relatively speaking the most significant business is publishing, other lines are steadily gaining in importance, above all the Internet, which already accounts for 6.0% of advertising revenues. A notable feature of 2004 was the good performance of the telephone business, which consolidated its position following the launch in Spain in 2003 of the 11888 service, achieving growth of 94.8% in telephone traffic revenues.

TPI’s strategy is based on three main concepts:

* Endeavor to achieve innovation in both new businesses and the launch of new products. Examples of this in Spain are the consolidation in the telephone information market, the launch of the first Hospitality Guide and the publication of six new pocket guides (which are already published in 15 different locations). Furthermore, once the viability of the initiatives developed in Spain has been analyzed, they are exported to Latin America.

As regards process innovation, work is currently under way on the implementation of a CRM (Customer Relationship Management) system in the commercial area. This system will enable TPI to gain a better knowledge of its advertisers and to adapt its product offering to suit their needs. In addition, a project is being carried out to optimize the Group’s production systems by combining production of the publishing product in two centers, one in Spain and another in Latin America.

* Eminently commercial organization focusing on building customer royalty and attracting new advertisers: over 70% of the labor force perform duties of a commercial nature. Spain has an extensive sales force devoted to the traditional businesses and other teams of employees specializing in the sale of new products and services. In Latin America, a similar commercial organization and similar work procedures have gradually been implemented, without overlooking the idiosyncrasies of each country.

* Achievement of excellence in its activities with a view to obtaining increased returns on the traditional lines and consolidating the new businesses.

Call centers

In 2004 the Atento Group’s operating revenues amounted to €611.7 million, an increase of 24.1% with respect to 2003 (28.4% disregarding the exchange rate effect), due to the burgeoning growth of business, mainly in Spain, Brazil and Mexico, and to the sound trend of the transactions with BBVA following its entry into Atento’s stockholder structure. Spain and Brazil continue to account for the highest proportion of the Atento Group’s revenues, contributing 39% and 32%, respectively. It should also be noted that the percentage contribution of non-Telefónica Group customers to Atento's total revenues continued to increase (44% in 2004 compared with 39% in 2003).

Atento continues to focus on the search for higher value-added services to enable it to differentiate its offering from those of its competitors, featuring recognized quality processes that will lead it to obtained improved margins.

The Atento Group’s operating expenses rose by 22.2% due mainly to the increase in operations. However, the ratio of operating expenses to revenues fell by 1.2 percentage points to 85.2% as of December 31, 2004. This behavior was the result of the cost control drive launched in 2003, mainly with respect to overheads, which led to an increase in the ratio of tele-operator personnel to general line personnel from 32.5% in 2003 to 34.5% at 2004 year-end. This, combined with the good progress of operations, gave rise to EBITDA of €90.8 million, up 36.6% on the figure for 2003 (44.3% disregarding the exchange rate effect).

This consolidation of its operations enabled the Atento Group, for the first time since its formation, to report net income of €18.2 million in 2004.

At 2004 year-end Atento had a network of over 40 call centers, with 30,566 customer service stations and a total headcount of 74,829 employees, signifying the creation of 20,500 jobs in 2004.

The salient events in 2004 included the consolidation of transactions with BBVA following its entry into Atento’s stockholder structure, the increase in operating income despite the highly aggressive price scenario, and the provision of services to customers on a supranational scale.

Media and Content

In 2004 this line of business continued with the policy of divestment of non-strategic assets first implemented in 2003. In this connection, Telefónica de Contenidos sold the ownership interests held by it in the movie producer Lolafilms, the Venezuelan record company Rodven, the UK Pearson Group and the thematic channel producer Mediapark. It also entered into agreements for the sale of the Argentine radio networks Radio Continental and Radio Estéreo, which are conditional upon approval by the Federal Radio and Television Commission.

At 2004 year-end, the consolidated operating revenues of the media and content business units totaled €1,219.1 million, a fall of 11.6% compared with the €1,378.5 million recorded at 2003 year-end. EBITDA amounted to €182.6 million, down 13.2% on the figure for 2003. This decrease was due chiefly to the change in the scope of consolidation, since the ownership interest held by the Group in Antena 3 was fully consolidated for the first six months of 2003 (until the sale to the Planeta Group of a 25% holding). The contribution of Antena 3 to 2003 consolidated revenues and EBITDA was €309.8 million and €51 million, respectively. The effect of this reduction in the consolidated Group was partially offset by the good earnings performance of Endemol and ATCO.

The Endemol Group reported revenues of €1,033.7 million in 2004, representing growth of 13.1%. EBITDA amounted to €180.9 million, up 9.9% on 2003. This sound performance was achieved solely through organic growth, mainly in the more competitive markets such as the U.S. and the U.K., where Endemol increased its billings significantly.

The Endemol Group is continuing to implement its revenue diversification policy, both geographically and in terms of formats. Accordingly, it commenced operations in new markets such as Chile, where in 2004 it operated for the first time through one of its subsidiaries, and it increased its ownership interests in Palomar (Italy) and Southern Star (Australia). In addition, it is continuing to invest a portion of its funds in the development of various formats that can be exploited in on different platforms (such as development of Java-format games, merchandising, telephone calls, SMS messages and the marketing of content on the Internet).

ATCO also displayed a significantly improved earnings performance with respect to the previous year. Revenues totaled €90.5 million, representing growth of 38%, disregarding the exchange rate effect, and EBITDA amounted to €14.8 million, as compared with the €4.9 million recorded at 2003-year end.

Earnings

Consolidated income

When analyzing the year-on-year variations, it should be noted that they are affected by the changes in the scope of consolidation, the most significant of which were as follows: in 2003, the exclusions of Antena 3 (effective from July 2003), Atento Japan (June 2003) and Euroleague (November 2003) and the inclusions of TCO (from May 2003), POSA (November 2003) and One Travel (April 2003); and, in 2004, the exclusions of Lycos (October 2004) and Lola Films (August 2004) and the inclusion of eight of the BellSouth operators, effective November 1.

The operating revenues of the Telefónica Group amounted to €30,321.9 million, representing a year-on-year increase of 6.8%. This growth is a reflection of the solid operating performance and the sustained expansion of the customer base resulting from the commercial drive, which was stepped up in 2004 in all lines of business. This upward trend in revenues offset the increased operating expenses associated with the commercial drive, giving rise to EBITDA of €13,215.4 million, up 4.9% on 2003.

Operating income grew by 14.3% as a result of the aforementioned rise in EBITDA and of the 4.7% reduction in the depreciation and amortization expense, affected by the containment of investments in recent years as part of the Group's policy of reducing the volume of assets in order to simplify the Group's production structure and increase the profitability of its businesses.

The net share in the losses of associated companies, which amounted to €56.1 million, was due mainly to the exclusion from consolidation in 2003 of the holdings in Vía Digital and Audio Visual Sport, and to the reduction in the loss incurred by Médi Télécom.

The net financial loss for the year amounted to €1,183.8 million. As indicated below, if this financial result is considered net of the effect of the appreciation of the Argentine peso and of the repayment in 2003 of the debt denominated in U.S. dollars, the period expense in this connection is reduced by 19.8%.

The goodwill amortization expense in 2004 was similar in overall terms to that recorded in the previous year (€433.5 million in 2004 compared with €444.1 million in 2003). The increases in the goodwill amortization balance in 2004 relate most notably to the increase in 2004 in the holding in Portugal Telecom, to the acquisition of the Bellsouth operators and to the investment in Sogecable acquired in 2003 that was held throughout 2004. The most noteworthy decreases in goodwill amortization in 2004 with respect to 2003 relate to the effect of the sale of the holding in Lycos in 2004 and of that in Antena 3 de Televisión in 2003, and to the allocation to intangible assets at 2003 year-end of the goodwill that arose on the ownership interest in Telefónica Móviles México.

The net extraordinary loss in 2004, which amounted to €1,165.7 million (6.7% less than in 2003), included most notably the effect of the early amortization of goodwill (€111.1 million) and the period preretirement and retirement provisions recorded at the Group as a whole (€908.0 million).

The positive trend in operating and nonoperating earnings enabled the Group to report net income of €2,877.3 million, representing year-on-year growth of 30.6%.

Revenues

Operating revenues amounted to €31,177.9 million, up 6.7% on 2003.

By item, net sales and services, which accounted for more than 97% of total operating revenues, amounted to €30,321.9 million, with year-on-year growth of 6.8%, or 8.3% in adjusted terms3. The greatest contributions to consolidated operating revenues were made by the Wireless Business (35%), the Telefónica de España Group (34%) and Telefónica Latinoamérica (22%).

3Adjusted variation: eliminates the impact of exchange rate fluctuations and variations in the scope of consolidation.

The operating revenues of the Wireless Business amounted to €12,054.1 million, up 15.6% on 2003 (12.8% in adjusted terms), due to increased handset sales resulting from the growth in the customer base and to higher service revenues. Spain accounted for 68% of revenues and Latin America for the remaining 32%.

The operating revenues of the Telefónica de España Group totaled €10,955.8 million, 2.4% higher than in 2003, due to the sound performance of wholesale and retail broadband services, which offset the fall in voice traffic revenues.

Operating revenues at Telefónica Latinoamérica amounted to €6,883.4 million, up 2.1% on 2003 (7.5% at constant exchange rates). This growth is mainly attributable, at Telesp, to the development of the broadband services and the rate increase and, at TASA, to the pick-up in demand and improved operating variables. Telefónica Empresas América, which strengthened and consolidated its market position in 2004, also contributed to revenue growth.

Expenses

Operating expenses amounted to €17,962.5 million, with year-on-year growth of 8.1% (adjusted growth of 9.8%), due mainly to the performance of the Wireless Business, in which commercial activity was intense in 2004.

Procurement expenses grew by 17.4% with respect to 2003 year-end to reach €7,525.7 million. This increase was chiefly attributable to the rise in wireless handset purchases resulting from heightened commercial activity, to higher interconnection expenses at Spanish and Latin-American wireline telephony operators, and to the increase in purchases of equipment for the deployment of ADSL services.

Outside services expenses totaled €5,082.5 million, 11.5% higher than in 2003. 2004 was characterized by the intense commercial activity of all the Telefónica Group’s lines of business, most notably the Wireless Business, whose expenses rose sharply due to the funds invested by it in attracting new customers and in building the loyalty of its existing customer portfolio. With regard to the wireline operators, the rise in outside services expenses related mainly to increased commercial deployment and to higher line maintenance costs resulting from the expansion of the ADSL service.

The Group’s personnel expenses totaled €4,411.8 million, a decrease of 4.9% with respect to 2003, influenced by the Telefónica de España labor force reduction plan for 2004, which affected 2,417 employees. As of December 31, 2004, the Telefónica Group’s headcount was173,554 employees, 17% higher than that of the preceding year, due mainly to the increase in operations at Atento, which led to the creation of 20,500 jobs, and to the inclusion in December 2004 of the personnel of the BellSouth cellular operators, which had a headcount of 7,000 employees.

Noteworthy in connection with the other operating expenses was the significant decrease in the period provision for bad debts in 2004 as a result of the greater control exercised over delinquency in Spain and Latin America.

EBITDA and Operating income

As a result of the aforementioned variations in revenues and expenses, EBITDA amounted to €13,215.4 million at 2004 year-end, a 4.9% increase with respect to 2003, representing adjusted growth of 6.0%.

Consolidated operating income stood at €7,235.2 million, up 14.3% on the figure for 2003 (15.5% adjusted growth). This substantial year-on-year increase arose as a result of the growth in Ebitda and the good performance of the depreciation and amortization expense, which fell by 4.7%, due mainly to investment rationalization.

Investment activity

In 2004 the Telefónica Group recorded intangible asset and property, plant and equipment additions of €3,768.1 million, 1.7% more than in 2003. This growth was due basically to the increased investment drive in the Wireless Business and Telefónica Latinoamérica. The largest increase in expenditure was that of the wireless telephony business, which had to make greater investments both in Brazil, to evolve toward an enhanced version of the CDMA network and to increase its capacity and coverage; in Spain, to invest in the UMTS network; and in Argentina and Mexico, to deploy the GSM network.

Investments at Telefónica Latinoamérica rose in 2004, principally at TASA and Telefónica del Perú, mainly as a result of the increased expenditure required to deploy the broadband services.

In 2004 Telefónica de España continued to implement the policy of shifting the Company’s focus toward broadband by stepping up the deployment of ADSL technology and devoting greater resources to the growing Internet and multimedia businesses, without neglecting the needs of its traditional business. Despite the investment drive in broadband, the reduction of unit costs and the rationalization of investments (re-use of vacant infrastructure, process redesign, etc.) enabled Telefónica de España to significantly reduce its investments with respect to 2003.

The investment rationalization and optimization drive launched in recent years at the Group’s other lines of business continued in 2004.

Investments in property, plant and equipment totaled €3,174.1 million, representing an increase of 9.5%, whereas those in intangible assets amounted to €594.1 million, a fall of 26.3% with respect to 2003.

Long-term investments, which amounted to €157.5 million, included most notably the increase in the holding in Portugal Telecom.

Innovation and R&D

The Telefónica Group regards innovation as one of the pillars on which its future transformation will be based. This strategy underlines the role of innovation as a key tool with which the Group can attain a sustainable competitive edge, such as the ability to preempt market trends and to differentiate its products, by introducing new technologies in the new products and services it develops and by including Communication and Information Technologies (CITs) in its business processes. The ultimate aim pursued is to become a more effective, efficient, flexible and customer-oriented enterprise.

To this end, Telefónica has established a New Technological Innovation Model, which, implemented through Telefónica I+D, lays the foundations for the closer alignment of technological innovation with the Group’s strategy. The New Model also promotes cooperation with other Group stakeholders, which will become its "technological allies" (customers, public authorities, suppliers, business allies, etc.).

In 2004 Telefónica invested €2,398 million in technological innovation. Within the framework of its investment rationalization process, Telefónica continues to increase each year the percentage of investments targeted at new businesses.

As regards the means of obtaining innovative solutions, Telefónica continues to consider that achieving the differentiation of its products with respect to its competitors and a better market positioning cannot be based solely on acquired technology. It is necessary to foster in-house research and development activities to guarantee this differentiation and to drive forward other innovation activities. In 2004 the Telefónica Group’s investments in R&D activities amounted to €461 million (1.5% of its revenues).

Most of the R&D activities are undertaken by Telefónica Investigación y Desarrollo, a wholly-owned investee of Telefónica, which works principally for the Group's lines of business. In performing its functions, it receives the assistance of other companies and universities. The driving force behind the Group’s innovation, Telefónica I+D has the two-fold task of developing the solutions that Telefónica requires and identifying the emerging technological options that could have a significant impact on its businesses.

In 2004 Telefónica I+D formed a new company in Mexico to share, together with Telefónica Pesquisa e Desenvolvimento, a Telefónica I+D subsidiary based in São Paulo, the mission of supporting the technological innovation of the Group companies operating in Latin America. In addition, Telefónica has embarked upon the creation of a new R&D center in Andalusia, which will supplement the activities currently being performed at the centers in Barcelona, Huesca, Madrid and Valladolid.

The R&D projects undertaken in 2004 by the Telefónica Group targeted profitable innovation, process efficiency, the creation of new sources of revenues, customer satisfaction, the consolidation of the new markets and technological leadership. These projects have played a central role in Telefónica's strategy to create value - through broadband communications and services and wireless data and multimedia services that harness the emerging potential of both UMTS and the latest wireless handsets- and to develop and enhance commercial management systems and networks and services.

Also, in 2004 the Group conducted applied R&D activities, aimed more at the medium and long term, in order to detect, understand, develop and apply - using advisory services, strategic studies, technological monitoring activities and experimental development projects- any issues, particular features, opportunities and above all technologies that will have an effect on the future performance of the Group's various lines of business. These applied R&D activities, which involve extensive participation in European R&D projects promoted and financed in part by the EU, constitute the main reason why Telefónica is the foremost Spanish company in terms of participation in projects of this kind.

Financial earnings

Net financial expenses totaled €1,183.8 million in 2004, including a loss of €10.6 million due to the depreciation of the Argentine peso. Disregarding this effect, the financial loss for 2004 amounted to €1,173.2 million, down 19.8% on the comparable figure for 2003 (€1,462.6 million), which does not include the gains of €134.4 million and €267.5 million, respectively, resulting from the appreciation of the Argentine peso and from the repayment of the debt denominated in U.S. dollars, events which occurred in 2003.

The free cash flow generated by the Telefónica Group in 2004 amounted to €6,507.0 million, of which €1,924.2 million were used for the payment of dividends by Telefónica S.A., €5,534.5 million were earmarked for financial investments (net of real estate divestments) and €697.2 million were used to settle commitments acquired by the Group, derived mainly from the labor force reduction plans. Consequently, the free cash flow after dividends, which to a large extent explains the increase in the net financial debt, amounted to €1,648.9 million.

Financing

The Telefónica Group’s net debt rose by €1,746.9 million from €19,235.3 million at 2003 year-end to €20,982.2 million as of December 31, 2004. This increase was largely attributable to the free cash flow after dividends of €1,648.8 million. Also, the net debt increased by €321.4 million due to variations in the scope of consolidation and other effects on financial accounts; however, this rise was largely offset by a reduction of €223.4 million due to the impact of exchange rate fluctuations on the debt not denominated in euros.

The main financing transactions in 2004 were as follows:

On July 6, 2004, Telefónica arranged a syndicated loan of €3,000 million with several Spanish and foreign banks. This syndicated loan matures in five years (on July 6, 2009) and bears interest of EURIBOR/LIBOR plus a spread that will be based on the Company’s credit rating. The commitments and obligations of the parties are those ordinarily assumed in syndicated financing transactions. Banco Bilbao Vizcaya Argentaria, S.A. and Caja de Ahorros y Pensiones de Barcelona ("La Caixa") acted, together with other institutions, as underwriters and lead managers.

Also in July 2004, Telefónica Europe B.V. revalued the EMTN programme (registered on the London Stock Exchange with a limit of €10,000 million).

On October 15, Telesp formalized a local bond program with a limit of 3,000 million Brazilian reais. This program, which is valid for a period of two years from that date, provides for the issue, up to the aforementioned amount, of commercial paper and local bonds, maturing at any date, with interest in reais at fixed rates, floating rates (CDI) or rates tied to other indices, for example inflation (GPI – M or CPI – A). On October 28, a first tranche of 1,500 million reais was used which, bearing interest at a floating rate (103.5% CDI), matures on September 1, 2010.

On November 26, 2004, Telefónica, S.A. and several branches of ABN Amro Bank N.V. entered into a credit facility agreement amounting to US$ 377.08 million, secured by the export credit agencies of Finland ("Finnvera") and Sweden ("EKN"), bearing fixed interest of 3.26% and with final maturity on November 15, 2010. This financing will cover up to 85% of the purchases of network equipment to be made by Telefónica Móviles Group companies from Ericsson and Nokia.

At the beginning of December, CTC Chile completed a public offering for the repurchase of its two series of Yankee bonds, for a final amount of US$ 182 million, thereby not only reducing its level of indebtedness by this amount but also decreasing its financial expenses in view of the high interest rate offered on these bonds with respect to current market conditions in Chile.

Similarly, CTC Chile renegotiated a US$ 200 million syndicated loan from several international banks, extending the maturity date to December 21, 2009, and reducing the applicable interest rate from Libor plus a spread of 1.125% to Libor plus a spread of 0.40%.

In 2004 Telefónica Europe continued to issue commercial paper under the ECP (Euro Commercial Paper) program secured by Telefónica, S.A. It launched short-term issues with maturities ranging from one week to 364 days. As of December 31, 2004, the ending balance of the outstanding issues under this program amounted to €857.92 million (valued at issue price).

Rating agencies

The credit ratings assigned to Telefónica’s long-term debt by the main rating agencies, which underwent no changes in 2004, are as follows: A3 with a stable outlook from Moody’s, a rating the Group has held since December 2, 2002; A with a stable outlook, since February 5, 2002, from Standard and Poor’s; and, lastly, A with a stable outlook, since August 9, 2002, from Fitch Ibca. The latest rating reviews performed by these agencies on March 8, 2004, July 9, 2004, and September 23, 2004, respectively, did not result in any changes to the ratings.

Subsequent to year-end, on January 27, 2005, Standard and Poor’s ratified Telefónica’s credit rating, albeit lowering the outlook classification from stable to negative.

Agreements entered into subsequent to December 31, 2004

In the period from December 31, 2004, through the date of preparation of these consolidated financial statements, the following events took place at the Telefónica Group:

BellSouth

The acquisition of all the shares owned by BellSouth in the Chilean and Argentine operators was performed on January 7 and January 11, 2005, thus completing the purchase of the Latin American operators from BellSouth.

The acquisition of BellSouth’s Chilean operators was formalized on January 7, 2005. The corporate value of these companies under the share purchase agreement dated March 5, 2004, amounted to US$ 531.89 million. As a result of the company’s net debt at the time of acquisition, the final purchase price was US$ 405.50 million.

The acquisition of the Argentine companies which belonged to the BellSouth group was formalized on January 11, 2005. The agreed-upon corporate value of these companies amounted to US$ 988.36 million and the price finally paid, after deducting the company’s net debt, was US$ 673.54 million.

The agreement entered into with BellSouth stipulates that, after the acquisition of these companies, Telefónica Móviles will perform various procedures to validate their cash and debt. If as a result of these procedures the debt and cash figures used in the calculation of the final share price at the closing date were found to be inaccurate, the purchase price could be increased or reduced in order to reflect the difference disclosed. Accordingly, the acquisition price might be adjusted slightly upwards or downwards as a result of the cash and debt audit currently under way.

Restructuring of Telefónica Holding de Argentina, S.A.’s debt

Telefónica Holding de Argentina S.A. has a debt to its majority stockholder, Telefónica Internacional, S.A., amounting to US$ 616 million of principal plus interest. Telefónica Internacional, S.A. has stated its intention to partially convert this loan into equity through a capital increase for an amount equal to the principal and related interest accrued through the date of the Stockholders’ Meeting, translated to Argentine pesos at the closing buying exchange rate of Banco de la Nación Argentina on the business day immediately preceding the date of the aforementioned Stockholders’ Meeting (i.e. an amount of up to ARP 2,046 million), and through the issue at par of common registered class B shares of ARP 1 par value each, carrying one voting right each, for the same amount as the amount to be converted into equity. These shares will have the same dividend rights as the other shares outstanding at the issue date. Accordingly, the Board of Directors of Telefónica Holding de Argentina, S.A. resolved to hold a Special Stockholders’ Meeting on February 15, 2005, to adopt a resolution on the aforementioned capital increase, which was approved at that Meeting.

Capital increase at Telesp Celular Participações (TCP).

On October 8, 2004, TCP resolved to increase capital by approximately 2.05 million reais. Through this capital increase, which was completed on January 4, 2005, and was fully subscribed, Brasilcel increased its ownership interest from 65.12% to 65.70%.

Assignment of debt owed by Telinver S.A.

On January 3, 2005, Telinver S.A. entered into an assignment agreement with Telefónica Internacional S.A. and Telefónica de Argentina S.A. whereby Telinver, S.A. assigned its debt payable to Telefónica Internacional S.A. to Telefónica de Argentina S.A., which now has a claim on Telinver, S.A. as a consideration for the assigned debt. Telefónica de Argentina, S.A. has stated its intention to convert a portion of this claim into equity for the purpose of balancing the net worth position of Telinver, S.A.

MTN Program for the issuance of debt instruments (Telefónica Emisiones, S.A.U.)

Telefónica Emisiones, S.A.U., a subsidiary of Telefónica, S.A., has launched a program for the issuance of debt instruments ("the Program") for up to a total of €15,000 million, the Prospectus for which was filed with the UK Listing Authority and for which purpose the Dealership Agreement, the Issue and Paying Agency Agreement, the Deed of Covenant, the Deed of Guarantee and the Master Global Notes were formalized on February 4, 2005.

Under the Deed of Guarantee, the issues of debt instruments to be made by Telefónica Emisiones, S.A.U. under the aforementioned Program shall be irrevocably and unconditionally guaranteed by Telefónica, S.A.; all in conformity with the resolutions adopted by Telefónica, S.A.’s Standing Committee at its meeting on December 22, 2004

Merger by absorption of Terra Networks, S.A. into Telefónica, S.A.

On February 9, 2005, Telefónica, S.A.’s Standing Committee resolved to propose to Terra Networks, S.A. the commencement of negotiations for the eventual merger of the two companies.

The Boards of Directors of Telefónica, S.A. and Terra Networks, S.A. resolved at their respective meetings held on February 23, 2005, to approve a plan for the merger by absorption of Terra Networks, S.A. into Telefónica, S.A., through the dissolution of the former and the transfer en bloc of all its assets and liabilities to the latter, which will acquire, by way of universal succession, all the rights and obligations of Terra Networks, S.A. The exchange ratio for the shares of the companies to be merged was determined on the basis of the actual net asset value of Telefónica, S.A. and Terra Networks, S.A. and as follows: 2 shares of Telefónica, S.A. of €1 par value each, for 9 shares of Terra Networks, S.A. of €2 par value each. The merger plan will be submitted for approval by the respective Stockholders’ Meetings.

Interim dividend out of 2004 income.

In accordance with the stockholder remuneration policy approved by the Company’s Board of Directors, and in conformity with the resolution adopted by the Board on January 26, 2005, on February 23, 2005, the Board of Directors of Telefónica, S.A., on the basis of the financial information furnished to it, resolved, pursuant to Article 216 of the Spanish Corporations Law currently in force, to distribute a fixed interim dividend out of 2004 income of €0.23 gross per share for the Company’s outstanding shares carrying dividend rights, for a maximum total amount of €1,139.86. This interim dividend will be paid on May 13, 2005.

ACCOUNTING STATEMENT SUPPORTING THE DISTRIBUTION OF THE INTERIM DIVIDEND:

Millions of Euros
Income obtained in the period from January 1, 2004 to December 31, 2004	1,301.40
Mandatory appropriations to reserves	(130.14)
Distributable income	1,171.26
Proposed interim dividend (maximum amount)	1,139.86

CASH POSITION:

As shown in the 2004 financial statements, which were prepared by the Board of Directors on February 23, 2005, as of December 31, 2004, there was sufficient liquidity for the distribution of the dividend. This liquidity also existed as of January 31, 2005, as evidenced by the following statement of liquidity:

Funds available for distribution	Millions of Euros
Cash	31.04
Unused credit	6,836.06
Proposed interim dividend (maximum amount)	(1,139.86)
Difference	5,727.24

Dividend with a charge to additional paid-in capital

Also, in conformity with the resolution adopted by the Board of Directors on January 26, 2005, the Company’s Board resolved to propose to the next Stockholders’ Meeting that a fixed cash dividend of €0.27 per share be distributed with a charge to additional paid-in capital. This dividend will be paid, subject to approval by the aforementioned Stockholders’ Meeting and as announced by the Company, on November 11, 2005.

Treasury stock

At the beginning of 2004 Telefónica held treasury stock representing 0.81787% of capital stock, i.e. 40,532,869 shares with a book value of €10.39 each, giving a total of €421.26 million and a par value of €40.53 million.

In 2004 the Company acquired for consideration 166,712,310 shares of treasury stock (representing 3.3639% of capital stock and with a par value of €166.71 million) at an average price of €12.98 per share.

As a result, 207,245,179 shares (representing 4.18179% of capital stock) of treasury stock were held at 2004 year-end, acquired at an average price of €11.83 per share, giving a total of €2,542.31 million and a par value of €207.25 million. As indicated in Note 4-i, pursuant to current accounting legislation, these shares of treasury stock were valued at their underlying book value and, consequently, an allowance of €1,762.13 million was recorded.

    All the Directors making up the Board of Directors of Telefónica, S.A. formulated and duly signed the consolidated Annual Accounts (Balance Sheet, Profit and Loss Statement, and Notes to the Accounts) and the consolidated Management Report of the Telefónica Group all for the 2004 financial year, at the Board’s meeting held on February 23rd, 2005.

The aforesaid Directors were the following:

D. César Alierta Izuel

D. Isidro Fainé Casas

D. José Antonio Fernández Rivero

D. José Fernando de Almansa Moreno-Barreda

D. Jesús María Cadenato Matía

D. Maximino Carpio García

D. Carlos Colomer Casellas

D. Alfonso Ferrari Herrero

D. José Fonollosa García

D. Gonzalo Hinojosa Fernández de Angulo

D. Miguel Horta e Costa

D. Pablo Isla Alvarez de Tejera

D. Luis Lada Díaz

D. Antonio Massanell Lavilla

D. Enrique Used Aznar

D. Mario E. Vázquez

D. Antonio Viana-Baptista

D. Gregorio Villalabeitia Galarraga

D. Antonio Alonso Ureba